As filed with the Securities and Exchange Commission on June 10, 2015

Registration No. 333-204577

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELADOC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	04-3705970 (I.R.S. Employer Identification No.)

2 Manhattanville Road
Suite 203
Purchase, New York 10577
(203) 635-2002
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Jason Gorevic
Mark Hirschhorn
Teladoc, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe Rachel W. Sheridan Brandon J. Bortner Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200	Adam C. Vandervoort Chief Legal Officer & Secretary Teladoc, Inc. 2 Manhattanville Road, Suite 203 Purchase, New York 10577 (203) 635-2002	Alexander D. Lynch Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated June 10, 2015

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

                       Shares

Common Stock

This is the initial public offering of shares of common stock of Teladoc, Inc. We are selling                   shares of common stock.

Prior to this offering, there has been no public market for our common stock. We expect the public offering price to be between $             and $             per share. We will apply for listing of our common stock on the New York Stock Exchange, or the NYSE, under the symbol "TDOC."

We are an "emerging growth company" as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 20 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to an additional                       shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                          , 2015.

J.P. Morgan	Deutsche Bank Securities

William Blair
Wells Fargo Securities		SunTrust Robinson Humphrey

                          , 2015

TELADOC

THE NATION'S FIRST & LARGEST
TELEHEALTH PLATFORM

24/7/365 ON-DEMAND HEALTHCARE ANYTIME, ANYWHERE
VIA MOBILE DEVICES, INTERNET, VIDEO AND PHONE

<10 MIN Median Physician Response Time	**95%** Average Member Satisfaction	**90%+** Revenue Visibility[1]
92% Patient Issues Resolved[2]	**4,000+** Clients	**104%** Average Net Dollar Retention[3]
50% Increase to Physician Hourly Income[4]	**9x+** Client ROI[2]	**1,500+** Visits per Day on Average[5]

RAPID GROWTH OF THE TELADOC PLATFORM

6.2M
8.1M
2013
2014
MEMBERS
127K
299K
2013
2014
VISITS
$20M
$44M
2013
2014
REVENUE

1. Our subscription access fee revenue provides significant visibility into our future operating results. For example, our annualized January 2013 and 2014 revenue reflected approximately 90% of our actual and budgeted revenue for each respective full fiscal year.
2. Based on an independent study of the nation's largest home-improvement retailer, a Client since 2012 with 150,000+ Members as of 12/31/14.
3. Average over last three years.
4. Based on the ability of a Teladoc physician to earn ~$150/hour, which represents a 50%+ increase to the average full-time physician hourly wage.
5. Average for the three months ended March 31, 2015.

TELADOC AT THE CENTER OF THE HEALTHCARE ECOSYSTEM

COMBINING THE CORE FEATURES AND FUNCTIONS REQUIRED TO OFFER TELEHEALTH IN A SINGLE SOLUTION

WORKFLOW ENGINE
API
CLAIMS & ELIGIBILITY INTEGRATION
CONNECTED DEVICES
PRICE TRANSPARENCY PARTNERS
TELEHEALTH CLINICAL GUIDELINES
Technology Platform
HSA PARTNERS
PHARMACIES
Member Engagement
TELADOC
Clinical Capabilities
PREDICTIVE MODELS
FOLLOW-UP & REFERRAL
COMMUNICATIONS & INCENTIVES
CLINICAL DATA EXCHANGE & EMR
Distribution & Strategic Alliances
BROKERS & CHANNEL PARTNERS
HEALTH SYSTEMS
PAYORS & EXCHANGES
EMPLOYERS

         You should rely only on the information contained in this prospectus and in any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information and take no responsibility for any other information that others may give you. We are offering to sell, and seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document, regardless of its time of delivery or of any sales of the common stock. Our business, financial condition, results of operations or cash flows may have changed since such date.

i

Market, Industry and Other Data

         This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management's knowledge of and experience in the market sectors in which we compete.

         Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Trademarks

         We own or otherwise have rights to the trademarks and service marks, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, such as Teladoc and AmeriDoc, which are protected under applicable intellectual property laws and are our property and the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies' trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

ii

 PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors," "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. Unless otherwise indicated or the context otherwise requires, references in this prospectus to "Teladoc," the "Company," "our company," "we," "us" and "our" refer to Teladoc, Inc., a Delaware corporation, together with its consolidated subsidiary. References herein to "fiscal year" refer to our fiscal years, which end on December 31.

Overview

         We are the nation's first and largest telehealth platform, delivering on-demand healthcare anytime, anywhere, via mobile devices, the internet, video and phone. Our solution connects consumers, or our Members, with our over 1,100 board-certified physicians and behavioral health professionals, or our Providers, who treat a wide range of conditions and cases from acute diagnoses such as upper respiratory infection, urinary tract infection and sinusitis to dermatological conditions, anxiety and smoking cessation. Nearly 11 million unique Members now benefit from access to Teladoc 24 hours a day, seven days a week, 365 days a year, at a cost of $40 per visit. Our solution is delivered with a median response time of less than ten minutes from the time a Member requests a telehealth visit to the time they speak with a Teladoc physician. We completed approximately 300,000 telehealth visits in 2014.

         The Teladoc solution is transforming the access, cost and quality dynamics of healthcare delivery for all of our market participants. Our Members rely on Teladoc to remotely access affordable, on-demand healthcare whenever and wherever they choose. Employers, health plans and health systems, or our Clients, purchase our solution to reduce their healthcare spending while at the same time offering convenient, affordable, high-quality healthcare to their employees or beneficiaries. Our Providers have the ability to generate meaningful income and deliver their services more efficiently with no administrative burden. We believe the value proposition of our solution is evidenced by our overall Member satisfaction rate, which has exceeded 95% over the last six years, and a 104% annual net dollar retention rate among our Clients on average over the last three years. We further believe any consumer, employer or health plan or practitioner interested in a better approach to healthcare is a potential Teladoc Member, Client or Provider.

         According to the Centers for Disease Control and Prevention, or the CDC, there are approximately 1.25 billion ambulatory care visits in the United States per year, including those at primary care offices, hospital emergency rooms, outpatient clinics and other settings. We estimate that approximately 417 million, or 33%, of these visits could be treated through telehealth.

         The U.S. healthcare system is experiencing a growing crisis of access, cost and quality of care due to inefficiencies in today's healthcare system and barriers between participants. According to the National Association of Community Health Centers, or the NACHC, approximately 62 million individuals in the United States currently have no or inadequate access to primary care as a result of physician shortages. Additionally, according to the Department of Health and Human Services, the Patient Protection and Affordable Care Act, or PPACA, has already expanded coverage to 16.4 million of the 47 million previously uninsured Americans. This number is widely expected to increase over the next several years due to individual and employer mandates, premium subsidies, state health insurance exchanges and ban on withholding coverage due to pre-existing medical conditions, increasing demand for access to primary care physicians. Absent convenient access to a primary care physician, individuals will most likely either not seek care at all or visit emergency rooms or urgent care clinics, the most expensive and often inefficient settings for their primary care needs. These market dynamics impact not only the consumers seeking care, but also the health plans and employers that ultimately bear all or a portion of these costs. According to the CDC, 79.7% of emergency room visits not resulting in a hospital admission were due to lack of access to an alternative provider, and a recent study published in The Journal of American Medical Association estimated that approximately $734 billion, or 27%, of all healthcare spending in 2011 was wasted due to factors such as the provision of unnecessary services, inefficient delivery of care and inflated prices.

         Innovators in other industries have solved access, cost and quality inefficiencies through the implementation of technology platforms and business models that deliver products and services on-demand and create new economies by connecting and empowering both consumers and businesses. We have taken the same approach to solving the pervasive access, cost and quality challenges facing the current healthcare system. Consumers' ability to access high-quality, affordable care has been limited by many factors such as physician availability, prohibitive costs, physician office hours and geographic locations. Likewise, burdensome administration, cancellations, unfilled appointment slots, geographic constraints and business hour limitations have historically impacted physician efficiency and, as a result, constrained physicians' income. We have created a platform that is uniquely positioned to bridge the supply and demand gap between physicians and consumers by fundamentally changing the way market participants access and deliver healthcare—eliminating traditional barriers and inefficiencies between participants and empowering them to engage in a healthcare marketplace anytime, anywhere. Our platform provides our Members with access to board-certified physicians, comprehensive clinical programs and consumer engagement strategies in an economic model that delivers multiple benefits to all participants. The unique combination of these features enables us to dynamically and efficiently match consumer demand and physician availability in real-time.

         Our underlying technology platform is complex, deeply integrated and has been purpose-built over the last ten years for the evolving healthcare marketplace. Our platform is highly scalable and can support substantial growth in our current membership base. Our platform provides for broad interconnectivity between healthcare constituents and, we believe, uniquely positions us as a focal point in the rapidly evolving healthcare industry to introduce innovative, technology-based solutions, such as remote patient monitoring, post-discharge treatment plan adherence and in-home and chronic care.

         Our solution offers our Clients substantial savings opportunities and an attractive return on investment, or ROI. We recently commissioned Veracity Healthcare Analytics, an independent healthcare data analytics company, to perform an independent study of the nation's largest home-improvement retailer, a Client since 2012, representing over 150,000 of our Members as of December 31, 2014. The study was prepared on behalf of Veracity Healthcare Analytics by two doctors of medicine and a doctor of science and pharmacy, in each case, professors at leading academic institutions. The study found that this Client saved $1,157 on average per employee when its employees received care through Teladoc instead of receiving care in other settings for the same diagnosis. The study also measured the total healthcare expenditure per-Member-per-month during the 16-month period immediately preceding the implementation of Teladoc in order to establish a trend and predict the Client's average monthly expenditure per-Member-per-month over the 20-month period following the introduction of Teladoc. The study demonstrated a meaningful reduction in average per-Member-per-month spending of $21.30 to the Client relative to predicted cost, or a monthly healthcare expenditure savings of 10.2% per Member. Additionally, during 2014 the Client achieved an ROI of approximately $9.00 for every $1.00 spent per Member. Finally, the study demonstrated that 92% of the Client's employees that used Teladoc for a medical issue resolved their issue completely and did not require a follow up visit at a physician's office, emergency room or other location. We believe these results are representative of the results achieved by our other Clients as well as the value proposition we can provide the broader U.S. healthcare system.

         We currently serve over 4,000 employers, health plans, health systems and other entities. These Clients collectively purchase access to our solution for our nearly 11 million Members. We believe our Business to Business to Consumer, or B2B2C, distribution strategy is the most efficient method by which to reach consumers and deliver telehealth to our Members. We have over 20 health plans as Clients, including some of the largest in the United States such as Aetna, Blue Shield of California, Highmark and Centene. Health plans serve as Clients as well as distribution channels to self-insured employer Clients that contract with us through a health plan relationship. Our over 1,600 direct and administrative services only, or ASO, employer Clients include 160 Fortune 1000 companies and industry leaders such as Accenture, Bank of America, Pepsi and Shell. We also have a number of health system Clients such as Henry Ford, Memorial Hermann and Mount Sinai. The remainder of our Clients are from channel partners such as brokers, resellers and consultants who sell into a range of small, medium and large enterprises. Over the past two years, we have more than doubled our client and membership bases. We believe telehealth is in the early stages of what eventually will become widespread adoption. A 2014 Towers Watson study suggests as many as 71% of employers with more than 1,000 employees are expected to offer telehealth by 2017.

         We generate revenue from our Clients on a contractually recurring, per-Member-per-month, subscription access fee basis, which provides us with significant revenue visibility. In addition, under the majority of our Client contracts, we generate additional revenue on a per-telehealth visit basis, through a visit fee. Subscription access fees are paid by our Clients on behalf of their employees, dependents and other beneficiaries, while visit fees are paid by either Clients or Members. We generated $19.9 million and $43.5 million in revenue for the years ended December 31, 2013 and 2014, respectively, representing 119% year-over-year growth, and $9.4 million and $16.5 million for the three months ended March 31, 2014 and 2015, respectively, representing 75% year-over-year growth. For the three months ended March 31, 2015, 80% and 20% of our revenue were derived from subscription access fees and visit fees, respectively, and for the year ended December 31, 2014, 85% and 15% of our revenue were derived from subscription access fees and visit fees, respectively.

Industry Challenges and Our Opportunity

         Barriers and inefficiencies in the current U.S. healthcare system present market participants with three major challenges: (i) consumers lack sufficient access to high-quality, cost-effective healthcare at appropriate sites of care, while bearing an increasing share of costs; (ii) employers and health plans lack an effective solution that reduces costs while enhancing healthcare access for beneficiaries and (iii) providers lack flexibility to increase productivity by delivering care on their own terms. Market participants are therefore increasingly unable to effectively and efficiently receive, deliver or administer healthcare. At the same time, the emergence of technology platforms solving massive structural challenges in other industries has highlighted the need for a similar solution in healthcare. We believe there is a significant opportunity to solve these challenges through a trusted solution, such as ours, that matches consumer demand and physician supply in real-time, while offering health plans and employers an attractive, cost-effective healthcare alternative for their beneficiaries.

    Growing Healthcare Access Crisis for Consumers

         Consumers in the United States are experiencing challenges in obtaining access to affordable, high-quality healthcare at appropriate sites of care. A 2014 NACHC report found that 62 million individuals in the United States have no or inadequate access to primary care as a result of local physician shortages. According to a 2014 Merritt Hawkins study, the average lead time to see a primary care physician across various metro areas was 19 days. We believe provider supply is projected to further contract, evidenced by the 2014 Survey of America's Physicians: Practice Patterns and Perspectives, or the 2014 Survey of America's Physicians, where 81% of physicians describe themselves as either over-extended or at full capacity. Additionally, according to a 2010 Association of American Medical Colleges, or AAMC, report, the healthcare system will have a shortage of approximately 131,000 physicians by 2025, including a shortage of approximately 52,000 primary care physicians. Given expected population growth and aging in the United States, as well as the projected increase in healthcare demand from PPACA implementation, the supply and demand gap for access to healthcare services is expected to further widen, placing additional pressure on an already overburdened healthcare system that lacks physician capacity and diagnoses-appropriate access points.

         This access crisis has resulted in U.S. consumers either seeking care at inappropriate, more costly settings, such as hospital emergency rooms, or foregoing needed care entirely. According to the CDC, there are approximately 1.25 billion in-person ambulatory care visits in the United States per year, including those at primary care offices, hospital emergency rooms, outpatient clinics and other settings. We estimate that approximately 417 million, or 33%, of these visits could be treated through telehealth.

    Healthcare Cost Burden and Lack of Viable Options for Health Plans and Employers

         The U.S. healthcare system is burdened by significant waste and extreme variations in access, cost and quality of care. A recent study published in The Journal of American Medical Association estimates that approximately $734 billion, or 27%, of all healthcare spending in 2011 was wasted due to factors such as the provision of unnecessary services, inefficient delivery of care and inflated prices. When consumers are forced to seek care at inappropriate and more costly sites of care, those cost inefficiencies impact not only the consumer, but also the health plans and employers that ultimately bear all or a portion of these costs.

         The costs and associated burdens on health plans, employers and consumers are only expected to increase. The Centers for Medicare & Medicaid Services, or CMS, forecasted U.S. national health expenditures to reach $3.1 trillion, or approximately 18% of the U.S. Gross Domestic Product, or GDP, in 2014, and approximately 20% of GDP by 2022. A 2013 survey by the National Business Group on Health and Towers Watson indicated that employers bear on average approximately two-thirds of their employee's healthcare costs and CMS forecasted U.S. employers to spend approximately $660 billion on healthcare in 2015. Despite the significant amount of dollars spent, U.S. healthcare outcomes remain inferior relative to those of many other countries.

         The unsustainable levels of spending on healthcare and extreme inefficiencies in the system have driven an increased focus by employers and health plans to control healthcare expenditures. Governments, private insurance companies and self-insured employers are implementing meaningful cost containment measures, including shifting financial responsibility to patients through higher co-pays and deductibles and delivering healthcare through alternative, more cost-effective methods. The increasing shift of financial responsibility to patients coupled with increased pricing transparency has, in turn, heightened beneficiary focus on healthcare alternatives. According to a 2013 survey for Prudential Insurance by MRops, Inc. and Oxygen Research Inc., 49% of employers are extremely or very likely to eventually offer only high deductible health plans, or HDHPs. As consumers take responsibility for a larger share of their healthcare costs and spend more on healthcare services, they are also demanding higher quality care, greater control in how and where they receive care, increased convenience and more service for every dollar spent.

    Challenging Environment for Physicians is Constraining Supply

         Physicians face declining compensation paired with diminishing productivity due to a combination of reimbursement cuts and an increasing administrative burden. These factors have contributed to physician dissatisfaction and negatively impacted their desire to practice medicine. Medscape's 2014 Physician Compensation Report shows that 50% of all physicians do not feel fairly compensated and 42% would not choose medicine as their career today.

         In response to this growing dissatisfaction, physicians are reducing access to healthcare in a number of different ways. The 2014 Survey of America's Physicians indicated that 44% of physicians plan to take steps to limit access to their practices, including cutting back on the number of patients seen, working part-time, closing their practices to new members, seeking non-clinical jobs or retiring. Notably, 39% of surveyed physicians indicated they plan to accelerate retirement given changes in the healthcare environment. Further, administrative challenges are expected to increase. According to the same survey, 50% of physicians anticipate the implementation of the tenth revision of the International Statistical Classification of Diseases and Related Health Problems, or ICD-10, to cause severe administrative problems in their practices. This is expected to further increase the 20% of daily time surveyed physicians indicated they already spend on non-clinical paperwork, which is constraining their productivity. These constraints have driven physicians to seek more control over the way they deliver care to new and existing patients, increase their income and reduce the amount of time they spend on administration.

    Opportunity to Remove Barriers Through an Innovative Platform that Benefits All Participants

         We believe we have a significant opportunity to solve access, cost and quality of care challenges through a platform that matches consumer demand and physician availability in real-time, while offering health plans and employers an attractive, cost-effective alternative for their beneficiaries through our platform. As consumerism in healthcare increases and consumers and providers become accustomed to on-demand services in other industries, they are similarly demanding technology-powered solutions for their healthcare needs. The emergence and subsequent rapid adoption of technologies such as big data and analytics, cloud-based solutions, online video and mobile applications represents an enormous opportunity for healthcare innovation. We believe the confluence of consumer empowerment, emergence of broad technology solutions and focus by all constituents on providing high-quality, cost-effective healthcare creates a unique opportunity for a disruptive platform that transforms the way consumers access, providers deliver and employers and health plans administer high-quality, cost-efficient healthcare.

Our Value Proposition

         We focus exclusively on delivering on-demand healthcare anytime, anywhere, via mobile devices, the internet, video and phone. We believe our solution provides market participants a value proposition that is differentiated from the traditional healthcare system.

    Value Proposition for Members

         Our philosophy is to center care around the Member. We believe we offer our Members the following value proposition.

  •
  On-Demand Care.    We offer our Members 24 hours a day, seven days a week, 365 days a year access to high-quality, on-demand care without the burdens associated with travel and wait times. We provide our Members with access to our Providers with a median response time of less than ten minutes from the time a Member requests a telehealth visit, as compared to an average primary care appointment lead time of 19 days.

  •
  Access to High-Quality Physician Network.    We have secured our Providers' services through a long-term services agreement with Teladoc Physicians, P.A., or Teladoc PA, a professional association, that has agreed to provide our Members, through its physicians, access to telehealth services and recommended treatment 24 hours per day, 365 days per year. Our contracted physician network is comprised of approximately 675 board-certified physicians with an average of 20 years of experience, and, according to a 2014 RAND study, Teladoc increased access for Members who used it, as more than one-third of Teladoc visits occurred on weekends and holidays when primary care physicians were not available.

  •
  Ease of Use.    Our user-friendly interface offers Members access to care via mobile devices, the internet, video and phone, whenever and wherever each individual chooses.

  •
  Cost-Efficient Care.    The average primary care physician visit costs $145 and the average emergency room visit costs $1,957 according to the Agency for Healthcare Research and Quality and PLoS ONE, respectively. At $40 per Teladoc visit, we offer our Members substantial savings, which is meaningful as employers and health plans shift costs to cost conscious consumers.

  •
  Superior Experience.    We recently commissioned Veracity Healthcare Analytics, an independent healthcare data analytics company, to perform resource utilization and health spending analyses on two of our largest Clients, the nation's largest home-improvement retailer and Rent-A-Center. The related studies were prepared on behalf of Veracity Healthcare Analytics by two doctors of medicine and a doctor of science and pharmacy, in each case, professors at leading academic institutions. Each study demonstrated that 92% of participating Members' diagnoses were completely resolved during the 30-day period following the initial Teladoc visit, which we believe evidences the overall enhanced consumer experience we provide all of our Members and is reflected in over 95% of our Members indicating by survey that they were satisfied with our services over each of the past six years.

    Value Proposition for Clients

         We believe we offer our Clients the following value proposition.

  •
  Proven Return on Investment.    Our solution offers our Clients substantial savings opportunities and a proven ROI. We recently commissioned independent studies on each of two of our large Clients collectively representing approximately 175,000 of our Members. These studies demonstrated meaningful client-savings and substantial client-ROI resulting from the use of our solution. We believe these findings are representative of the results achieved by our other Clients and the value proposition we offer the broader U.S. healthcare system.

  •
  High-Quality Care.    Our solution is backed by over 100 proprietary Evidence Based clinical guidelines that assist Provider and Member decisions and criteria regarding diagnosis, management and treatment. These guidelines were specifically designed for telehealth using clinical expertise and the best available clinical evidence derived from systematic research. We also deploy the telehealth industry's highest credentialing requirements, which, together with our clinical guidelines, lead to quality interactions and reliable resolutions.

  •
  Consumer Engagement.    Our predictive models allow us to identify Members most likely to use our solution and to increase adoption by Members, which in turn drives ROI for Clients. We use claims data, plan design and other metrics to influence behavior. For example, we identify Members who have been high utilizers of emergency rooms and urgent care and seek to re-direct their non-emergency visits to our lower-cost solution. Our engagement strategies are supported by our self-service communications portals for Provider and Member interaction as well as our initiatives to promote worksite marketing and executive sponsorship to drive awareness and adoption by Members.

  •
  Beneficiary Satisfaction.    We believe our Clients also benefit from Member satisfaction with us and our solution, as evidenced by our overall Member satisfaction rate of over 95% over the last six years and 104% annual net dollar retention rate among our Clients on average over the last three years.

    Value Proposition for Providers

         We believe we offer our Providers the following value proposition.

  •
  Meaningful Income.    Our solution empowers physicians and other healthcare professionals with the convenience of immediate access to new patients without the administrative burden. Teladoc physicians have the ability to earn approximately $150 per hour on our platform, representing an over 50% increase to the average full-time physician hourly wage of $99.00 according to a 2013 Becker's Healthcare Report. Further, a number of Teladoc physicians generate income in excess of $100,000 per year on our platform.

  •
  Enhanced Work Flexibility and Productivity.    We offer physicians and other healthcare professionals control and scheduling flexibility to determine when and where they practice medicine. Our solution enables physicians to be more productive by performing telehealth visits outside of office hours and during down-time in their schedules as nearly 50% of our visits occur outside of normal business hours when many traditional care settings are not accessible. Our Providers are able to work while traveling, on weekends or on holidays.

  •
  Simple Reimbursement and Significantly Reduced Administration.    We reimburse physicians and healthcare providers electronically, twice per month, which significantly reduces their administrative burden. With no claims forms or paperwork to complete and no physical office to manage, our model allows physicians to focus their attention on delivering high-quality care to their patients.

Our Competitive Strengths

         We believe the following are our key competitive strengths.

    Leading Solution and First-Mover Advantage

         Our solution is composed of an integrated technology platform, high-quality Provider network, sophisticated consumer engagement strategies and entrenched distribution channels. We have developed a strong brand, established strong relationships with Clients and have become a leading telehealth platform in the United States. Our history of innovation and long-standing operating history provide us with a significant first-mover advantage, including what we believe are the following telehealth industry firsts:

  •
  Integrated Technology Platform.    We were the first to build a scalable, integrated technology platform for telehealth with an Application Program Interface, or API, that powers direct connectivity between Providers and Members and multiple real-time payor integrations.

  •
  High-Quality Provider Network.    We were the first to deliver nationwide access to board-certified physicians 24 hours a day, seven days a week, 365 days a year and establish over 100 proprietary Evidence Based clinical guidelines specifically designed for telehealth. In addition, we are the first and only telehealth company that has received certification by the National Committee for Quality Assurance, or NCQA, an independent, not-for-profit, healthcare-oriented organization founded in 1990 dedicated to improving healthcare quality and verifying adherence to national standards of excellence in the provision of healthcare.

  •
  Consumer Engagement Strategies.    We were the first to implement sophisticated behavioral analytics and predictive modeling to better understand our Members and to drive increased engagement with Teladoc.

    Innovative Technology Platform

         Our integrated solution positions us at the center of the patient, provider and payor relationship and as a key participant in the rapidly emerging, technology-powered healthcare industry. We continually incorporate new product features into our platform to meet the evolving needs of the highly complex healthcare industry. We believe our technology platform contains several differentiating features, including the following:

  •
  Purpose-Built.    Our platform is built specifically to serve the needs of consumers, employers and health plans and providers. We believe that ours is the only platform that incorporates the core functionality required to offer telehealth in a single system.

  •
  Integration and Interoperability.    Our fully functional API powers external connectivity, and we have deep integration with other premier healthcare solutions, including electronic prescribing, HSA payment and administration, care coordination and cost transparency. In addition, we pride ourselves on what we believe is unmatched integration with the payor community that enables us to uniquely provide real-time eligibility, checking, real-time Member financial liability calculations and clinical data exchange.

  •
  Customization for Members, Clients and Providers.    Each of our constituents has their own purpose-built interface.

    Significant and Measureable Return on Investment

         Our solution offers our Clients substantial savings opportunities and an attractive ROI. We recently commissioned an independent study of the nation's largest home-improvement retailer, a Client that represented over 150,000 of our Members as of December 31, 2014. The study found that this Client saved $1,157 on average per telehealth visit when its employees received care through Teladoc instead of receiving care in other settings for the same diagnosis. The study also measured the total healthcare expenditure per-Member-per-month during the 16-month period immediately preceding the implementation of Teladoc in order to establish a trend and predict the Client's average monthly expenditure per-Member-per-month over the 20-month period following the introduction of Teladoc. The study demonstrated a meaningful reduction in average per-Member-per-month spending of $21.30 to the Client relative to predicted cost, or a monthly healthcare expenditure savings of 10.2% per Member. Additionally, during 2014 the Client achieved an ROI of approximately $9.00 for every $1.00 spent per Member. Finally, the study demonstrated that 92% of the Client's employees that used Teladoc for a medical issue resolved their issue completely and did not require a follow up visit at a physician's office, emergency room or other location. We believe these results are representative of the results achieved by our other Clients as well as the value proposition we can provide the broader U.S. healthcare system.

    Highly Scalable Platform

         Our platform is highly scalable and can currently provide the same level of Member support and response time for upwards of 10,000 visits per day versus our current rate of approximately 1,500 visits per day on average. Similarly, our platform is currently equipped to serve over 100 million Members and can be scaled quickly to serve even higher volumes. Further, our platform has been built to accommodate the seamless and quick introduction of new services and products, such as behavioral health, dermatology and other services that are currently in development stages. We believe our highly scalable platform provides us with significant growth opportunities within our existing membership and client bases and allows us to grow with low capital expenditure requirements.

    Clinical Capabilities Tailored to Telehealth

         We believe that by directly recruiting, credentialing, training and contracting with our Providers we have built our clinical capabilities in a manner that supports the operational complexity of and commitment to clinical quality required in telehealth. Our Providers are board-certified with an average of 20 years of experience and are credentialed through an NCQA-certified process. The NCQA's accreditation process involves a comprehensive on-site and off-site review by a team of physicians and managed care experts that evaluates more than 60 quality-related healthcare standards, including quality management and improvement and utilization management. The results of the evaluation are reviewed by the NCQA's National Review Oversight Committee prior to their assigning an accreditation level. The NCQA's requirements are developed with the input and support of health plans, providers, purchasers, unions and consumer groups. Our clinical capabilities are designed specifically for telehealth. For example, our Members have the option to share a record of every visit and their electronic medical record, or EMR, with their existing physicians. Prior to every visit, the Provider reviews the Member's proprietary EMR and certifies to this review by completing a multi-step checklist. During and following the visit, the Provider references our over 100 proprietary Evidence Based clinical guidelines and other telehealth-specific content. In addition, Members and Providers remain connected following visits. Members receive personalized notes, patient education materials and are able to ask questions of our clinical team via the Teladoc Message Center. Over 10% of all visits are reviewed by our clinical quality assurance staff to ensure adherence to appropriate treatment and prescription patterns. We believe our track record of zero medical malpractice claims is a testament to our Providers' clinical quality.

    Well-Established Distribution Channels and Strategic Alliances

         We have spent over ten years developing sales channels and strategic alliances, which we believe provide an opportunity to sell our solution through trusted partners and are not easily replicated. Our solution is sold through a highly efficient and effective B2B2C distribution network wherein we reach consumers through our Clients and channel partners rather than marketing our solution directly to potential Members. We sell through a direct sales force to our Clients who in turn buy our solution on behalf of their beneficiaries. In addition, a range of third-parties including brokers, agents, benefits consultants and resellers, whom we refer to as channel partners, sell our solution to various end markets. Notably, many of our health plan Clients also act as channel partners because they resell our solution to their ASO accounts and other customers. We believe the breadth of our distribution strategy allows us to reach employers of nearly every size and in nearly every market, which are capable of purchasing our solution for a large number of beneficiaries, rather than attempting to sell our solution one consumer at a time.

Our Growth Strategies

         The following are our key growth strategies.

    Expand our Membership with New and Existing Clients

         We intend to increase our membership by adding additional Members from both existing Clients and from new Clients. We plan to execute this strategy by further penetrating existing relationships and by pursuing new relationships through our distribution channels and an expanded sales team. Within existing accounts, we believe our current membership represents only a fraction of the potential Members available to us. Our existing health plan Clients and self-insured Clients associated with these health plans currently purchase our solution for only 9% of their beneficiaries in the aggregate, which provides us the opportunity to grow our membership base by more than 50 million individuals within these existing Clients alone. Similarly, we have 160 Fortune 1000 Clients, representing a significant opportunity for new Client growth with large employers. We are investing heavily in new marketing technologies and support staff to aid our sales force in penetrating existing accounts, lead generation, new Client generation and implementations. We further believe that as market leader in the telehealth industry, we have a strong, established brand and are uniquely positioned to capitalize on the Business to Consumer, or B2C, channel in the future.

    Expand into New Clinical Specialties

         We currently offer our Clients access to over 1,100 board-certified physicians who treat a wide range of conditions and cases from acute diagnoses such as upper respiratory infection, urinary tract infection and sinusitis to dermatological conditions. We also currently offer direct-to-Member access to behavioral health professionals who treat conditions such as anxiety and smoking cessation. We intend to leverage our highly scalable platform by expanding into new clinical specialties, such as standalone dermatology services, second opinions and chronic conditions such as diabetes, and by focusing on expanding our services amongst current Clients such as by offering behavioral health as a commercial service to our Clients. As we expand our clinical offerings, we intend to further eliminate gaps in continuity of care in order to provide coordinated care along the healthcare delivery continuum.

    Leverage Existing Sales Channels and Penetrate New Markets

         We have developed a highly effective distribution network to target large employers and we are committing incremental sales and marketing resources to the small and medium business, or SMB, sales channel to increase our penetration within this market. Additionally, we intend to further penetrate the provider market, notably hospitals and group physician practices, as we believe our solution offers these markets an attractive platform from which to generate substantial income by acquiring new patients and to better participate in emerging risk-sharing and value-based payment models, such as Accountable Care Organizations and Patient-Centered Medical Homes. Lastly, with expanded access to available health insurance as a result of PPACA implementation, we intend to pursue health insurance exchanges, which represent an attractive new sales channel.

    Expand Across Care Settings and Use Cases

         We intend to expand our solution across use cases and additional care settings. We also continually explore ancillary opportunities to broaden our business, including by expanding our relationship with Medicare Advantage and Medicaid Managed Care plans. We believe our services have wide applicability across new use cases, including home care, post discharge, wellness/screening and chronic care. We are also currently extending the number, range and functionality of our benefits applications, and will continue to respond quickly to evolving market needs with innovative solutions, including broadened health kiosk access, mobile applications, biometric devices and at-home testing.

    Increase Engagement by Our Members

         We believe there is significant opportunity within our existing membership base to increase engagement by continually increasing awareness of and loyalty to our solution. We believe our solution can become the single source for on-demand healthcare for our Members by continuing to add new and complementary products and services, third-party connections and other strategic alliances. We will continually refine and enhance our user experience, which is a critical driver of new and repeat engagement and we will continue validating our Member satisfaction with surveys and other proactive tools. We are also building robust data repositories to strengthen our predictive models and multi-channel marketing strategies to provide a more complete picture of our Members, enhancing our ability to lead targeted and purposeful campaigns, and we will continue to invest heavily in marketing technologies that allow us to increase Member touch-points. Lastly, we will continue to actively engage Clients in benefit design, worksite marketing and executive sponsorship strategies to drive awareness about our solution.

    Expand through Focused Acquisitions

         We plan to continue to leverage our know-how and the scale of our platform to selectively pursue acquisitions. To date, we have completed three acquisitions that have expanded our distribution capabilities and broadened our service offering, including into areas such as behavioral health. Our acquisition strategy is centered on acquiring technologies, products, capabilities, clinical specialties and distribution channels that are highly scalable and rapidly growing. We will continue to evaluate and pursue acquisition opportunities that are complementary to our business.

Risks Related to Our Business

         Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business and our ability to leverage our strengths described elsewhere in this prospectus that are described under "Risk Factors" elsewhere in this prospectus. Among these important risks are the following:

  •
  ongoing legal challenges to our business model that assert that our business model does not meet applicable legal requirements in order for our affiliated physicians to prescribe medications for our Members, and new state actions against our business model;

  •
  the inability, or potential inability, of our providers to conduct visits in certain states due to our ongoing legal challenges regarding the prescription of medication in connection with a telehealth visit;

  •
  our dependence on our relationships with affiliated professional entities to contract for the clinical and professional services provided to our Members;

  •
  evolving government regulations and our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to or our business, compliance with which may require us to change our practices at an undeterminable and possibly significant monetary cost;

  •
  our ability to operate in the heavily regulated healthcare industry, failure of which could result in penalties, significant changes to our operations or adverse publicity;

  •
  our history of net losses and accumulated deficit;

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  the impact of recent healthcare reform legislation and other changes in the healthcare industry;

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  risks of the loss of any of our significant Clients;

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  risks associated with the immaturity of the telehealth market and limited consumer acceptance of telehealth;

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  risks associated with a decrease in the number of individuals offered benefits by our Clients or the number of products and services to which they subscribe;

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  our ability to establish and maintain strategic relationships with third parties;

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  our ability to recruit and retain a network of qualified Providers;

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  risk that the insurance we maintain may not fully cover all potential exposures;

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  rapid technological change in the telehealth market;

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  risks associated with federal and state privacy regulations regarding the use and disclosure of personally identifiable information or medical information and the significant liability that could result from a cybersecurity breach or our failure to comply with such regulations;

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  our ability to compete in the growing telehealth industry among both established companies and new entrants;

  •
  risks associated with a material weakness in internal control over financial reporting related to the breadth of our internal accounting team that has been identified; and

  •
  the amount of the costs, fees, expenses and charges related to this initial public offering and the related costs of being a public company.

Implications of Being an Emerging Growth Company

         As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, enacted in April 2012. An "emerging growth company" may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies that are not emerging growth companies. These exemptions include:

  •
  being permitted to present only two years of audited consolidated financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

  •
  exemption from the requirements of holding a nonbinding advisory vote on executive compensation and obtaining stockholder approval of any golden parachute payments not previously approved.

         We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including, but not limited to, if we become a "large accelerated filer," or if our annual gross revenue exceeds $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

         We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of some, but not all, of the reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

         In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Company Information

         Teladoc, Inc. was incorporated in the State of Texas on June 13, 2002 and changed its state of incorporation to the State of Delaware on October 16, 2008. Our principal executive offices are located at 2 Manhattanville Road, Suite 203, Purchase, New York 10577, and our telephone number is (203) 635-2002. We also maintain offices and our physician network operations center at several facilities in the Dallas, Texas area. Our website address is www.teladoc.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our common stock.

 THE OFFERING

Common stock offered by us	shares.
Common stock outstanding after this offering	shares.
Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional shares of common stock.
Use of proceeds

We estimate the proceeds to us from this offering will be approximately $              million, based on an assumed public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. However, we have no commitments with respect to any such acquisitions or investments at this time. See "Use of Proceeds."

Dividend policy

We do not currently pay and do not currently anticipate paying dividends on our common stock following this offering. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements, and will be at the sole discretion of our board of directors. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness" and "Description of Capital Stock."

Proposed NYSE symbol	"TDOC"
Risk factors	See "Risk Factors" beginning on page 20 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

         Unless we specifically state otherwise, throughout this prospectus the number of shares of our common stock to be outstanding after completion of this offering is based on              shares outstanding as of June 4, 2015 and excludes:

  •
                shares of common stock sold or issued pursuant to the exercise of options subsequent to June 4, 2015;

  •
                shares of common stock issuable upon the exercise of options outstanding as of June 4, 2015 at a weighted average exercise price of $             per share;

  •
                shares of common stock issuable upon the exercise of warrants outstanding as of June 4, 2015 at a weighted average exercise price of $             per share;

  •
                shares of common stock reserved for issuance under our 2015 Incentive Award Plan, which we plan to adopt in connection with this offering; and

  •
                shares of common stock reserved for issuance under our Employee Stock Purchase Plan, which we plan to adopt in connection with this offering.

         Unless we specifically state otherwise, all information in this prospectus assumes:

  •
  the automatic conversion of all outstanding shares of our preferred stock into              shares of our common stock, which will occur immediately prior to the closing of this offering;

  •
  no exercise of the option to purchase additional shares by the underwriters;

  •
  an initial offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering; and

  •
  the completion of a       -for-       split of our common stock in connection with the filing of our amended and restated certificate of incorporation.

 SUMMARY HISTORICAL FINANCIAL INFORMATION

         The following table sets forth our summary historical consolidated financial information for the periods and as of the dates indicated. The balance sheet data as of December 31, 2013 and 2014 and the statement of operations data for the years ended December 31, 2013 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 2015 and the statement of operations data for the three months ended March 31, 2014 and 2015 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 2014 have been derived from our unaudited consolidated financial statements not included in this prospectus. We completed our acquisitions of Consult A Doctor, Inc., or Consult A Doctor, on August 29, 2013, AmeriDoc, LLC, or AmeriDoc, on May 1, 2014 and Compile, Inc., d/b/a BetterHelp, or BetterHelp, on January 23, 2015. The results of operations of Consult A Doctor and AmeriDoc since the respective acquisition dates have been included in our audited consolidated financial statements included elsewhere in this prospectus. The results of operations of Consult A Doctor, AmeriDoc and BetterHelp since the respective acquisition dates have been included in our unaudited consolidated financial statements included elsewhere in this prospectus. You should read the information contained in this table in conjunction with "Selected Historical Financial Information," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year, and our historical results are not indicative of the results to be expected in the future.

	Year Ended December 31,		Three Months Ended March 31,
	2013	2014	2014	2015
	(dollars in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$19,906	$43,528	$9,407	$16,488
Cost of revenue	4,186	9,929	1,982	5,281

Gross profit	15,720	33,599	7,425	11,207
Operating expenses:
Advertising and marketing	4,090	7,662	2,518	4,341
Sales	4,441	11,571	2,145	3,682
Technology and development	3,532	7,573	1,192	2,906
General and administrative	8,772	19,623	3,344	11,968
Depreciation and amortization	754	2,320	414	903

Loss from operations	(5,869)	(15,150)	(2,188)	(12,593)
Interest income (expense), net	(56)	(1,499)	(54)	(568)

Net loss before taxes	(5,925)	(16,649)	(2,242)	(13,161)
Income tax provision (benefit)	94	388	72	(458)

Net loss	$(6,019)	$(17,037)	$(2,314)	$(12,703)

Per Share Data:
Net loss per share, basic and diluted	$(3.52)	$(4.49)	$1.03	$(2.57)

Weighted-average shares used to compute basic and diluted net loss per share	2,793,982	4,486,868	3,254,509	4,943,060
Pro forma net loss per share, basic and diluted (unaudited)		$(0.37)		$(0.20)
Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)		53,734,598		63,120,240
Other Data:
Visits	127,107	298,833	65,243	148,696
Members	6.2 million	8.1 million	7.1 million	10.6 million
EBITDA(1)	$(5,115)	$(12,830)	$(1,774)	$(11,690)

	As of March 31, 2015
	Actual	Pro Forma(2)	Pro Forma as Adjusted(3)(4)
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$32,060	$	$
Working capital	25,617
Total assets	87,361
Total liabilities	45,994
Total stockholders' deficit	(79,399)

(1)
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use the following additional non-U.S. GAAP financial measures to clarify and enhance an understanding of past performance: EBITDA. We believe that the presentation of this financial measure enhances an investor's understanding of our financial performance. We further believe that this financial measure is a useful financial metric to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize EBITDA as the primary measure of segment performance.

  EBITDA consists of net income (loss) before interest, taxes, depreciation and amortization. We believe that making such adjustment provides investors meaningful information to understand our results of operations and ability to analyze financial and business trends on a period-to-period basis.

  We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the term EBITDA may vary from that of others in our industry. EBITDA should not be considered as an alternative to net loss before taxes, net loss, earnings per share or any other performance measures derived in accordance with U.S. GAAP as measures of performance.

  EBITDA has an important limitation as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

  •
  EBITDA:

  •
  does not reflect the significant interest expense on our debt; and

  •
  eliminates the impact of income taxes on our results of operations; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any expenditures for such replacements; and

  •
  other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of EBITDA as comparative measures.

  We compensate for these limitations by using EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include gross profit, net loss, net loss per share and other performance measures.

  In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

  The following table reconciles net loss to EBITDA for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2013	2014	2014	2015
	(in thousands)
Net loss	$(6,019)	$(17,037)	$(2,314)	$(12,703)
Interest income (expense), net	(56)	(1,499)	(54)	(568)
Income taxes	94	388	72	(458)
Depreciation and amortization	754	2,320	414	903

EBITDA	$(5,115)	$(12,830)	$(1,774)	$(11,690)

(2)
The pro forma consolidated balance sheet data gives effect to the automatic conversion of all outstanding shares of our preferred stock into an aggregate of                   shares of our common stock, which will occur immediately prior to the closing of this offering.

(3)
The pro forma as adjusted consolidated balance sheet data gives further effect to our issuance and sale of                  shares of common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(4)
The pro forma as adjusted information presented in the summary consolidated balance sheet data above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets, total liabilities and total stockholders' equity/(deficit) by approximately $              million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price would increase (decrease) each of cash and cash equivalents, total assets, total liabilities and total stockholders' equity/(deficit) by approximately $              million.

RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with the other information contained in this prospectus before you decide whether to buy our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, financial condition, results of operations and cash flows could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. The following is a summary of all the material risks known to us.

Risks Related to Our Business

Our business could be adversely affected by ongoing legal challenges to our business model or by new state actions restricting our ability to provide the full range of our services in certain states.

         Our ability to conduct business in each state is dependent upon the state's treatment of telemedicine (and of remote healthcare delivery in general, such as the permissibility of, and requirements for, physician cross-coverage practice) under such state's laws, rules and policies governing the practice of medicine, which are subject to changing political, regulatory and other influences. Cross-coverage regulation refers to the state rules under which one doctor is permitted to treat the regular patients of another doctor remotely. Some state medical boards have established new rules or interpreted existing rules in a manner that limits or restricts our ability to conduct our business as currently conducted in other states. Some of these actions have resulted in litigation and the suspension of our operations in certain states.

         For instance, the Texas Medical Board, or the TMB, asserted in 2011 that our Providers do not form the required relationships with our Members in the course of telehealth visits that would support the prescription of medications. As a result of this position, we initiated two lawsuits against the TMB, both of which are pending in Texas state courts. On December 31, 2014, the Austin Court of Appeals granted our request for summary judgment in the first suit, invalidating the TMB's prior position that our operations do not comply with the current TMB regulations governing the practice of medicine. This Court of Appeals decision may be subject to an appellate hearing in the Texas Supreme Court. In the second suit, we filed a request for a temporary injunction to restrain the TMB from communicating, implementing and enforcing an "emergency rule" it issued on January 16, 2015, purporting to amend the Texas Administrative Code to require an in-person examination of a patient before a Texas physician may lawfully prescribe medication. On February 2, 2015, the Travis County District Court granted our request for a temporary injunction, which remains in effect and prohibits the TMB from communicating, implementing and enforcing the emergency rule. The TMB's subsequent passage of the rule described below may have mooted one or both of these cases, but they remain active. We are currently unable to make a reasonable estimate of when either of these cases will be resolved, whether we will ultimately prevail, or the amount or range of loss that could result from an unfavorable outcome in either action.

         On April 10, 2015, the TMB adopted revisions to the rules governing medical practice that would require, in most instances, in-person examinations prior to prescribing medications. Our present business model does not include in-person examinations of our Members before prescribing medications. We challenged these rule amendments on April 29, 2015 by filing a lawsuit against the TMB in the United States District Court for the Western District of Texas, Austin Division requesting that they be enjoined as unlawful under the Sherman Antitrust Act and the Commerce Clause of the U.S. Constitution, and a related hearing was held on May 22, 2015 on our motion for preliminary injunction. On May 29, 2015, this court granted our request for a preliminary injunction of the rule amendments, pending ultimate trial on the amendments' validity, which trial date has yet to be set. Accordingly, for so long as the preliminary injunction remains in place, the rule amendments as proposed will not go into effect in Texas.

         Business in the State of Texas accounted for approximately $3.3 million, or 20%, and $10 million, or 23%, of our revenue during the three months ended March 31, 2015 and the year ended December 31, 2014, respectively. If the TMB's rule revisions go into effect as written and we are unable to adapt our business model in compliance with the TMB rule, our ability to operate our business in the State of Texas could be materially adversely affected, which would have a material adverse effect on our business, financial condition and results of operations.

         In addition, during 2014, we voluntarily suspended our business operations in the States of Arkansas and Idaho in response to formal and informal communications among us, our affiliated physicians, and the respective boards of medicine in each state. In each state, the board of medicine took the position that our business model did not meet the state's applicable legal requirements in order for our affiliated physicians to prescribe medications for our Members. In March 2015, Idaho Governor Otter signed the Idaho Telehealth Access Act, which redefined telehealth services in Idaho in a manner that will allow us to resume operations in Idaho in July 2015. In addition, in April 2015, Arkansas enacted its own Telemedicine Act allowing a telehealth provider to establish a relationship with a patient through an in-person examination or through another manner adopted by rule of the Arkansas State Medical Board. We remain in active discussions with the relevant authorities in Arkansas to demonstrate the safety and benefits inherent to our business. Despite these discussions, we cannot guarantee that we will be able to resume operations in Arkansas.

         It is possible that the laws and rules governing the practice of medicine in one or more states may change in a manner analogous to what occurred in Texas and Arkansas. If this were to happen, and we were unable to adapt our business model accordingly, our operations in such states would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our relationships with affiliated professional entities, which we do not own, to provide physician services, and our business would be adversely affected if those relationships were disrupted.

         There is a risk that state authorities in some jurisdictions may find that our contractual relationships with our physicians violate laws prohibiting the corporate practice of medicine. These laws generally prohibit the practice of medicine by lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician's professional judgment. The extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment varies across the states and is subject to change and to evolving interpretations by state boards of medicine and state attorneys general, among others. As such, we must monitor our compliance with laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice of medicine laws will not further circumscribe our business operations. State corporate practice of medicine doctrines also often impose penalties on physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers.

         The corporate practice of medicine prohibition exists in some form, by statute, regulation, board of medicine or attorney general guidance, or case law, in at least 42 states, all of which we operate in, though the broad variation between state application and enforcement of the doctrine makes an exact count difficult. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we contract for Provider services through a services agreement with Teladoc Physicians, P.A., or Teladoc PA, which is a 100% physician-owned independent entity that has agreements with several professional corporations, to contract with physicians and professional corporations that contract with physicians for the clinical and professional services provided to our Members. See "Business—Physicians and

Healthcare Professionals" for a more detailed discussion of the Services Agreement. We do not own Teladoc PA or the professional corporations with which it contracts. Teladoc PA is owned by Dr. Timothy Howard, one of our Providers, and the professional corporations are owned by physicians licensed in their respective states. While we expect that these relationships will continue, we cannot guarantee that they will. A material change in our relationship with Teladoc PA, or among Teladoc PA and the contracted professional corporations, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to our Members and could have a material adverse effect on our business, financial condition and results of operations. In addition, the arrangement in which we have entered to comply with state corporate practice of medicine doctrines could subject us to additional scrutiny by federal and state regulatory bodies regarding federal and state fraud and abuse laws. Any scrutiny, investigation, or litigation with regard to our arrangement with Teladoc PA could have a material adverse effect on our business, financial condition and results of operations.

Evolving government regulations may require increased costs or adversely affect our results of operations.

         In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

         We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include: rules governing the practice of medicine by physicians; licensure standards for doctors and behavioral health professionals; laws limiting the corporate practice of medicine; cybersecurity and privacy laws; laws and rules relating to the distinction between independent contractors and employees; and tax and other laws encouraging employer-sponsored health insurance. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

         In the states in which we operate, we believe we are in compliance with all applicable regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. In the event that we must remedy such violations, we may be required to modify our services and products in such states in a manner that undermines our solution's attractiveness to Clients, Members or Providers, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.

         Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate state medical board licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to Clients and Members, which could have a material adverse effect on our business, financial condition and results of operations.

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

         The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships with our Providers, vendors and Clients, our marketing activities and other aspects of our operations. Of particular importance are:

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  the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain "designated health services" if the physician or a member of such physician's immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;

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  the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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  the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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  the federal False Claims Act that imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly making, or causing to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits;

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  reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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  similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any third-party payor, including commercial insurers;

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  state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians' medical decisions or engaging in some practices such as splitting fees with physicians;

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  laws that regulate debt collection practices as applied to our debt collection practices;

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  a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

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  federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered; and

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  federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs.

         Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and result in adverse publicity.

         To enforce compliance with the federal laws, the U.S. Department of Justice and the Department of Health and Human Services Office of Inspector General, or OIG, have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming and can divert management's attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and mandatory minimum penalties of $5,500 to $11,000 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers' compliance with the healthcare reimbursement rules and fraud and abuse laws.

         The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

We have a history of cumulative losses, which we expect to continue, and we may never achieve or sustain profitability.

         We have incurred significant losses in each period since our inception. We incurred net losses of $6.0 million and $17.0 million for the years ended December 31, 2013 and 2014, respectively, and $2.3 million and $12.7 million for the three months ended March 31, 2014 and 2015, respectively. As of March 31, 2015, we had an accumulated deficit of $85.2 million. These losses and accumulated deficit reflect the substantial investments we made to acquire new Clients, build our proprietary network of healthcare providers and develop our technology platform. We intend to continue scaling our business to increase our client, member and provider bases, broaden the scope of services we offer and expand our applications of technology through which Members can access our services. Accordingly, we anticipate that cost of revenue and operating expenses will increase substantially in the foreseeable future. These efforts may prove more expensive than we currently anticipate and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain or increase profitability. Our prior losses, combined with our expected future losses, have had and will continue to have an adverse effect on our stockholders' equity and working capital. As a result of these factors, we may need to raise additional capital through debt or equity financings in order to fund our operations, and such capital may not be available on reasonable terms, if at all. See "—We may require additional capital to support business growth, and this capital may not be available to us on acceptable terms or at all."

The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations.

         Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. The PPACA made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States.

         The PPACA, among other things, increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws and encouraged the use of information technology. Many of these changes require implementing regulations which have not yet been drafted or have been released only as proposed rules.

         Such changes in the regulatory environment may also result in changes to our payor mix that may affect our operations and revenue. While the PPACA is expected to increase the number of persons with covered health benefits, we cannot accurately estimate the payment rates for any additional persons that are expected to be covered by health benefits. For example, the PPACA's expansion of Medicaid coverage could cause patients who otherwise would have selected private healthcare to participate in government sponsored healthcare programs, and Medicaid and other government programs typically reimburse providers at substantially lower rates than private payors. Our revenue may be adversely impacted if states pursue lower rates or cost-containment strategies as a result of any expansion of their existing Medicaid programs to include additional persons, particularly in states experiencing budget deficits. Exchanges created to facilitate coverage for new persons to be covered by health benefits may also place additional pricing pressure on all providers, regardless of payor. The full impact of many of the provisions under the PPACA is unknown at this time. For example, the PPACA established an Independent Payment Advisory Board that, beginning January 16, 2014, can recommend changes in payment for physicians under certain circumstances, which the Department of Health and Human Services, or HHS, generally would be required to implement unless Congress enacts superseding legislation. The PPACA also requires HHS to develop a budget-neutral, value-based payment modifier that provides for differential payment under the Medicare Physician Fee Schedule, or the MPFS, for physicians or groups of physicians that is linked to quality of care furnished compared to cost. Physicians in groups of 100 or more eligible professionals who submit claims to Medicare under a single tax identification number will be subject to the value modifier in 2015, based on their performance in calendar year 2013; the modifier will apply to all other physicians by 2017. HHS has not yet developed a value-based payment modifier option for hospital-based physicians. We cannot assure you that our Clients will not impose similar payment modifiers for services that we provide.

         Physician payments under the MPFS are updated on an annual basis according to a statutory formula. Because application of the statutory formula for the update factor would have resulted in a decrease in total physician payments for the past several years, Congress has intervened with interim legislation to prevent the reductions. For 2014, CMS projected a rate reduction of 20.1% from 2013 levels and earlier estimates had projected a 24.4% reduction. A series of laws was enacted that delayed the scheduled reduction in physician payments and provided for a 0.5% increase through December 31, 2014, and a zero percent update from 2014 payment amounts to the 2015 Physician Fee Schedule through March 31, 2015.

         President Obama signed the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, on April 16, 2015, which repealed and replaced the SGR formula for Medicare payment adjustments to physicians. MACRA provides a permanent end to the annual interim legislative updates that had previously been necessary to delay or prevent significant reductions to payments under the Physician Fee Schedule. MACRA extended existing payment rates under PAMA through June 30, 2015, with a 0.5% update for July 1, 2015, through December 31, 2015 and for each calendar year through 2019, after which there will be a 0% annual update each year through 2025. In addition, MACRA requires the establishment of the Merit-Based Incentive Payment System, beginning in 2019, under which physicians may receive performance-based payment incentives or payment reductions based on their performance with respect to clinical quality, resource use, clinical improvement activities, and meaningful use of electronic health records. MACRA also requires CMS, beginning in 2019, to provide incentive payments for physicians and other eligible professionals that participate in alternative payment models, such as accountable care organizations, that emphasize quality and value over the traditional volume-based fee-for-service model. MACRA is still new and the manner in which it will be implemented is not certain, but at this time, we do not believe that this law will have a material effect on our future revenues.

         In November 2012, CMS adopted a rule under the PPACA that generally allowed physicians in certain specialties who provide eligible primary care services to be paid at the Medicare reimbursement rates in effect in calendar years 2013 and 2014 instead of state-established Medicaid reimbursement rates, referred to as the Medicaid-Medicare Parity. Generally, state Medicaid reimbursement rates are lower than federally established Medicare rates. During 2013, state agencies were required to submit their state plan amendments, or SPAs, outlining how they will implement the rule, including frequency and timing of payments to CMS for review and approval. In December 2013, CMS indicated that all SPAs had been approved for enhanced Medicaid-Medicare Parity reimbursement through December 2014. Congress did not act before the end of the year to extend the Medicaid-Medicare Parity and the rule expired. Legislation has been proposed to retroactively extend Medicaid-Medicare Parity for calendar year 2015 but has not yet been enacted. Certain states have decided to fully or partially extend the Medicaid-Medicare Parity. It is unclear at this time how these limited state increases or the continued failure to extend the rule at the federal level will impact our business.

         In addition, certain provisions of the PPACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and postacute services for episodes of hospital care. The Medicare Acute Care Episode Demonstration is currently underway at several healthcare system demonstration sites. Further, the PPACA may adversely affect payors by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payors seek to offset these increases by reducing costs in other areas. The full impact of these changes on us cannot be determined at this time.

         Finally, other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was enacted, which,

among other things, created the Joint Select Committee on Deficit Reduction, or the Joint Committee, to recommend proposals in spending reductions to Congress. The Joint Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reduction to several government programs. This included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payors will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.

A significant portion of our revenue comes from a limited number of Clients, the loss of which would have a material adverse effect on our business, financial condition and results of operations.

         Historically, we have relied on a limited number of Clients for a substantial portion of our total revenue. For the year ended December 31, 2014, one Client represented approximately 4.5% of our total revenue. In addition, for the years ended December 31, 2014 and 2013, our top ten Clients by revenue accounted for 28.1% and 41.1% of our total revenue, respectively. We also rely on our reputation and recommendations from key Clients in order to promote our solution to potential new Clients. The loss of any of our key Clients, or a failure of some of them to renew or expand their subscriptions, could have a significant impact on the growth rate of our revenue, reputation and our ability to obtain new Clients. In addition, mergers and acquisitions involving our Clients could lead to cancellation or non-renewal of our contracts with those Clients or by the acquiring or combining companies, thereby reducing the number of our existing and potential Clients and Members.

The telehealth market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our solution does not drive Member engagement, the growth of our business will be harmed.

         The telehealth market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our Members to use, and to increase the frequency and extent of their utilization of, our solution, as well as on our ability to demonstrate the value of telehealth to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Negative publicity concerning our solution or the telehealth market as a whole could limit market acceptence of our solution. If our Clients and Members do not perceive the benefits of our solution, or if our solution does not drive Member engagement, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit market acceptance of our healthcare services. If any of these events occurs, it could have a material adverse effect on our business, financial condition or results of operations.

If the number of individuals covered by our employer, health plan and other Clients decreases, or the number of applications or services to which they subscribe decreases, our revenue will likely decrease.

         Under most of our Client contracts, we base our fees on the number of individuals to whom our Clients provide benefits and the number of applications or services subscribed to by our Clients. Many factors may lead to a decrease in the number of individuals covered by our Clients and the number of applications or services subscribed to by our Clients, including, but not limited to, the following:

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  failure of our Clients to adopt or maintain effective business practices;

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  changes in the nature or operations of our Clients;

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  government regulations; and

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  increased competition or other changes in the benefits marketplace.

         If the number of individuals covered by our employer, health plan and other Clients decreases, or the number of applications or services to which they subscribe decreases, for any reason, our revenue will likely decrease.

Our growth depends in part on the success of our strategic relationships with third parties.

         In order to grow our business, we anticipate that we will continue to depend on our relationships with third parties, including our partner organizations and technology and content providers. For example, we partner with a number of price transparency, HSA and other benefits platforms to deliver our solution to their consumers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to, or utilization of, our products and services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential Clients, as our partners may no longer facilitate the adoption of our applications by potential Clients. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased Client use of our applications or increased revenue.

Our business and growth strategy depend on our ability to maintain and expand a network of qualified Providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.

         Our success is dependent upon our continued ability to maintain a network of qualified Providers. If we are unable to recruit and retain board-certified physicians and other healthcare professionals, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, Providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our Clients or difficulty meeting regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with Providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. The failure to maintain or to secure new cost-effective Provider contracts may result in a loss of or inability to grow our membership base, higher costs, healthcare provider network disruptions, less attractive service for our Clients and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.

         Our business entails the risk of medical liability claims against both our Providers and us. Although we and Teladoc PA carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful medical liability claims could result in substantial damage awards that exceed the limits of our and Teladoc PA's insurance coverage. Teladoc PA carries professional liability insurance covering $1.0 million per claim and $3.0 million in the aggregate for itself and each of its healthcare professionals (our Providers), and we separately carry a general insurance policy, which covers medical malpractice claims, covering $5.0 million per claim and $5.0 million in the aggregate. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our Providers or to us in the future at acceptable costs or at all.

         Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our Providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

Rapid technological change in our industry presents us with significant risks and challenges.

         The telehealth market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our solution with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete.

A decline in the prevalence of employer-sponsored healthcare or the emergence of new technologies may render our solution obsolete or require us to expend significant resources in order to remain competitive.

         The U.S. healthcare industry is massive, with a number of large market participants with conflicting agendas, is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, away from high-deductible health plans, or the emergence of new technologies as more competitors enter our market, could result in our solution being less desirable or relevant.

         For example, we currently derive the majority of our revenue from sales to Clients that purchase healthcare for their employees (either via insurance or self-funded benefit plans). A large part of the demand for our solution depends on the need of these employers to manage the costs of healthcare services that they pay on behalf of their employees. Some experts have predicted that the PPACA will encourage employer-sponsored health insurance to become significantly less prevalent as employees migrate to obtaining their own insurance over the state-sponsored insurance marketplaces. Were this to occur, there is no guarantee that we would be able to compensate for the loss in revenue from employers by increasing sales of our solution to health insurance companies or to individuals or government agencies. In such a case, our results of operations would be adversely affected.

         If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future solutions could be rendered obsolete and our business could be adversely affected. In addition, we may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

If our new applications and services are not adopted by our Clients, or if we fail to continue to innovate and develop new applications and services that are adopted by our Clients, our revenue and results of operations will be adversely affected.

         To date, we have derived a substantial majority of our revenue from sales of our primary care telehealth solution, and our longer-term results of operations and continued growth will depend on our ability successfully to develop and market new applications and services that our Clients want and are willing to purchase. In addition, we have invested, and will continue to invest, significant resources in research and development to enhance our existing solution and introduce new high-quality applications and services. If existing Clients are not willing to make additional payments for such new applications, or if new Clients and Members do not value such new applications, it could have a material adverse effect on our business, financial condition and results of operations. If we are unable to predict user preferences or if our industry changes, or if we are unable to modify our solution and services on a timely basis, we may lose Clients. Our results of operations would also suffer if our innovations are not responsive to the needs of our Clients, appropriately timed with market opportunity or effectively brought to market.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties and our own systems for providing services to our Clients and Members, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with Clients, adversely affecting our brand and our business.

         We serve all of our Clients and Members from two data centers, one located in Dallas, Texas and the other located in the Metro New York City area. While we control and have access to our servers, we do not control the operation of these facilities. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our third-party data center locations with the telecommunications network providers with whom we or they contract or with the systems by which our telecommunications providers allocate capacity among their clients, including us, could adversely affect the experience of our Clients and Members. Our third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

         Additionally, if our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our data centers or cause such data centers and systems to fail. Any changes in third-party service levels at our data centers or any disruptions or other performance problems with our solution could adversely affect our reputation and may damage our Clients and Members' stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to Clients for prepaid and unused subscriptions, subject us to potential liability or adversely affect Client renewal rates.

         In addition, our ability to deliver our internet-based services depends on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption in accordance with our service level commitments. However, we have experienced and expect that we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with Clients and Members. To operate without interruption, both we and our service providers must guard against:

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  damage from fire, power loss, natural disasters and other force majeure events outside our control;

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  communications failures;

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  software and hardware errors, failures and crashes;

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  security breaches, computer viruses, hacking, denial-of-service attacks and similar disruptive problems; and

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  other potential interruptions.

         We also rely on computer hardware purchased or leased and software licensed from third parties in order to offer our services, including software from Apple Computer and Microsoft Corporation, and routers and network equipment from Cisco and Hewlett-Packard Company. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated.

         We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services may in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to Clients for prepaid and unused subscription services, subject us to potential liability or adversely affect Client renewal rates. Although we maintain a $5.0 million security and privacy damages policy and an additional $2.0 million in coverage under our general liability policy, the coverage under our policies may not be adequate to compensate us for all losses that may occur related to the services provided by our third-party vendors. In addition, we may not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

We could incur substantial costs as a result of any claim of infringement of another party's intellectual property rights.

         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors and other third parties may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose sole primary business is to assert such claims. On June 8, 2015, American Well Corporation filed a complaint against our company in the United States District Court for the District of Massachusetts alleging that certain of our operating platform's technology infringes one of its patents that we are currently seeking to invalidate pursuant to a petition for inter partes review that we filed with the U.S. Patent and Trademark Office's Patent Trial and Appeals Board in March 2015. See "Business—Legal Proceedings." Regardless of the merits of this or any other intellectual property litigation, we may be required to expend significant management time and financial resources on the defense of such claims, and any adverse outcome of any such claim or the above referenced review could have a material adverse effect on our business, financial condition or results of operations. We expect that we may receive in the future additional notices that claim we or our Clients using our solution have misappropriated or misused other parties' intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps. Our existing or any future litigation, whether or not successful, could be extremely costly to defend, divert our management's time, attention and resources, damage our reputation and brand and substantially harm our business.

         In addition, in most instances, we have agreed to indemnify our Clients against certain third-party claims, which may include claims that our solution infringes the intellectual property rights of such third parties. Our business could be adversely affected by any significant disputes between us and our Clients as to the applicability or scope of our indemnification obligations to them. The results of any intellectual property litigation to which we may become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

  •
  cease offering or using technologies that incorporate the challenged intellectual property;

  •
  make substantial payments for legal fees, settlement payments or other costs or damages;

  •
  obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

  •
  redesign technology to avoid infringement.

         If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our Clients for such claims, such payments or costs could have a material adverse effect on our business, financial condition and results of operations.

If our arrangements with our Providers or our Clients are found to violate state laws prohibiting the corporate practice of medicine or fee splitting, our business, financial condition and our ability to operate in those states could be adversely impacted.

         The laws of many states, including states in which our Clients are located, prohibit us from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting professional fees with physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into agreements with a professional association, Teladoc PA, which enters into contracts with our Providers pursuant to which they render professional medical services. In addition, we enter into contracts with our Clients to deliver professional services in exchange for fees. These contracts include management services agreements with our affiliated physician organizations pursuant to which the physician organizations reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. Although we seek to substantially comply with applicable state prohibitions on the corporate practice of medicine and fee splitting, state officials who administer these laws or other third parties may successfully challenge our existing organization and contractual arrangements. If such a claim were successful, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our Providers to comply with these statutes, could eliminate Clients located in certain states from the market for our services, which would have a materially adverse effect on our business, financial condition and results of operations.

If our Providers are characterized as employees, we would be subject to employment and withholding liabilities.

         We structure our relationships with our Providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. A high degree of autonomy and independence is generally indicative of a contractor relationship, while a high degree of control is generally indicative of an employment relationship. Although we believe that our Providers are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. If such regulatory authorities or state, federal or foreign courts were to determine that our Providers are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay social security, Medicare and similar taxes and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties. As a result, any determination that our Providers are our employees could have a material adverse effect on our business, financial condition and results of operations.

Any future litigation against us could be costly and time-consuming to defend.

         We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business such as claims brought by our Clients in connection with commercial disputes or employment claims made by our current or former associates. Litigation may result in substantial costs and may divert management's attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our revenue and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our stock.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

         As a public company, we will incur significant legal, accounting and other expenses that we do not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the NYSE, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

         We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Certain state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could adversely affect our results of operations.

         We are currently licensed to operate in all fifty states and file state income tax returns in 20 states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely affect our results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

         In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an "ownership change" is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. A Section 382 "ownership change" generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As of March 31, 2015, we have approximately $65.8 million of federal net operating loss carryforwards available to offset future taxable income which, if not utilized, will begin to expire in 2024. Our ability to utilize NOLs may be currently subject to limitations due to a prior ownership change. In addition, this offering and future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code, further limiting our ability to utilize NOLs arising prior to such ownership change in the future. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. We have recorded a full valuation allowance against the deferred tax assets attributable to our NOLs.

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business, financial condition and results of operations.

         The Teladoc proprietary application platform provides our Members and Providers with the ability to, among other things, register for our services; complete, view and edit medical history; request a visit (either scheduled or on demand) and conduct a visit (via video or phone). Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary applications from operating properly. We are currently implementing software with respect to a number of new applications and services. If our solution does not function reliably or fails to achieve Client expectations in terms of performance, Clients could assert liability claims against us or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain Clients.

         Moreover, data services are complex and those we offer have in the past contained, and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in our existing or new software and applications and services may arise in the future and may result from interface of our solution with systems and data that we did not develop and the function of which is outside of our control or undetected in our testing. These defects and errors, and any failure by us to identify and address them, could result in loss of revenue or market share, diversion of development resources, harm to our reputation and increased service and maintenance costs. Defects or errors may discourage existing or potential Clients from purchasing our solution from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on our business, financial condition and results of operations.

In order to support the growth of our business, we may need to incur additional indebtedness under our current credit facilities or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

         Our operations have consumed substantial amounts of cash since inception and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and services, enhance our existing solution and services, enhance our operating infrastructure and potentially acquire complementary businesses and technologies. For the three months ended March 31, 2014 and 2015, our net cash used in operating activities was $2.2 million and $10.3 million, respectively. For the years ended December 31, 2013 and 2014, our net cash used in operating activities was $6.1 million and $11.4 million, respectively. As of March 31, 2015, we had $32.1 million of cash and cash equivalents, which are held for working capital purposes. As of March 31, 2015, we had borrowings of $22.5 million under our credit facilities and the ability to borrow up to an additional $7.3 million. Borrowings under our credit facilities are secured by substantially all of our properties, rights and assets. Additionally, the credit agreements governing our credit facilities contain certain customary restrictive covenants that limit our ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends and transfer or dispose of assets as well as a financial covenant that requires us to maintain a specified level of recurring revenue growth. These covenants could limit our ability to seek capital through the incurrence of new indebtedness or, if we are unable to meet our recurring revenue growth obligation, require us to repay any outstanding amounts with sources of capital we may otherwise use to fund our business, operations and strategy.

         Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including our growth rate, subscription renewal activity, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new or enhanced services and the continuing market acceptance of telehealth. Accordingly, we may need to engage in equity or debt financings or collaborative arrangements to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, it could have a material adverse effect on our business, financial condition and results of operations.

Failure to adequately expand our direct sales force will impede our growth.

         We believe that our future growth will depend on the continued development of our direct sales force and its ability to obtain new Clients and to manage our existing client base. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take six months or longer before a new sales representative is fully trained and productive. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenue. In particular, if we are unable to hire and develop sufficient numbers of productive direct sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, sales of our services will suffer and our growth will be impeded.

We may be unable to successfully execute on our growth initiatives, business strategies or operating plans.

         We are continually executing a number of growth initiatives, strategies and operating plans designed to enhance our business. For example, we recently entered into new specialist healthcare professional markets as well as into B2C markets. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements and the incurrence of other unexpected costs associated with operating the business. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially adversely affected.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, membership base and revenue.

         Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, or PII, including protected health information, or PHI. These laws and regulations include the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations (referred to collectively as HIPAA). HIPAA establishes a set of basic national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

         HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

         HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys' fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

         In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

         HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made "without unreasonable delay and in no case later than 60 calendar days after discovery of the breach." If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

         Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our Clients and potentially exposing us to additional expense, adverse publicity and liability.

         New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

         Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive Client and Member data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting Client and Member confidence. Members may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to Clients or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses in the amount of $5.0 million per claim, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

         We outsource important aspects of the storage and transmission of Client and Member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle Client and Member information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. In addition, we periodically hire third-party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of Client and Members' proprietary and protected health information.

         We also publish statements to our Members that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

         We also send SMS text messages to potential end users who are eligible to use our service through certain customers and partners. While we obtain consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain or our SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi-million dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend.

Our quarterly results may fluctuate significantly, which could adversely impact the value of our common stock.

         Our quarterly results of operations, including our revenue, gross margin, net loss and cash flows, has varied and may vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful. Accordingly, our quarterly results should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, including, without limitation, the following:

  •
  the addition or loss of large Clients, including through acquisitions or consolidations of such Clients;

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  seasonal and other variations in the timing of the sales of our services, as a significantly higher proportion of our Clients enter into new subscription contracts with us or renew their existing contracts in the third and fourth quarters of the year compared to the first and second quarters;

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  seasonal and other variations in the timing of the sales of our services, as a significantly higher proportion of our Members use our services during peak cold and flu season months;

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  the timing of recognition of revenue, including possible delays in the recognition of revenue due to sometimes unpredictable implementation timelines;

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  the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

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  our ability to effectively manage the size and composition of our proprietary network of healthcare professionals relative to the level of demand for services from our Members;

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  the timing and success of introductions of new applications and services by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, Clients or strategic partners;

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  Client renewal rates and the timing and terms of Client renewals;

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  the mix of applications and services sold during a period; and

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  the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies.

         We are particularly subject to fluctuations in our quarterly results of operations because the costs associated with entering into Client contracts are generally incurred up front, while we generally recognize revenue over the term of the contract. Further, most of our revenue in any given quarter is derived from contracts entered into with our Clients during previous quarters. Consequently, a decline in new or renewed contracts in any one quarter may not be fully reflected in our revenue for that quarter. Such declines, however, would negatively affect our revenue in future periods and the effect of significant downturns in sales of and market demand for our solution, and potential changes in our rate of renewals or renewal terms, may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, with the exception of the first quarter during peak benefits enrollment, as revenue from new Clients must be recognized over the applicable term of the contract. Accordingly, the effect of changes in the industry impacting our business or changes we experience in our new sales may not be reflected in our short-term results of operations. Any fluctuation in our quarterly results may not accurately reflect the underlying performance of our business and could cause a decline in the trading price of our common stock.

If we fail to manage our growth effectively, our expenses could increase more than expected, our revenue may not increase and we may be unable to implement our business strategy.

         We have experienced significant growth in recent periods, which puts strain on our business, operations and employees. For example, we grew from 95 full-time employees at December 31, 2013 to 222 full-time employees at December 31, 2014 and 259 full-time employees at March 31, 2015. We have also more than doubled our client and membership bases over the past two years. We anticipate that our operations will continue to rapidly expand. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our IT infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of qualified sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel and management personnel, and the availability of such personnel, in particular software engineers, may be constrained.

         A key aspect to managing our growth is our ability to scale our capabilities to implement our solution satisfactorily with respect to both large and demanding Clients, who currently constitute the substantial majority of our client base, as well as smaller Clients who are becoming an increasingly larger portion of our client base. Large Clients often require specific features or functions unique to their membership base, which, at a time of significant growth or during periods of high demand, may strain our implementation capacity and hinder our ability to successfully implement our solution to our Clients in a timely manner. We may also need to make further investments in our technology and automate portions of our solution or services to decrease our costs. If we are unable to address the needs of our Clients or Members, or our Clients or Members are unsatisfied with the quality of our solution or services, they may not renew their contracts, seek to cancel or terminate their relationship with us or renew on less favorable terms, any of which could cause our annual net dollar retention rate to decrease.

         Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations, result in weaknesses in our infrastructure, systems or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and may divert financial resources from other projects such as the development of new applications and services. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy. The quality of our services may also suffer, which could negatively affect our reputation and harm our ability to attract and retain Clients.

We incur significant upfront costs in our Client relationships, and if we are unable to maintain and grow these Client relationships over time, we are likely to fail to recover these costs, which could have a material adverse effect on our business, financial condition and results of operations.

         We derive most of our revenue from subscription access fees. Accordingly, our business model depends heavily on achieving economies of scale because our initial upfront investment is costly and the associated revenue is recognized on a ratable basis. We devote significant resources to establish relationships with our Clients and implement our solution and related services. This is particularly so in the case of large enterprises that, to date, have comprised a substantial majority of our client base and revenue and often request or require specific features or functions unique to their particular business processes. Accordingly, our results of operations will depend in substantial part on our ability to deliver a successful experience for both Clients and Members and persuade our Clients to maintain and grow their relationship with us over time. Additionally, as our business is growing significantly, our Client acquisition costs could outpace our build-up of recurring revenue, and we may be unable to reduce our total operating costs through economies of scale such that we are unable to achieve profitability. If we fail to achieve appropriate economies of scale or if we fail to manage or anticipate the evolution and in future periods, demand, of the subscription access fee model, our business, financial condition and results of operations could be materially adversely affected.

If our existing Clients do not continue or renew their contracts with us, renew at lower fee levels or decline to purchase additional applications and services from us, it could have a material adverse effect on our business, financial condition and results of operations.

         We expect to derive a significant portion of our revenue from renewal of existing Client contracts and sales of additional applications and services to existing Clients. As part of our growth strategy, for instance, we have recently focused on expanding our services amongst current Clients. As a result, achieving a high annual net dollar retention rate and selling additional applications and services are critical to our future business, revenue growth and results of operations.

         Factors that may affect our annual net dollar retention rate and our ability to sell additional applications and services include, but are not limited to, the following:

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  the price, performance and functionality of our solution;

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  the availability, price, performance and functionality of competing solutions;

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  our ability to develop and sell complementary applications and services;

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  the stability, performance and security of our hosting infrastructure and hosting services;

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  changes in healthcare laws, regulations or trends; and

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  the business environment of our Clients and, in particular, headcount reductions by our Clients.

         We enter into subscription access contracts with our Clients. These contracts generally have stated initial terms of one year. Most of our Clients have no obligation to renew their subscriptions for our solution after the initial term expires. In addition, our Clients may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these Clients and may decrease our annual net dollar retention rate. Our future results of operations also depend, in part, on our ability to expand into new clinical specialties and across care settings and use cases. If our Clients fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new products and services from us, our revenue may decline or our future revenue growth may be constrained.

         In addition, after the initial contract year, a significant number of our Client contracts allow Clients to terminate such agreements for convenience at certain times, typically with one to three months advance notice. We typically incur the expenses associated with integrating a Client's data into our healthcare database and related training and support prior to recognizing meaningful revenue from such Client. Subscription access revenue is not recognized until our products are implemented for launch, which is generally from one to three months from contract signing. If a Client terminates its contract early and revenue and cash flows expected from a Client are not realized in the time period expected or not realized at all, our business, financial condition and results of operations could be adversely affected.

Our sales and implementation cycle can be long and unpredictable and requires considerable time and expense, which may cause our results of operations to fluctuate.

         The sales cycle for our solution from initial contact with a potential lead to contract execution and implementation, varies widely by Client, ranging from a number of days to approximately 24 months. Some of our Clients undertake a significant and prolonged evaluation process, including to determine whether our services meet their unique healthcare needs, which frequently involves evaluation of not only our solution but also an evaluation of those of our competitors, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our Clients about the use, technical capabilities and potential benefits of our solution. Moreover, our large enterprise Clients often begin to deploy our solution on a limited basis, but nevertheless demand extensive configuration, integration services and pricing concessions, which increase our upfront investment in the sales effort with no guarantee that these Clients will deploy our solution widely enough across their organization to justify our substantial upfront investment. It is possible that in the future we may experience even longer sales cycles, more complex Client needs, higher upfront sales costs and less predictability in completing some of our sales as we continue to expand our direct sales force, expand into new territories and market additional applications and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, it could have a material adverse effect on our business, financial condition and results of operations.

We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

         While the telehealth market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in the telehealth industry for our solution from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. These competitors include MDLIVE, Inc., American Well Corporation and Doctor on Demand, Inc. In addition, large, well-financed health plans have in some cases developed their own telehealth tools and may provide these solutions to their customers at discounted prices. Competition from specialized software and solution providers, health plans and other parties will result in continued pricing pressures, which is likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability and market share.

         Some of our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the telehealth market, which could create additional price pressure. In light of these factors, even if our solution is more effective than those of our competitors, current or potential Clients may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete in the telehealth market, our business, financial condition and results of operations could be materially adversely affected.

If we cannot implement our solution for Clients or resolve any technical issues in a timely manner, we may lose Clients and our reputation may be harmed.

         Our Clients utilize a variety of data formats, applications and infrastructure and our solution must support our Clients' data formats and integrate with complex enterprise applications and infrastructures. If our platform does not currently support a Client's required data format or appropriately integrate with a Client's applications and infrastructure, then we must configure our platform to do so, which increases our expenses. Additionally, we do not control our Clients' implementation schedules. As a result, if our Clients do not allocate the internal resources necessary to meet their implementation responsibilities or if we face unanticipated implementation difficulties, the implementation may be delayed. If the Client implementation process is not executed successfully or if execution is delayed, we could incur significant costs, Clients could become dissatisfied and decide not to increase utilization of our solution or not to implement our solution beyond an initial period prior to their term commitment or, in some cases, revenue recognition could be delayed. In addition, competitors with more efficient operating models with lower implementation costs could jeopardize our Client relationships.

         Our Clients and Members depend on our support services to resolve any technical issues relating to our solution and services, and we may be unable to respond quickly enough to accommodate short-term increases in Member demand for support services, particularly as we increase the size of our client and membership bases. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict Member demand for technical support services, and if Member demand increases significantly, we may be unable to provide satisfactory support services to our Members. Further, if we are unable to address Members' needs in a timely fashion or further develop and enhance our solution, or if a Client or Member is not satisfied with the quality of work performed by us or with the technical support services rendered, then we could incur additional costs to address the situation or be required to issue credits or refunds for amounts related to unused services, and our profitability may be impaired and Clients' dissatisfaction with our solution could damage our ability to expand the number of applications and services purchased by such Clients. These Clients may not renew their contracts, seek to terminate their relationship with us or renew on less favorable terms. Moreover, negative publicity related to our Client relationships, regardless of its accuracy, may further damage our business by affecting our reputation or ability to compete for new business with current and prospective Clients. If any of these were to occur, our revenue may decline and our business, financial condition and results of operations could be adversely affected.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

         Our success depends largely upon the continued services of our key executive officers. These executive officers are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We maintain "key person" insurance in the amount of $4.0 million for Jason Gorevic, our Chief Executive Officer, but not for any of our other executive officers or any of our other key employees. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

         To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than we have.

         In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity instruments may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel or failure to retain and motivate our current personnel, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

         We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our solution and attracting new Clients. Our brand promotion activities may not generate Client awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain Clients necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad Client adoption of our solution.

Our marketing efforts depend significantly on our ability to receive positive references from our existing Clients.

         Our marketing efforts depend significantly on our ability to call upon our current Clients to provide positive references to new, potential Clients. Given our limited number of long-term Clients, the loss or dissatisfaction of any Client could substantially harm our brand and reputation, inhibit widespread adoption of our solution and impair our ability to attract new Clients and maintain existing Clients. Any of these consequences could lower our annual net dollar retention rate and have a material adverse effect on our business, financial condition and results of operations.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

         Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark and trade secret laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and assignment of inventions agreements. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solution, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

We may acquire other companies or technologies, which could divert our management's attention, result in dilution to our stockholders and otherwise disrupt our operations and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have a material adverse effect on our business, financial condition and results of operations.

         We may in the future seek to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our solution, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

         In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, but not limited to:

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  inability to integrate or benefit from acquired technologies or services in a profitable manner;

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  unanticipated costs or liabilities associated with the acquisition;

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  difficulty integrating the accounting systems, operations and personnel of the acquired business;

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  difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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  difficulty converting the clients of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

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  diversion of management's attention from other business concerns;

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  adverse effects to our existing business relationships with business partners and Clients as a result of the acquisition;

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  the potential loss of key employees;

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  use of resources that are needed in other parts of our business; and

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  use of substantial portions of our available cash to consummate the acquisition.

         In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

         Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may suffer.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes which could adversely affect our results of operations.

         We do not collect sales and use and similar taxes in any states based on our belief that our services are not subject to such taxes in any state. Sales and use and similar tax laws and rates vary greatly from state to state. Certain states in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest with respect to past services, and we may be required to collect such taxes for services in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our results of operations.

Economic uncertainties or downturns in the general economy or the industries in which our Clients operate could disproportionately affect the demand for our solution and negatively impact our results of operations.

         General worldwide economic conditions have experienced significant downturns during the last ten years, and market volatility and uncertainty remain widespread, making it potentially very difficult for our Clients and us to accurately forecast and plan future business activities. During challenging economic times, our Clients may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us and adversely affect our revenue. If that were to occur, our financial results could be harmed. Further, challenging economic conditions may impair the ability of our Clients to pay for the applications and services they already have purchased from us and, as a result, our write-offs of accounts receivable could increase. We cannot predict the timing, strength or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which we operate worsens, our business could be harmed.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

         Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of the telehealth market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

Natural or man-made disasters and other similar events may significantly disrupt our business and negatively impact our business, financial condition and results of operations.

         Our offices may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters and acts of terrorism or other criminal activities, which may render it difficult or impossible for us to operate our business for some period of time. For example, our headquarters are located in the greater New York City area, a region with a history of terrorist attacks and hurricanes. Any disruptions in our operations related to the repair or replacement of our offices, could negatively impact our business and results of operations and harm our reputation. Although we maintain a $1.0 million insurance policy covering damage to property we rent and have an additional $2.0 million of coverage under our general insurance policy, such insurance may not be sufficient to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, financial condition and results of operations. In addition, our Clients' facilities may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or material adverse effects on our business.

Future sales to Clients outside the United States or with international operations may expose us to risks inherent in international sales that, if realized, could adversely affect our business.

         We may in the future expand internationally. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States. Because of our limited experience with international operations, our international expansion efforts may not be successful in creating demand for our products and services outside of the United States or in effectively selling our solutions in the international markets we enter. In addition, we will face risks in doing business internationally that could adversely affect our business, including, but not limited to, the following:

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  the need to localize and adapt our solutions for specific countries, including translation into foreign languages and associated expenses;

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  data privacy laws that require that Client data be stored and processed in a designated territory;

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  difficulties in staffing and managing foreign operations;

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  different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

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  new and different sources of competition;

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  weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

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  laws and business practices favoring local competitors;

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  compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

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  increased financial accounting and reporting burdens and complexities;

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  restrictions on the transfer of funds;

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  adverse tax consequences; and

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  unstable regional economic and political conditions.

         If we denominate our international contracts in local currencies, fluctuations in the value of the U.S. dollar and foreign currencies may impact our results of operations when translated into U.S. dollars.

Risks Related to this Offering and Ownership of Our Common Stock

After this offering, our executive officers, directors and principal stockholders, if they choose to act together, will continue to retain significant voting power.

         Upon the closing of this offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock before this offering and their respective affiliates

will, in the aggregate, hold shares representing approximately         % of our outstanding common stock. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:

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  delay, defer or prevent a change in control;

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  entrench our management and our board of directors; or

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  impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.

We have an unremediated material weakness in internal control over financial reporting. Our failure to establish and maintain effective internal control over financial reporting could result in our failure to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which in turn could cause the trading price of our common stock to decline.

         In connection with our most recent audit, we identified a material weakness in our internal control over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

         The material weakness pertains to the breadth of our internal accounting team. Specifically, we do not have a sufficient number of accounting personnel to effectively design and operate proper internal controls over financial reporting. We are working to remediate the material weakness. We have begun taking steps and plan to take additional measures to remediate the underlying causes of the material weakness, primarily through the continued hiring of additional accounting personnel. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take to fully remediate the material weakness. If our remedial measures are insufficient to address the material weakness, or if significant deficiencies or material weaknesses in our internal control over financial reporting are discovered or occur in the future, it may adversely affect the results of our management evaluations and, when required, annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. In addition, if we are unable to successfully remediate the material weakness and if we are unable to produce accurate and timely financial statements or we are required to restate our financial results, our common stock price may be adversely affected and we may be unable to maintain compliance with the NYSE listing requirements.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

         The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares subsequently are issued under outstanding options or warrants, you will incur further dilution. Based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $             per share,

representing the difference between our pro forma net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately         % of the aggregate price paid by all purchasers of our stock but will own only approximately         % of our common stock outstanding after this offering.

An active trading market for our common stock may not develop.

         Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. Although we intend to apply to have our common stock approved for listing on the NYSE, an active trading market for our common stock may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell the shares of our common stock you purchase in this offering without depressing the market price for our common stock or at all.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

         Our stock price is likely to be volatile. The stock market has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including, but not limited to:

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  the success of competitive products or technologies;

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  developments related to our existing or any future collaborations;

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  regulatory or legal developments in the United States and other countries;

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  developments or disputes concerning our intellectual property or other proprietary rights;

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  the recruitment or departure of key personnel;

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  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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  variations in our financial results or those of companies that are perceived to be similar to us;

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  changes in the structure of healthcare payment systems;

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  general economic, industry and market conditions; and

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  the other factors described in this "Risk Factors" section.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

         Our management and board of directors will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. We intend to use the net proceeds of this offering for working capital and general corporate purposes, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. However, we have no commitments with respect to any such acquisitions or investments at this time, and our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our new applications and services. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. You will not have the opportunity to influence our decision on how to use our net proceeds from this offering.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

         Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding             shares of common stock based on the number of shares outstanding as of                    , 2015. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing stockholders. The remaining              shares are currently restricted as a result of securities laws or lock-up agreements but will become eligible to be sold at various times beginning 180 days after this offering. Moreover, after this offering, holders of an aggregate of              shares of our common stock will have rights, subject to specified conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section of this prospectus.

We are an "emerging growth company," and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

         We are an "emerging growth company," as defined in the JOBS Act and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

  •
  being permitted to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting;

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  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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  exemption from the requirements of holding a nonbinding advisory vote on executive compensation and obtaining stockholder approval of any golden parachute payments not previously approved.

         We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

         The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

         Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions include those establishing:

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  a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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  no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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  the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from filling vacancies on our board of directors;

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  the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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  the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

  •
  the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

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  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

  •
  the requirement that a special meeting of stockholders be called only by the chairman of our board of directors, the chief executive officer, the president or our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

  •
  advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

         Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

         Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws or (5) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect our business, financial condition or results of operations.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation will be your sole source of gain, if any.

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. Any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We could be subject to securities class action litigation.

         In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Many statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," and other similar expressions. These forward-looking statements and projections are contained throughout this prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include, but are not limited to the following:

  •
  ongoing legal challenges to or new state actions against our business model;

  •
  our dependence on our relationships with affiliated professional entities;

  •
  evolving government regulations and our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business;

  •
  our ability to operate in the heavily regulated healthcare industry;

  •
  our history of net losses and accumulated deficit;

  •
  the impact of recent healthcare reform legislation and other changes in the healthcare industry;

  •
  risk of the loss of any of our significant Clients;

  •
  risks associated with a decrease in the number of individuals offered benefits by our Clients or the number of products and services to which they subscribe;

  •
  our ability to establish and maintain strategic relationships with third parties;

  •
  our ability to recruit and retain a network of qualified Providers;

  •
  risk that the insurance we maintain may not fully cover all potential exposures;

  •
  rapid technological change in the telehealth market;

  •
  risks associated with a material weakness that has been identified;

  •
  the amount of the costs, fees, expenses and charges related to this initial public offering and the related costs of being a public company;

  •
  any statements of belief and any statements of assumptions underlying any of the foregoing;

  •
  other factors disclosed in this prospectus; and

  •
  other factors beyond our control.

         These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

 USE OF PROCEEDS

         We estimate the proceeds to us from this offering will be approximately $                           million, based on an assumed public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares from us is exercised in full, we estimate that we will receive additional net proceeds of $             .

         Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us by approximately $              million, after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) the net proceeds to us by approximately $              million, after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us, assuming the public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Any increase or decrease in the net proceeds would not change our intended use of proceeds.

         We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies. However, we have no commitments with respect to any such acquisitions or investments at this time.

         Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

 DIVIDEND POLICY

         We have never declared or paid dividends on our common stock. We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

CAPITALIZATION

         The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015, as follows:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (1) the automatic conversion of all outstanding shares of our preferred stock into                           shares of our common stock upon the closing of this offering and (2) the filing of our amended and restated certificate of incorporation upon the closing of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to our issuance and sale of                          shares of our common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

         Our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our audited consolidated financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial information contained in this prospectus.

	As of March 31, 2015
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except par value and share data)
Cash and cash equivalents	$32,060	$	$

Long-term bank and other debt	25,054	$	$
Convertible preferred stock, $0.001 par value per share; 50,479,286 shares authorized, 50,452,939 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted; aggregate liquidation value of $117,914 as of March 31, 2015	117,914
Redeemable common stock, $0.001 par value: 258,978 common shares issued and outstanding	2,852
Stockholders' equity:
Common stock, $0.001 par value per share: 73,559,000 shares authorized, 4,709,331 shares issued and outstanding, actual; shares authorized, pro forma and pro forma as adjusted; shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	5
Additional paid in capital	5,791
Accumulated deficit	(85,195)

Total stockholders' deficit	(79,399)

Total capitalization	$66,421	$	$

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid in capital, total stockholders' equity/(deficit) and total capitalization by approximately $              million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid in capital, total stockholders' equity/(deficit) and total capitalization by approximately $              million. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

 DILUTION

         If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering and the use of proceeds therefrom.

         As of March 31, 2015, we had a historical net tangible book value (deficit) of approximately $(1.0) million, or $(0.21) per share. Our historical net tangible book value per share represents total tangible assets less total liabilities divided by the number of shares of common stock outstanding as of March 31, 2015.

         Our pro forma net tangible book value as of March 31, 2015 was $              million, or $             per share, based on shares of our common stock outstanding as of March 31, 2015, after giving effect to the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.

         After giving further effect to the sale of             shares of common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2015 would have been approximately $              million, or approximately $             per share. This amount represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution of approximately $             per share to new investors participating in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Historical net tangible book value per share as of March 31, 2015	$
Increase per share attributable to the conversion of our preferred stock
Pro forma net tangible book value per share as of March 31, 2015

Increase per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

         Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $             , and dilution in pro forma net tangible book value per share to new investors by approximately $             , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by approximately $             per share and decrease (increase) the dilution to new investors by approximately $             per share, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

         If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after this offering would be $             per share, the increase in pro forma net tangible book value per share would be $             and the

dilution per share to new investors would be $             per share, in each case assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

         The following table summarizes on the pro forma as adjusted basis described above, as of March 31, 2015, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
(in thousands, other than shares and percentages)
Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%		$

         To the extent any of these outstanding options or warrants is exercised, there will be further dilution to new investors. If all of such outstanding options and warrants had been exercised as of March 31, 2015, the pro forma as adjusted net tangible book value per share after this offering would be $             , and total dilution per share to new investors would be $             .

         If the underwriters exercise their option to purchase additional shares of our common stock in full:

  •
  the percentage of shares of common stock held by existing stockholders will decrease to approximately         % of the total number of shares of our common stock outstanding after this offering; and

  •
  the number of shares held by new investors will increase to                          , or approximately         % of the total number of shares of our common stock outstanding after this offering.

SELECTED HISTORICAL FINANCIAL INFORMATION

         The following table sets forth our selected historical consolidated financial information. The balance sheet data as of December 31, 2013 and 2014 and the statement of operations and cash flow data for the years ended December 31, 2013 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 2015 and the statement of operations data for the three months ended March 31, 2014 and 2015 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 2014 have been derived from our unaudited consolidated financial statements not included in this prospectus. We completed our acquisitions of Consult A Doctor on August 29, 2013, AmeriDoc on May 1, 2014 and BetterHelp on January 23, 2015. The results of operations of Consult A Doctor and AmeriDoc since the respective acquisition dates have been included in our audited consolidated financial statements included elsewhere in this prospectus. The results of operations of Consult A Doctor, AmeriDoc and BetterHelp since the respective acquisition dates have been included in our unaudited consolidated financial statements included elsewhere in this prospectus. You should read the information contained in this table in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year, and our historical results are not indicative of the results to be expected in the future.

	Year Ended December 31,		Three Months Ended March 31,
	2013	2014	2014		2015
	(dollars in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$19,906	$43,528		$9,407	$16,488
Cost of revenue	4,186	9,929		1,982	5,281

Gross profit	15,720	33,599		7,425	11,207
Operating expenses:
Advertising and marketing	4,090	7,662		2,518	4,341
Sales	4,441	11,571		2,145	3,682
Technology and development	3,532	7,573		1,192	2,906
General and administrative	8,772	19,623		3,344	11,968
Depreciation and amortization	754	2,320		414	903

Loss from operations	(5,869)	(15,150)		(2,188)	(12,593)
Interest income (expense), net	(56)	(1,499)		(54)	(568)

Net loss before taxes	5,925	(16,649)		(2,242)	(13,161)
Income tax provision (benefit)	94	388		72	(458)

Net loss	$(6,019)	$(17,037)		$(2,314)	(12,703)

Per Share Data:
Net loss per share, basic and diluted	$(3.52)	$(4.49)		$1.03	$(2.57)
Weighted-average shares used to compute basic and diluted net loss per share	2,793,982	4,486,868		3,254,509	4,943,060
Pro forma net loss per share, basic and diluted (unaudited)		$(0.37)	$		$(0.20)
Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)		53,734,598			63,120,240
Other Data:
Visits	127,107	298,833		65,243	148,696
Members	6.2 million	8.1 million		7.1 million	10.6 million
EBITDA(1)	$(5,115)	$(12,830)		$(1,774)	$(11,690)

	As of December 31,		As of March 31,
	2013	2014	2015
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$3,212	$46,436	$32,060
Working capital	1,685	41,638	25,617
Total assets	27,386	92,007	87,361
Total liabilities	8,331	38,776	45,994
Total stockholders' deficit	(55,452)	(67,535)	(79,399)

(1)
For information about EBITDA, including its limitations, the manner in which it is calculated and a reconciliation from our net loss to EBITDA, see note (1) under the heading "Prospectus Summary—Summary Historical Financial Information" elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         On May 1, 2014, we acquired AmeriDoc, LLC, or AmeriDoc, a provider of telemedicine solutions to small- and medium-sized businesses sold exclusively through brokers and resellers. AmeriDoc was acquired for $17.2 million.

         On May 22, 2015, the Company and Stat Health Services Inc., or StatDoc, executed an Agreement and Plan of Merger. We anticipate closing on the proposed acquisition of StatDoc, on June 16, 2015. StatDoc is a telemedicine provider, focused on managed care, health system and self-insured clients. The purchase price for the proposed StatDoc acquisition is $30.5 million, comprised of $13.7 million of cash and $16.8 million of stock and any working capital adjustments as defined in the Agreement and Plan of Merger.

         The following unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated balance sheet has been derived from the audited consolidated financial statements of Teladoc for the year ended December 31, 2014, the audited consolidated financial statements of AmeriDoc for the period ended April 30, 2014 and the audited financial statements of StatDoc for the year ended December 31, 2014. The unaudited pro forma consolidated financial information has been adjusted for the acquisitions of AmeriDoc and StatDoc as if each had been completed on January 1, 2014, in the case of the unaudited pro forma consolidated statement of operations, and December 31, 2014, in the case of the unaudited pro forma consolidated balance sheet. The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma financial information. The unaudited pro forma consolidated financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations or financial position would have been had the acquisitions of AmeriDoc and StatDoc actually occurred on the dates indicated. The unaudited pro forma financial information should be read in conjunction with the information contained in our audited consolidated financial statements and the audited financial statements of each of AmeriDoc and StatDoc included elsewhere in this prospectus. The unaudited pro forma financial information also should not be considered representative of our future results of operations. The transactions have been accounted for as acquisitions of AmeriDoc and StatDoc. Under the acquisition method of accounting, with respect to each acquisition, the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective estimated fair market values with any excess purchase price allocated to goodwill. As of the date of this prospectus, the valuation studies for AmeriDoc were completed and deemed final and the estimated fair market value of the assets acquired and liabilities assumed and the related allocations of purchase price are based on the actual net tangible and intangible assets that existed as of the closing date of the acquisition.

         For further information on the AmeriDoc acquisition, see Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

         As of the date of this document, we have not yet performed the detailed final valuation studies necessary to arrive at the final required estimates of the fair market value of the StatDoc assets to be acquired and StatDoc liabilities to be assumed and the related allocations of purchase price, as the acquisition has not yet closed. Accordingly, we have made certain adjustments to the historical book values of the assets and liabilities of StatDoc to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of StatDoc recorded as goodwill and intangible assets. Actual results may differ from those reflected in the unaudited pro forma financial statements once we have completed the valuation studies necessary to finalize the required purchase price allocations and other acquisition related adjustments for StatDoc. There can be no assurances that such finalization will not result in material changes.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014

	Teladoc For the year ended December 31, 2014	AmeriDoc For the period from January 1, 2014 to April 30, 2014	StatDoc for the year ended December 31, 2014	Adjustments Unaudited		For the year ended December 31, 2014 Pro Forma Unaudited
	(in thousands, except share and per share data)
Revenue	$43,528	$1,814	$2,317	$—		$47,659
Cost of revenue	9,929	568	460	—		10,957

Gross profit	33,599	1,246	1,857	—		36,702
Operating expenses:
Advertising and marketing	7,662	13	481	—		8,156
Sales	11,571	479	1,064	—		13,114
Technology and development	7,573	97	1,011	—		8,681
General and administrative	19,623	1,729	2,547	—		23,899
Depreciation and amortization	2,320	9	81	1,492	(A,B)	3,902

Loss from operations	(15,150)	(1,081)	(3,327)	(1,492)		(21,050)
Other income	—	—	83	—		83
Interest income (expense), net	(1,499)	(8)	—	8	(C)	(1,499)

Net loss before taxes	(16,649)	(1,089)	(3,244)	(1,484)		(22,466)
Income taxes	388	5	—	—		393

Net loss	$(17,037)	$(1,094)	$(3,244)	$(1,484)	(D)	$(22,859)

Per share data:
Net loss per share, basic and diluted	$(4.49)	$(0.24)	$(0.72)	$(0.22)		$(3.77)
Weighted-average shares used to compute basic and diluted net loss per share	4,486,868	4,486,868	4,486,868	6,883,298		6,883,298
Pro forma net loss per share, basic and diluted (unaudited)	$(0.37)	$(0.02)	$(0.06)	$(0.03)		$(0.46)
Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)	53,734,598	53,734,598	53,734,598	56,131,028		56,131,028

See accompanying notes to unaudited pro forma consolidated statement of operations.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(A)
Reflects the estimated additional amortization of $157 as a result of increasing the value of AmeriDoc's intangible assets including client lists and non-compete agreements based on the final valuation and estimated useful lives.

(B)
Reflects the estimated additional amortization of $1,335 as a result of increasing the value of StatDoc's intangible assets including client lists, non-compete agreements and technology based on the valuation and estimated useful lives.

(C)
Represents the reversal of all of the interest expense recognized by AmeriDoc as their outstanding debt would have been fully repaid in conjunction with the acquisition.

(D)
Reflects the impact of the pro forma adjustments to the consolidated net loss.

(E)
Reflects the issuance of Teladoc 2,396,430 common shares at a par value of $.01 for the acquisition of StatDoc.

(F)
Reflects the issuance of Teladoc 2,396,430 common shares at a par value of $.01 for the acquisition of StatDoc.

 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2014

	Teladoc As of December 31, 2014	StatDoc As of December 31, 2014	Adjustments Unaudited		As of December 31, 2014 Pro Forma Unaudited
	(in thousands, except share and per share information)
Assets
Current assets:
Cash and cash equivalents	$46,436	$1,509	$(13,725	)(A)	$34,220
Accounts receivable, net	6,839	193	—		7,032
Due from officer	253	34	—		287
Prepaid expenses and other current assets	1,122	7	—		1,129
Deferred taxes	12	—	—		12

Total current assets	54,662	1,743	(13,725)		42,680
Property and equipment, net	1,065	35	—		1,100
Goodwill	28,454	—	21,897	(B)	50,351
Intangible assets, net	7,530	118	7,250	(C)	14,898
Other assets	296	29	—		325

Total assets	$92,007	$1,925	$15,422		$109,354

Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$2,210	$208	$—		$2,418
Accrued expenses and other current liabilities	6,623	364	—		6,987
Accrued compensation	3,358	—	—		3,358
Long term bank and other debt—current	833	—	—		833

Total current liabilities	13,024	572	—		13,596
Other liabilities	62	—	—		62
Deferred taxes	494	—	—		494
Long term bank and other debt	25,196	—	—		25,196
Commitments and contingencies
Convertible preferred stock	117,914	17,638	(17,638	)(D)	117,914
Redeemable common stock	2,852	—	—		2,852
Stockholders' equity (deficit):
Common stock	5	2	22	(E)	29
Additional paid-in capital	4,952	2,904	13,847	(F)	21,703
Accumulated deficit	(72,492)	(19,191)	19,191	(G)	(72,492)

Total stockholders' deficit	(67,535)	(16,285)	33,060		(50,760)

Total liabilities, convertible preferred stock and stockholders' deficit	$92,007	$1,925	$15,422		$109,354

See accompanying notes to unaudited pro forma consolidated balance sheet.

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(A)
Represents 45% of the total purchase price of StatDoc that is intended to be paid in conjunction with the acquisition.

(B)
Represents preliminary goodwill that will be recognized by StatDoc in conjunction with the acquisition by Teladoc.

(C)
Reflects the preliminary increase in value of StatDoc's intangible assets including client lists, non-compete agreements and technology based on the preliminary valuation report.

(D)
Reflects convertible preferred stock of StatDoc that will be eliminated in conjunction with the acquisition.

(E)
Reflects the issuance of Teladoc 2,396,430 common shares at a par value of $.01 ($24) for the acquisition of StatDoc, less $2 of common stock of StatDoc that will be eliminated in conjunction with the acquisition.

(F)
Reflects the issuance of Teladoc 2,396,430 common shares of $16,751 for the acquisition of StatDoc at $7 per share, less $2,904 of additional paid-in capital of StatDoc that will be eliminated in conjunction with the acquisition.

(G)
Reflects accumulated deficit of StatDoc that will be eliminated in conjunction with the acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion summarizes the significant factors affecting the results of operations, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with "Prospectus Summary—Summary Historical Financial Information," "Selected Historical Financial Information" and the audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors."

Overview

         We are the nation's first and largest telehealth platform, delivering on-demand healthcare anytime, anywhere, via mobile devices, the internet, video and phone. Our solution connects consumers, or our Members, with our over 1,100 board-certified physicians and behavioral health professionals who treat a wide range of conditions and cases from acute diagnoses such as upper respiratory infection, urinary tract infection and sinusitis to dermatological conditions, anxiety and smoking cessation. Nearly 11 million unique Members now benefit from access to Teladoc 24 hours a day, seven days a week, 365 days a year, at a cost of $40 per visit. Our solution is delivered with a median response time of less than ten minutes from the time a Member requests a telehealth visit to the time they speak with a Teladoc physician. We completed approximately 300,000 telehealth visits in 2014.

         The Teladoc solution is transforming the access, cost and quality dynamics of healthcare delivery for all of our market participants. Our Members rely on Teladoc to remotely access affordable, on-demand healthcare whenever and wherever they choose. Our Clients purchase our solution to reduce their healthcare spending while at the same time offering convenient, affordable, high-quality healthcare to their employees or beneficiaries. Our Providers have the ability to generate meaningful income and deliver their services more efficiently with no administrative burden. We believe the value proposition of our solution is evidenced by our overall Member satisfaction rate, which has exceeded 95% over the last six years, and a 104% annual net dollar retention rate among our Clients on average over the last three years. We further believe any consumer, employer or health plan or practitioner interested in a better approach to healthcare is a potential Teladoc Member, Client or Provider.

         We generate revenue from our Clients on a contractually recurring, per-Member-per-month, subscription access fee basis, which provides us with significant revenue visibility. In addition, under the majority of our Client contracts, we generate additional revenue on a per-telehealth visit basis, through a visit fee. Subscription access fees are paid by our Clients on behalf of their employees, dependents and other beneficiaries, while visit fees are paid by either Clients or Members. We generated $19.9 million and $43.5 million in revenue for the years ended December 31, 2013 and 2014, respectively, representing 119% year-over-year growth, and $9.4 million and $16.5 million for the three months ended March 31, 2014 and 2015, respectively, representing 75% year-over-year growth. We had net losses of $6.0 million and $17.0 million for the years ended December 31, 2013 and 2014, respectively, and $2.3 million and $12.7 million for the three months ended March 31, 2014 and 2015, respectively. For the three months ended March 31, 2015, 80% and 20% of our revenue were derived from subscription access fees and visit fees, respectively, and for the year ended December 31, 2014, 85% and 15% of our revenue were derived from subscription access fees and visit fees, respectively.

Acquisition History

         We have scaled and intend to continue to scale our platform through the pursuit of selective acquisitions. To date, we have completed the three acquisitions detailed below, which we believe have expanded our distribution capabilities and broadened our service offering.

         In August 2013 we acquired Consult A Doctor for $16.6 million, net of cash acquired. In May 2014, we acquired AmeriDoc for $17.2 million, net of cash acquired. Both of these acquired businesses specialized in providing telehealth solutions to small- and medium-sized businesses through broker distribution channels. These acquisitions added new distribution opportunities that we believe are an important element of our growth strategy. See Note 3 to our audited consolidated financial statements included elsewhere in this prospectus and the audited consolidated financial statements of Consult A Doctor and AmeriDoc included elsewhere in this prospectus.

         In January 2015, we completed the acquisition of BetterHelp, a provider of direct-to-consumer, behavioral health services for $3.5 million in cash and a $1.0 million promissory note and we have agreed to make annual payments to the sellers equal to 15% of the total net revenue generated by the BetterHelp business for each of the next three years. We believe this acquisition will help us broaden our service into the direct-to-consumer and behavioral health sector. See Note 3 to our unaudited consolidated financial statements included elsewhere in this prospectus.

         We anticipate closing on the proposed acquisition of StatDoc on June 16, 2015 for $30.5 million, comprised of $13.7 million of cash and $16.8 million of stock and any working capital adjustments as defined in the Agreement and Plan of Merger governing the acquisition. StatDoc is a telemedicine provider, focused on managed care, health system and self-insured clients. See the audited financial statements of StatDoc included elsewhere in this prospectus.

Key Factors Affecting Our Performance

         Number of Members.    Our revenue growth rate and long-term profitability are affected by our ability to increase our number of Members because we derive a substantial portion of our revenue from subscription access fees via Client contracts that provide Members access to our professional Provider network in exchange for a contractual based monthly fee. Revenue is driven primarily by the number of Clients, the number of Members in a Client's population, the number of services contracted for by a Client and the contractually negotiated prices of our services and the negotiated pricing that is specific to that particular Client. We believe that increasing our membership is an integral objective that will provide us with the ability to continually innovate our services and support initiatives that will enhance Member experiences and lead to increasing or maintaining our existing annual net dollar retention rate.

         Number of Visits.    We also realize revenue in connection with the completion of a visit. Accordingly, our visit revenue, or visit fees, increase as the number of visits increase. Visit fee revenue is driven primarily by the number of Clients, the number of Members in a Client's population, Member utilization of our Provider network services and the contractually negotiated prices of our services. We believe that increasing our current Member utilization rate is a key objective in order for our Clients to realize tangible healthcare savings with our service.

         Annual Net Dollar Retention Rate.    We disclose annual net dollar retention rate as a supplemental measure of our organic revenue growth. We believe annual net dollar retention rate is an important metric that provides insight into the long-term value and stability of our subscription agreements and our ability to retain and grow revenue from our existing Clients. Because we typically enter into annual contracts with our Clients, a large percentage of our Client agreements have reached the end of their original terms and, as a result, we have observed significant renewal rates. We observed a 104% annual net dollar retention rate among our Clients on average over the last three years. We calculate annual net dollar retention rate as the aggregate annualized subscription contract value as of the last day of a calendar year from our Clients that have been under contract with us for at least 12 months divided by the aggregate annualized subscription contract value from all our Clients as of the last day of the prior calendar year. We calculate the annualized subscription contract value for each Client by multiplying the monthly recurring revenue of such Client by 12. For the purposes of annual net dollar retention rate, we count health plan Clients separately from each self-insured employer Client that contracts with us through a health plan relationship.

         Seasonality.    We typically experience the strongest increases in consecutive quarterly revenue during the fourth and first quarters of each year, which coincides with traditional annual benefit enrollment seasons. In particular, as a result of many Clients' introduction of new services at the very end of the current year, or the start of each year, the majority of our new Client contracts have an effective date of January 1. Additionally, as a result of national seasonal cold and flu trends, we experience our highest level of visit fees during the first and fourth quarters of each year when compared to other quarters of the year. Conversely, the second quarter of the year has historically been the period of lowest utilization of our Provider network services relative to the other quarters of the year. See "Risk Factors—Risks Related to Our Business—Our quarterly results may fluctuate significantly, which could adversely impact the value of our common stock."

Components of Results of Operations

    Revenue

         We generate in excess of 80% of our revenue from our Clients who purchase access to our professional Provider network for their employees, dependents and other beneficiaries. Our Client contracts include a per-Member-per-month subscription access fee as well as a visit fee for each completed visit, which is either paid to us by the Client, the Member or both parties. Accordingly, we generate subscription access revenue from our subscription access fees and visit revenue from our visit fees.

         Subscription access revenue accounted for approximately 83% and 85% of our total revenue during the years ended December 31, 2013 and 2014, respectively, and 85% and 80% during the three months ended March 31, 2014 and 2015, respectively. Subscription access revenue is driven primarily by the number of Clients, the number of Members in a Client's population, the number of services contracted for by a Client and the contractually negotiated prices of our services. Visit fee revenue is driven primarily by the number of Clients, the number of Members in a Client's population, Member utilization of our professional Provider network services and the contractually negotiated prices of our services.

         We recognize subscription access fees monthly when the following criteria are met: (i) there is an executed subscription agreement, (ii) the Member has access to the service, (iii) collection of the fees is reasonably assured and (iv) the amount of fees to be paid by the Client and Member is fixed and determinable. Our agreements generally have a term of one year. The majority of Clients renew their contracts with us following their first year of services. We generally invoice our Members in advance on a monthly basis. Visit fees are recognized as incurred and billed in arrears.

         See "—Critical Accounting Policies and Estimates—Revenue Recognition" for a more detailed discussion of our revenue recognition policy.

    Cost of Revenue

         Cost of revenue primarily consists of fees paid to our Providers, costs incurred in connection with our Provider network operations, which include employee-related expenses (including salaries and benefits) and costs related to our contracted third-party call center and insurance, which includes coverage for medical malpractice claims. Cost of revenue is driven primarily by the number of visits completed in each period. Many of the elements of the cost of revenue are relatively variable and semi-variable, and can be reduced in the near-term to offset any decline in our revenue. Our business and operational models are designed to be highly scalable and leverage variable costs to support revenue-generating activities. While we currently expect to grow our headcount to build our Provider network operations center and to enhance our sales and technology capabilities, we believe our increased investment in automation and integration capabilities and economies of scale in our Provider network operations center operating model, will position us to grow our revenue at a greater rate than our cost of revenue.

    Gross Profit

         Our gross profit is our total revenue minus our total cost of revenue, and our gross margin is our gross profit expressed as a percentage of our total revenue. Our gross margin has been and will continue to be affected by a number of factors, including the fees we charge our Clients, the number of visits we complete and the costs of running our Provider network operations center. We expect our annual gross margin to remain relatively steady over the near term, although our quarterly gross margin is expected to fluctuate from period to period depending on the interplay of these factors.

    Advertising and Marketing Expenses

         Advertising and marketing expenses consist primarily of personnel and related expenses for our marketing staff, including costs of communications materials that are produced to generate greater awareness and utilization among our Clients and Members. Marketing costs also include third-party independent research, trade shows and brand messages, public relations costs and stock-based compensation for our advertising and marketing employees. Our advertising and marketing expenses exclude any allocation of occupancy expense and depreciation and amortization.

         We expect our advertising and marketing expenses to increase for the foreseeable future as we continue to increase the size of our advertising and marketing operations and expand into new products and markets. Our advertising and marketing expenses will fluctuate as a percentage of our total revenue from period to period due to the seasonality of our total revenue and the timing and extent of our advertising and marketing expenses. We will continue to invest in advertising and marketing by hiring additional personnel and promoting our brand through a variety of marketing and public relations activities.

    Sales Expenses

         Sales expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, employment taxes, travel and stock-based compensation costs for our employees engaged in sales, account management and sales support. Our sales expenses exclude any allocation of occupancy expense and depreciation and amortization.

         We expect our sales expenses to increase as we strategically invest to expand our business. We expect to hire additional sales personnel and related account management and sales support personnel to capture an increasing amount of our market opportunity. As we scale our sales and related account management and sales support personnel in the short- to medium-term, we expect these expenses to increase in both absolute dollars and as a percentage of revenue. We will continue to invest in sales by hiring additional sales and account management and sales support personnel.

    Technology and Development Expenses

         Technology and development expenses include personnel and related expenses for software engineering, information technology infrastructure, security and compliance and product development. Technology and development expenses also include outsourced software engineering services, the costs of operating our on-demand technology infrastructure and stock-based compensation for our technology and development employees. Our technology and development expenses exclude any allocation of occupancy expense and depreciation and amortization.

         We expect our technology and development expenses to increase for the foreseeable future as we continue to invest in the development of our technology platform. Our technology and development expenses may fluctuate as a percentage of our total revenue from period to period due to the seasonality of our total revenue and the timing and extent of our technology and development expenses. Historically, the majority of our technology and development expenses has been expensed.

    General and Administrative Expenses

         General and administrative expenses include personnel and related expenses of, and professional fees incurred by, our executive, finance, legal and human resources departments. They also include stock-based compensation and all facilities costs including, utilities, communications and facilities maintenance. Our general and administrative expenses exclude any allocation of depreciation and amortization.

         We expect our general and administrative expenses to increase for the foreseeable future following the completion of this offering due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. However, we expect our general and administrative expenses to remain steady as a percentage of our total revenue over the near-term. Our general and administrative expenses may fluctuate as a percentage of our total revenue from period to period due to the seasonality of our total revenue and the timing and extent of our general and administrative expenses.

    Depreciation and Amortization

         Depreciation and amortization consists primarily of depreciation of fixed assets, amortization of capitalized software development costs and amortization of acquisition-related intangible assets.

    Interest Income (Expense)

         Interest income (expense) consists of interest costs associated with our bank and other debt.

    Income Tax Provision (Benefit)

         We account for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and NOLs. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse. We assess the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized. We have also recorded deferred tax liabilities arising principally from the difference between treatment of the goodwill between tax and financial accounting book purposes. We have provided a full valuation allowance for our deferred tax assets at December 31, 2014 and March 31, 2015, due to the uncertainty surrounding the future realization of such assets. As of December 31, 2014 and March 31, 2015, we have approximately $54.1 million and $65.8 million, respectively, of federal NOLs available to offset future taxable income. If not utilized, the federal NOLs begin to expire in 2024 and 2025, respectively. See "Risk Factors—Risks Related to Our Business—Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations."

Results of Operations

    Comparison of the Three Months Ended March 31, 2014 and 2015

         The following table sets forth our consolidated statement of operations data for the three months ended March 31, 2014 and 2015 and the dollar and percentage change between the two periods:

	Three Months Ended March 31,		Change
	2014	2015	$	%
	(in thousands, except percentages)
Revenue	$9,407	$16,488	$7,081	75%
Cost of revenue	1,982	5,281	3,299	166%

Gross profit	7,425	11,207	3,782	51%
Operating expenses:
Advertising and marketing	2,518	4,341	1,824	72%
Sales	2,145	3,682	1,537	72%
Technology and development	1,192	2,906	1,714	144%
General and administrative	3,344	11,968	8,624	258%

Total operating expenses	9,199	22,897	13,698	149%

EBITDA(1)	(1,774)	(11,690)	(9,916)	559%
Depreciation and amortization	414	903	489	118%

Loss from operations	(2,188)	(12,593)	(10,405)	475%
Interest income (expense), net	(54)	(568)	514	942%

Net loss before taxes	(2,242)	(13,161)	(10,918)	487%
Income tax provision (benefit)	72	(458)	530	739%

Net loss	$(2,314)	$(12,703)	$(10,389)	449%

(1)
For information about EBITDA, including its limitations, the manner in which it is calculated and a reconciliation from our net loss to EBITDA, see note (1) under the heading "Prospectus Summary—Summary Historical Financial Information" elsewhere in this prospectus.

         We completed our acquisitions of Consult A Doctor on August 29, 2013, AmeriDoc on May 1, 2014 and BetterHelp on January 23, 2015. The results of operations of Consult A Doctor and AmeriDoc since the respective acquisition dates have been included in our audited consolidated financial statements included elsewhere in this prospectus. The results of operations of Consult A Doctor, AmeriDoc and BetterHelp since the respective acquisition dates have been included in our unaudited consolidated financial statements included elsewhere in this prospectus.

         Revenue.    Total revenue was $9.4 million for the three months ended March 31, 2014, compared to $16.5 million during the three months ended March 31, 2015, an increase of $7.1 million, or 75%. The increase in revenue was substantially driven by an increase in new Clients and the number of new Members generating additional subscription access fees. The increase in subscription access fees was due to the addition of new Clients, as the number of Members increased by 48% from March 31, 2014 to March 31, 2015. We also experienced 65,243 visits, representing $1.4 million of visit fees for the three months ended March 31, 2014, compared to 148,696 visits, representing $3.3 million of visit fees during the three months ended March 31, 2015, an increase of $1.9 million, or 129%.

         Cost of Revenue.    Cost of revenue was $2.0 million for the three months ended March 31, 2014 compared to $5.3 million for the three months ended March 31, 2015, an increase of $3.3 million, or 166%. The increase was primarily due to increased costs associated with our third-party call center and hiring of additional personnel to manage our physician network operations and increased provider fees and insurance costs.

         Gross Profit.    Gross profit was $7.4 million, or 79% as a percentage of revenue, for the three months ended March 31, 2014 compared to $11.2 million, or 68%, as a percentage of revenue, for the three months ended March 31, 2015, an increase of $3.8 million, or 51%. This increase was primarily due to revenue growth.

         Advertising and Marketing Expenses.    Advertising and marketing expenses were $2.5 million for the three months ended March 31, 2014 compared to $4.3 million for the three months ended March 31, 2015, an increase of $1.8 million, or 72%. This increase primarily consisted of increased independent research initiatives, sponsorship of professional organizations and trade shows of $1.3 million, increased staffing of $0.2 million and other expenses of $0.3 million.

         Sales Expenses.    Sales expenses were $2.1 million for the three months ended March 31, 2014 compared to $3.7 million for the three months ended March 31, 2015, an increase of $1.6 million, or 74%. This increase primarily consisted of increased staffing and sales commissions of $1.1 million, increased travel and entertainment expenses of $0.3 million and an increase to other sales expenses of $0.2 million.

         Technology and Development Expenses.    Technology and development expenses were $1.2 million for the three months ended March 31, 2014 compared to $2.9 million for the three months ended March 31, 2015, an increase of $1.7 million, or 144%. This increase resulted primarily from hiring additional personnel totaling $1.2 million, professional fees of $0.3 million related to the ongoing project to improve and optimize our technology platform and other expenses of $0.2 million.

         General and Administrative Expenses.    General and administrative expenses were $3.3 million for the three months ended March 31, 2014 compared to $12.0 million for the three months ended March 31, 2015, an increase of $8.6 million, or 258%. This increase was driven primarily by an increase in employee-related expenses of approximately $3.4 million as a result of growth in total employee headcount to 259 at March 31, 2015 as compared to 95 at March 31, 2014. Additionally, costs incurred in our physician network operations center in connection with enhancing our Member services increased by $1.1 million and professional fees, principally legal, increased by $2.9 million for the three months ended March 31, 2015 as compared to March 31, 2014. Other expenses, which include charges related to severance costs totaling $0.9 million, the abandonment of our Greenwich, Connecticut office and bad debt expenses, increased from $0.9 million at March 31, 2014 to $2.2 million at March 31, 2015, an increase of $1.3 million.

         Depreciation and Amortization.    Depreciation and amortization was $0.4 million for the three months ended March 31, 2014 compared to $0.9 million for the year three months ended March 31, 2015, an increase of $0.5 million, or 118%. This increase was primarily due to amortization expense of acquisition-related intangible assets of $0.2 million, an increase in amortization expense of capitalized software of $0.1 million and an increase of $0.2 million of depreciation expense on an increased base of fixed assets that grew from $1.5 million at March 31, 2014 to $2.7 million at March 31, 2015.

         Interest Expense.    Interest expense was approximately $0.1 million for the three months ended March 31, 2014 compared to $0.6 million for the three months ended March 31, 2015, an increase of $0.5 million. Interest expense consists of interest costs associated with our bank and other debt.

    Comparison of the Years Ended December 31, 2013 and 2014

         The following table sets forth our consolidated statement of operations data for the years ended December 31, 2013 and 2014 and the dollar and percentage change between the two periods:

	Year Ended December 31,		Change
	2013	2014	$	%
	(in thousands, except percentages)
Revenue	$19,906	$43,528	$23,622	119%
Cost of revenue	4,186	9,929	5,743	137%

Gross profit	15,720	33,599	17,879	114%
Operating expenses:
Advertising and marketing	4,090	7,662	3,572	87%
Sales	4,441	11,571	7,130	161%
Technology and development	3,532	7,573	4,041	114%
General and administrative	8,772	19,623	10,851	124%

Total operating expenses	20,835	46,429	25,594	123%

EBITDA(1)	(5,115)	(12,830)	(7,715)	151%
Depreciation and amortization	754	2,320	1,566	208%

Loss from operations	(5,869)	(15,150)	(9,281)	158%
Interest income (expense), net	(56)	(1,499)	(1,443)	2,558%

Net loss before taxes	(5,925)	(16,649)	(10,724)	181%
Income taxes	94	388	294	313%

Net loss	$(6,019)	$(17,037)	$(11,018)	183%

(1)
For information about EBITDA, including its limitations, the manner in which it is calculated and a reconciliation from our net loss to EBITDA, see note (1) under the heading "Prospectus Summary—Summary Historical Financial Information" elsewhere in this prospectus.

         We completed our acquisitions of Consult A Doctor on August 29, 2013 and AmeriDoc on May 1, 2014. The results of operations of Consult A Doctor and AmeriDoc since the respective acquisition dates have been included in our audited consolidated financial statements included elsewhere in this prospectus.

         Revenue.    Total revenue was $19.9 million for the year ended December 31, 2013, compared to $43.5 million during the year ended December 31, 2014, an increase of $23.6 million, or 119%. The increase in revenue was substantially driven by an increase in new Clients and the number of new Members generating additional subscription access fees. The increase in subscription access fees was due to the addition of new Clients, as the number of Members increased by 31% from December 31, 2013 to December 31, 2014. We also experienced 127,107 visits, representing $3.3 million of visit fees for the year ended December 31, 2013, compared to 298,833 visits, representing $6.5 million of visit fees during the year ended December 31, 2014, an increase of $3.2 million, or 97%.

         Cost of Revenue.    Cost of revenue was $4.2 million for the year ended December 31, 2013 compared to $9.9 million for the year ended December 31, 2014, an increase of $5.7 million, or 137%. The increase was primarily due to increased costs associated with our third-party call center and hiring of additional personnel to manage our physician network operations and increased provider fees and insurance costs.

         Gross Profit.    Gross profit was $15.7 million, or 79% as a percentage of revenue, for the year ended December 31, 2013 compared to $33.6 million, or 77%, as a percentage of revenue, for the year ended December 31, 2014, an increase of $17.9 million, or 114%. This increase was primarily due to revenue growth.

         Advertising and Marketing Expenses.    Advertising and marketing expenses were $4.1 million for the year ended December 31, 2013 compared to $7.7 million for the year ended December 31, 2014, an increase of $3.6 million, or 87%. This increase primarily consisted of increased independent research initiatives, sponsorship of professional organizations and trade shows of $1.7 million, increased staffing of $0.6 million and other expenses of $1.3 million.

         Sales Expenses.    Sales expenses were $4.4 million for the year ended December 31, 2013 compared to $11.6 million for the year ended December 31, 2014, an increase of $7.1 million, or 161%. This increase primarily consisted of increased staffing and sales commissions of $6.2 million, increased travel and entertainment expenses of $0.4 million and an increase to other sales expenses of $0.5 million.

         Technology and Development Expenses.    Technology and development expenses were $3.5 million for the year ended December 31, 2013 compared to $7.6 million for the year ended December 31, 2014, an increase of $4.0 million, or 114%. This increase resulted primarily from hiring additional personnel totaling $2.3 million, professional fees of $1.3 million related to the ongoing project to improve and optimize our technology platform and other expenses of $0.4 million.

         General and Administrative Expenses.    General and administrative expenses were $8.8 million for the year ended December 31, 2013 compared to $19.6 million for the year ended December 31, 2014, an increase of $10.9 million, or 124%. This increase was driven primarily by an increase in employee-related expenses of approximately $3.9 million as a result of growth in total employee headcount from 222 at December 31, 2014 as compared to 95 at December 31, 2013. Additionally, costs incurred in our physician network operations for Member service increased by $2.1 million and professional fees increased by $2.6 million for the year ended December 31, 2014 as compared to December 31, 2013. Other expenses, which include office-related charges and bad debt expenses, increased from $2.0 million at December 31, 2013 to $4.3 million at December 31, 2014, an increase of $2.2 million, and were incurred to support the growth of our business.

         Depreciation and Amortization.    Depreciation and amortization was $0.8 million for the year ended December 31, 2013 compared to $2.3 million for the year ended December 31, 2014, an increase of $1.6 million, or 208%. This increase was primarily due to amortization expense of acquisition-related intangible assets of $1.2 million, an increase in amortization expense of capitalized software of $0.2 million and an increase of $0.2 million of depreciation expense on an increased base of fixed assets that grew from $1.3 million at December 31, 2013 to $2.3 million at December 31, 2014.

         Interest Expense.    Interest expense was approximately $0.1 million for the year ended December 31, 2013 compared to $1.5 million for the year ended December 31, 2014, an increase of $1.4 million. Interest expense consists of interest costs associated with our bank and other debt.

Quarterly Results

         The following tables set forth selected unaudited quarterly consolidated statements of operations data for each of the four quarters in the year ended December 31, 2014 and the first quarter ended March 31, 2015, expressed as dollar amounts and percentage of revenue for each such quarter. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which includes all normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with U.S. GAAP. This data should be read in conjunction with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results of operations are not necessarily indicative of our results of operations for a full year or any future period.

(in thousands, unaudited)	3/31/2014	% of Revenue	6/30/2014	% of Revenue	9/30/2014	% of Revenue	12/31/2014	% of Revenue	3/31/2015	% of Revenue
Revenue	$9,407	100%	$10,289	100%	$10,905	100%	$12,927	100%	$16,488	100%
Cost of revenue	1,982	21%	2,027	20%	2,151	20%	3,769	29%	5,281	32%

Gross profit	7,425	79%	8,262	80%	8,754	80%	9,158	71%	11,207	68%
Operating expenses:
Advertising and marketing	2,518	27%	1,436	14%	1,984	18%	1,724	13%	4,341	26%
Sales	2,145	23%	3,033	29%	3,263	30%	3,130	24%	3,682	22%
Technology and development	1,192	13%	2,064	20%	1,960	18%	2,357	18%	2,906	18%
General and administrative	3,344	36%	4,033	39%	4,754	44%	7,492	58%	11,968	73%

Total operating expenses	9,199	98%	10,566	103%	11,961	110%	14,703	114%	22,897	139%

Depreciation and amortization	414	4%	554	5%	650	6%	702	5%	903	5%

Loss from operations	(2,188)	(23)%	(2,858)	(28)%	(3,857)	(35)%	(6,247)	(48)%	(12,593)	(76)%
Interest income (expense), net	(54)	(1)%	(350)	(3)%	(510)	(5)%	(585)	(5)%	(568)	(3)%

Net loss before taxes	(2,242)	(24)%	(3,208)	(31)%	(4,367)	(40)%	(6,832)	(53)%	(13,161)	(80)%

Income tax provision (benefit)	72	1%	(7)	0%	162	1%	161	1%	(458)	(3)%

Net loss	$(2,314)	(25)%	$(3,201)	(31)%	$(4,529)	(42)%	$(6,993)	(54)%	$(12,703)	(77)%

         We typically experience the strongest increases in consecutive quarterly revenue during the fourth and first quarters of each year, which coincides with traditional annual benefit enrollment seasons. See "—Key Factors Affecting Our Performance—Seasonality."

Liquidity and Capital Resources

         The following table presents a summary of our cash flow activity for the periods set forth below:

	Year Ended December 31,		Three Months Ended March 31,
	2013	2014	2014	2015
	(in thousands)
Consolidated Statements of Cash Flows Data
Net cash used in operating activities	$(6,053)	$(11,359)	$(2,196)	$(10,336)
Net cash used in investing activities	(17,756)	(15,578)	(401)	(4,068)
Net cash provided by financing activities	18,327	70,161	385	28

Total	$(5,482)	$43,224	(2,212)	$(14,376)

         Our principal sources of liquidity were cash and cash equivalents totaling $32.1 million as of March 31, 2015, which were held for working capital purposes. Our cash and cash equivalents are comprised of money market funds.

         Since our inception, we have financed our operations primarily through private sales of equity securities and to a lesser extent, bank borrowings. We believe that our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, contract renewal activity, number of visits, the timing and extent of spending to support product development efforts, our expansion of sales and marketing activities, the introduction of new and enhanced services offerings and the continuing market acceptance of telehealth. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies and intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected. See "Risk Factors—Risks Related to Our Business—Our quarterly results may fluctuate significantly, which could adversely impact the value of our common stock."

    Cash Used in Operating Activities

         For the year ended December 31, 2014, cash used in operating activities was $11.4 million. The negative cash flows resulted primarily from our net loss of $17.0 million, partially offset by depreciation and amortization of $2.3 million, allowance for doubtful debts of $1.3 million, deferred income taxes of $0.4 million and stock-based compensation of $0.5 million, as well as the effect of changes in working capital and other balance sheet accounts resulting in cash inflows of approximately $1.0 million, all of which was due to year-over-year growth.

         For the year ended December 31, 2013, cash used in operating activities was $6.1 million. The cash used primarily related to our net loss of $6.0 million, partially offset by depreciation and amortization of $0.8 million, allowance for doubtful debts of $0.5 million, deferred income taxes of $0.1 million and stock-based compensation of $0.3 million and the effect of changes in working capital and other balance sheet accounts resulting in cash outflows of approximately $1.8 million, all of which was due to year-over-year growth.

         For the three months ended March 31, 2015, cash used in operating activities was $2.2 million, as compared to $10.3 million for the three months ended March 31, 2015. The increase in cash used in operating activities of $8.1 million was primarily the result of additional headcount, increased marketing expenses, costs incurred to improve and optimize our technology platform, increases in our physician network operations and office-related charges to support the growth of our business.

    Cash Used in Investing Activities

         Cash used in investing activities of $15.6 million for the year ended December 31, 2014 principally due to our acquisition of AmeriDoc, which required cash payments of $13.6 million, and of purchases of property and equipment totaling $1.1 million and investments in internally developed capitalized software of $0.7 million.

         Cash used in investing activities of $17.8 million for the year ended December 31, 2013 was principally due to our acquisition of Consult A Doctor, which required initial cash payments of $16.5 million, and of purchases of property and equipment totaling $0.2 million and investments in internally developed capitalized software of $1.1 million.

         Cash used in investing activities was $0.4 million during the three months ended March 31, 2014, as compared to $4.1 million for the three months ended March 31, 2015. The increase in cash used in investing activities was primarily due to the acquisition of BetterHelp.

    Cash Provided by Financing Activities

         Our primary financing activities have consisted of private sales of preferred stock and bank and other borrowings.

         Cash provided by financing activities for the year ended December 31, 2014 of $70.2 million was primarily due to $50.1 million in proceeds from the issuance of preferred stock and $0.7 million of proceeds from the exercise of employee stock options. During this period, we borrowed $19.7 million from a bank. We also repurchased $0.4 million of our preferred and common stock.

         Cash provided by financing activities of $18.3 million for the year ended December 31, 2013 was primarily attributable to the issuance of preferred stock of $14.8 million and $0.6 million of proceeds from the exercise of employee stock options. During this period, we also borrowed $3.0 million from a bank and repurchased $0.1 million of preferred stock.

         Cash provided by financing activities was $0.4 million during the three months ended March 31, 2014, as compared to $0.0 million during the three months ended March 31, 2015. The decrease in cash provided by financing activities of $0.4 million was primarily due to fewer options being exercised.

Indebtedness

         In August 2013, we entered into a Loan and Security Agreement with Silicon Valley Bank, or SVB, that provided for a Term Loan facility in the amount of $7.0 million with an interest rate of prime rate plus 1%. The Term Loan facility is payable in 48 monthly installments commencing April 2015. Our maximum borrowings under this facility totaled $3.0 million in 2013. The Loan and Security Agreement also provided for a Revolving Advance facility that we did not utilize in 2013.

         In May 2014, we entered into an Amended and Restated Loan and Security Agreement with SVB that provided for a Revolving Advance facility and a Term Loan facility, or the Amended Term Loan facility. The Revolving Advance facility provides for borrowings up to $12.0 million based on 300% of our monthly recurring revenue. Borrowings under the Revolving Advance facility were $4.7 million at December 31, 2014, and the facility carries interest at a rate of 0.75% above the prime rate per annum and matures in April 2016. Interest payments are payable monthly in arrears. We entered into an Amendment to the Revolving Advance Facility in March 2015 that extended its maturity to April 2017.

         The Amended Term Loan facility provides for borrowings up to $5.0 million. As of December 31, 2014, the Company had utilized the total $5.0 million available under this facility. The Amended Term Loan facility carries interest at a rate of 1.00% above the prime rate per annum. Interest payments are payable monthly in arrears. Payments on the Amended Term Loan facility will commence in May 2015 and continue with 47 equal month payments of principal plus interest.

         In May 2014, we entered into a Subordinated Loan and Security Agreement with SVB that provided for Mezzanine Term Loans totaling $13.0 million. The total $13.0 million drawdown of the mezzanine facility was completed in September 2014. The mezzanine facility carries interest at a rate of 10.00% per annum and matures in May 2017. Interest payments are payable monthly in arrears. In connection with entry into the mezzanine facility, we granted two affiliates of SVB warrants to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $1.29 per share. The warrants are immediately exercisable and have a ten-year term. We also granted SVB a security interest in significantly all of our assets. The mezzanine facility has been used to fund the expansion of our business. We refer to the Amended Loan and Security Agreement together with the Subordinated Loan and Security Agreement as the SVB Facilities.

         We incurred approximately $0.2 million of loan origination costs in connection with the SVB Facilities and amortized approximately $0.1 million of these costs during the year ended December 31, 2014.

         Effective with the purchase of AmeriDoc, we executed a subordinated promissory note in the amount of $3.5 million payable to the seller of AmeriDoc on April 30, 2015. The subordinated promissory note carries interest at a rate of 10.00% annual interest and is subordinated to the SVB Facilities. In December 2014, we, the seller of AmeriDoc and SVB executed an amended and restated subordinated promissory note, or the AmeriDoc Promissory Note, that extended the maturity of the Note to April 30, 2017.

         Effective with the purchase of BetterHelp, on January 23, 2015, we executed an unsecured, subordinated promissory note in the original principal amount of $1.0 million payable to the seller and an executive of BetterHelp, with all principal and interest, which bears at an annual rate of 5.00%, payable on the third anniversary of closing of the BetterHelp acquisition.

         See Note 8 to our unaudited consolidated financial statements included elsewhere in this prospectus.

Contractual Obligations and Commitments

         The following summarizes our contractual obligations as of December 31, 2014:

	Payment Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Operating leases	$2,467	$910	$1,557	$—	$—
Obligations under SVB Facilities and AmeriDoc Promissory Note	26,200	833	24,950	417	—
Interest associated with long-term debt	4,791	2,041	2,747	3	—

Total	$33,458	$3,784	$29,254	$420	$—

         Our existing office and hosting co-location facilities lease agreements provide us with the option to renew and generally provide for rental payments on a graduated basis. Our future operating lease obligations would change if we entered into additional operating lease agreements as we expand our operations and if we exercised the office and hosting co-location facilities lease options. The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions and the approximate timing of the transaction. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.

Off-Balance Sheet Arrangements

         During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are therefore not exposed to the financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships.

Critical Accounting Policies and Estimates

         The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. Our company is subject to uncertainties such as the impact of future events, economic and political factors and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our audited consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited consolidated financial statements. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long-lived assets (including goodwill and intangible assets), the carrying value, capitalization and amortization of software development costs, the provision for income taxes and related deferred tax accounts, certain accrued liabilities, revenue recognition, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock-based awards.

         On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

         We believe that of our significant accounting policies, which are described in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus, and specifically the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies that we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

    Revenue Recognition

         We offer two types of subscription access revenue contracts: (i) contracts that provide for a fixed monthly charge for access and unlimited visits per Member and (ii) contracts that provide for a fixed monthly charge for access and a contractually defined cost for each visit. Any visit fee revenue that is not included in the subscription access revenue is recognized when the service has been provided to the Member.

         We recognize a substantial portion of our revenue from contracts that provide Clients with subscription access to our professional Provider network, on a subscription basis for a fixed monthly fee which entitles the Client's Members to unlimited consults, or visits. The contracts are generally for a one-year term and have an automatic renewal feature for additional years.

         We commence revenue recognition for the subscription access service on the date that the services are made available to the Client and its Members, which is considered the implementation date, provided all of the following criteria are met:

  •
  there is an executed subscription agreement;

  •
  the Member has access to the service;

  •
  collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the Client and Member is fixed or determinable.

  Subscription Access Revenue

         Subscription access revenue recognition commences on the date that our services are made available to the Client, which is considered the implementation date, provided all of the other criteria described above are met. Revenue is recognized over the term of the contract and is based on the terms in our Client contracts, which can provide for a variable periodic fee based upon the actual number of Members.

  Revenue From Visit Fees

         Revenue from visits is comprised of all revenue that is earned in connection with the completion of a visit. We recognize revenue as the visits are completed.

         Our contracts do not generally contain refund provisions for fees earned related to services performed. However, certain of our contracts include performance guarantees that are based upon minimum employee or Member utilization and guarantees by us for specific service level performance of our services. When subscription access revenue is refundable, we defer revenue recognition until the end of the respective contractual period when the performance guarantees are met. We issued credits amounting to approximately $0.2 million and $0.4 million for the years ended December 31, 2013 and 2014, respectively, and $0.1 million and $0.04 million for the three months ended March 31, 2014 and 2015, respectively.

    Cost of Revenue

         Cost of revenue primarily consists of fees paid to the Providers, costs incurred in connection with our Provider network operations which include employee-related expenses (including salaries and benefits) and costs related to our contracted third-party call center and insurance, which includes coverage for medical malpractice claims.

    Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Computer equipment	3 years
Furniture and equipment	5 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements

         Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

    Internal-Use Software

         Internal-use software is included in intangible assets and is amortized on a straight-line basis over 3 years.

         For our development costs related to our software development tools that enable our Members and Providers to interact, we capitalize costs incurred during the application development stage. Costs related to minor upgrades, minor enhancements and maintenance activities are expensed as incurred.

    Goodwill and Other Intangible Assets

         Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment annually on October 1 or more frequently if events or changes in circumstances indicate that the asset may be impaired. Our impairment tests are based on a single operating segment and reporting unit structure. The goodwill impairment test involves a two-step process. The first step involves comparing the fair value of our reporting unit to its carrying value, including goodwill. The fair value of the reporting unit is estimated using a discounted cash flows analysis. If the carrying value of the reporting unit exceeds its fair value, the second step of the test is performed by comparing the carrying value of the goodwill in the reporting unit to its implied fair value. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value.

         Our annual goodwill impairment test resulted in no impairment charges in either of the years ended December 31, 2013 and 2014.

         Other intangible assets resulted from business acquisitions and include Client relationships and non-compete agreements. Client relationships are amortized over a period of 2 to 10 years in relation to expected future cash flows, while non-compete agreements are amortized over a period of 3 to 5 years using the straight-line method, and trademarks are amortized over a period of 3 years using the straight-line method.

    Income Taxes

         We account for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

         We assess the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

         We recognize and measure uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.

    Warranties and Indemnification

         Our arrangements generally include certain provisions for indemnifying Clients against liabilities if there is a breach of a Client's data or if our service infringes a third party's intellectual property rights. To date, we have not incurred any material costs as a result of such indemnifications.

         We have also agreed to indemnify our directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by us, arising out of that person's services as our director or officer or that person's services provided to any other company or enterprise at our request. We maintain director and officer liability insurance coverage that would generally enable us to recover a portion of any future amounts paid. We may also be subject to indemnification obligations by law with respect to the actions of our employees under certain circumstances and in certain jurisdictions.

    Concentrations of Risk and Significant Clients

         Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Although we deposit our cash with multiple financial institutions, our deposits, at times, may exceed federally insured limits.

         During the years ended December 31, 2013 and 2014 and the three months ended March 31, 2014 and 2015, all of our revenue was generated by Clients located in the United States. No Client represented over 10% of revenue for any of the years ended December 31, 2013 or 2014 or the three months ended March 31, 2014 or 2015.

         One Client represented 22% of accounts receivable at December 31, 2013. As of December 31, 2014, March 31, 2014 and March 31, 2015, no Client accounted for more than 10% of accounts receivable.

    Stock-Based Compensation

         All stock-based awards are measured based on the grant-date fair value of the awards and are generally recognized in our consolidated statements of operations over the period during which the employee is required to perform services in exchange for the award (generally requiring a four-year vesting period for each award). We estimate the fair value of stock options granted using the Black-Scholes option-pricing model.

         Given the absence of a public trading market, our board of directors considered numerous objective and subjective factors to determine the fair value of our common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for our preferred stock sold to outside investors; (iii) the rights, preferences and privileges of our preferred stock relative to our common stock; (iv) the lack of marketability of our common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our Company, given prevailing market conditions.

         The assumptions used in the Black-Scholes option-pricing model were determined as follows:

  •
  Volatility.  Since we do not have a trading history for our common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock option grants.

  •
  Risk-Free Interest Rate.  The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

  •
  Expected Term.  The expected term represents the period that our stock-based awards are expected to be outstanding. When establishing the expected term assumptions, we used the "simplified" method because we do not have adequate historical data.

  •
  Dividend Yield.  We have never declared or paid any cash dividends and do not plan to pay cash dividends in the foreseeable future, and therefore, we use an expected dividend yield of zero.

  •
  Forfeiture Rate.  We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

         The fair value of each employee stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions and fair value per share:

	Year Ended December 31,		Three months Ended March 31,
	2013	2014	2014	2015
Volatility	51.0% - 53.4%	53.3% - 53.7%	—	50.4% - 51.0%
Expected life (in years)	7.0	7.0	—	7.0
Risk-free interest rate	1.15% - 2.21%	1.92% - 2.30%	—	1.58% - 1.92%
Dividend yield	—	—	—	—
Weighted-average fair value of underlying common stock	$0.47	$2.42	—	$2.02

         Total compensation costs charged as an expense for stock-based awards, including stock grants, recognized in the components of operating expenses in our consolidated statements of operations totaled $0.3 million and $0.5 million for the years ended December 31, 2013 and 2014, respectively and $0.2 million and $0.8 million for the three months ended March 31, 2014 and 2015, respectively.

         As of March 31, 2015, we had $6.4 million in unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of approximately 3.6 years.

Stock Plan and Stock Options

         Our Second Amended and Restated Stock Incentive Plan, or the Prior Plan, provides for the issuance of incentive and non-statutory options to our employees and non-employees. Options issued under the Prior Plan are exercisable for periods not to exceed ten years, vest over four years and are issued at the fair value of the shares of common stock on the date of grant as determined by our board of directors, which obtains periodic third-party valuations to assist their determination process.

         The Prior Plan provides for the early exercise of stock options for certain individuals as determined by their respective option agreements.

         Activity under the Prior Plan since January 2013 is as follows (in thousands, except share and per share amounts and years):

	Shares Available for Grant	Number of Shares Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at January 1, 2013	757,724	4,908,722	$0.49	7.91	$1,425
Increase in Prior Plan authorized shares	2,512,662
Stock option grants	(1,683,332)	1,683,332	$0.47
Stock options exercised	—	(1,686,073)	$0.35
Stock options cancelled	—	(71,145)	$0.44

Balance at December 31, 2013	1,587,054	4,834,836	$0.50	8.28	$4,058
Increase in Prior Plan authorized shares	3,707,262
Stock option grants	(3,598,245)	3,598,245	$2.42
Stock options exercised	—	(1,796,887)	$0.42
Stock options cancelled	—	(63,989)	$0.70

Balance at December 31, 2014	1,696,071	6,572,205	$1.63	8.38	$6,758
Stock option grants	(1,438,952)	1,438,952	$3.81
Stock options exercised		(50,669)	$0.56
Stock options cancelled	179,619	(179,619)	$2.33
Stock options expired	76,797	(76,797)	$3.79

Balance at March 31, 2015	513,535	7,704,072	$1.97	8.89	$17,156

Vested or expected to vest March 31, 2015		6,967,961	$1.92	8.83	$15,898

Exercisable as of March 31, 2015		1,439,374	$0.65	7.20	$5,105

         The total grant-date fair value of stock options granted during the three months ended March 31, 2014 and 2015 was $0 million and $2.9 million, respectively. The total grant-date fair value of stock options vested during the three months ended March 31, 2014 and 2015 was $0.1 million and $0.3 million, respectively. The total intrinsic value of the options exercised during the three months ended March 31, 2014 and 2015, was $0.2 million and $0.1 million, respectively. The intrinsic value is the difference of the current fair value of the stock and the exercise price of the stock option.

         Since January 2013 to the date immediately preceding the date of this prospectus, we have granted options to purchase shares of common stock as follows:

Grant Date	Options Granted	Exercise Price	Fair Value Per Share	Fair Value per Option
April 2013	411,358	$0.73	$0.73	$0.39
December 2013	1,040,244	0.73	0.73	0.48
April 2014	244,000	1.29	1.29	0.72
August 2014	315,000	1.29	1.29	0.72
September 2014	989,000	2.63	2.63	1.47
December 2014	2,050,245	2.63	2.63	1.45
February 2015	1,001,500	3.81	3.81	2.02
March 2015	423,989	3.81	3.81	2.02
March 2015	13,463	4.20	4.20	2.20

         The aggregate intrinsic value of vested and unvested stock options as of March 31, 2015 was $17.2 million, based on a price of $1.97 per share, the estimated value of common stock based on the respective valuation report as of March 31, 2015.

         The following discussion relates primarily to our determination of the fair value per share of our common stock for purposes of calculating stock-based compensation costs. A combination of the factors described below in each period led to the changes in the fair value of our common stock. Notwithstanding the fair value reassessments described below, we believe we applied a reasonable valuation method to determine the stock option exercise prices on the respective stock option grant dates.

  December 31, 2012 Valuation

         We determined the fair market value of our common stock to be $0.73 per share as of December 31, 2012. Our estimated fair market valuation applied 100% weighting to the Probability Weighted Expected Returns Method an Equity Allocation Method, which considered the present value of the future expected returns for the common shareholders. To arrive at the concluded value of $0.73 per share, we applied a discount for lack of marketability of 30% and a discount for lack of control of 23% to the fair market value of a single common share as of December 31, 2012. We applied a 0% weighting to Current Value Methods, specifically the Guideline Public Company Method and the Industry Transactions Method.

  December 31, 2013 Valuation

         We determined the fair market value of our common stock to be $1.29 per share as of December 31, 2013. Our estimated fair market valuation applied 100% weighting to the Probability Weighted Expected Returns Method an Equity Allocation Method, which considered the present value of the future expected returns for the common shareholders. To arrive at the concluded value of $1.29 per share, we applied a discount for lack of marketability of 25% and a discount for lack of control of 23% to the fair market value of a single common share as of December 31, 2013. We applied a 0% weighting to Current Value Methods, specifically the Discounted Cash Flow Method, the Guideline Public Company, the Industry Transactions Method and the Backsolve Method.

  October 1, 2014 Valuation

         We determined the fair market value of our common stock to be $2.63 per share as of October 1, 2014. Our estimated fair market valuation applied 100% weighting to the Probability Weighted Expected Returns Method an Equity Allocation Method, which considered the present value of the future expected returns for the common shareholders. To arrive at the concluded value of $2.63 per share, we applied a discount for lack of marketability of 20% to the fair market value of a single common share as of October 1, 2014. Since our valuation inputs utilized were on a minority basis, no discount for lack of control was applied. We applied a 0% weighting to Current Value Methods, specifically the Discounted Cash Flow Method, the Guideline Public Company, the Industry Transactions Method and the Backsolve Method.

  December 31, 2014 Valuation

         We determined the fair market value of our common stock to be $3.81 per share as of December 31, 2014. Our estimated fair market valuation applied 100% weighting to the Probability Weighted Expected Returns Method an Equity Allocation Method, which considered the present value of the future expected returns for the common shareholders. To arrive at the concluded value of $3.81 per share, we applied a discount for lack of marketability of 20% to the fair market value of a single common share as of December 31, 2014. Since our valuation inputs utilized were on a minority basis, no discount for lack of control was applied. We applied a 0% weighting to Current Value Methods, specifically the Discounted Cash Flow Method, the Guideline Public Company, and the Industry Transactions Method.

  March 31, 2015 Valuation

         We determined the fair market value of our common stock to be $4.20 per share as of March 31, 2015. Our estimated fair market valuation applied 100% weighting to the Probability Weighted Expected Returns Method an Equity Allocation Method, which considered the present value of the future expected returns for the common shareholders. To arrive at the concluded value of $4.20 per share, we applied a discount for lack of marketability of 10% to the fair market value of a single common share as of March 31, 2015. Since our valuation inputs utilized were on a minority basis, no discount for lack of control was applied. We applied a 0% weighting to Current Value Methods, specifically the Discounted Cash Flow Method, the Guideline Public Company, and the Industry Transactions Method.

         We expect to recognize total compensation expense of approximately $6.4 million for unvested stock options as of March 31, 2015, which is expected to be recognized during the four years ended March 31, 2019.

JOBS Act Accounting Election

         In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Quantitative and Qualitative Disclosures about Market Risk

    Interest Rate Sensitivity

         We had cash and cash equivalents totaling $3.2 million, $46.4 million, $1.0 million and $32.1 million as of December 31, 2013 and 2014 and March 31, 2014 and 2015, respectively. This amount was invested primarily in money market funds. The cash and cash equivalents are held for working capital purposes. Our investments are made for capital preservation purposes. We do not enter into investments for trading or speculative purposes. All our investments are denominated in U.S. dollars.

         Our cash equivalents are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectation due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates.

         We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our business, financial condition or results of operations. Fluctuations in the value of our money market funds caused by a change in interest rates (gains or losses on the carrying value) are recorded in other income and are realized only if we sell the underlying securities.

    Recently Issued and Adopted Accounting Pronouncements

         In July 2013, the Financial Accounting Standards Board, or FASB, issued guidance regarding the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the audited consolidated financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2013. Retrospective and early adoption is permitted. We adopted this guidance in our first quarter of 2014. The adoption of this guidance had no impact on our financial disclosures and results.

         In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This revenue recognition guidance supersedes existing U.S. GAAP guidance, including most industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance identifies steps to apply in achieving this principle. This updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. We are currently evaluating the potential impact of this guidance on our financial disclosures and results, including whether we elect retrospective, or modified retrospective, adoption methods.

         In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, requiring that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this guidance are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. We are currently evaluating the potential impact of this guidance on our financial disclosures and results.

         In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern. This guidance addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. ASU 2014-15 is effective for interim or annual periods beginning after December 15, 2016. Early adoption is permitted. We do not expect to early adopt this guidance and are currently evaluating the impact of the adoption of this guidance on our financial disclosures and results.

         In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The revised guidance is effective beginning in the quarter ending March 31, 2016 and is required to be applied retrospectively. Early adoption is permitted. We are currently evaluating the potential impact of this guidance on our financial disclosures and results.

         In April 2015, the FASB issued ASU 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance in determining whether a cloud computing arrangement includes a software license. If it is determined that a cloud computing arrangement does include a software license, the software element should be accounted for consistent with the acquisition of other software licenses. If the arrangement does not include a software license, it should be accounted for as a service contract. The revised guidance is effective beginning in the quarter ending March 31, 2016 and can be applied prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. Early adoption is permitted. We are currently evaluating the potential impact of this guidance on our financial disclosures and results.

BUSINESS

Overview

         We are the nation's first and largest telehealth platform, delivering on-demand healthcare anytime, anywhere, via mobile devices, the internet, video and phone. Our solution connects our Members, with our over 1,100 board-certified physicians and behavioral health professionals who treat a wide range of conditions and cases from acute diagnoses such as upper respiratory infection, urinary tract infection and sinusitis to dermatological conditions, anxiety and smoking cessation. Nearly 11 million unique Members now benefit from access to Teladoc 24 hours a day, seven days a week, 365 days a year, at a cost of $40 per visit. Our solution is delivered with a median response time of less than ten minutes from the time a Member requests a telehealth visit to the time they speak with a Teladoc physician. We completed approximately 300,000 telehealth visits in 2014.

         The Teladoc solution is transforming the access, cost and quality dynamics of healthcare delivery for all of our market participants. Our Members rely on Teladoc to remotely access affordable, on-demand healthcare whenever and wherever they choose. Our Clients purchase our solution to reduce their healthcare spending while at the same time offering convenient, affordable, high-quality healthcare to their employees or beneficiaries. Our Providers have the ability to generate meaningful income and deliver their services more efficiently with no administrative burden. We believe the value proposition of our solution is evidenced by our overall Member satisfaction rate, which has exceeded 95% over the last six years, and a 104% annual net dollar retention rate among our Clients on average over the last three years. We further believe any consumer, employer or health plan or healthcare professional interested in a better approach to healthcare is a potential Teladoc Member, Client or Provider.

         According to the CDC, there are approximately 1.25 billion ambulatory care visits in the United States per year, including those at primary care offices, hospital emergency rooms, outpatient clinics and other settings. We estimate that approximately 417 million, or 33%, of these visits could be treated through telehealth. We believe that the total addressable market for telehealth in the United States consists of the ambulatory care telehealth opportunity, a subset of visits currently delivered in urgent and retail care settings and care foregone by those currently not accessing the healthcare delivery system.

         The U.S. healthcare system is experiencing a growing crisis of access, cost and quality of care due to inefficiencies in today's healthcare system and barriers between participants. According to the NACHC, approximately 62 million individuals in the United States currently have no or inadequate access to primary care as a result of physician shortages. Additionally, according to the Department of Health and Human Services, the PPACA has already expanded coverage to 16.4 million of the 47 million previously uninsured Americans. This number is widely expected to increase over the next several years due to individual and employer mandates, premium subsidies, state health insurance exchanges and ban on withholding coverage due to pre-existing medical conditions, increasing demand for access to primary care physicians. Absent convenient access to a primary care physician, individuals will most likely either not seek care at all or visit emergency rooms or urgent care clinics, the most expensive and often inefficient settings for their primary care needs. These market dynamics impact not only the consumers seeking care, but also the health plans and employers that ultimately bear all or a portion of these costs. According to the CDC, 79.7% of emergency room visits not resulting in a hospital admission were due to lack of access to an alternative provider, and a recent study published in The Journal of American Medical Association estimated that approximately $734 billion, or 27%, of all healthcare spending in 2011 was wasted due to factors such as the provision of unnecessary services, inefficient delivery of care and inflated prices. In particular, according to Truven Analytics, 71% of emergency room visits by patients with employer-sponsored insurance coverage are for causes that do not require immediate attention in the emergency room, or are preventable with proper outpatient care.

         Innovators in other industries have solved access, cost and quality inefficiencies through the implementation of technology platforms and business models that deliver products and services on-demand and create new economies by connecting and empowering both consumers and businesses. We have taken the same approach to solving the pervasive access, cost and quality challenges facing the current healthcare system. Consumers' ability to access high-quality, affordable care has been limited by many factors such as physician availability, prohibitive costs, physician office hours and geographic locations. Likewise, burdensome administration, cancellations, unfilled appointment slots, geographic constraints and business hour limitations have historically impacted physician efficiency and, as a result, constrained physicians' income. We have created a platform that is uniquely positioned to bridge the supply and demand gap between physicians and consumers by fundamentally changing the way market participants access and deliver healthcare—eliminating traditional barriers and inefficiencies between participants and empowering them to engage in a healthcare marketplace anytime, anywhere. Our platform provides our Members with access to board-certified physicians, comprehensive clinical programs and consumer engagement strategies in an economic model that delivers multiple benefits to all participants. The unique combination of these features enables us to dynamically and efficiently match consumer demand and physician availability in real-time.

         Our underlying technology platform is complex, deeply integrated and purpose-built over the last ten years for the evolving healthcare marketplace. Our platform is highly scalable and can support substantial growth in our current membership base. Our platform provides for broad interconnectivity between healthcare constituents and, we believe, uniquely positions us as a focal point in the rapidly evolving healthcare industry to introduce innovative, technology-based solutions, such as remote patient monitoring, post-discharge treatment plan adherence and in-home and chronic care.

         Our solution offers our Clients substantial savings opportunities and an attractive ROI. We recently commissioned Veracity Healthcare Analytics, an independent healthcare analytics company, to perform an independent study of the nation's largest home-improvement retailer, a Client since 2012, representing over 150,000 of our Members as of December 31, 2014. The study was prepared on behalf of Veracity Healthcare Analytics by two doctors of medicine and a doctor of science and pharmacy, in each case, professors at leading academic institutions. The study found that this Client saved $1,157 on average per employee when its employees received care through Teladoc instead of receiving care in other settings for the same diagnosis. The study also measured the total healthcare expenditure per-Member-per-month during the 16-month period immediately preceding the implementation of Teladoc in order to establish a trend and predict the Client's average monthly expenditure per-Member-per-month over the 20-month period following the introduction of Teladoc. The study demonstrated a meaningful reduction in average per-Member-per-month spending of $21.30 to the Client relative to predicted cost, or a monthly healthcare expenditure savings of 10.2% per Member. Additionally, during 2014 the Client achieved an ROI of approximately $9.00 for every $1.00 spent per Member. Finally, the study demonstrated that 92% of the Client's employees that used Teladoc for a medical issue resolved their issue completely and did not require a follow up visit at a physician's office, emergency room or other location. We believe these results are representative of the results achieved by our other Clients as well as the value proposition we can provide the broader U.S. healthcare system.

         We currently serve over 4,000 employers, health plans, health systems and other entities. These Clients collectively purchase access to our solution for our nearly 11 million Members. We believe our B2B2C distribution strategy is the most efficient method by which to reach consumers and deliver telehealth to our Members. We have over 20 health plans as Clients, including some of the largest in the United States such as Aetna, Blue Shield of California, Highmark and Centene. Health plans serve as Clients as well as distribution channels to self-insured employer Clients that contract with us through a health plan relationship. Our over 1,600 direct and ASO employer Clients include 160 Fortune 1000 companies and industry leaders such as Accenture, Bank of America, Pepsi and Shell. We also have a number of health system clients such as Henry Ford, Memorial Hermann and Mount Sinai. The remainder of our Clients are from channel partners such as brokers, resellers and consultants who sell into a range of small, medium and large enterprises. Over the past two years, we have more than doubled our client and membership bases. We believe telehealth is in the early stages of what eventually will become widespread adoption. A 2014 Towers Watson study suggests as many as 71% of employers with more than 1,000 employees are expected to offer telehealth by 2017.

         We generate revenue from our Clients on a contractually recurring, per-Member-per-month, subscription access fee basis, which provides us with significant revenue visibility. In addition, under the majority of our Client contracts, we generate additional revenue on a per-telehealth visit basis, through a visit fee. Subscription access fees are paid by our Clients on behalf of their employees, dependents and other beneficiaries, while visit fees are paid by either Clients or Members. We generated $19.9 million and $43.5 million in revenue in 2013 and 2014, respectively, representing 119% year-over-year growth, and $9.4 million and $16.5 million for the three months ended March 31, 2014 and 2015, respectively, representing 75% year-over-year growth. For the three months ended March 31, 2015, 80% and 20% of our revenue were derived from subscription access fees and visit fees, respectively. For the year ended December 31, 2014, 85% and 15% of our revenue were derived from subscription access fees and visit fees, respectively.

Industry Challenges and Our Opportunity

         Barriers and inefficiencies in the current U.S. healthcare system present market participants with three major challenges: (i) consumers lack sufficient access to high-quality, cost-effective healthcare at appropriate sites of care, while bearing an increasing share of costs; (ii) employers and health plans lack an effective solution that reduces costs while enhancing healthcare access for beneficiaries and (iii) providers lack flexibility to increase productivity by delivering care on their own terms. Market participants are therefore increasingly unable to effectively and efficiently receive, deliver or administer healthcare. At the same time, the emergence of technology platforms solving massive structural challenges in other industries has highlighted the need for a similar solution in healthcare. We believe there is a significant opportunity to solve these challenges through a trusted solution, such as ours, that matches consumer demand and physician supply in real-time, while offering health plans and employers an attractive, cost-effective healthcare alternative for their beneficiaries.

    Growing Healthcare Access Crisis for Consumers

         Consumers in the United States are experiencing challenges in obtaining access to affordable, high-quality healthcare at appropriate sites of care. A 2014 NACHC report found that 62 million individuals in the United States have no or inadequate access to primary care as a result of local physician shortages. According to a 2014 Merritt Hawkins study, the average lead time to see a primary care physician across various metro areas was 19 days. We believe provider supply is projected to further contract, evidenced by the 2014 Survey of America's Physicians, where 81% of physicians describe themselves as either over-extended or at full capacity. Additionally, according to a 2010 AAMC report, the healthcare system will have a shortage of approximately 131,000 physicians by 2025, including a shortage of approximately 52,000 primary care physicians. Given expected population growth and aging in the United States, as well as the projected increase in healthcare demand from PPACA implementation, the supply and demand gap for access to healthcare services is expected to further widen, placing additional pressure on an already overburdened healthcare system that lacks physician capacity and diagnoses-appropriate access points.

         This access crisis has resulted in U.S. consumers either seeking care at inappropriate, more costly settings such as hospital emergency rooms, or foregoing needed care entirely. According to the CDC, there are approximately 1.25 billion ambulatory care visits in the United States per year, including those at primary care offices, hospital emergency rooms, outpatient clinics and other settings. We estimate that approximately 417 million, or 33%, of these visits could be treated through telehealth.

    Healthcare Cost Burden and Lack of Viable Options for Health Plans and Employers

         The U.S. healthcare system is burdened by significant waste and extreme variations in access, cost and quality of care. A recent study published in The Journal of American Medical Association estimates that approximately $734 billion, or 27%, of all healthcare spending in 2011 was wasted due to factors such as the provision of unnecessary services, inefficient delivery of care and inflated prices. When consumers are forced to seek care at inappropriate and more costly sites of care, those cost inefficiencies impact not only the consumer, but also the health plans and employers that ultimately bear all or a portion of these costs.

         The costs and associated burdens on health plans, employers and consumers are only expected to increase. CMS forecasted U.S. national health expenditures to reach $3.1 trillion, or approximately 18% of the U.S. GDP in 2014, and approximately 20% of GDP by 2022. A 2013 survey by the National Business Group on Health and Towers Watson indicated that employers bear on average approximately two-thirds of their employee's healthcare costs and CMS forecasted U.S. employers to spend approximately $660 billion on healthcare in 2015. Despite the significant amount of dollars spent, U.S. healthcare outcomes remain inferior relative to those of many other countries.

         The unsustainable levels of spending on healthcare and extreme inefficiencies in the system have driven an increased focus by employers and health plans to control healthcare expenditures. Governments, private insurance companies and self-insured employers, are implementing meaningful cost containment measures, including shifting financial responsibility to patients through higher co-pays and deductibles and delivering healthcare through alternative, more cost-effective methods. The increasing shift of financial responsibility to patients coupled with increased pricing transparency has, in turn, heightened beneficiary focus on healthcare alternatives. According to a 2013 survey for Prudential Insurance by MRops, Inc. and Oxygen Research Inc., 49% of employers are extremely or very likely to eventually offer only HDHPs. As consumers take responsibility for a larger share of their healthcare costs and spend more on healthcare services, they are also demanding higher quality care, greater control in how and where they receive care, increased convenience and more service for every dollar spent.

    Challenging Environment for Physicians is Constraining Supply

         Physicians face declining compensation paired with diminishing productivity due to a combination of reimbursement cuts and an increasing administrative burden. These factors have contributed to physician dissatisfaction and negatively impacted their desire to practice medicine. Medscape's 2014 Physician Compensation Report shows that 50% of all physicians do not feel fairly compensated and 42% would not choose medicine as their career today.

         In response to this growing dissatisfaction, physicians are reducing access to healthcare in a number of different ways. The 2014 Survey of America's Physicians indicated that 44% of physicians plan to take steps to limit access to their practices, including cutting back on the number of patients seen, working part-time, closing their practices to new members, seeking non-clinical jobs or retiring. Notably, 39% of surveyed physicians indicated they plan to accelerate retirement given changes in the healthcare environment. Further, administrative challenges are expected to increase. According to the same survey, 50% of physicians anticipate the implementation of the tenth revision of the ICD-10 to cause severe administrative problems in their practices. This is expected to further increase the 20% of daily time surveyed physicians indicated they already spend on non-clinical paperwork, which is constraining their productivity. A study by Physicians for a National Health Program showed medical billing paperwork and insurance-related red tape cost the United States economy approximately $471 billion in 2012, 80% of which was wasted due to inefficiency. These constraints have driven physicians to seek more control over the way they deliver care to new and existing patients, increase their income and reduce the amount of time they spend on administration.

         Physicians have responded to these challenges by shifting payment models and patient mix. Medscape's 2014 Physician Compensation Report showed a 100% increase from 2011 to 2013 in the percent of physicians transitioning to cash-only models, no longer accepting insurance. A 2014 Merritt Hawkins study found that 54.3% of physicians in the United States' 15 largest cities are not accepting new Medicaid patients. We believe there is a significant opportunity for a single source solution that addresses these physician needs.

    Opportunity to Remove Barriers Through an Innovative Platform that Benefits All Participants

         We believe we have a significant opportunity to solve access, cost and quality of care challenges through a platform that matches consumer demand and physician availability in real-time, while offering health plans and employers an attractive, cost-effective alternative for their beneficiaries through our platform. As consumerism in healthcare increases and consumers and providers become accustomed to on-demand services in other industries, they are similarly demanding technology-powered solutions for their healthcare needs. The emergence and subsequent rapid adoption of technologies such as big data and analytics, cloud-based solutions, online video and mobile applications represents an enormous opportunity for healthcare innovation. We believe the confluence of consumer empowerment, emergence of broad technology solutions and focus by all constituents on providing high-quality, cost-effective healthcare creates a unique opportunity for a disruptive platform that transforms the way consumers access, providers deliver and employers and health plans administer high-quality, cost-efficient healthcare.

Our Competitive Strengths

         We believe the following are our key competitive strengths.

    Leading Solution and First-Mover Advantage

         Our solution is composed of an integrated technology platform, high-quality Provider network, sophisticated consumer engagement strategies and entrenched distribution channels. We have developed a strong brand, established strong relationships with Clients and have become a leading telehealth platform in the United States. Our history of innovation and long-standing operating history provide us with a significant first-mover advantage, including what we believe are the following telehealth industry firsts:

  •
  Integrated Technology Platform.    We were the first to build a scalable, integrated technology platform for telehealth with an API and multiple real-time payor integrations. Our platform's API powers external connectivity with a wide range of payors, third-party applications and other interfaces and uniquely positions us to be a central partner in the rapidly emerging, technology-powered healthcare industry.

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  High-Quality Provider Network.    We were the first to deliver nationwide access to board-certified physicians 24 hours a day, seven days a week, 365 days a year and establish over 100 proprietary Evidence Based clinical guidelines specifically designed for telehealth. In addition, we are the first and only telehealth company that has received certification by the NCQA, an independent, not-for-profit, healthcare-oriented organization founded in 1990 dedicated to improving healthcare quality and verifying adherence to national standards of excellence in the provision of healthcare, and we have implemented the highest credentialing requirements, ensuring quality interactions and reliable resolutions. The NCQA is funded by corporations and foundations who share its goals as well as its sponsors who, in turn, are eligible to receive NCQA progress reports and access to educational seminars. As a not-for-profit organization, the NCQA relies on these contributions to foster its accreditation and performance measurement initiatives. The NCQA states that it accepts funds from sponsors only for programs or activities that are consistent with NCQA's mission and in a manner consistent with presenting the credibility and objectivity of its information, priorities, programs and decisions.

  •
  Consumer Engagement Strategies.    We were the first to implement sophisticated behavioral analytics and predictive modeling to better understand our Members and to drive increased engagement with Teladoc. Our predictive models allow us to identify Members most likely to use our solution and to improve outcomes and serve as the basis of our messaging, which increases the frequency and richness of Member interactions. We were the first to use claims data, plan design and other metrics to influence behavior. For example, we identify Members who have been high utilizers of emergency rooms and urgent care and seek to re-direct their non-emergency visits to our lower cost solution. Our consumer engagement strategies are supported by our industry first self-service communications portals that provide for robust Provider and Member interaction

         The following graphic outlines the simple, convenient and intuitive Teladoc Member experience supported by our integrated, scalable and responsive solution:

MEMBER EXPERIENCE
SIMPLE, CONVENIENT, INTUITIVE
STEP 1
REGISTER
Getting started is easy
STEP 2
REQUEST
On-demand healthcare anytime, anywhere
STEP 3
VISIT
Talk to a doctor within minutes
STEP 4
RESOLVE
Diagnosis, treatment plans and prescriptions
MOBILE DEVICES
INTERNET
PHONE
MEMBER
SUPPLY DEMAND MATCHING
PROVIDER
REAL-TIME MEMBER RESPONSIBILITY
CARE RECORD & PAYMENTS
CUSTOM NETWORKS
• Member engagement
• Stored & real-time eligibility
• Enrollment
• Payment & demographic information
• EMR
• Primary Care
• Dermatology
• Behavioral Health
• On-demand & scheduled
• Image sharing
• Queuing, routing & scheduling
• Evidence based guidelines
• Gaps in care alerts
• Clinical documentation
• Patient education
• Message center
• eRx
• Follow-up
• Referrals
• Clinical QA
• Member & provider satisfaction
• Claims, ROI & clinical data
TELADOC SOLUTION
INTEGRATED, SCALABLE RESPONSIVE
PROVIDER ECOSYSTEM
CLIENTS & PARTNERS

    Innovative Technology Platform

         Our integrated solution positions us at the center of the patient, provider and payor relationship and as a key participant in the rapidly emerging, technology-powered healthcare industry. We continually incorporate new product features into our platform to meet the evolving needs of the highly complex healthcare industry. We believe our technology platform contains several differentiating features, including the following.

  •
  Purpose-Built.    Our platform is built specifically to serve the needs of consumers, employers and health plans and providers. We believe that ours is the only platform that incorporates the core functionality required to offer telehealth in a single system. Our platform features predictive modeling, automated complex routing, queuing and scheduling and is currently capable of supporting 100 million Members. Our ability to scale is supported by our proprietary telehealth algorithms that dynamically and efficiently match our Members' demand and our Providers' capacity in real-time.

  •
  Integration and Interoperability.    Our fully functional API powers external connectivity, and we have deep integration with other premier healthcare solutions, including electronic prescribing, HSA payment and administration, care coordination and cost transparency. In addition, we pride ourselves on what we believe is unmatched integration with the payor community that enables us to uniquely provide real-time eligibility checking, real-time Member financial liability calculations and clinical data exchange.

  •
  Customization for Members, Clients and Providers.    Each of our constituents has their own purpose-built interface. Our Members benefit from the ability to manage their own EMR, a secure message center, image upload and sharing capability with Providers, visit scheduling, single sign-on and fully interoperable native iOs and Android apps. We offer our Clients low implementation effort, custom integrations, interfaces and custom co-branded landing pages, self-service portals and robust reporting data. Our Providers benefit from our easy-to-use EMR and visit queue, proprietary telehealth guidelines, e-prescribing and a range of other features and functions such as auto-complete symptoms, diagnoses and billing codes.

    Significant and Measureable Return on Investment

         Our solution offers our Clients substantial savings opportunities and an attractive ROI. We recently commissioned an independent study of the nation's largest home-improvement retailer, a Client since 2012, representing over 150,000 of our Members as of December 31, 2014. The study found that this Client saved $1,157 on average per employee when its employees received care through Teladoc instead of receiving care in other settings for the same diagnosis. The study also measured the total healthcare expenditure per-Member-per-month during the 16-month period immediately preceding the implementation of Teladoc in order to establish a trend and predict the Client's average monthly expenditure per-Member-per-month over the 20-month period following the introduction of Teladoc. The study demonstrated a meaningful reduction in average per-Member-per-month spending of $21.30 to the Client relative to predicted cost, or a monthly healthcare expenditure savings of 10.2% per Member. Additionally, during 2014 the Client achieved an ROI of approximately $9.00 for every $1.00 spent per Member. Finally, the study demonstrated that 92% of the Client's employees that used Teladoc for a medical issue resolved their issue completely and did not require a follow up visit at a physician's office, emergency room or other location. We believe these results are representative of the results achieved by our other Clients as well as the value proposition we can provide the broader U.S. healthcare system.

    Highly Scalable Platform

         Our platform is highly scalable and can currently provide the same level of Member support and response time for upwards of 10,000 visits per day versus our current rate of approximately 1,500 visits per day on average. Similarly, our platform is currently equipped to serve over 100 million Members and can be scaled quickly to serve even higher volumes. Further, our platform has been built to accommodate the seamless and quick introduction of new services and products, such as behavioral health, dermatology and other services that are currently in the development stages. We have the ability to respond quickly to evolving market needs with innovative solutions, such as broadened health kiosk access, mobile applications, biometric devices and at-home testing, to enhance our solution and support our leadership position. We believe our highly scalable platform provides us with significant growth opportunities within our existing membership and client bases and allows us to grow with low capital expenditure requirements.

    Clinical Capabilities Tailored to Telehealth

         We believe that by directly recruiting, credentialing, training and contracting with our Providers we have built our clinical capabilities in a manner that supports the operational complexity of and commitment to clinical quality required in telehealth. Our Providers are board-certified with an average of 20 years of experience and are credentialed through an NCQA-certified process. The NCQA's accreditation process involves a comprehensive on-site and off-site review by a team of physicians and managed care experts that evaluates more than 60 quality-related healthcare standards, including quality management and improvement and utilization management. The results of the evaluation are reviewed by the NCQA's National Review Oversight Committee prior to their assigning an accreditation level. The NCQA's requirements are developed with the input and support of health plans, providers, purchasers, unions and consumer groups. The NCQA's accreditation process is not telehealth specific; rather, since its formation in 1990, the NCQA established, and consistently updates, its quality standards and performance measures for a broad range of healthcare entities by building consensus around important health care quality issues. In determining its quality standards and performance measures, the NCQA works with large employers, policymakers, doctors, patients and health plans to determine areas of focus and how to promote improvement within them. Health plans in every state, the District of Columbia and Puerto Rico are NCQA accredited. According to the NCQA, these certified plans cover 109 million Americans or 70.5% of all Americans enrolled in health plans.

         Our clinical capabilities are designed specifically for telehealth. For example, our Members have the option to share a record of every visit and their EMR with their existing physicians. In circumstances where a Member reports that they do not have a primary care physician, the Teladoc Provider educates the Member on the importance of establishing this relationship. Prior to every visit, the Provider reviews the Member's proprietary EMR and certifies to this review by completing a multi-step checklist. During and following the visit, the Provider references our over 100 proprietary Evidence Based clinical guidelines and other telehealth-specific content. In addition, Members and Providers remain connected following visits. Members receive personalized notes, patient education materials and are able to ask questions of our clinical team via the Teladoc Message Center. Over 10% of all visits are reviewed by our clinical quality assurance staff to ensure adherence to appropriate treatment and prescription patterns. We believe our track record of zero medical malpractice claims is a testament to our Providers' clinical quality.

    Well-Established Distribution Channels and Strategic Alliances

         We have spent over ten years developing sales channels and strategic alliances, which we believe provide an opportunity to sell our solution through trusted partners and are not easily replicated. Our solution is sold through a highly efficient and effective B2B2C distribution network wherein we reach consumers through our Clients and channel partners rather than marketing our solution directly to potential Members. We sell through a direct sales force to our Clients who in turn buy our solution on behalf of their beneficiaries. In addition, a range of third-parties including brokers, agents, benefits consultants and resellers, whom we refer to as channel partners, sell our solution to various end markets. Notably, many of our health plan Clients also act as channel partners because they resell our solution to their ASO accounts and other customers. We believe the breadth of our distribution strategy allows us to reach employers of nearly every size and in nearly every market, which are capable of purchasing our solution for a large number of beneficiaries, rather than attempting to sell our solution one consumer at a time.

Our Growth Strategies

         The following are our key growth strategies.

    Expand Our Membership with New and Existing Clients

         We intend to increase our membership by adding additional Members from both existing Clients and from new Clients. We plan to execute this strategy by further penetrating existing relationships and by pursuing new relationships through our distribution channels and an expanded sales team. Within existing accounts, we believe our current membership represents only a fraction of the potential Members available to us. Our existing health plan Clients and self-insured Clients associated with these health plans currently purchase our solution for only 9% of their beneficiaries in the aggregate, which provides us the opportunity to grow our membership base by more than 50 million individuals within these existing Clients alone. Similarly, we have 160 Fortune 1000 Clients, representing a significant opportunity for new Client growth with large employers. We are investing heavily in new marketing technologies and support staff to aid our sales force in penetrating existing accounts, lead generation, new Client generation and implementations. We further believe that as market leader in the telehealth industry, we have a strong, established brand and are uniquely positioned to capitalize on the B2C channel in the future.

    Expand into New Clinical Specialties

         We currently offer our Clients access to over 1,100 board-certified physicians who treat a wide range of conditions and cases from acute diagnoses such as upper respiratory infection, urinary tract infection and sinusitis to dermatological conditions. We also currently offer direct-to-Member access to behavioral health professionals who treat conditions such as anxiety and smoking cessation. We intend to leverage our highly scalable platform by expanding into new clinical specialties, such as standalone dermatology services, second opinions and chronic conditions such as diabetes, and by focusing on expanding our services amongst current Clients such as by offering behavioral health as a commercial service to our Clients. As we expand our clinical offerings, we intend to further eliminate gaps in continuity of care in order to provide coordinated care along the healthcare delivery continuum. For example, we continue to expand our behavioral health product offering. According to the 2012 white paper from the U.S. Department of Health and Human Services, approximately 46 million adults in the U.S. suffer from mental illness with more than 11 million adults reporting an unmet need for mental healthcare. Compounding this unmet need, the shortage of psychiatrists and behavioral health resources has become acute nationwide. According to a 2014 Merritt Hawkins report, psychiatrists are essentially aging out of the workforce, with over 70% of psychiatrists 50 years of age or older. Furthermore, industry surveys indicate that turnover amongst mental health professionals is significantly higher than that of primary care physicians and in the future, the growing demand for psychiatric services is expected to be addressed by primary care physicians.

    Leverage Existing Sales Channels and Penetrate New Markets

         We have developed a highly effective distribution network to target large employers and we are committing incremental sales and marketing resources to the SMB sales channel to increase our penetration within this market. Additionally, we intend to further penetrate the provider market, notably hospitals and group physician practices, as we believe our solution offers these markets an attractive platform from which to generate substantial income by acquiring new patients and to better participate in emerging risk-sharing and value-based payment models, such as Accountable Care Organizations and Patient-Centered Medical Homes. Lastly, with expanded access to available health insurance as a result of PPACA implementation, we intend to pursue health insurance exchanges, which represent an attractive new sales channel.

    Expand Across Care Settings and Use Cases

         We intend to expand our solution across use cases and additional care settings. We also continually explore ancillary opportunities to broaden our business, including by expanding our relationship with Medicare Advantage and Medicaid Managed Care plans. We believe our services have wide applicability across new use cases, including home care, post discharge, wellness/screening and chronic care. We are also currently extending the number, range and functionality of our benefits applications, and will continue to respond quickly to evolving market needs with innovative solutions, including broadened health kiosk access, mobile applications, biometric devices and at-home testing.

    Increase Engagement by Our Members

         We believe there is significant opportunity within our existing membership base to increase engagement by continually increasing awareness of and loyalty to our solution. We believe our solution can become the single source for on-demand healthcare for our Members by continuing to add new and complementary products and services, third-party connections and other strategic alliances. We will continually refine and enhance our user experience, which is a critical driver of new and repeat engagement and we will continue validating our Member satisfaction with surveys and other proactive tools. For example, Members who download our mobile application are shown to be three times more likely to use our solution. We are in the process of redesigning our mobile application and website to further drive Member engagement. Further, we believe our current initiative to bring the remainder of our customer service function in-house will drive stronger relationships with our Members. We are also building robust data repositories to strengthen our predictive models and multi-channel marketing strategies to provide a more complete picture of our Members, enhancing our ability to lead targeted and purposeful campaigns and we will continue to invest heavily in marketing technologies that allow us to increase Member touch-points. Lastly, we will continue to actively engage Clients in benefit design, worksite marketing and executive sponsorship strategies to drive awareness about our solution.

    Expand Through Focused Acquisitions

         We plan to continue to leverage our know-how and the scale of our platform to selectively pursue acquisitions. To date, we have completed three acquisitions that have expanded our distribution capabilities and broadened our service offering, including into areas such as behavioral health. Our acquisition strategy is centered on acquiring technologies, products, capabilities, clinical specialties and distribution channels that are highly scalable and rapidly growing. We will continue to evaluate and pursue acquisition opportunities that are complementary to our business.

Technology and Operations

         Our integrated platform supports rapid and efficient access to, and evaluation of, information from a variety of healthcare network participants. It has a user-friendly interface designed to empower Members and dependents to remotely access healthcare whenever and wherever each individual chooses (via mobile devices, the internet, video and phone).

         Our enterprise scale platform is architected for real-time sharing of clinical and non-clinical data in real time among the Teladoc constituents, which include: Members, Providers, physician network operations center staff, nurses, SureScripts for electronic medication prescription writing, routing and fulfillment and health plans for real-time eligibility checking, real-time Member financial responsibility calculations, claims processing, clinical summaries and clinical alerts.

         The Teladoc Provider network leverages our technology platform for managing custom visit queues that automatically and instantly route available visits to appropriate Providers based upon proprietary algorithms. Providers use our internet-based application or iOs app for viewing their visit queue, scheduling visits and following the proprietary Teladoc workflow for reviewing Members' medical history and symptoms, documenting the actual visits, e-Prescribing, if appropriate, and sending applicable medical content with follow up instructions to the Member via a secure message center.

         We use data and analytics to predict demand patterns by geography and we recruit and manage our Provider network to meet the demands of our patients. Our complex algorithms enable us to effectively manage/allocate supply and onboard Providers to meet demand while maintaining one-hour guaranteed response times, with a median response time of less than ten minutes.

         Additionally, our platform's external connectivity and easy integration with EMR and outside systems extends its functionality and customer features, which include:

  •
  Client real-time eligibility and Member financial liability;

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  clinical alerts, including gaps in care integration;

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  partner integration and operability;

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  clinical data exchange (including, biometrics and visit information); and

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  a fully functional RESTful API.

         REST is a stateless, scalable web services architecture that utilizes open communication standards such as HTTP and HTTPS, and has been widely adopted for system-to-system communications. Having a documented set of RESTful API's enables our Clients and Members to access our solution using a custom or pre-existing website. For example, a Teladoc health plan Client can offer its Members the ability to access our solution through their existing Member portal. Members can also register for Teladoc, complete their medical history, select a pharmacy and request a consult without having to access the Teladoc Member site. All of these functions are provided via the Client's website that makes system calls to the Teladoc API to process the requests.

         The following graphic displays our robust technology architecture that supports our platform:

surescripts
MOBILE APPS
3RD PARTY PARTNERS
PROVIDERS
MEMBERS
SINGLE SIGN-ON
HTTPS
ELIGIBILITY
HEALTH PLAN PORTAL
HEALTH PLAN EDI
OPERATIONS CENTER
APPLICATION SERVICES
EXTRACT TRANSFORM LOAD
REPORTING DATAMART
ENTERPRISE DATA STORE
CLINICAL DOCUMENTATION
ELIGIBILITY & CLAIMS
GAPS IN CARE
837 CLAIMS
CUSTOMER REPORTS
INTERNAL REPORTS
FINANCIAL REPORTS
SFTP
SFTP
SFTP
SFTP
CLIENT
CLIENT
HEALTH PLANS
OPTUM
AVAILITY
CLIENTS

         We host our applications and serve all of our Members from two redundant data centers in geographically diverse locations. We rely on third-party vendors to operate these data centers, which are designed to host computer systems that require high levels of availability and have redundant subsystems and compartmentalized security zones. We utilize commercially available hardware for our data center servers. Due to the sensitive nature of our Members and Clients' data, we have a heightened focus on data security and protection. We have implemented telehealth industry-standard processes, policies and tools through all levels of our software development and network administration, including regularly scheduled vulnerability scanning and third-party penetration testing in order to reduce the risk of vulnerabilities in our system. On an annual basis, we also undergo independent, third-party HIPAA and SSAE 16 audits.

         We have achieved over 99.9% uptime over the last 12 months. Systems are continually monitored for any signs of problems and preemptive action is taken when necessary. Encrypted backup files are transmitted over secure connections to a redundant server storage device in a secondary data center. Our data center facilities employ advanced measures to ensure physical integrity, including redundant power and cooling systems and advanced fire and flood prevention.

         We have also successfully grown our business to a level that supports the establishment of a Teladoc-owned physician network operations center that we expect to open by the end of May 2015. Through this internal operations center, our employees will service Teladoc Members and Clients and we expect to expand our customer service and compliance monitoring operations.

Sales and Marketing

         We sell our services through our direct sales organization. Our direct sales team is comprised of enterprise-focused field sales professionals who are organized principally by geography and account size. Our field professionals are supported by a sales operations staff, including product technology experts, lead generation professionals and sales data experts. We maintain relationships with key industry participants including benefit consultants, brokers, group purchasing organizations and health plan and hospital partners.

         We generate Client leads, accelerate sales opportunities and build brand awareness through our marketing programs. Our marketing programs target human resource, benefits and finance executives in addition to technology and health professionals, senior business leaders and healthcare channel partners. Our principal marketing programs include use of our website to provide information about our company and our solution, as well as learning opportunities for potential Members; demand generation; field marketing events; integrated marketing campaigns (including direct email and online advertising); and participation in industry events, trade shows and conferences.

Clients and Members

         Our Clients consist of (i) employers, including 160 Fortune 1000 companies, (ii) health plans and (iii) health systems and other entities. As of March 1, 2015, we had over 4,000 Clients and our services reached nearly 11 million Members. The following is a selection of our Clients:

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  employers, such as Accenture, Bank of America, General Mills, Pepsi, Shell and T-Mobile;

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  health plans, such as Aetna, Amerigroup, Blue Shield of California, Centene, Highmark and Universal American; and

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  health systems, such as Health Partners, Henry Ford, Memorial Hermann and Mount Sinai.

         Within existing accounts, we believe our current membership represents only a fraction of the potential Members available to us. For example, our existing health plan Clients and self-insured Clients associated with these health plans currently purchase our solution for only 9% of their beneficiaries in aggregate, reflecting a significant opportunity for membership growth. We believe there are in excess of 50 million potential Members within these existing Clients alone.

         No Client represented over 10% of our revenue for the years ended December 31, 2013 or 2014 or for the three months ended March 31, 2014 or 2015.

Case Studies

         We recently commissioned independent studies of two of our Clients. The results of those studies, as well as an example of our success with health plans, are demonstrated below. We believe these results are representative of the results achieved by our other Clients as well as the value proposition Teladoc can provide the broader U.S. healthcare system.

Commissioned Independent Studies

         During the first quarter of 2014, we commissioned Veracity Healthcare Analytics, an independent healthcare data analytics company located in Chestnut Hill, Massachusetts that was founded in 2013, to perform resource utilization and health spending analyses on two of our largest Clients, the nation's largest home-improvement retailer and Rent-A-Center. The related studies were delivered to us during the first quarter of 2015 for an aggregate cost to us of $237,760 and were prepared on behalf of Veracity Healthcare Analytics by two doctors of medicine and a doctor of science and pharmacy, in each case, professors at leading academic institutions. We primarily commissioned these studies to assess the value of our solution from a Client cost-savings perspective and, in turn, to assist us in further developing sales, marketing and pricing strategies.

         Veracity Healthcare Analytics employed two types of analyses in the studies it conducted. In both studies, it conducted an "episode-based" analysis, and in the study of the nation's largest home-improvement retailer, it also conducted a "per-Member-per-month" analysis. The purpose of each analysis was to compare spending on medical care and prescriptions before and after the implementation of Teladoc within these two large employers. While recent regulatory changes in the U.S. healthcare system were not specifically considered, we do not believe recent changes in the U.S. healthcare system, including the PPACA, impact the efficacy of the studies because, according to Veracity Healthcare Analytics, these regulations have a minimal impact on large employers with existing employee benefit plans, which constitute a significant number of our Clients.

  Episode-Based Analysis Methodology

         In each case, the "episode-based" analysis calculated short-term spending and resource use by the employer's beneficiaries who used Teladoc for the first time as compared to similar beneficiaries who instead received care for the same diagnosis during the same period of care in physician offices or emergency departments. The analysis for the nation's largest home-improvement retailer spanned a period of 20 months and the analysis for Rent-A-Center spanned 24 months, and in each case used claims data during the same benefits year to isolate the costs associated with a 30-day episode of care starting with a beneficiary's initial contact with the healthcare system via Teladoc or traditional point of care location, as applicable. To eliminate variability in the data due to population differences, a matching process was created from claims data to match Teladoc users with office or emergency department users on 16 different characteristics, including reason for the healthcare visit, age, gender, calendar quarter of visit, comorbidity score and number of prior hospitalizations, outpatient visits and emergency department visits. In order to identify follow-up care directly related to the reason patients first sought care from Teladoc or in an alternative setting, clinical review of the claims information was used to determine the subsequent claims and related costs associated with the initial condition, including whether a prescription covered by a claim was related to the initial diagnosis.

         The matching process resulted in pairings with like profiles and allowed for the following subsets to be analyzed:

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  Nation's Largest Home Improvement Retailer,

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  5,531 matched pairs of Teladoc Members and office visit patients were analyzed; and

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  3,370 matched pairs of Teladoc Members and emergency department patients were analyzed.

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  Rent-A-Center,

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  2,624 matched pairs of Teladoc Members and office visit patients were analyzed; and

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  1,845 matched pairs of Teladoc Members and emergency department patients were analyzed.

In both studies, the post-matching propensity score model predicting use of Teladoc services versus office and emergency department visits was determined to be well balanced on baseline characteristics indicating reliable comparisons. Specifically, Veracity Healthcare Analytics determined the c-statistic propensity score model predicting use of Teladoc services versus office and emergency department visits, in each case, to be 0.9 or above. A c-statistic propensity score is used to compare the goodness of fit of logistic regression models. Models are typically considered reasonable when the c-statistic is higher than 0.7 and strong when "c" exceeds 0.8. Further, Veracity Healthcare Analytics used p-values to evaluate the significance of the study results. P-values are used in the context of null hypothesis testing to quantify statistical significance. A p-value of less than 0.05 is a common measure of statistical significance and a p-value of less than 0.01 is considered a more stringent test. Both independent studies found p-values of less than 0.01, indicating statistical significance of the results. Accordingly, we believe the comparison groups for each medical condition analyzed provided a sufficiently large sample size with which to provide reliable comparisons regardless of whether a matched pair was in the same or different geographic locations. Additionally, a significant majority of pairs were matched based on the top ten medical conditions underlying calls to Teladoc among sampled beneficiaries and, as a result, we believe these studies not only provided a representative sample of cover episodes, but also correctly focused on the episodes most germane to assessing Teladoc's efficacy.

         Costs were based upon the amounts allowed under the insurance claims and no restriction was made based on the diagnoses associated with these services. Costs include total cost of care (both medical and prescription drug spending). As the episode-based analysis focused solely on a comparison of cohorts during a predefined episode of care, these analyses did not assess episode costs relative to the employer's aggregate benefit costs.

  Per-Member-Per-Month Analysis Methodology

         The "per-Member-per-month" analysis deployed by Veracity Healthcare Analytics' study of the nation's largest home-improvement retailer compared the average use and spending patterns among 131,576 of the employer's beneficiaries, comparing the same beneficiaries both before and after May 2012, when Teladoc was first implemented by the employer as part of its benefits offering and made available to its beneficiaries. The per-Member-per-month analysis was an isolated comparison of total actual cost and use rates for these beneficiaries from May 2012 through December 2013 to their projected total cost and use rates during the same period based on claims information from these beneficiaries during the 16 months immediately prior to Teladoc's implementation (as a result, the projected cost and use rates assumed Teladoc was never implemented). Additionally of note, the analysis compared actual and projected spending under the same benefits scheme in order to minimize variability. In its study, Veracity Healthcare Analytics also noted that because the employer began offering Teladoc in the middle of a benefits year (May

2012) rather than at the beginning of one, the analysis was likely to have isolated the specific impact of Teladoc without confounding it with concurrent changes in employer benefit design or introduction of other quality improvement programs by the employer. As a result, we believe the claim information from the 16-month period from January 2011 to April 2012 prior to Teladoc's implementation is representative of the claim period from May 2012 to December 2013 notwithstanding the differing length of claims periods.

  Study Results—Nation's Largest Home-Improvement Retailer

         One of our most significant Clients is the nation's largest home-improvement retailer, a Client since 2012, representing over 150,000 of our Members as of December 31, 2014. As mentioned above, the independent study of this Client's Members was conducted using healthcare utilization data and employed two basic analytic approaches. A "per-Member-per-month" analysis that evaluated average resource use and spending among 131,576 beneficiaries of the Client, or 8.1% of our Members at the outset of the study. The study compared the same beneficiaries both before and after Teladoc began offering services in May 2012 over a period of 20 months. In addition, an "episode-based" analysis evaluated short-term spending and resource use by beneficiaries of the Client who used Teladoc as compared to similar beneficiaries who instead received care for the same conditions in physician offices or emergency rooms.

  •
  This Client saved $1,157 on average per employee when its employees received care through Teladoc instead of receiving care in other settings for the same diagnosis.

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  The study demonstrated a meaningful reduction in average per-Member-per-month spending of $21.30 to the Client relative to predicted cost, or a monthly healthcare expenditure savings of 10.2% per Member.

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  The Client achieved an ROI of approximately $9.00 for every $1.00 spent per Member during 2014.

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  92% of Teladoc users had their medical issue resolved completely and did not require a follow up visit at a physician's office, emergency room or other location.

  •
  Net of subscription access fees of approximately $593,406, we believe this Client saved $5.36 million in 2014 by using our solution.

         We determined estimated 2014 cost savings above based on the cost savings per episode identified by Veracity Healthcare Analytics during the study (i.e., $191 and $2,661 per office and emergency department visit, respectively). During 2014, the Client's beneficiaries accounted for 8,945 Teladoc visits. Of the 8,945 Member visits during 2014, we respectively applied $191 and $2,661 of estimated savings to each visit based on an analysis of Client claims data detailing the historical mix of office visits and emergency department visits for comparable episodes in the Client's beneficiary population. The gross cost savings were then reduced by the Client's $593,406 subscription access fee for 2014, which resulted in $5.36 million of estimated cost savings for the Client during 2014. The quotient of the Client's total net cost savings and related subscription access fee during 2014 resulted in the Client's ROI of approximately $9.00 to $1.00.

  Study Results—Rent-A-Center

         Rent-A-Center represented over 24,000 of our Members as of December 31, 2014. We believe Rent-A-Center is experiencing a meaningful ROI due to close collaboration with Teladoc resulting in strong corporate sponsorship, successful deployment and strong adoption by Members. Similar to the study of the nation's largest home-improvement retailer, the independent study we commissioned of Rent-A-Center, which was conducted on 21,308 of Rent-A-Center's beneficiaries, or 1.3% of our Members at the outset of the study, over a period of 24 months, examined the impact on short-term spending and resource use of our solution, as compared to similar beneficiaries who instead received care for the same conditions in physician offices or emergency departments. Of the 21,308 beneficiaries, 3,418 Teladoc users had episodes during the period deemed eligible for matching with an episode from a Rent-A-Center beneficiary who did not use Teladoc, but did make an office or emergency department visit. As noted above under the heading "—Episode-Based Analysis Methodology," this matching process resulted in 2,624 matched pairs of Teladoc episodes and office visit episodes and 1,845 matched pairs of Teladoc episodes and emergency department episodes. The study found that when comparing individuals who used Teladoc with similar individuals who received care in other settings for the same condition, spending was substantially lower for Teladoc users.

  •
  Spending on individuals who used Teladoc was $284 and $2,419 lower than matched external control groups who instead received care for the same conditions in physicians' offices and emergency rooms, respectively.

  •
  Net of subscription access fees of $146,610, we believe Rent-A-Center saved $1.73 million in 2014 by using our solution, amounting to an ROI of $11.80 for every $1.00 spent per Member. Further, we believe this savings represents a 7.0% reduction to Rent-A-Center's total healthcare benefit and prescription drug spend in 2014 for this population.

  •
  When compared to matched individuals who received care in an emergency room, the lower spending for Teladoc users resulted from the lower-cost of the initial encounter and lower rates of subsequent medical utilization (physician office visit, emergency room visits and hospitalizations).

         We determined estimated 2014 cost savings above based on the cost savings per episode identified by Veracity Healthcare Analytics during the study (i.e., $284 and $2,419 per office and emergency department visit, respectively). During 2014, Rent-A-Center's beneficiaries accounted for 4,098 Teladoc visits. Of the 4,098 Member visits during 2014, we respectively applied $284 and $2,419 of estimated savings to each visit based on an analysis of Rent-A-Center claims data detailing the historical mix of office visits and emergency department visits for comparable episodes in the Rent-A-Center beneficiary population. The gross cost savings were then reduced by Rent-A-Center's $146,610 subscription access fee for 2014, which resulted in $1.73 million of estimated cost savings to Rent-A-Center during 2014. The quotient of Rent-A-Center's total net cost savings and related subscription access fee during 2014 resulted in Rent-A-Center's $11.80 to $1.00 ROI.

Health Plan Case Studies

Aetna

         We have a long-standing relationship with Aetna dating back to 2011. Aetna is one of the nation's largest health plans with 22.2 million beneficiaries as of December 31, 2014. Through a number of initiatives, we have grown membership to over 2.6 million Members with Aetna as of March 1, 2015. In addition to contracting with Aetna, we also contract directly with many organizations that are in ASO and other relationships with Aetna. Typically, these are self-insured employers. We plan to specifically continue to target national employers, mid-market accounts and fully-insured populations by partnering with Aetna.

         We believe our success with Aetna is indicative of our ability to grow membership within existing accounts where considerable opportunity remains. Though we consider our membership with Aetna to be significant, at 2.6 million of a potential 22.2 million Members we believe there is considerable opportunity for growth in this account. The following highlights a number of our successes with Aetna and our track record of increasing Membership across different business lines:

Year	New Members	Aggregate Members	Highlight
2011	658,800	658,800	• Aetna relationship begins with roll-out to select fully-insured populations
2012	39,200	698,000	• Aetna launches Teladoc in select self-insured national accounts • Adds six ASO Clients and one fully-insured state
2013	630,000	1,328,000	• Aetna purchases Teladoc for its own employees • Adds 49 ASO Clients and three fully-insured states
2014	629,800	1,957,800	• Adds 95 ASO Clients
2015	663,200	2,621,000	• Aetna implements our solution in select Managed Medicaid pilot population • Aetna expands Teladoc to select additional national account Clients

Oscar Health Insurance

         Oscar Health Insurance, or Oscar, who has been a Client since 2013, is a consumer-oriented health insurance plan. Our solution is embedded directly into Oscar's interfaces for beneficiaries, a strategy that we intend to pursue aggressively with other health plans. We believe our close integration with Oscar is a primary driver of our high growth and Member engagement in this account.

  •
  During 2014, we experienced over 160% membership growth in less than one year with Oscar. In addition, Oscar chose to expand Teladoc to New Jersey beneficiaries in 2014 as a result of our success in New York.

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  Seamless integration with Oscar's platform using our API allows Members to perform key actions and access core Teladoc functionality like visit requests as well as eligibility, enrollment, EMR and pharmacy selection right from the Oscar website.

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  Over 35% Member engagement in 2014.

Seasonality

         A significantly higher proportion of our Members enter into new subscription agreements with us or renew previous agreements in the third and fourth quarters of the year compared to the first and second quarters. This seasonality is related to the employee benefits cycle, as Clients typically want to make our applications available at the beginning of a new benefits year, which generally occurs in the first quarter. We also experience a higher proportion of our visits in the first and fourth quarters of the year, primarily due to occurrence of the cold and flu season. These variations are expected to continue in the future. Consequently, it may be more meaningful to focus on annual rather than interim results.

Research and Development

         Our ability to compete depends, in large part, on our continuous commitment to rapidly introduce new services, technologies, features and functionality. Our product development team, which as of December 31, 2014, consisted of 40 employees, is responsible for the design, development, testing and certification of our solution. In addition, we utilize certain third-party development services to perform application development services. We focus our efforts on developing new products and further enhancing the usability, functionality, reliability, performance and flexibility of our solution.

Competition

         We view as our competitors those companies that currently (or in the future will) (i) develop and market telehealth technology (devices and systems) or (ii) provide telehealth, such as the delivery of on-demand access to healthcare. In the provision of telehealth, competition focuses on, among other factors, experience in operation, customer service, quality of technology and know-how and reputation. Our key competitors in the telehealth market are Doctor On Demand, MDLive and American Well.

Physicians and Healthcare Professionals

         We contract for our Providers' services through the Services Agreement with Teladoc PA, and, therefore, our Providers are not our employees. Under the Services Agreement, we have agreed to serve, on an exclusive basis, as manager and administrator of Teladoc PA's non-medical functions and services related to the provision of the telehealth services by physicians employed by or under contract with Teladoc PA. Teladoc PA has agreed to provide our Members, through its physicians, access to telehealth services and recommended treatment 24 hours per day, 365 days per year. The Services Agreement also requires Teladoc PA to maintain the state licensure and other credentialing requirements of its physicians. The non-medical functions and services we provide under the Services Agreement primarily include Member management services such as maintaining a call center for our Members to request a visit with Teladoc PA's physicians (our Providers), Member billing and collection administration and maintenance and storage of Member medical records. Under the Services Agreement, Teladoc PA currently pays us an access fee of $25,000 per month for call center and medical records maintenance, a fixed fee of $65,000 per month for our provision of management and administrative services and a license fee of $10,000 per month for the non-exclusive use of the Teladoc trade name. Additionally, we are required to maintain, for our company and our employees, general insurance of at least $1.0 million per occurrence and $3.0 million in the aggregate. Similarly, Teladoc PA is required to maintain, for itself and its physicians, professional liability insurance of at least $1.0 million per occurrence and $3.0 million in the aggregate. The Services Agreement has a 20-year term and expires in February 2025 unless earlier terminated upon mutual agreement of the parties or unilaterally by a party following the commencement of bankruptcy or liquidation proceeds by the non-terminating party, a material breach of the Services Agreement by the non-terminating party or a governmental or judicial termination order related to the Services Agreement.

         Our Providers are paid promptly, every two weeks via direct deposit or check. Our Providers bear no out-of-pocket medical malpractice expenses when delivering care on our platform. Teladoc PA carries professional liability insurance covering $1.0 million per claim and $3.0 million in the aggregate for itself and each of its healthcare professionals (our Providers), and we separately carry a general insurance policy, which covers medical malpractice claims, covering $5.0 million per claim and $5.0 million in the aggregate. We have not had a medical malpractice claim in our over ten-year operating history.

Employees

         As of March 31, 2015, we had 259 employees, including 51 in technology and development and 86 in sales and marketing. We consider our relationship with our employees to be good. None of our employees are represented by a labor union or party to a collective bargaining agreement.

Facilities

         Our principal executive offices are located in Dallas, Texas, where we occupy facilities totaling approximately 7,495 square feet under a lease that expires in April 2017, and in Purchase, New York, where we occupy facilities totaling approximately 15,868 square feet under a lease that expires in August 2018. We use these facilities for administration, sales and marketing, technology and development and customer support. We also lease offices elsewhere in the United States.

         We are also in the process of opening a physician network operations center in a 57,000 square foot leased space in Dallas, Texas that we expect to open by the end of May 2015. Our physician network operations center will assume, among other functions, the customer service and Member-to-Provider routing functions that we have historically outsourced to a third-party call center, Connextions (an Optum company). We formally terminated our contractual relationship with Connextions on April 16, 2015. Connextions has agreed to continue to provide its services to us through September 2015 while we concurrently increase our in-house physician network operations center resources leading-up to our full internalization of the functions previously outsourced to Connextions on or prior to September 30, 2015.

         We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Government Regulation

         The healthcare industry and the practice of medicine are extensively regulated at both the state and federal levels. Our ability to operate profitably will depend in part upon our ability, and that of our affiliated Providers, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In many jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of judicial or administrative interpretation. We cannot assure you that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

    Provider Licensing, Medical Practice, Certification and Related Laws and Guidelines

         The practice of medicine, including the provision of behavioral health services, is subject to various federal, state and local certification and licensing laws, regulations and approvals, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care and cross-coverage practice), equipment, personnel, operating policies and procedures and the prerequisites for the prescription of medication. The application of some of these laws to telehealth is unclear and subject to differing interpretation.

         Physicians and behavioral health professionals who provide professional medical or behavioral health services to a patient via telehealth must, in most instances, hold a valid license to practice medicine or to provide behavioral health treatment in the state in which the patient is located. In addition, certain states require a physician providing telehealth to be physically located in the same state as the patient. We have established systems for ensuring that our affiliated physicians and behavioral health professionals are appropriately licensed under applicable state law and that their provision of telehealth to our Members occurs in each instance in compliance with applicable rules governing telehealth. Failure to comply with these laws and regulations could result in our services being found to be non-reimbursable or prior payments being subject to recoupments and can give rise to civil or criminal penalties.

    Corporate Practice of Medicine; Fee-Splitting

         We contract with physicians or physician-owned professional associations and professional corporations to deliver our services to their patients. We frequently enter into management services contracts with these physicians and physician-owned professional associations and professional corporations pursuant to which we provide them with billing, scheduling and a wide range of other services, and they pay us for those services out of the fees they collect from patients and third-party payors. These contractual relationships are subject to various state laws, including those of New York, Texas and California, that prohibit fee-splitting or the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the physician's professional judgment. In addition, various state laws also generally prohibit the sharing of professional services income with nonprofessional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine.

         State corporate practice of medicine and fee-splitting laws vary from state to state and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a Provider licensed in the state or the provision of telehealth to a resident of the state. However, regulatory authorities or other parties, including our Providers, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, failure to comply could lead to adverse judicial or administrative action against us and/or our Providers, civil or criminal penalties, receipt of cease-and-desist orders from state regulators, loss of Provider licenses, the need to make changes to the terms of engagement of our Providers that interfere with our business and other materially adverse consequences.

    Federal and State Fraud and Abuse Laws

  Federal Stark Law

         We are subject to the federal self-referral prohibitions, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare patients to an entity providing "designated health services" if the physician or a member of such physician's immediate family has a "financial relationship" with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, civil penalties of up to $15,000 for each violation and twice the dollar value of each such service and possible exclusion from future participation in the federally-funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law's prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark

Law could have a material adverse effect on our business, financial condition and results of operations.

  Federal Anti-Kickback Statute

         We are also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if "one purpose" of a payment is to induce referrals. In addition, a person or entity no longer does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or "scienter" required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. In addition to a few statutory exceptions, OIG has published safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

  False Claims Act

         Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These "qui tam" whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar fraud, whistleblower and false claims provisions.

  State Fraud and Abuse Laws

         Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, not just those reimbursed by a federally-funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

  Other Healthcare Laws

         HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: "Healthcare Fraud" and "False Statements Relating to Healthcare Matters." The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

         In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary's selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

    State and Federal Health Information Privacy and Security Laws

         There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, the federal Health Insurance Portability and Accountability Act of 1996, as amended by HITECH, and their implementing regulations, which we collectively refer to as HIPAA, establish privacy and security standards that limit the use and disclosure of PHI and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Teladoc, our Providers and our health plan Clients are all regulated as covered entities under HIPAA. Since the effective date of the HIPAA Omnibus Final Rule on September 23, 2013, HIPAA's requirements are also directly applicable to the independent contractors, agents and other "business associates" of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities. Although we are a covered entity under HIPAA, we are also a business associate of other covered entities when we are working on behalf of our affiliated medical groups.

         Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $100 to $50,000 per violation, with a cap of $1.5 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA's breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

         State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

         HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD-10 for medical coding on October 1, 2013, which has since been subsequently extended to October 1, 2015.

         Many states in which we operate and in which our patients reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

         In addition to HIPAA, state health information privacy and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

         In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our business associates, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

Intellectual Property

         We own and use trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in the United States. We also have trademark applications pending to register marks in the United States. In addition, we rely on certain intellectual property rights that we license from third parties and on other forms of intellectual property rights and measures, including trade secrets, know-how and other unpatented proprietary processes and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. Other than the trademark Teladoc (and design), which is pending registration and which is not subject to any known rights of others, including any impairments, assignments or pledges, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights or trade secrets. We require our employees, consultants and certain of our contractors to execute confidentiality, agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us all inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

         On June 8, 2015, American Well Corporation filed a complaint against our company in the United States District Court for the District of Massachusetts alleging that certain of our operating platform's technology infringes one of its patents that we are currently seeking to invalidate pursuant to an inter partes review that we filed with the Patent Trial and Appeals Board in March 2015. See "—Legal Proceedings."

Legal Proceedings

         From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Except as described below, we are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

         We are the plaintiff in three lawsuits in the Texas courts against the Texas Medical Board, or the TMB. In the first suit, Teladoc v. TMB and Leshikar, on December 31, 2014, the Austin Court of Appeals granted our request for summary judgment, invalidating the TMB's prior assertion that our Providers do not form "proper professional relationships" with our Members in the course of telehealth visits such as would support the prescription of medications. The TMB has filed a petition for review with the Texas Supreme Court to ask that Court if it will allow the TMB to appeal the Court of Appeals' decision. In the second suit, Teladoc v. TMB and Freshour, on February 2, 2015, the Travis County District Court granted our request for a temporary injunction restraining the TMB from enforcing an "emergency rule" it issued on January 16, 2015 purporting to amend the Texas Administrative Code so as to require a "face-to-face" examination of a patient before a Texas physician may lawfully prescribe medication. This suit is set for trial on November 9, 2015. In the third suit, Teladoc et al. v. TMB et al., the United States District Court for the Western District of Texas, Austin Division, held a hearing on May 22, 2015, on our motion for preliminary injunction of the rule amendments the TMB adopted on April 10, 2015, that seek to effect substantively identical restrictions as the issues in the two prior lawsuits. On May 29, 2015, this court granted our request for a preliminary injunction of the rule amendments, pending ultimate trial on the merits, which trial date has yet to be set. Management is unable to make a reasonable estimate of when these matters will be resolved or the amount or range of loss that could result from an unfavorable outcome in these matters. See "Risk Factors—Risks Related to Our Business—Our business could be adversely affected by ongoing legal challenges to our business model or by new state actions restricting our ability to provide the full range of our services in certain states."

         On June 8, 2015, American Well Corporation filed a complaint against our company in the United States District Court for the District of Massachusetts alleging that certain of our operating platform's technology infringes U.S. Patent No. 7,590,550, or the '550 patent, entitled, "Connecting consumers with services providers," and seeking both injunctive and monetary relief. We believe this claim was in direct response to the preemptive challenge to the validity of the '550 patent that we commenced in March 2015 by filing a petition requesting that the U.S. Patent and Trademark Office's Patent Trial and Appeals Board, or the PTAB, conduct an inter partes review of certain claims of the '550 patent. We intend to continue to pursue our preemptive challenge to the validity of the '550 patent before the PTAB and also vigorously defend the claims made in American Well Corporation's subsequent lawsuit. We may be required to expend significant management time and financial resources on the defense of such claims, which could harm our business or results of operations. The legal cost of this litigation is not estimable at this time, and we expect to expense the cost of the litigation as it is incurred. See "Risk Factors—Risks Related to Our Business—We could incur substantial costs as a result of any claim of infringement of another party's intellectual property rights."

MANAGEMENT

         The following table provides information regarding our executive officers and our board of directors:

Name	Age	Position
Jason Gorevic	43	President, Chief Executive Officer and Director
Mark Hirschhorn	50	Executive Vice President and Chief Financial Officer
Adam C. Vandervoort	40	Chief Legal Officer and Secretary
Henry DePhillips, M.D.	55	Chief Medical Officer
Michael King	51	Chief Sales Officer
Jeff Nadler	51	Chief Technology Officer
Daniel Trencher	43	Senior Vice President of Product and Strategy
Andrew Turitz	42	Senior Vice President of Business Development
Kevin Williamson	44	Chief Marketing Officer
Martin R. Felsenthal	46	Director
William H. Frist, M.D.	63	Director
Michael Goldstein	73	Director
Thomas Mawhinney	46	Director
Thomas G. McKinley	63	Director
Dana G. Mead, Jr.	56	Director
Arneek Multani	41	Director
James Outland	49	Director
David B. Snow, Jr.	60	Director and Chairman of the Board

         Jason Gorevic has been our President and Chief Executive Officer and a member of our board of directors since June 2009. Prior to joining Teladoc, Mr. Gorevic worked in various capacities at WellPoint, Inc., including President of Empire BlueCross BlueShield and Senior Vice President and Chief Sales and Product Officer. From 2002 to 2005, Mr. Gorevic was a member of Empire BlueCross BlueShield's leadership team, as Chief Sales and Marketing Officer. From July 2000 to December 2001, Mr. Gorevic served as Chief Executive Officer of Gemfinity, an electronic marketplace and purchasing aggregator that he founded. From July 1999 to July 2000, he served as General Manager of Business Messaging at Mail.com, Inc., a provider of Internet messaging services, and from April 1998 to June 1999, he served as Mail.com's Vice President of Operations. From 1993 to 1998, Mr. Gorevic worked at Oxford Health Plans, Inc., and held a variety of positions in marketing, medical management and operations as well as Director of Service Strategy. Mr. Gorevic earned a B.A. in international relations from the University of Pennsylvania. Our board of directors has concluded that Mr. Gorevic should serve as a director because of his leadership role with our company and his broad experience in the healthcare industry.

         Mark Hirschhorn became our Executive Vice President and Chief Financial Officer in October 2012. Mr. Hirschhorn is an experienced senior financial executive who has worked with numerous entrepreneurial ventures in a variety of different market segments. From April 2004 to October 2012,

Mr. Hirschhorn served as Executive Vice President and Chief Financial Officer of RCS/Media Monitors, an international software technology company that serves the media and entertainment markets. From 2000 to 2003, Mr. Hirschhorn served as the Chief Financial Officer in a number of technology companies, including BT Radianz. From 1996 to 2000, he spent five years as the Vice President and Global Controller of RSL Communications, a publicly traded multinational telecommunications company, and as Chief Financial Officer of Deltathree Communications, a publicly traded RSL subsidiary and pioneer in VOIP technology. He started his professional career with Deloitte and spent nine years with the firm. Mr. Hirschhorn earned a B.A. from Rutgers University and an M.B.A. from Rutgers Business School. Mr. Hirschhorn is a CPA and a member of American Institute of Certified Public Accountants.

         Adam C. Vandervoort became our Chief Legal Officer and Secretary in February 2015. From 2006 through January 2015, Mr. Vandervoort was Corporate Vice President, General Counsel and Secretary of Independence Holding Company (IHC), a public insurance holding company. Prior to that, he was an in-house attorney with FedEx Corporation and practiced corporate law with a large firm. Mr. Vandervoort holds A.B. and A.M. degrees from the University of Chicago and a J.D. from the University of Pennsylvania Law School. He is admitted to practice law in the states of California, Connecticut, New York and Tennessee.

         Henry DePhillips, M.D. became our Chief Medical Officer in April 2013. Prior to joining Teladoc, Dr. DePhillips held leadership positions in healthcare consulting, health insurance, and healthcare information technology sectors, including Executive Vice President and Chief Medical Officer for Audax Health, a consumer engagement technology company, Head of Business Development, North America for McKinsey's Health Systems Institute and Chief Medical Officer for PDR Network, an electronic patient safety communications company. Dr. DePhillips also served as Executive Vice President and Chief Medical Officer of MEDecision, a clinical care management software company from 2003 to 2007 and as Senior Medical Director of Independence Blue Cross of Pennsylvania from 1996 to 2004. He currently serves on the board of directors of eRounds, LLC, a surgical device physician-to-physician information sharing company and is a member of Oliter Holdings, LLC, a commercial real estate development company. Dr. DePhillips earned an undergraduate degree in Biochemistry from Trinity College and an M.D. at Hahnemann University School of Medicine. He performed his residency in Family and Community Medicine at the Medical Center of Delaware.

         Michael King became our Chief Sales Officer in July 2010. Prior to joining Teladoc, Mr. King held various positions at Healthways, Inc., beginning in 2001, and was most recently Senior Vice President of Insight and Innovations after serving as Senior Vice President of Sales. During his tenure, he was responsible for the creation, implementation, and execution of all sales business plans. In addition to sales operation, he also directed consultant relationship management, product marketing, and messaging. Prior to his time with Healthways, Mr. King held various positions at CareSteps.com, WellPath Community Health Plans, Doctors Health Plan, and Aetna. Mr. King earned a B.S. in Employment Relations and Management from Michigan State University and attended the General Managers program at Harvard Business School.

         Jeff Nadler became our Chief Technology Officer in August 2010. Prior to joining Teladoc, Mr. Nadler served as chief technology officer for ActiveHealth Management, a leading vendor of products and services for the healthcare industry in the areas of disease management, wellness, personal health records, analytics, lifestyle coaching, UM/CM, and clinical decision support. Previously, he served as Senior Vice President, Enterprise Technology Group, at Marsh and McLennan Companies and was a director and program manager at Cambridge Technology Partners. Mr. Nadler earned a B.S. in Electrical Engineering from Union College, Schenectady, N.Y.

         Daniel Trencher became our Senior Vice President of Product and Strategy in January 2015 after serving for three years as our Senior Vice President of Business Development since 2011.

Prior to joining Teladoc, Mr. Trencher served as Vice President for Corporate Strategy at WellPoint, Inc. In earlier roles with WellPoint, he also led market strategy and Specialty Dental and Vision lines and led a product development team in strategic medical insurance products. Prior to his time with WellPoint, Mr. Trencher held positions with Booz & Co.'s Communications, Media and Technology practice, and PricewaterhouseCoopers. He earned a B.A. in Economics from the University of Pennsylvania and an M.B.A. from the University of Chicago.

         Andrew Turitz became our Senior Vice President of Business Development in January 2015. Prior to joining Teladoc, Mr. Turitz was a Vice President at Aetna, where he led business development for Healthagen, a division focused on population health management and enablement of accountable care. Prior to his time at Aetna, Mr. Turitz served as Managing Director at Sandbox Industries, which manages venture investments for BlueCross BlueShield. He was also a Vice President at Banc of America Securities focused on Healthcare M&A. Mr. Turitz served as a Director of the Board for ZeOmega, Change Healthcare, and Invivolink, and as a Board Observer for Bloom Health. Mr. Turitz earned a B.A. from Stanford University and an M.B.A. in Accounting and Finance from the Kellogg School of Management.

         Kevin Williamson became our Chief Marketing Officer in May 2009. Before joining Teladoc, Mr. Williamson served as vice president of Clinical Innovation and Strategy-Health Management Corp., a subsidiary of WellPoint, Inc. In 2001, he served as director of Web Product Strategy at Empire Blue Cross Blue Shield and was promoted to regional vice president of B2B and Senior Marketing. Mr. Williamson was required to manage large accounts in earlier roles as an Account Manager at Icon Medialab and as a Manager at Ernst & Young. Mr. Williamson earned a Bachelor of Industrial Engineering and Master of Science in Industrial Engineering with Health Systems Emphasis from Georgia Institute of Technology. He also served as a graduate research assistant at Emory University Hospital System in Atlanta, GA.

         Martin R. Felsenthal, became a member of our board of directors in November 2009. Mr. Felsenthal has been a Partner of HLM Venture Partners, a venture capital firm since 2007. Mr. Felsenthal was previously a General Partner of Salix Ventures, a venture capital firm, where he focused on investments in healthcare services and healthcare information technology. He joined Salix Ventures in 1997. Mr. Felsenthal is currently a director of Vericare Management, Inc., OnShift, Inc. and ClearDATA Networks. Previously, he served on the boards of Aperio Technologies, Inc., Change Healthcare Corporation, Titan Health, U.S. Renal Care, PayerPath and CombiMatrix Corporation. In 2014, Mr. Felsenthal began working as an Advisor to California Healthcare Foundation Health Innovation Fund, which supports business models with the potential to significantly lower the cost of care or to improve access to care for underserved populations. Mr. Felsenthal earned a B.A. from Princeton University and an M.B.A. from the Stanford University Graduate School of Business. Our board of directors has concluded that Mr. Felsenthal should serve as a director because of his broad experience in the healthcare industry and his significant directorship experience.

         William H. Frist, M.D. became a member of our board of directors in September 2014. Senator Frist is a Partner in Cressey & Company, a private equity firm focused exclusively on investing in and building leading healthcare businesses. He is Chairman of the Cressey Distinguished Executive Council. As a U.S. Senator, he represented Tennessee for 12 years where he served on both the Finance and HELP committees responsible for writing all health legislation. He served as U.S. Senate Majority Leader from 2003 to 2006. Prior to the Senate, Senator Frist spent 20 years in clinical medicine, completing surgical training at Harvard's Massachusetts General Hospital and Stanford and he subsequently founded the Vanderbilt Multi-Organ Transplant Center. Senator Frist serves as an adjunct professor of Cardiac Surgery at Vanderbilt University and Clinical Professor of Surgery at Meharry Medical College. His previous board service includes Princeton University, the Smithsonian Institution and the Clinton Bush Haiti Fund. Senator Frist currently serves as a director of the publicly held companies Select Medical and AECOM. In addition, he is on the boards of Theranos, Unitek, Aegis, Aspire, MDSave, Cognosante and Accolade. He previously served as a director of URS Corporation from November 2009 to 2014, and on the board of Third National Bank from 1990 to1994. He is chairman of Hope Through Healing Hands, a nonprofit which focuses on maternal and child health, and SCORE, a collaborative K12 education reform organization. His current board services include the Robert Wood Johnson Foundation, Kaiser Family Foundation, Harvard Medical School Board of Fellows, Center for Strategic and International Studies, Partnership for a Healthier America campaign to fight childhood obesity and the Nashville Health Center Care Council. He is a Senior Fellow at the Bipartisan Policy Center, where he is co-leader of the Health Project. Senator Frist earned his B.A. from Princeton University and M.D. from Harvard Medical School. Our board of directors has concluded that Senator Frist should serve as a director because of his significant directorship experience and his broad experience in the healthcare industry.

         Michael Goldstein became a member of our board of directors in February 2015. Mr. Goldstein was employed by Ernst & Young (and its predecessor firms) from 1963 to 1979, including six years as an audit partner. Mr. Goldstein served as Chairman of Toys "R" Us, Inc. from 1998 to 2001, Chief Executive Officer from 1999 to 2000, Vice Chairman and Chief Executive Officer from 1994 to 1998 and Chief Financial Officer from 1983 to 1994. Mr. Goldstein is a director and chairman of the audit committee of Pacsun since 2004 and a director, chairman of the governance, compliance and nominating committee and member of the audit committee and corporate strategy committee of Bioscrip since 2015. Mr. Goldstein has served as director of various private companies and not-for-profit charitable organizations. Mr. Goldstein served on the boards of the following public companies within the last five years: Charming Shoppes, Inc. from 2008 to 2012; 4 Kids Entertainment, Inc. from 2002 to 2012; Martha Stewart Living Omnimedia, Inc. from 2004 to 2010; and Medco Health Solutions, Inc. from 2005 to 2012. Our board of directors believes Mr. Goldstein is qualified to serve as a director of the Company due to his experience and governance leadership roles on the Boards of various other public companies, as well as his extensive background in finance, both as an audit partner and as a finance executive and chief executive officer of a large public corporation.

         Thomas Mawhinney became a member of our board of directors in September 2014. He is currently a General Partner of Icon Ventures, a technology venture capital firm, having joined the firm in 2003. Before joining Icon, Mr. Mawhinney was with Canaan Partners, an early-stage venture capital firm with $2 billion under management, from 2001 to 2003. As an entrepreneur, Mr. Mawhinney co-founded and spent five years as President and Chief Operating Officer of North Systems, a venture-backed software company. Prior to his time with North Systems, he developed his skills as a technology investor and entrepreneur working as a Senior Associate at Summer Partners. Mr. Mawhinney is on the Boards of Directors of or actively involved with Awarepoint, Bill.com, Groundwork, Huddle, Ionic Security, KIXEYE, MarketLive, Reputation.com, Voltage Security, Xambala, Yodle and Zephyr Health and previously served on the board at Monitise. Mr. Mawhinney graduated with honors, earning a B.A. from Harvard University and received his M.B.A. from the Stanford University Graduate School of Business. Our board of directors has concluded that Mr. Mawhinney should serve as a director because of his significant directorship experience and his broad experience in the technology industry.

         Thomas G. McKinley became a member of our board of directors in November 2009. Mr. McKinley is a General Partner and the West Coast Representative for Cardinal Partners, a venture capital firm focused exclusively on healthcare investing. Prior to joining Cardinal, Mr. McKinley was the co-founder and Co-Managing Partner of Partech International. Mr. McKinley has over 35 years of investment experience. Mr. McKinley currently serves on the board of directors of lifeIMAGE, a cloud-based medical imaging sharing platform for hospitals, physicians, and patients. Mr. McKinley earned an undergraduate degree in Economics from Harvard University, an M.S. in Accounting from New York University and an M.B.A. from the Stanford University Graduate

School of Business. Our board of directors has concluded that Mr. McKinley should serve as a director because of his significant directorship experience and his broad experience in the healthcare and technology industries.

         Dana G. Mead, Jr. became a member of our board of directors in August 2011. Mr. Mead is a strategic advisor to Kleiner Perkins Caufield & Byers, where he served as a partner in the life sciences practice from 2005 to 2015. Mr. Mead currently serves on the boards of Intersect ENT as well as several privately held Kleiner Perkins Caufield & Byers portfolio companies. From 1992 to 2005, Mr. Mead worked for Guidant where he held numerous positions including, most recently, President of Guidant Vascular Intervention. Mr. Mead earned a B.A. from Lafayette College and an M.B.A. from the University of Southern California. Our board of directors has concluded that Mr. Mead should serve as a director because of his significant directorship experience and his broad experience in the healthcare industry.

         Arneek Multani became a member of our board of directors in 2008. Mr. Multani is a Managing Director of Trident Capital and joined the firm in 2002. He leads Trident's Healthcare Information Technology practice and co-leads Trident's Growth Equity practice. Prior to joining Trident, Mr. Multani was an Associate at McCown De Leeuw, a private equity firm specializing in leveraged buy-outs, where he focused on investing in the health and fitness industries. He started his career as an analyst at Morgan Stanley & Co in the Media & Telecommunications area of the Mergers & Acquisitions Group. Mr. Multani currently sits on the board of directors of Imagine Health, MedSave USA, HealthMEDX, Acclaris, and is a Board Observer at Advanced ICU Care. Mr. Multani's past directorships and observerships include Resolution Health and Profex. He earned a B.S. in Economics from Wharton School of Business and a B.A.S. in Systems Engineering from the Moore School of Engineering at the University of Pennsylvania, where he graduated summa cum laude. He earned his M.B.A. from the Stanford University Graduate School of Business. Our board of directors has concluded that Mr. Multani should serve as a director because of his broad experience in the healthcare industry and his significant core business skills, including financial and strategic planning.

         James Outland became a member of our board of directors in May 2006. Mr. Outland is a Managing Partner and co-founder of New Capital Partners, a private equity firm which invests in high growth companies primarily in the Southeastern United States and Texas. He has over 25 years of private equity, mergers and acquisitions and business development leadership experience in both entrepreneurial business ventures and well-established corporations. Prior to co-founding New Capital Partners, Mr. Outland served in various key roles in the healthcare industry as an officer of UnitedHealth Group after its acquisition of Complete Health Services and as a Principal at Momentum Health Services where he specialized in mergers & acquisitions. He began his career developing an entrepreneurial business within ProServ, Inc., a leader in the sports marketing industry which was subsequently acquired by SFX and later Clear Channel. He opened a West Coast office and later led the business development for ProServ athletes and properties in the Southeast. Mr. Outland also served as the Chief Executive Officer for Senior Whole Health during its first years of operation, in addition to his role as Chairman of the Board. He has led numerous private equity investments and currently serves as Chairman of the Board for Repay Holdings, MDnetSolutions and Medsurant LLC. He previously served on the Boards of PrismPointe Technologies, Senior Whole Health and Styx Capital. He graduated from Southern Methodist University with a B.A. in Political Science and a B.F.A. in Advertising. Our board of directors has concluded that Mr. Outland should serve as a director because of his broad experience in the healthcare industry and his significant core business skills, including financial and strategic planning.

         David B. Snow, Jr. became a member of our board of directors in February 2014 and became Chairman of our board of directors in December 2014. Mr. Snow currently serves as Chairman and chief executive officer of Cedar Gate Technologies, Inc., a provider of analytic and information technology services to doctor and hospital organizations entering risk-based reimbursement arrangements with insurers, since February 2014. Until April 2012, Mr. Snow was Chairman and Chief Executive Officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. His current board service includes CareCentrix and Pitney Bowes, Inc., where he has been a director since 2006. He formerly served as a director of Medco Health Solutions, Inc. In addition to his experience as the chief executive officer of a public company, Mr. Snow has a strong background in operations, having served in leadership positions at several companies including WellChoice (Empire Blue Cross Blue Shield) and Oxford Health Plans. Mr. Snow earned a B.S. in Economics from Bates College and a Master's Degree in Health Care Administration from Duke University. Our board of directors has concluded that Mr. Snow should serve as a director because of his broad experience in the healthcare industry and his significant core business skills, including financial and strategic planning.

Board Composition and Election of Directors

         Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of ten members. Our current certificate of incorporation and investors' rights agreement (as defined below in "Certain Relationships and Related Person Transactions") among certain investors, including entities associated with Kleiner Perkins Caufield & Byers, HLM Venture Partners, Cardinal Partners, Trident Capital Partners, New Capital Partners and Icon Ventures, entered into in connection with our convertible preferred stock financings, provide for one director to be elected by holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, one director to be elected by holders of our Series B convertible preferred stock, two directors to be elected by holders of our Series C convertible preferred stock, one director to be elected by holders of our Series D convertible preferred stock, one director to be elected by holders of our Series F convertible preferred stock, one director constituting the individual serving as the then-current Chief Executive Officer, or the CEO Designee, of the Company and two directors to be elected by a majority of the other members of our board of directors, or the Mutual Designees. Mr. Outland is the designee of our Series A and Series A-1 convertible preferred stock, Mr. Multani is the designee of our Series B convertible preferred stock, Messrs. Felsenthal and McKinley are the designees of our Series C-1 convertible preferred stock, Mr. Mead is the designee of our Series D convertible preferred stock, Mr. Mawhinney is the designee of our Series F convertible preferred stock, Mr. Gorevic is the CEO Designee and Mr. Snow, Senator Frist and Mr. Goldstein are the Mutual Designees.

         The provisions of the investors' rights agreement and of our certificate of incorporation by which Messrs. Outland, Multani, Felsenthal, McKinley, Mead and Mawhinney were elected will no longer be in effect upon the consummation of this offering and there will be no other contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

    Director Independence

         Our board of directors currently consists of ten members. Our board of directors has determined that all of our directors except Mr. Gorevic do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the rules of the NYSE. There are no family relationships among any of our directors or executive officers.

    Classified Board of Directors

         In accordance with our amended and restated certificate of incorporation that will go into effect upon the closing of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

  •
  the Class I directors will be             ,             ,              and             , and their terms will expire at our first annual meeting of stockholders following this offering;

  •
  the Class II directors will be             ,              and             , and their terms will expire at our second annual meeting of stockholders following this offering; and

  •
  the Class III directors will be             ,              and             , and their terms will expire at the third annual meeting of stockholders following this offering.

         Our amended and restated certificate of incorporation that will go into effect upon the closing of this offering will provide that the authorized number of directors may be changed only by resolution of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management."

Role of the Board in Risk Oversight

         One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.

Board Committees

         Our board of directors directs the management of our business and affairs and conducts its business through meetings of our board of directors and three standing committees: the audit committee, the compensation committee and the regulatory and compliance committee. Effective upon completion of this offering, we expect that our board of directors will also have a nominating and corporate governance committee. In addition, from time to time, other committees may be established under the direction of our board of directors when necessary or advisable to address specific issues.

         Each of the audit committee, the compensation committee, the regulatory and compliance committee and the nominating and corporate governance committee will operate under a charter that will be approved by our board of directors in connection with this offering. A copy of each of the audit committee, compensation committee and nominating and corporate governance committee charters will be available on our website upon completion of this offering.

    Audit Committee

         Our audit committee, which following this offering will consist of Messrs.                           , will be responsible for, among its other duties and responsibilities, assisting our board of directors in overseeing: our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Our audit committee will be directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

         Our board of directors has determined that Messrs.                     are each an "audit committee financial expert" as such term is defined under the applicable regulations of the SEC and have the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE. Our board of directors has also determined that Messrs.                     are independent under Rule 10A-3 under the Exchange Act and the NYSE standard, for purposes of the audit committee.

    Compensation Committee

         Our compensation committee, which following this offering will consist of Messrs.                           , will be responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our Chief Executive Officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans.

         Our board has determined that each of                          and                           is independent under the applicable rules and regulations, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the Code.

    Regulatory and Compliance Committee

         Our regulatory and compliance committee, which following this offering will consist of Messrs.                           , will be responsible for assisting our board of directors in discharging its responsibilities relating to legal and regulatory compliance (excluding matters of financial compliance, which are subject to the oversight of the Audit Committee).

    Nominating and Corporate Governance Committee

         Our nominating and corporate governance committee, which following this offering we expect will consist of Messrs.                                          , will be responsible for, among its other duties and responsibilities, identifying and recommending candidates to our board of directors for election to our board of directors, reviewing the composition of members of our board of directors and its committees, developing and recommending to our board of directors corporate governance guidelines that are applicable to us and overseeing our board of directors and its committees evaluations.

Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended December 31, 2014, the members of our compensation committee were Messrs. McKinley and Multani. No member of our compensation committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the fiscal year ended December 31, 2014.

Code of Ethics and Code of Conduct

         We will adopt a written code of business conduct and ethics, to be effective upon the closing of this offering, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon completion of this offering, our code of business conduct and ethics will be available on our website at www.teladoc.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

         The following contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. See "Special Note Regarding Forward-Looking Statements." Actual compensation programs that we adopt may differ from the programs summarized in this discussion.

Executive Compensation

         This section discusses the material components of the executive compensation program offered to our named executive officers identified below. For 2014, our named executive officers were:

  •
  Jason Gorevic, President and Chief Executive Officer;

  •
  Mark Hirschhorn, Executive Vice President and Chief Financial Officer; and

  •
  Michael King, Chief Sales Officer.

         We are an "emerging growth company," within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jason Gorevic	2014	361,084	68,530	516,124	168,987	21,219	(4)	1,135,944
President and Chief Executive Officer
Mark Hirschhorn	2014	309,500	—	473,887	100,588	21,219	(5)	905,194
Executive Vice President and Chief Financial Officer
Michael King	2014	259,000	—	207,772	509,537	16,400	(6)	992,709
Chief Sales Officer

(1)
Mr. Gorevic was granted a $68,530 discretionary bonus in 2014 in recognition of his performance.

(2)
Represents the aggregate grant date fair value of stock options granted during 2014 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Represents amounts earned for 2014 under our annual performance based bonus program. In addition, for Mr. King, the amount includes $509,537 for sales commissions paid with respect to 2014. For additional information, see "—Performance Bonuses" below.

(4)
Represents company matching contributions to Mr. Gorevic's 401(k) plan account of $10,400 and company-paid health insurance premiums on his behalf of $10,819.

(5)
Represents company matching contributions to Mr. Hirschhorn's 401(k) plan account of $10,400 and company-paid health insurance premiums on his behalf of $10,819.

(6)
Represents company matching contributions to Mr. King's 401(k) plan account of $10,400 and company-paid health insurance premiums on his behalf of $6,000.

Narrative Disclosure to Summary Compensation Table

         The primary elements of compensation for our named executive officers are base salary, annual performance bonuses, commissions and equity-based compensation awards. The named executive officers also participate in employee benefit plans and programs that we offer to our other full-time employees on the same basis.

    Base Salaries

         We pay our named executive officers a base salary to compensate them for the satisfactory performance of services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

         Effective March 16, 2014, our board of directors approved an increase in Mr. Gorevic's base salary from $350,000 to $364,000, Mr. Hirschhorn's base salary from $300,000 to $312,000 and Mr. King's base salary from $240,000 to $264,000.

    Performance Bonuses

         We offer our named executive officers the opportunity to earn annual cash incentives to compensate them for attaining short-term company and individual performance goals. Each of Messrs. Gorevic and Hirschhorn has an annual target bonus that that is expressed as a percentage of his annual base salary. The 2014 target bonus percentages for our named executive officers were 36% for Mr. Gorevic and 25% for Mr. Hirschhorn. Mr. King's short-term incentive compensation for 2014 was commissions based.

         Our compensation committee, based upon the recommendation of our Chief Executive Officer, establishes company performance goals each year and, at the completion of the year, determines actual bonus payouts after assessing company performance against these goals and a named executive officer's individual performance and contributions to the company's achievements. The 2014 company performance goals for Messrs. Gorevic and Hirschhorn were based on our revenue, EBITDA, member satisfaction, total revenue and current year's and completed telehealth visits.

         For 2014, Mr. King was entitled to receive commissions based on a percentage of incremental revenue generated from sales to new Clients, subject to achievement of a threshold annual incremental revenue amount.

         The actual cash bonuses earned by our named executive officers, and the actual sales commission earned by Mr. King, for 2014 are reported under the "Non-Equity Incentive Plan Compensation" column of the 2014 Summary Compensation Table above.

    Equity Compensation

         We grant stock options to our named executive officers as the long-term incentive component of their compensation. We have historically granted stock options to named executive officers when they commenced employment with us and have from time to time thereafter made additional grants as and when our board of directors determined appropriate to reward, retain or encourage particular named executive officers.

         Our stock options typically have an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our board of directors, and vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following 36 months, subject to the holder's continued employment with us. From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Our stock options may be intended to qualify as incentive stock options under the Code. Stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described in the section titled "Employment Arrangements."

         We granted stock options in the following amounts to our named executive officers during 2014:

Named Executive Officer	2014 Options Granted (#)
Jason Gorevic	355,500
Mark Hirschhorn	325,657
Michael King	143,111

         These options were granted under the Prior Plan, subject to our standard option terms described above.

         In connection with this offering, we intend to adopt a 2015 Incentive Award Plan, or the 2015 Plan, to facilitate the grant of cash and equity incentives to our directors, employees (including our named executive officers) and consultants and to enable our company to obtain and retain the services of these individuals, which we believe is essential to our long-term success. Following the effective date of our 2015 Plan, we will not make any further grants under our Prior Plan. However, the Prior Plan will continue to govern the terms and conditions of the outstanding awards granted under it. For further information about the 2015 Plan, see "—2015 Incentive Award Plan" below.

    Retirement, Health, Welfare and Additional Benefits

         Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans, except that we pay the full cost of the healthcare coverage for our named executive officers. We also sponsor a 401(k) defined contribution plan in which our named executive officers may participate, subject to limits imposed by the Code, to the same extent as our other full-time employees. Currently, we match 100% of contributions made by participants in the 401(k) plan up to 4% of eligible annual compensation. All matching contributions are fully vested when made.

Outstanding Equity Awards at 2014 Fiscal Year-End

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Jason Gorevic	12/22/2014	—	355,500	(1)			2.63	12/22/2024
	12/11/2013	—	—		204,830	(2)	0.73	12/11/2023
	12/11/2013	—	204,830	(3)			0.73	12/11/2023
	4/16/2012	330,053	389,363	(1)			0.47	4/16/2022
	1/25/2011	74,169	8,241	(1)			0.35	1/25/2021
Mark Hirschhorn	12/22/2014	—	250,657	(1)			2.63	12/22/2024
	9/10/2014	—	75,000	(1)			2.63	9/10/2024
	12/11/2013	—	—		54,958	(2)	0.73	12/11/2023
	12/11/2013	—	54,958	(3)			0.73	12/11/2023
	12/31/2012	—	289,665	(1)			0.47	12/31/2022
Michael King	12/22/2014	—	143,111	(1)			2.63	12/22/2024
	12/11/2013	—	—		36,350	(2)	0.73	12/11/2023
	12/11/2013	—	35,350	(3)			0.73	12/11/2023
	4/16/2013	56,738	79,434	(1)			0.47	4/16/2023
	1/25/2011	19,933	1,117	(1)			0.35	1/25/2021
	7/26/2010	16,874	—				0.35	7/26/2020

(1)
The option vests as to 25% of the total shares underlying the option on the first anniversary of the grant date and in equal monthly installments over the ensuing 36 months, subject to the holder's continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled "Employment Arrangements."

(2)
The option vests as to 25% of the total shares underlying the option on January 1, 2016 and in equal monthly installments over the ensuing 36 months, subject to the holder's continued employment with us through the applicable vesting date and our achievement of certain financial and operational targets in 2014. In February 2015, our board of directors determined that these targets had been achieved.

(3)
The option vests as to 25% of the total shares underlying the option on January 1, 2015 and in equal monthly installments over the ensuing 36 months, subject to the holder's continued employment with us through the applicable vesting date and potential accelerated vesting as described in the section titled "Employment Arrangements."

Employment Arrangements

         We have entered into employment agreements with each of our named executive officers that will become effective on the closing of this offering. Certain key terms of these agreements are described below.

  Jason Gorevic

         The employment agreement with Mr. Gorevic entitles him to an initial annual base salary of $425,000 and an annual target bonus opportunity of 100% of his gross base salary wages for 2015 and his annual base salary thereafter. In addition, Mr. Gorevic is eligible to earn a potential bonus for over-performance of at least 150% of his annual base salary.

         In the event Mr. Gorevic is terminated by us without cause or he resigns for good reason, subject to his timely executing a release of claims in our favor, he is entitled to receive: (i) 18 months of continued base salary and life insurance; (ii) up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iii) a pro rata portion of the bonus he would have earned for the year of termination and (iv) accelerated vesting of time-based equity awards scheduled to vest within 12 months following the date of termination and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are satisfied during that 12-month period. If the termination occurs within 12 months following a change in control, subject to his timely executing a release of claims in our favor, Mr. Gorevic is entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) a lump-sum payment equal to 150% of his base salary plus target bonus opportunity; (ii) 18 months of continued life insurance; (iii) up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iv) a pro rata portion of the bonus he would have earned for the year of termination and (v) accelerated vesting of his time-based equity awards and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are thereafter satisfied.

         The employment agreement contains restrictive covenants pursuant to which Mr. Gorevic has agreed to refrain from competing with us or soliciting our employees or customers for a period of 18 months following his termination of employment, provided that Mr. Gorevic may perform services for competitors with multiple lines of business if he (i) does not participate in any material respect in the competing business and (ii) if multiple lines of business report to Mr. Gorevic, any competing business lines account for less than 15% of the net revenue over the prior year for the business lines reporting to him.

         For purposes of the employment agreement:

  •
  "Cause" generally means, subject to certain notice requirements and cure rights, Mr. Gorevic's (i) breach of his duty of loyalty or his willful breach of his duty of care to us; (ii) material failure or refusal to comply with reasonable written policies, standards and regulations established by our board of directors; (iii) commission of a felony, an act of theft, embezzlement or misappropriation of our funds or property of material value or an act of fraud involving us; (iv) willful misconduct or gross negligence which causes or reasonably could cause material harm to our standing, condition or reputation; (v) material violation of our code of ethics or written policies concerning harassment or discrimination or (vi) material breach of his confidentiality agreement with us or a material provision of his employment agreement.

  •
  "Good reason" generally means, subject to certain notice requirements and cure rights, (i) a material reduction in the aggregate amount of Mr. Gorevic's base salary and target bonus without his consent (except for a reduction applicable to the management team generally); (ii) a material reduction in his overall responsibilities or authority, or scope of duties; (iii) removal from the board of directors; (iv) a requirement that he relocate his residence outside of Rye, New York or relocate his principal place of employment outside of the New York City metropolitan area or (v) our material breach of the employment agreement.

  Mark Hirschhorn and Michael King

         The employment agreements with Messrs. Hirschhorn and King are for an unspecified term and entitle them to initial annual base salaries of $335,000 and $274,600, respectively, subject to annual review and adjustment. Mr. Hirschhorn is entitled to an annual target bonus opportunity of

65% of his gross base salary wages for 2015 and his annual base salary thereafter. Mr. King is entitled to an annual bonus opportunity based on certain corporate, new business and net-dollar retention goals for a portion of 2015 and 2016, and an annual target bonus opportunity of 75% of his annual base salary thereafter.

         In the event either of Messrs. Hirschhorn or King is terminated by us without cause or he resigns for good reason, subject to his timely executing a release of claims in our favor, he is entitled to receive: (i) 12 months of continued base salary and life insurance; (ii) up to 12 months of continued medical, dental or vision coverage pursuant to COBRA, if elected and (iii) accelerated vesting of time-based equity awards scheduled to vest within 6 months following the date of termination and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are satisfied during that 6-month period. If either of Messrs. Hirschhorn's or King's termination occurs within 12 months following a change in control, subject to his timely executing a release of claims in our favor, he is entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) a lump-sum payment equal to his base salary plus target bonus opportunity; (ii) 12 months of continued life insurance; (iii) up to 12 months of continued medical, dental or vision coverage pursuant to COBRA, if elected; (iv) a pro rata portion of the bonus he would have earned for the year of termination and (v) accelerated vesting of his time-based equity awards and continued eligibility to vest in awards subject to performance-based vesting conditions if and to the extent such performance conditions are thereafter satisfied.

         The employment agreements contain restrictive covenants pursuant to which each of Mr. Hirschhorn and Mr. King has agreed to refrain from competing with us or soliciting our employees or customers following his termination of employment for a period of 12 months.

         For purposes of the employment agreements, "cause" has the same meaning as in Mr. Gorevic's employment agreement. "Good reason" generally means, with respect to Mr. Hirschhorn or Mr. King, subject to certain notice requirements and cure rights, (i) a material reduction in the aggregate amount of his base salary and target bonus without his consent (except for a reduction applicable to the management team generally); (ii) a material reduction in his overall responsibilities or authority, or scope of duties (except following a change in control in certain circumstances with respect to Mr. King); (iii) a requirement that he relocate his principal place of employment outside of the New York City metropolitan area or (iv) our material breach of the employment agreement.

Long-Term Incentive Plans

         The following summarizes the material terms of the long-term incentive plans in which our employees, including the named executive officers, participate.

    2015 Incentive Award Plan

         Effective the day prior to commencing this offering, we adopted and our stockholders approved the 2015 Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2015 Plan, are summarized below.

         Eligibility and Administration.    Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries will be eligible to receive awards under the 2015 Plan. Following our initial public offering, the 2015 Plan will generally be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2015 Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2015 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2015 Plan, including any vesting and vesting acceleration conditions.

         Limitation on Awards and Shares Available.    An aggregate of 4,923,000 shares of our common stock will initially be available for issuance under awards granted pursuant to the 2015 Plan. The number of shares initially available for issuance will be increased by (i) the number of shares represented by awards outstanding under our Prior Plan that are forfeited, lapse unexercised or are settled in cash and which following the effective date of the 2015 Plan are not issued under the Prior Plan and (ii) an annual increase on January 1 of each calendar year beginning in 2016 and ending in 2025, equal to the least of (A) 4,226,000 shares, (B) 5 percent of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (C) such smaller number of shares as determined by our board of directors. No more than 47,183,000 shares of common stock may be issued upon the exercise of incentive stock options. Shares issued under the 2015 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares.

         If an award under the 2015 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2015 Plan. Awards granted under the 2015 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2015 Plan.

         Awards.    The 2015 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, stock appreciation rights, or SARs, and other stock or cash based awards. Certain awards under the 2015 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2015 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

  •
  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

  •
  SARs.  SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will generally not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

  •
  Restricted Stock and RSUs.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

  •
  Other Stock or Cash Based Awards.  Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

         Performance Awards.    Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin, budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders' equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results or market performance indicators or indices.

         Certain Transactions.    In connection with certain transactions and events affecting our common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2015 Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available and replacing or terminating awards under the 2015 Plan. In addition, in the event of certain non-reciprocal transactions with our stockholders, or an "equity restructuring," the plan administrator will make equitable adjustments to the 2015 Plan and outstanding awards as it deems appropriate to reflect the equity restructuring.

         Provisions of the 2015 Plan Relating to Director Compensation.    The 2015 Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the 2015 Plan's limitations. Prior to commencing this offering, our stockholders approved the initial terms of our non-employee director compensation program, which is described below under the heading "—Director Compensation." Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value of any equity awards granted as compensation for services as a non-employee director during any fiscal year may not exceed $650,000. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.

         Plan Amendment and Termination.    Our board of directors may amend or terminate the 2015 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2015 Plan. The plan administrator will have the authority, without the approval of our stockholders, to amend any outstanding stock option or SAR to reduce its price per share. No award may be granted pursuant to the 2015 Plan after the tenth anniversary of the date on which our board of directors adopted the 2015 Plan.

         Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments.    With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2015 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2015 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2015 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of our common stock that meet specified conditions, a promissory note, a "market sell order," such other consideration as it deems suitable or any combination of the foregoing.

    2015 Employee Stock Purchase Plan

         Effective the day prior to commencing this offering, our board of directors adopted and our stockholders approved a 2015 Employee Stock Purchase Plan, or the ESPP. The material terms of the ESPP, as it is currently contemplated, are summarized below.

         Shares Available; Administration.    A total of 821,000 shares of our common stock are initially reserved for issuance under our ESPP. In addition, the number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2016 and ending in 2025, by an amount equal to the least of: (a) 211,000 shares, (b) 0.25% of the shares outstanding on the final day of the immediately preceding calendar year and (c) such smaller number of shares as is determined by our board of directors.

         Our board of directors or the compensation committee will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee of our board of directors will be the initial administrator of the ESPP.

         Eligibility.    Our employees are eligible to participate in the ESPP if they are customarily employed by us or a participating subsidiary for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase common stock under our ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock.

         Grant of Rights.    The ESPP is intended to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in each offering period. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

         The ESPP permits participants to purchase common stock through payroll deductions of up to 25% of their eligible compensation, which includes a participant's gross base compensation for services to us, including overtime payments, and excluding sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which, in the absence of a contrary designation, will be 25,000 shares. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

         On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will expire at the end of the applicable offering period, and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. Unless the plan administrator otherwise determines, the purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the purchase date, which will be the final trading day of the offering period. Participants may voluntarily end their participation in the ESPP at any time at least one week prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant's termination of employment.

         A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

         Certain Transactions.    In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants' accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

         Plan Amendment.    The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

    Prior Plan

         Our board of directors and stockholders have approved the Prior Plan, under which we may grant stock options and restricted stock awards to employees, directors and consultants or other service providers of our company or its affiliates. We have reserved a total of 12,770,388 shares of our common stock for issuance under the Prior Plan.

         Following the effectiveness of the 2015 Plan, we will not make any further grants under the Prior Plan. However, the Prior Plan will continue to govern the terms and conditions of the outstanding awards granted under it. Shares of our common stock subject to awards granted under the Prior Plan that are forfeited, lapse unexercised or are settled in cash and which following the effective date of the 2015 Plan are not issued under the Prior Plan will be available for issuance under the 2015 Plan.

         Administration.    Our board of directors administers the Prior Plan and has the authority to issue awards under the Prior Plan, to interpret the Prior Plan and awards outstanding thereunder, to select the employees, directors, consultants and other service providers who will participate in the Prior Plan, to determine the size and type of awards under the Prior Plan, to prescribe, amend and waive rules and regulations relating to the Prior Plan, to determine the terms and provisions of award agreements under the Prior Plan, to amend the terms and conditions of any outstanding award (as provided in and subject to the Prior Plan) and to make all other determinations in the judgment of our board of directors that are necessary and desirable for the administration of the Prior Plan. Our board of directors may delegate its authority under the Prior Plan to a committee. Following the effectiveness of this offering, we anticipate that our board of directors will delegate its general administrative authority under the Prior Plan to its compensation committee.

         Types of Awards.    The Prior Plan provides for the grant of non-qualified and incentive stock options to employees, directors and consultants or other service providers of the company or its affiliates, except that stock options intended to qualify as incentive stock options under the Code may only be granted to employees. As of the date of this prospectus, stock option awards are outstanding under the Prior Plan.

         Certain Transactions.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the company, any reorganization or any partial or complete liquidation of the company, the number and class of shares that may be delivered under the Prior Plan and the number and class of and/or price of shares subject to outstanding awards granted under the Prior Plan, may be adjusted as determined to be appropriate by our board of directors, in its sole discretion, to prevent dilution or enlargement of rights.

         Amendment and Termination.    Our board of directors may terminate, suspend, alter or amend the Prior Plan from time to time, provided that no termination, amendment or modification may adversely affect in any material way an outstanding award without the holder's written consent.

Director Compensation

         We have not historically paid our non-employee directors for their service on our board of directors. Mr. Gorevic, our Chief Executive Officer, also serves on our board of directors but receives no additional compensation for this service.

         In February 2014, we began paying Mr. Snow cash fees in the amount of $10,000 per calendar quarter as compensation for his service on our board of directors. In September 2014, we began paying Senator Frist cash fees in the amount of $10,000 per calendar quarter as compensation for his service on our board of directors. We also granted stock options to Mr. Snow and Senator Frist as compensation during 2014. The terms of these awards are described below.

         No other non-employee director received compensation for service on our board of directors in 2014.

         Effective upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors granted each of Messrs. Felsenthal, Mawhinney, McKinley, Mead, Multani and Outland an option to purchase 42,000 shares of our common stock at an exercise price per share equal to the public offering price of our common stock in this offering. These options will vest in three substantially equal annual installments following the date of grant, subject to the director's continued service as a non-employee director through the applicable vesting date. Vesting of the options will accelerate in full immediately prior to a change in control or if the director serves the remainder of his term as a director during which the options are granted and either voluntarily elects not to stand for reelection or elects to stand for reelection and is not reelected by stockholders, in each case, at the first annual meeting of stockholders that occurs on or after the end of such term.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
David B. Snow, Jr.	33,333	237,065	—	270,398
William H. Frist, M.D.	13,333	294,737	—	308,070
Martin R. Felsenthal	—	—	—	—
Thomas Mawhinney	—	—	—	—
Thomas G. McKinley	—	—	—	—
Dana G. Mead, Jr.	—	—	—	—
Arneek Multani	—	—	—	—
James Outland	—	—	—	—
John Reardon(1)	—	—	—	—
Sam Havens(2)	—	—	90,593	90,593

(1)
Mr. Reardon resigned from our board of directors effective February 27, 2014.

(2)
Mr. Havens resigned from our board of directors effective September 10, 2014. The amount shown represents consulting fees paid to Mr. Havens in 2014 under the terms of his consulting agreement with the Company.

(3)
Represents the aggregate grant date fair value of stock options granted during 2014 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 13 to our audited consolidated financial statements included elsewhere in this prospectus. The table below shows the aggregate number of option awards (exercisable and unexercisable) held by each non-employee director as of December 31, 2014. None of our non-employee directors held stock awards as of that date.

Name	Options Outstanding at Fiscal Year End
David B. Snow, Jr.	233,000	(a)
William H. Frist, M.D.	201,000	(b)
Martin R. Felsenthal	—
Thomas Mawhinney	—
Thomas G. McKinley	—
Dana G. Mead, Jr.	—
Arneek Multani	—
James Outland	—
John Reardon	—
Sam Havens	—

(a)
In 2014, we granted Mr. Snow an option to purchase 140,000 shares of our common stock for an exercise price per share of $1.29 and an additional option to purchase 93,000 shares of our common stock for an exercise price per share of $2.63. These options vest as to 25% of the underlying shares on September 10, 2015 and in equal monthly installments over the following 36 months, subject to Mr. Snow's continued service and accelerated vesting in connection with a change in control. In addition, in connection with this offering, 50% of the unvested options will become vested.

(b)
In 2014, Senator Frist received and option to purchase 201,000 shares of our common stock for an exercise price per share of $2.63. The option vests as to 25% of the underlying shares on September 10, 2015 and in equal monthly installments over the following 36 months, subject to Senator Frist's continued service and accelerated vesting in connection with a change in control. In addition, in connection with this offering, 50% of the unvested options will become vested.

           In connection with this offering, we expect to implement a compensation program for our non-employee directors under which each non-employee director will receive the following amounts for their services on our board of directors:

  •
  an option to purchase 42,000 shares of our common stock upon the director's initial election or appointment to our board of directors that occurs after our initial public offering;

  •
  if the director has served on our board of directors for at least six months as of the date of an annual meeting of stockholders, an option to purchase 28,000 shares of our common stock on the date of the annual meeting;

  •
  an annual director fee of $40,000;

  •
  an additional annual fee of $20,000 for service as Chairman of the Board; and

  •
  if the director serves on a committee of our board of directors, an additional annual fee as follows:

  •
  chairman of the audit committee, $20,000;

  •
  audit committee member other than the chairman, $10,000;

  •
  chairman of the compensation committee, $10,000;

  •
  compensation committee member other than the chairman, $5,000;

  •
  chairman of the nominating and corporate governance committee, $7,500;

  •
  nominating and corporate governance committee member other than the chairman, $3,000;

  •
  chairman of the regulatory and compliance committee, $10,000; and

  •
  regulatory and compliance committee member other than the chairman, $5,000.

         Stock options granted to our non-employee directors under the program will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire not later than ten years after the date of grant. The stock options granted upon a director's initial election or appointment will vest in three substantially equal annual installments following the date of grant. The stock options granted annually to directors will vest in a single installment on the earlier of the day before the next annual meeting of stockholders or the first anniversary of the date of grant. In addition, all unvested stock options will vest in full upon the occurrence of a change in control.

         Director fees under the program will be payable in arrears in four equal quarterly installments not later than the 15th day following the final day of each fiscal quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board of directors and no fee will be payable in respect of any period prior to the effective date of the registration statement of which this prospectus is a part.

         Each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee of our board of directors on which he or she serves.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

         The following includes a summary of transactions since January 1, 2012 to which we have been a party, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under "Executive and Director Compensation." We also describe below certain other transactions with our directors, executive officers and stockholders.

Preferred Stock Financing

         On September 9, 2014 we sold to investors in private placements an aggregate of 11,329,068 shares of our Series F preferred stock at a purchase price of $4.4355 per share, for aggregate consideration of $50.3 million.

         On August 28, 2013 we sold to investors in private placements an aggregate of 6,227,169 shares of our Series E preferred stock at a purchase price of $2.4088 per share, for aggregate consideration of $15.0 million.

         The following table sets forth the aggregate number of shares of preferred stock acquired by the listed holders of more than 5% of our capital stock. Each share of our preferred stock identified in the following table will convert into                  shares of common stock immediately prior to the closing of this offering.

Participants	Series F Preferred Stock	Series E Preferred Stock
5% or greater stockholders(1)
Entities affiliated with Icon Ventures	4,509,076	—
CHP III, L.P.	980,568	2,490,867
HLM Venture Partners II, L.P.	980,568	2,490,867
KPCB Holdings, Inc., as nominee	662,565	—
Entities affiliated with Trident Capital	584,381	999,113

(1)
For additional details regarding these stockholders, their equity holdings in our Company and their affiliates, see the footnotes to the table under the heading "Principal Stockholders" elsewhere in this prospectus.

Investors' Rights Agreement

         We have entered into our Fifth Amended and Restated Investors' Rights Agreement, dated as of September 10, 2014, as amended by the First Amendment to the Fifth Amended and Restated Investors' Rights Agreement, dated as of February 9, 2015 or, collectively, our investors' rights agreement, with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares following this offering under the Securities Act of 1933, as amended, or the Securities Act. For a description of these registration rights, see "Description of Capital Stock—Registration Rights."

Employment Agreements

         In connection with this offering, we intend to enter into new employment agreements with our named executive officers. For more information regarding these agreements, see "Executive and Director Compensation—Employment Arrangements."

Indemnification Agreements

         We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer, as applicable. For further information, see "Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors."

Stock Option Grants to Executive Officers and Directors

         We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled "Executive and Director Compensation."

Employee Loan

         In May 2013, we loaned Jason Gorevic, our Chief Executive Officer, $0.3 million in connection with his exercise of options to purchase 714,285 shares of our common stock, or the Exercise Shares. The loan was evidenced by a full recourse promissory note, accruing interest on the outstanding principal amount at a rate of 2% per annum, and was secured by a pledge of the Exercise Shares. The entire principal amount and all accrued and unpaid interest of the loan was repaid in full in February 2015. See Note 10 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements, each included elsewhere in this prospectus.

Policies and Procedures for Related Person Transactions

         Our board of directors will adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our board of directors is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. Any member of our board of directors who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of our board of directors will provide all material information concerning the transaction to our board of directors. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of our common stock, as of June 4, 2015 by:

  •
  each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

         The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 5,097,241 shares of our common stock outstanding as of June 4, 2015, assuming the conversion of all outstanding shares of preferred stock into common stock, which will automatically occur immediately prior to the closing of this offering. As of June 4, 2015, our preferred stock was convertible into 58,177,180 shares of our common stock. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of June 4, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o 2 Manhattanville Road, Suite 203, Purchase, New York 10577. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares beneficially owned prior to the offering		Shares beneficially owned after the offering
Name of beneficial owner	Number	Percent	Number	Percent
5% stockholders
CHP III, L.P.(1)	11,384,851	18.0%
HLM Venture Partners II, L.P.(2)	11,384,851	18.0
Entities affiliated with Trident Capital(3)	11,091,703	17.4
KPCB Holdings, Inc., as nominee(4)	7,628,243	12.1
Entities affiliated with Icon Ventures(5)	4,509,076	7.1
Named executive officers and directors
Jason Gorevic(6)	2,656,084	4.2
Mark Hirschhorn(7)	565,594	*
Michael King(8)	469,269	*
Martin R. Felsenthal	—	—
William H. Frist, M.D.	—	—
Michael Goldstein	—	—
Thomas Mawhinney	—	—
Thomas G. McKinley	—	—
Dana G. Mead, Jr.	—	—
Arneek Multani	—	—
James Outland(9)	2,050	*
David B. Snow, Jr.(10)	77,667	*
All executive officers and directors as a group (18 persons)(11)	4,610,060	7.2

*
Denotes less than 1.0% of beneficial ownership.

(1)
Includes 11,384,851 shares of common stock issuable upon conversion of preferred stock held by CHP III, L.P. John K. Clarke, Brandon H. Hull and John J. Park are the managing members of CHP III Management, LLC, the General Partner of CHP III, L.P., and exercise shared voting, investment and dispositive rights with respect to the shares of stock held by CHP III, L.P. Each of Messrs. Clarke, Hull and Park disclaims beneficial ownership of the shares identified in this footnote except as to his respective proportionate pecuniary interest in such shares. The address for all entities and individuals affiliated with CHP III, L.P. is 230 Nassau Street, Princeton, NJ 08542.

(2)
Includes 11,384,851 shares of common stock issuable upon conversion of preferred stock held by HLM Venture Partners II, L.P. HLM Venture Associates II, L.L.C. is the general partner of HLM Venture Partners II, L.P. Edward L. Cahill and Peter J. Grua are the managing members of HLM Venture Associates II, L.L.C. and exercise shared voting, investment and dispositive rights with respect to the shares of stock held by HLM Venture Partners II, L.P. Each of Messrs. Cahill and Grua may be deemed a beneficial owner of the reported shares but each disclaims beneficial ownership of the shares identified in this footnote except to the extent of any indirect pecuniary interest therein. The address for all entities and individuals affiliated with HLM Venture Partners II, L.P. is c/o HLM Venture Partners, 222 Berkeley Street, Boston, MA 02116.

(3)
Includes 119,371 shares of common stock and 10,558,208 shares of common stock issuable upon conversion of preferred stock held by Trident Capital Fund-VI, L.P., or Trident Fund VI, and 4,630 shares of common stock and 409,494 shares of common stock issuable upon conversion of preferred stock held by Trident Capital Fund-VI Principals Fund, LLC, or Trident Principals VI. Trident Capital Management-VI, L.L.C., or TCM-VI, is the sole general partner of Trident Fund VI and the sole managing member of Trident Principals VI. Donald R. Dixon, Arneek Multani and John Moragne are the managing members of TCM-VI and exercise shared voting, investment and dispositive rights with respect to the shares of stock held by each of Trident Fund VI and Trident Principals VI. Each of Donald R. Dixon, Arneek Multani and John Moragne may be deemed a beneficial owner of the reported shares but disclaims beneficial ownership of the shares identified in this footnote except as to his respective proportionate pecuniary interest in such shares. The address for all entities and individuals affiliated with TCM-VI is c/o Trident Capital, Inc., 505 Hamilton Avenue, Suite 200, Palo Alto, CA 94301.

(4)
Represents 7,628,705 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of "KPCB Holdings, Inc., as nominee" for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, the Funds). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker are managing members of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, may be deemed to share voting and investment power over the shares held by the Funds

(5)
Reflects 1,127,269, 1,127,269 and 2,254,538 shares of common stock issuable upon conversion of preferred stock held by Icon Ventures II, L.P., or Icon II, Icon Ventures IV, L.P., or Icon IV, and Icon Ventures V, L.P., or Icon V, respectively. Joseph Horowitz and Thomas Mawhinney are the managing members of Icon Management Associates II, LLC, or MA II, the general partner of Icon II, and Joseph Horowitz, Thomas Mawhinney and Jeb Miller are the managing members of Icon Management Associates IV, LLC , or MA IV, and Icon Management Associates V, LLC, or MA V, the general partner of Icon IV and Icon V, respectively The managing members of MA II, MA, IV and MA V may be deemed to share voting and investment power with respect to the shares of stock held by each of Icon II, Icon IV and Icon IV. Mr. Mawhinney owns no securities of our company directly. The address for each of these entities is 505 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

(6)
Includes 1,978,955 shares of common stock, 13,241 shares of common stock issuable upon conversion of preferred stock and 663,888 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of June 4, 2015.

(7)
Includes 521,189 shares of common stock, 17,976 shares of common stock issuable upon conversion of preferred stock and 26,429 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of June 4, 2015.

(8)
Includes 331,170 shares of common stock, 9,586 shares of common stock issuable upon conversion of preferred stock and 128,513 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of June 4, 2015.

(9)
Includes 2,050 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of June 4, 2015.

(10)
Includes 77,667 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of June 4, 2015.

(11)
Includes 3,445,894 shares of common stock, 83,745 shares of common stock issuable upon conversion of preferred stock and 1,180,421 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of June 4, 2015.

DESCRIPTION OF CAPITAL STOCK

General

         The following description summarizes some of the terms of our common stock, amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering, the investors' rights agreement and of the DGCL. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and the investors' rights agreement, copies of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the DGCL. The description of our common stock and preferred stock reflects changes to our capital structure that will occur upon the closing of this offering.

         Following the closing of this offering, our authorized capital stock will consist of             shares of common stock, par value $0.001 per share, and             shares of preferred stock, par value $0.001 per share.

         As of June 4, 2015, we had 5,097,241 shares of our common stock outstanding held of record by 92 holders and 50,452,939 shares of our preferred stock convertible into 58,177,180 shares of our common stock as of such date. Pursuant to our amended and restated certificate of incorporation, all of our outstanding shares of preferred stock will automatically be converted into               shares of our common stock immediately prior to the closing of this offering.

Common Stock

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our amended and restated certificate of incorporation. See below under "—Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Amendment of Charter Provisions." Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

         In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Warrants

         As of June 4, 2015, we had outstanding two warrants to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $1.29 per share. The warrants have a ten-year term. See Note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus.

Preferred Stock

         Under the terms of our amended and restated certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

         The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Options

         As of June 4, 2015, our outstanding options to purchase common stock consisted of options to purchase 12,770,388 shares of our common stock under the Prior Plan.

Registration Rights

         Upon the closing of this offering, pursuant to the investors' rights agreement, holders of             shares of our common stock or their transferees will be entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act. If exercised, these registration rights would enable holders to transfer these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

         Subject to the 180-day lock-up restrictions described elsewhere in this prospectus, following the closing of this offering, holders of a majority of our common stock issued upon the conversion of our preferred stock, may request in writing that we effect a resale registration under the Securities Act with respect to all or part of our common stock held by them, subject to certain exceptions. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

    Piggyback Registration Rights

         Under the investors' rights agreement, at any time after this offering we propose to register any of our stock or other securities under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registered offering is an underwritten offering, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

    Form S-3 Registration Rights

         If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form S-3, the holders of at least 20% of the registrable securities underlying our preferred stock may request that we file a resale registration statement on Form S-3 with respect to their registrable securities provided the aggregate price to the public in the offering would be at least $5.0 million.

    Expenses

         Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling security holders and blue sky fees and expenses.

    Termination of Registration Rights

         The registration rights will continue for five years following the completion of this offering, or for any particular stockholder holding registrable securities, the earlier of the time the stockholder can sell all of its registrable securities in compliance with Rule 144 under the Securities Act in a 90-day period.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

         Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

         These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

    Undesignated Preferred Stock

         The ability of our board of directors, without action by the stockholders, to issue up to             shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

    Stockholder Meetings

         Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our directors.

    Requirements for Advance Notification of Stockholder Nominations and Proposals

         Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

    Elimination of Stockholder Action by Written Consent

         Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

    Staggered Board

         Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class of directors being elected each year by our stockholders. For more information on the classified board, see "Management—Board Composition and Election of Directors." This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

    Removal of Directors

         Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

    Stockholders not Entitled to Cumulative Voting

         Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

    Delaware Anti-Takeover Statute

         We are subject to Section 203 of the DGCL, which prohibits persons deemed to be "interested stockholders" from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

    Choice of Forum

         Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf;

(2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences to our stockholders. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees."

    Amendment of Charter Provisions

         The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

         The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

         The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

         Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

         The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

         There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock will be                    .

Listing

         We plan to apply to have our common stock listed on the NYSE under the symbol "TDOC."

SHARES ELIGIBLE FOR FUTURE SALE

         Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.

         Upon the closing of this offering, we will have outstanding an aggregate of                  shares of common stock, assuming the issuance of                  shares of common stock offered by us in this offering, the automatic conversion of all outstanding shares of our preferred stock into                  shares of our common stock and no exercise of options after March 31, 2015. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, or Rule 144, whose sales would be subject to Rule 144 resale restrictions described below, other than the holding period requirement.

         The remaining                  shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately                  shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

         In addition, of the                  shares of our common stock that were subject to stock options outstanding as of March 31, 2015, options to purchase                  shares of common stock were vested as of March 31, 2015 and, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.

Lock-Up Agreements

         In connection with this offering, we and each of our directors and executive officers and holders of substantially all of our outstanding capital stock, will agree that, without the prior written consent of the representatives of the underwriters, we and they will not, subject to limited exceptions, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

         Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. For a further description of these lock-up agreements, please see "Underwriting."

Rule 144

    Affiliate Resales of Restricted Securities

         In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately                  shares immediately after this offering; or

  •
  the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

    Non-Affiliate Resales of Restricted Securities

         In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

         Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

         In general, under Rule 701 under the Securities Act, or Rule 701, any of an issuer's employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

         The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

         We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights

         Upon the closing of this offering, the holders of                  shares of common stock, which includes all of the shares of common stock issuable upon the automatic conversion of our preferred stock upon the closing of this offering, or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock—Registration Rights" for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of any lock-up agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

         The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

         This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies and other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

         If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

         THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

         For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

         As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

         Subject to the discussion below on effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

         If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

         Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

         Subject to the discussion of FATCA below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

         Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

         Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

         With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

         Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

         Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

         Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

         Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

         Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock and, on or after January 1, 2017, to payments of gross proceeds from the sale or other disposition of such stock.

         Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

         THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

UNDERWRITING

         We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
William Blair & Company, L.L.C.
Wells Fargo Securities, LLC
SunTrust Robinson Humphrey, Inc.

Total

         The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

         The underwriters propose to offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

         The underwriters have an option to buy up to                          additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

         The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

         We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             . We have also agreed to pay the filing fees incident to,

and the fees and disbursements of counsel for the underwriters in connection with, the required review by FINRA in connection with this offering, as set forth in the underwriting agreement.

         A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

         We have agreed that, subject to limited exceptions, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus.

         Our directors and executive officers, and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities has agreed, subject to limited exceptions, for a period of 180 days after the date of this prospectus not to, without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

         We will apply to have our common stock approved for listing/quotation on the NYSE under the symbol "TDOC."

         In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

         The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

         These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

         Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

         Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the shares will trade in the public market at or above the initial public offering price.

         Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

         Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

         In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

         For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

         In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

         The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

         Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Hong Kong

         This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" as defined in the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

         This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore

(the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

         Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (ii) where no consideration is or will be given for the transfer; or (iii) where the transfer is by operation of law.

LEGAL MATTERS

         The validity of the shares being sold in this offering will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters will be passed upon on behalf of the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

         The consolidated financial statements of Teladoc, Inc. at December 31, 2013 and 2014, and for each of the two years in the period ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Consult A Doctor, Inc. at August 29, 2013, and for the period from January 1, 2013 to August 29, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of AmeriDoc, LLC at December 31, 2013 and April 30, 2014, and for the year ended December 31, 2013 and the period from January 1, 2014 to April 30, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Stat Health Services Inc. at December 31, 2014 and for the year ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

         You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this web site.

         Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act pursuant to Section 13 thereof. Our filings with the SEC (other than those exhibits specifically incorporated by reference into the registration statement of which this prospectus forms a part) are not incorporated by reference into this prospectus.

         You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Teladoc, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Teladoc, Inc.

         We have audited the accompanying consolidated balance sheets of Teladoc, Inc. as of December 31, 2013 and 2014, and the related consolidated statements of operations, convertible preferred stock and stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Teladoc, Inc. at December 31, 2013 and 2014, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
March 24, 2015 except for Note 18,
as to which the date is June 4, 2015

TELADOC, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

			Pro Forma Stockholders' Equity as of December 31, 2014
	As of December 31,
	2013	2014
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,212	$46,436
Accounts receivable, net of allowance of $728 and $1,785, respectively	2,610	6,839
Due from officer	253	253
Prepaid expenses and other current assets	743	1,122
Deferred taxes	8	12

Total current assets	6,826	54,662
Property and equipment, net	331	1,065
Goodwill	14,786	28,454
Intangible assets, net	5,350	7,530
Other assets	93	296

Total assets	$27,386	$92,007

Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$67	$2,210
Accrued expenses and other current liabilities	3,687	6,623
Accrued compensation	1,387	3,358
Long-term bank and other debt-current	—	833

Total current liabilities	5,141	13,024
Other liabilities	88	62
Deferred taxes	102	494
Long term bank and other debt	3,000	25,196
Commitments and contingencies
Convertible preferred stock, $0.001 par value; 39,081,371 and 50,479,286 shares authorized as of December 31, 2013 and 2014; 37,590,286 and 50,452,939 shares issued as of December 31, 2013 and 2014 with liquidation preference of $71,655 and $117,914 as of December 31, 2013 and 2014; no shares authorized or issued and outstanding pro forma (unaudited)	71,655	117,914	$—
Redeemable common stock, $0.001 par value; 258,978 common shares issued and outstanding	2,852	2,852	—
Stockholders' equity (deficit):
Common stock, $0.001 par value; 60,548,148 and 73,559,000 shares authorized as of December 31, 2013 and 2014; 2,977,976 and 4,658,662 shares issued and outstanding as of December 31, 2013 and 2014, 73,559,000 shares authorized and issued pro forma (unaudited);	3	5	63
Additional paid-in capital	—	4,952	122,808
Accumulated deficit	(55,455)	(72,492)	(72,492)

Total stockholders' equity (deficit)	(55,452)	(67,535)	50,379

Total liabilities, convertible preferred stock and stockholders' deficit	$27,386	$92,007	$

See accompanying notes to audited consolidated financial statements.

TELADOC, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2013	2014
Revenue	$19,906	$43,528
Cost of revenue	4,186	9,929

Gross profit	15,720	33,599
Operating expenses:
Advertising and marketing	4,090	7,662
Sales	4,441	11,571
Technology and development	3,532	7,573
General and administrative	8,772	19,623
Depreciation and amortization	754	2,320

Loss from operations	(5,869)	(15,150)
Interest income(expense), net	(56)	(1,499)

Net loss before taxes	(5,925)	(16,649)
Income taxes	94	388

Net loss	$(6,019)	$(17,037)

Net loss per share, basic and diluted	$(3.52)	$(4.49)

Weighted-average shares used to compute basic and diluted net loss per share	2,793,982	4,486,868

Pro forma net loss per share, basic and diluted (unaudited)		$(0.37)

Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)		53,734,598

See accompanying notes to audited consolidated financial statements.

TELADOC, INC.

Consolidated Statements of Convertible Preferred Stock
and Stockholders' Deficit

(in thousands, except share data)

	Convertible Preferred Stock		Redeemable Common Stock
					Common Stock
							Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount

Balance as of January 1, 2013	31,371,102	$53,130	258,978	$2,852	1,291,903	$1	$—	$(46,534)	$(46,533)
Issuance of Series E preferred stock for cash, net of issuance costs	6,227,169	14,803	—	—	—	—	—	—	—
Accretion of Series E Preferred Stock to redemption amount	—	197	—	—	—	—	(197)	—	(197)
Repurchase of convertible preferred stock	(7,985)	(99)	—	—	—	—	28	—	28
Exercise of stock options	—	—	—	—	1,686,073	2	593	—	595
Preferred dividend	—	3,624	—	—	—	—	(722)	(2,902)	(3,624)
Stock Based Compensation	—	—	—	—	—	—	298	—	298
Net Loss	—	—	—	—	—	—	—	(6,019)	(6,019)

Balance as of December 31, 2013	37,590,286	$71,655	258,978	$2,852	2,977,976	$3	$—	$(55,455)	$(55,452)
Issuance of Series F preferred stock for cash, net of issuance costs	11,329,068	50,082	—	—	—	—	—	—	—
Accretion of Series F Preferred Stock to redemption amount	—	168	—	—	—	—	(168)	—	(168)
Preferred dividend	—	2,920	—	—	—	—	(2,920)	—	(2,920)
Preferred dividends retired and converted to Series F preferred stock	1,553,917	(6,892)	—	—	—	—	6,892	—	6,892
Warrants issued	—	—	—	—	—	—	219	—	219
Repurchase of convertible preferred stock and common stock	(20,332)	(19)	—	—	(116,201)	—	(349)	—	(349)
Exercise of stock options, net	—	—	—	—	1,796,887	2	745	—	747
Stock Based Compensation	—	—	—	—	—	—	533	—	533
Net Loss	—	—	—	—	—	—	—	(17,037)	(17,037)

Balance as of December 31, 2014	50,452,939	$117,914	258,978	$2,852	4,658,662	$5	$4,952	$(72,492)	$(67,535)

See accompanying notes to audited consolidated financial statements.

TELADOC, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2013	2014
Operating activities:
Net loss	$(6,019)	$(17,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	754	2,320
Allowance for doubtful debts	504	1,308
Stock-based compensation	298	533
Deferred income taxes	94	388
Accretion of interest	2	106
Changes in operating assets and liabilities:
Accounts receivable	(928)	(5,079)
Due from officer	(253)	—
Prepaid expenses and other current assets	(663)	(436)
Other assets	37	(185)
Accounts payable	(1,099)	2,099
Accrued expenses and other current liabilities	329	2,679
Accrued compensation	802	1,971
Other liabilities	89	(26)

Net cash used in operating activities	(6,053)	(11,359)

Investing activities:
Purchase of property and equipment	(204)	(1,069)
Purchase of internal software	(1,090)	(665)
Acquisition of business, net of cash acquired	(16,462)	(13,844)

Net cash used in investing activities	(17,756)	(15,578)
Financing activities:
Proceeds from the exercise of stock options and warrants	595	747
Proceeds from issuance of convertible preferred stock	14,803	50,082
Proceeds from borrowing under bank and other debt	3,000	19,700
Repurchase of stock	(71)	(368)

Net cash provided by financing activities	18,327	70,161

Net (decrease) increase in cash and cash equivalents	(5,482)	43,224
Cash and cash equivalents at beginning of year	8,694	3,212

Cash and cash equivalents at end of year	$3,212	46,436

Interest paid:	$32	$1,191

See accompanying notes to audited consolidated financial statements.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

Note 1. Organization and Description of Business

         Teladoc, Inc. ("Teladoc", or the "Company") was incorporated in the State of Texas in June 2002 and changed its state of incorporation to the State of Delaware in October 2008. The Company's principal executive offices are located in Dallas, Texas and Purchase, New York. Teladoc is the nation's largest telehealth company.

         The Company completed the acquisition of Consult A Doctor, Inc. ("CADR") and AmeriDoc, LLC ("AmeriDoc"), two companies engaged in telehealth activities similar to Teladoc, in 2013 and 2014, respectively. Upon the effective date of each respective merger, each entity merged with and into Teladoc.

Note 2. Summary of Significant Accounting Policies

    Basis of Presentation and Principles of Consolidation

         These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The consolidated financial statements include the results of Teladoc, a professional association and six professional corporations: Teladoc Physicians, P.A., Teladoc Physicians, P.C. formed and operated in Alaska; Teladoc Physicians, P.C. formed and operated in California; Teladoc Physicians, P.C. formed and operated in Colorado; Teladoc Physicians, P.C. formed and operated in Michigan; Teladoc Physicians, P.C. formed and operated in New Jersey; and Teladoc Physicians, P.C. formed and operated in New York (collectively, the "Association").

         Teladoc Physicians, P.A. is party to a Services Agreement by and among it and the six professional corporations noted above pursuant to which each professional corporation provides services to Teladoc Physicians, P.A. Each professional corporation is established pursuant to the requirements of its respective domestic jurisdiction governing the corporate practice of medicine.

         The Company holds a variable interest in the Association which contracts with physicians and other health professionals in order to provide services to Teladoc. The Association is considered a variable interest entity ("VIE") since it does not have sufficient equity to finance its activities without additional subordinated financial support. An enterprise having a controlling financial interest in a VIE, must consolidate the VIE if it has both power and benefits—that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE's economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). The Company has the power and rights to control all activities of the Association and funds and absorbs all losses of the VIE. Total revenue and net loss for the VIE were $3.3 million and $(1.0) million and $6.5 million and $(3.9) million for the years ended December 31, 2013 and 2014, respectively. The VIE's total assets were $1.0 million and $2.1 million at December 31, 2013 and 2014, respectively. Total liabilities for the VIE were $6.1 million and $11.2 million at December 31, 2013 and 2014, respectively. The VIE total stockholders' deficit was $5.2 million and $9.1 million at December 31, 2013 and 2014, respectively.

         All significant intercompany transactions and balances have been eliminated.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    Business Combinations

         The Company accounts for its business combinations using the acquisition method of accounting. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date. The excess of (i) the total costs of acquisition over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill.

    Use of Estimates

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company's business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company's financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

         Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long-lived assets (including goodwill and intangible assets), the carrying value, capitalization and amortization of software development costs, the provision for income taxes and related deferred tax accounts, certain accrued liabilities, revenue recognition, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock-based awards.

    Pro Forma Stockholders' Equity and Net Loss Per Share (Unaudited)

         In January 2015, the Company's board of directors approved the filing of a registration statement relating to an initial public offering of its common stock. Upon the effectiveness of the Registration Statement, all of the outstanding shares of convertible preferred stock (the "Preferred Stock") will automatically convert into shares of common stock of the Company, provided that the initial public offering (i) is at a price per share (equal to at least $7.2264) and (ii) results in net proceeds to the Company of at least $40.0 million of proceeds, in each case, net of any underwriting discount and commissions. The December 31, 2014 unaudited pro forma stockholders' equity data has been prepared assuming the conversion of the Preferred Stock outstanding into shares of common stock of the Company. Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the Preferred Stock into common stock of the Company using the if-converted method as though the conversion and reclassification had occurred as of the beginning of the first period presented or on the original date of issuance, if later.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    Segment Information

         The Company's chief operating decision maker, its Chief Executive Officer ("CEO"), reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reporting segment—health services.

    Revenue Recognition

         The Company offers two types of subscription access revenue contracts: (i) contracts that provide for a fixed monthly charge for access and unlimited visits per Member and (ii) contracts that provide for a fixed monthly charge for access and a contractually defined cost for each visit. Any visit fee revenue that is not included in the subscription access revenue is recognized when the service has been provided to the Member.

         The Company recognizes a substantial portion of its revenue from contracts that provide employers and health plans ("Clients") with subscription access to the Company's network of physicians and other healthcare professionals ("Providers") on a subscription basis for a fixed monthly fee which entitles the Client's employees and their beneficiaries ("Members") to unlimited consultations ("visits"). The contracts are generally for a one-year term and have an automatic renewal feature for additional years.

         The Company commences revenue recognition for the subscription access service on the date that the services are made available to the Client and its Members, which is considered the implementation date, provided all of the following criteria are met:

  •
  there is an executed subscription agreement;

  •
  the Member has access to the service;

  •
  collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the Client and Member is fixed and determinable.

  Subscription Access Revenue

         Subscription access revenue recognition commences on the date that the Company's services are made available to the Client, which is considered the implementation date, provided all of the other criteria described above are met. Revenue is recognized over the term of the Client contract and is based on the terms in the Client contracts, which can provide for a variable periodic fee based upon the actual number of Members.

  Revenue From Visit Fees

         Revenue from visits is comprised of all revenue that is earned in connection with the completion of a visit. The Company recognizes revenue as the visits are completed.

         The Company's contracts do not generally contain refund provisions for fees earned related to services performed. However, certain of the Company's contracts include performance guarantees that are based upon minimum employee or Member utilization and guarantees by the Company for specific service level performance of the Company's services. The Company defers revenue recognition when subscription access revenue is refundable until the end of the respective contractual period when the performance guarantees are met. The Company issued credits

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

amounting to approximately $0.2 million and $0.4 million for the years ended December 31, 2013 and 2014, respectively.

    Cost of Revenue

         Cost of revenue primarily consists of fees paid to the Providers, costs incurred in connection with the Company's Provider network operations, which include employee-related expenses (including salaries and benefits) and costs related to the contracted third-party call center and medical malpractice insurance.

    Cash and Cash Equivalents

         Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. The Company's cash and cash equivalents generally consist of investments in money market funds, U.S. treasury securities and U.S. government-issued obligations. Cash and cash equivalents are stated at fair value.

    Accounts Receivable and Allowance for Doubtful Accounts

         Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company's assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified.

    Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Computer equipment	3 years
Furniture and equipment	5 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements

         Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

    Internal-Use Software

         Internal-use software is included in intangible assets and is amortized on a straight-line basis over 3 years. For the Company's development costs related to its software development tools that enable its Members and Providers to interact, the Company capitalizes costs incurred during the application development stage. Costs related to minor upgrades, minor enhancements and maintenance activities are expensed as incurred.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    Goodwill and Other Intangible Assets

         Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment annually on October 1 or more frequently if events or changes in circumstances indicate that the asset may be impaired. The Company's impairment tests are based on a single operating segment and reporting unit structure. The goodwill impairment test involves a two-step process. The first step involves comparing the fair value of the Company's reporting unit to its carrying value, including goodwill. The fair value of the reporting unit is estimated using a discounted cash flows analysis. If the carrying value of the reporting unit exceeds its fair value, the second step of the test is performed by comparing the carrying value of the goodwill in the reporting unit to its implied fair value. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value.

         The Company's annual goodwill impairment test resulted in no impairment charges in any of the periods presented in the consolidated financial statements.

         Other intangible assets resulted from business acquisitions and include Client relationships and non-compete agreements. Client relationships are amortized over a period of 10 years in relation to expected future cash flows, while non-compete agreements are amortized over a period of 3 to 5 years using the straight-line method.

    Stock-Based Compensation

         All stock-based compensation is measured based on the grant-date fair value of the awards and recognized on a straight-line basis over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). The Company estimates the fair value of employee stock options using the Black-Scholes option-pricing model.

    Income Taxes

         The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

         The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

         The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a regular basis. Its evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law,

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

correspondence with tax authorities during the course of audit and effective settlement of audit issues.

    Warranties and Indemnification

         The Company's arrangements generally include certain provisions for indemnifying Clients against liabilities if there is a breach of a Client's data or if the Company's service infringes a third party's intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications.

         The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the Company, arising out of that person's services as a director or officer or that person's services provided to any other company or enterprise at the Company's request. The Company maintains director and officer liability insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

    Advertising and Marketing Expenses

         Advertising and marketing include all communications and campaigns to the Company's Clients and Members and related employees' costs and are expensed as incurred. For the years ended December 31, 2013 and 2014, advertising expenses were $3.0 million and $6.0 million, respectively.

    Concentrations of Risk and Significant Clients

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

         During the years ended December 31, 2013 and 2014, all of the Company's revenue was generated by Clients located in the United States. No Client represented over 10% of revenue for the years ended December 31, 2013 and 2014.

         One Client represented 22% of accounts receivable at December 31, 2013. As of December 31, 2014, no Client accounted for more than 10% of accounts receivable.

    Recently Issued and Adopted Accounting Pronouncements

         In July 2013, the Financial Accounting Standards Board ("FASB") issued guidance regarding the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the consolidated financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2013. Retrospective and early

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

adoption is permitted. The Company adopted this guidance in the first quarter of 2014. The adoption of this guidance had no impact on the consolidated financial statements.

         In May 2014, the FASB issued updated guidance on revenue from contracts with customers. This revenue recognition guidance supersedes existing GAAP guidance, including most industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance identifies steps to apply in achieving this principle. This updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. We are currently evaluating the potential impact of this guidance on its financial disclosures and results, including whether the Company elects retrospective, or modified retrospective, adoption methods.

         In June 2014, the FASB issued stock compensation guidance requiring that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this guidance are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the potential impact of this guidance on its financial disclosures and results.

         In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern. This guidance addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. ASU 2014-15 is effective for interim or annual periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect to early adopt this guidance and is currently evaluating the impact of the adoption of this guidance on its financial disclosures and results.

Note 3. Business Acquisitions

         On August 29, 2013, the Company completed the acquisition of CADR, a company engaged in telehealth activities similar to Teladoc, through the purchase of 100% of CADR's outstanding common stock for $16.6 million, net of cash acquired, including adjustments for a working capital in the amount of $0.2 million, which was paid in 2014. CADR was acquired to help the Company expand its presence into the local and regional insurance broker markets to reach Clients that previously did not have access to the Company's services. Upon the effective date of the merger, CADR merged with and into Teladoc. The acquisition is considered an asset acquisition for tax purposes and as such, the goodwill resulting from this acquisition is tax deductible.

         On May 1, 2014, the Company completed the acquisition of AmeriDoc, a company engaged in telehealth activities similar to Teladoc, through the purchase of 100% of AmeriDoc's outstanding members' interests for $17.2 million, net of cash acquired, including a $3.5 million promissory note and adjustments for working capital in the amount of $0.2 million. AmeriDoc was acquired to help the Company expand its initial investment in the local and regional insurance broker markets to reach clients that previously did not have access to the Company's services. Upon the effective date of the merger, AmeriDoc merged with and into Teladoc. The acquisition is considered an asset acquisition for tax purposes and as such, the goodwill resulting from this acquisition is tax deductible.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

         The two acquisitions were accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and the liabilities assumed be recognized at their fair values as of the acquisition date. The results of CADR were included within the consolidated financial statements commencing August 29, 2013. The results of AmeriDoc were included within the consolidated financial statements commencing May 1, 2014.

         The purchase price of the acquisitions was allocated based upon the fair value of the assets acquired and liabilities assumed at the date of acquisition.

         The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at each acquisition date. The Company, with the assistance of third-party valuations, estimated the fair value of the acquired tangible and intangible assets.

         Identifiable assets acquired and liabilities assumed (in thousands):

	CADR	AmeriDoc
Purchase price	$17,187	$17,214
Less:
Cash	538	57
Accounts receivable	558	458
Other assets	37	18
Client relationships	3,810	2,980
Non-compete agreements	910	520
Accounts payable	(934)	(43)
Uncertain tax position	(2,705)	—
Other liabilities	—	(257)

Goodwill	$14,973	$13,481

         The value of the goodwill is expected to be 73% deductible for income tax purposes for CADR and 100% deductible for AmeriDoc.

         The Company's unaudited pro forma revenue and net loss for 2013 and 2014 below have been prepared as if CADR had been purchased on January 1, 2013 and AmeriDoc had been purchased on January 1, 2013.

	Pro Forma
(in thousands)	2013	2014
Revenue	$26,304	$45,342
Net loss	$(9,087)	$(18,280)

Note 4. Property and Equipment, Net

         Property and equipment, net, consist of the following (in thousands):

	As of December 31,
	2013	2014
Computer equipment	$1,025	1,959
Furniture and equipment	233	368

Total	1,258	2,327
Accumulated depreciation	(927)	(1,262)

Property and equipment, net	$331	$1,065

         Depreciation expense for the years ended December 31, 2013 and 2014 was $0.2 million and $0.3 million respectively.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

Note 5. Intangible Assets, Net

         Intangible assets consist of the following (in thousands):

	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value
December 31, 2013
Client relationships	10 years	$3,810	$(327)	$3,483
Non-compete agreements	3 years	910	(101)	809
Internal software	3 years	1,220	(162)	1,058

Intangible assets, net		$5,940	$(590)	$5,350

December 31, 2014
Client relationships	10 years	$6,790	$(1,565)	$5,225
Non-compete agreements	3 to 5 years	1,430	(474)	956
Internal software	3 years	1,885	(536)	1,349

Intangible assets, net		$10,105	$(2,575)	$7,530

         Amortization expense for intangible assets was $0.6 million and $2.0 million for the years ended December 31, 2013 and 2014, respectively.

         Periodic amortization that will be charged to expense over the remaining life of the intangible assets as of December 31, 2014 is as follows (in thousands):

Years Ending December 31,
2015	$2,221
2016	1,786
2017	1,149
2018	749
2019	552
Thereafter	1,073

$7,530

Note 6. Goodwill

         Goodwill consists of the following (in thousands):

	As of December 31,
	2013	2014
Beginning balance	$—	$14,786
Additions	14,786	13,267
Net working capital adjustments (CADR and AmeriDoc acquisitions)	—	401

Goodwill	$14,786	$28,454

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

Note 7. Accrued Expenses and Other Current Liabilities

         Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31,
	2013	2014
Professional fees	$—	$963
Consulting/customer service fees	413	1,118
Uncertain tax position	2,705	2,705
Others	569	1,837

Total	$3,687	$6,623

Note 8. Fair Value Measurements

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

         The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

  Level 3—Unobservable inputs that are supported by little or no market activity.

         The Company measures its cash equivalents at fair value on a recurring basis. The Company classifies its cash equivalents within Level 1 because they are valued using observable inputs that reflect quoted prices for identical assets in active markets.

         The following tables present information about the Company's assets that are measured at fair value on a recurring basis using the above input categories (in thousands):

	December 31, 2013
	Level 1	Level 2	Level 3
Cash and cash equivalents	$3,212	$—	$—

	December 31, 2014
	Level 1	Level 2	Level 3
Cash and cash equivalents	$46,436	$—	$—

Assets and Liabilities that are Measured at Fair Value on a Non-recurring Basis

         Assets and liabilities that are measured at fair value on a non-recurring basis relate primarily to the Company's tangible fixed assets, goodwill and other intangible assets, which are remeasured when the derived fair value is below carrying value on the Company's consolidated balance sheets. For these assets, the Company does not periodically adjust carrying value to fair value except in the event of impairment. When the Company determines that impairment has occurred, the carrying

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

value of the asset is reduced to fair value and the difference is recorded within operating income in the consolidated statements of operations.

Note 9. Long Term Bank and Other Debt

         Long-term bank and other debt consist of the following (in thousands):

	As of December 31,
	2013	2014
SVB Mezzanine Term Loan less debt discount of $171 for warrants	$—	$12,829
SVB Term Loan facility	3,000	5,000
SVB Revolving Advance facility	—	4,700
Subordinated Promissory Note	—	3,500

Total	$3,000	$26,029
Less: current portion	—	(833)

Long term bank and other debt	$3,000	$25,196

         Long term bank and other debt are stated at amortized cost, which approximates fair value.

         In August 2013, the Company entered into a Loan and Security Agreement with Silicon Valley Bank ("SVB") that provided for a Term Loan facility in the amount of $7.0 million with an interest rate of prime rate plus 1%. The Term Loan facility is payable in 48 monthly installments commencing April 2015. The Company's maximum borrowings under this facility totaled $3.0 million in 2013. The Loan and Security Agreement also provided the Company with a $3.0 million Revolving Advance facility that the Company did not utilize in 2013.

         In May 2014, the Company entered into an Amended and Restated Loan and Security Agreement with SVB that provided for a Revolving Advance facility and a Term Loan facility (the "Amended Term Loan facility"). The Revolving Advance facility provides for borrowings up to $12.0 million based on 300% of the Company's monthly recurring revenue, as defined therein. Borrowings under the Revolving Advance facility were $4.7 million at December 31, 2014, and the facility carries interest at a rate of 0.75% above the prime rate per annum and matures in April 2016. Interest payments are payable monthly in arrears. The Company entered into an amendment to the Revolving Advance Facility in March 2015 that extended its maturity to April 2017.

         The Amended Term Loan facility provides for borrowings up to $5.0 million. As of December 31, 2014, the Company had utilized the total $5.0 million available under this facility. The Amended Term Loan facility carries interest at a rate of 1.00% above the prime rate per annum. Interest payments are payable monthly in arrears. Payments on the Amended Term Loan facility will commence in May 2015 and continue with 47 equal monthly payments of principal plus interest.

         In May 2014, the Company entered into a Subordinated Loan and Security Agreement with SVB that provided for Mezzanine Term Loans totaling $13.0 million. The total $13.0 million drawdown of the mezzanine facility was completed in September 2014. The mezzanine facility carries interest at a rate of 10.00% per annum and matures in May 2017. Interest payments are payable monthly in arrears. In connection with entry into the mezzanine facility, the Company granted two affiliates of SVB warrants to purchase an aggregate of 300,000 shares of common stock of the Company at an exercise price of $1.29 per share. The warrants are immediately exercisable and have a 10-year term. The Company also granted SVB a security interest in significantly all of the Company's assets. The mezzanine facility has been used to fund the expansion of the Company's business. The Amended Loan and Security Agreement and the Subordinated Loan and Security Agreement are collectively referred to as the "SVB Facilities."

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

         The Company incurred approximately $0.2 million of loan origination costs in connection with the SVB facilities and amortized approximately $0.1 million of these costs during the year ended December 31, 2014.

         Effective with the purchase of AmeriDoc, the Company executed a Subordinated Promissory Note in the amount of $3.5 million payable to the seller of AmeriDoc on April 30, 2015. The Subordinated Promissory Note carries interest at a rate of 10.00% annual interest and is subordinated to the SVB Facilities. In March 2015, the Company, the seller of AmeriDoc and SVB executed an Amended and Restated Subordinated Promissory Note that extended the maturity of the Note to April 30, 2017.

         Payments due are as follows (in thousands):

Total
2015	$833
2016	5,950
2017	17,750
2018	1,250
2019 and thereafter	417

Total	$26,200

Note 10. Related Party Transaction

         In May 2013, the Company issued a loan to an officer of the Company in the amount of $0.3 million. This was a non-cash transaction, whereby the loan proceeds were used to exercise options to purchase 714,285 shares of common stock options of the Company at an exercise price of $0.35 per share. The loan carries interest at the rate of 2% per annum and is due and payable upon the earlier of (i) May 13, 2017 and (ii) the occurrence of a "Change of Control" as defined in the promissory note evidencing the loan. The officer is required to make monthly interest payments. At December 31, 2013 and 2014, the balance of the loan was $0.3 million. The loan was repaid in full to the Company in February 2015.

Note 11. Commitments and Contingencies

    Leases and Contractual Obligations

         The Company leases office space under non-cancelable operating leases in Greenwich, Connecticut; Purchase, New York and Dallas, Texas. As of December 31, 2014, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Operating Leases
2015	$910
2016	924
2017	427
2018	206
2019 and thereafter	—

$2,467

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

         All of the total future minimum lease payments relate to facilities space. The facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. The Company recognizes rent expense on a straight-line basis over the lease period and have accrued for rent expense incurred but not paid. Deferred rent represents the difference between actual operating lease payments due and straight-line rent expense. The excess is recorded as a deferred rent liability in the early periods of the lease, when cash payments are generally lower than straight-line rent expense, and are reduced in the later periods of the lease when payments begin to exceed the straight-line expense. Rent expense for the years ended December 31, 2013 and 2014 was $0.5 million and $0.8 million, respectively.

    Letter of Credit

         In November 2014, the Company arranged for SVB to issue a Letter of Credit on its behalf in the amount of $0.3 million in lieu of a cash deposit in connection with the Company's Purchase, NY office lease. This Letter of Credit expires by its terms at the lease expiration date in September 2018.

Note 12. Convertible Preferred Stock (the "Preferred Stock")

         At December 31, the Preferred Stock consists of the following:

December 31, 2013	Shares Authorized	Shares Outstanding	Common Shares Upon Conversion	Liquidation Preference
Series A	418,634	418,634	3,722,590	$6,525,816
Series A-1	53,957	53,957	646,200	1,146,000
Series B	263,839	263,839	4,091,881	7,216,736
Series C-1	18,287,483	18,287,483	18,287,483	19,501,104
Series D	13,000,000	12,339,204	12,339,204	21,883,033
Series E	7,057,458	6,227,169	6,227,169	15,382,197

	39,081,371	37,590,286	45,314,527	$71,654,886

December 31, 2014	Shares Authorized	Shares Outstanding	Common Shares Upon Conversion	Liquidation Preference
Series A	418,634	418,634	3,722,590	$5,232,925
Series A-1	53,957	53,957	646,200	918,955
Series B	263,839	263,839	4,091,881	5,768,378
Series C-1	18,287,483	18,267,759	18,267,759	15,253,579
Series D	12,339,204	12,339,204	12,339,204	18,600,005
Series E	6,227,169	6,227,169	6,227,169	15,000,005
Series F	12,889,000	12,882,377	12,882,377	57,139,783

	50,479,286	50,452,939	58,177,180	$117,913,630

         As of December 31, 2014, the significant terms applicable to the Series A through Series F Preferred Stock were as follows:

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    Dividend Rights

         Prior to the issuance of the Series F Preferred Stock, the Series A—E Preferred Stock accrued cumulative dividends at the per annum rate of 7.5% of the respective original purchase price (as previously adjusted for a reverse stock split and, with respect to the Series A, A-1 and B Preferred Stock, anti-dilution protection) for each such series of Preferred Stock. Such dividends were payable when, as and if declared by the Company's board of directors, but prior and in preference to any dividend on the common stock of the Company. In connection with the issuance of the Series F Preferred Stock, all such accrued and accumulated dividends (which totaled approximately $13.8 million at August 31, 2014) were converted into Series F Preferred Stock at a rate of $0.50 of Series F Preferred Stock per $1.00 in accrued dividends, resulting in the issuance of approximately 1,554,000 shares of Series F Preferred Stock on September 10, 2014. There are no longer any accrued or unpaid dividends on the Preferred Stock, and no such dividends are required to accrue or be declared by the Company.

    Conversion Rights

         Each share of Preferred Stock is convertible, at any time and at the option of the holder of such share, into shares of the common stock of the Company, at the following ratios (subject to adjustment as described below):

Series of Preferred Stock	Original Issue Price	Conversion Price	Number of Shares of Common Stock Issued for each Preferred Share Upon Conversion (= Original Issue Price/ Conversion Price)
Series F	$4.4355	$4.4355	1.0000
Series E	$2.4088	$2.4088	1.0000
Series D	$1.5074	$1.5074	1.0000
Series C-1	$0.835	$0.835	1.0000
Series B	$12.95	$0.835	15.5090
Series A-1	$10.00	$0.835	11.9760
Series A	$7.425	$0.835	8.8922

         Additionally, all shares of the Preferred Stock will be automatically converted into shares of common stock of the Company at the ratios set forth above (subject to adjustment as described below) upon (i) the approval of the holders of a majority of the outstanding shares of the Preferred Stock (voting as a single class on an as-converted basis, and which includes holders of at least a majority of the outstanding shares of Series F Preferred Stock) or (ii) the closing of a firmly underwritten public offering of the common stock of the Company at a per share price of at least $7.2264 (prior to underwriting discounts and commissions) and that results in aggregate proceeds to the Company of at least $40 million (net of underwriting discounts and commissions).

         Subject to limited exceptions, the conversion price for each series of the Preferred Stock will be subject to an adjustment to reduce dilution in the event that the Company issues additional equity securities at a purchase price less than the applicable conversion price for such series of the Preferred Stock.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    Liquidation Rights

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution will be distributed to the Company's stockholders in the following order of priority:

  1.
  First, the holders of Series F Preferred Stock will receive an amount per share equal to the sum of (i) the original issue price for the Series F Preferred Stock ($4.4355), plus (ii) any declared but unpaid dividends on the Series F Preferred Stock (the "Series F Liquidation Amount").

  2.
  Second, the holders of Series E, D and C-1 Preferred Stock (pari passu) will receive an amount per share equal to the sum of (i) the original issue price for the Series E Preferred Stock ($2.4088), Series D Preferred Stock ($1.507391) or Series C-1 Preferred Stock ($0.835), as applicable, plus (ii) any declared but unpaid dividends on the Series E Preferred Stock, Series D Preferred Stock or Series C-1 Preferred Stock, as applicable (the "Series E Liquidation Amount," the "Series D Liquidation Amount," and the "Series C-1 Liquidation Amount," respectively).

  3.
  Third, the holders Series B Preferred Stock will receive an amount per share equal to the sum of (i) 1.23 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series B Preferred Stock ($17.775), plus (ii) any declared but unpaid dividends on the Series B Preferred Stock (the "Series B Liquidation Amount").

  4.
  Fourth, the holders of Series A and A-1 Preferred Stock (pari passu) will receive an amount per share equal to the greater of (x) the sum of (i) 1.25 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series A Preferred Stock ($10.00) or Series A-1 Preferred Stock ($13.625), as applicable, plus (ii) any declared but unpaid dividends on the Series A Preferred Stock or Series A-1 Preferred Stock, as applicable, and (y) the aggregate amount that would have been payable in respect of number of common stock issued upon conversion of Series A and Series A-1 immediately prior to liquidation, dissolution or winding up of the Company, the "Series A Liquidation Amount" and the "Series A-1 Liquidation Amount," respectively).

  5.
  Following the payment in full of the amounts described above, the remaining assets of the Company will be distributed to the holders of Series F, E, D, C-1 and B Preferred Stock and common stock of the Company (but not Series A or A-1 Preferred Stock) pro rata based on the number of such shares held by each stockholder on an as-converted to common stock basis (as applicable, the "Participation Amount"). Notwithstanding the above:

  a.
  If the aggregate of the Series F Liquidation Amount and the Participation Amount payable with respect to the Series F Preferred Stock exceeds the sum of (i) 1.5 times the original issue price for the Series F Preferred Stock ($4.4355), plus (ii) any declared but unpaid dividends thereon (collectively, the "Maximum Series F Liquidation Amount"), then holders of Series F Preferred Stock will instead receive the greater of (x) the Maximum Series F Liquidation Amount, or (y) the amount that such holders would receive if all shares of Series F Preferred Stock had been converted into common stock of the Company immediately prior to the liquidation, dissolution or winding up of the Company.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    b.
    If the aggregate of the Series E Liquidation Amount and the Participation Amount payable with respect to the Series E Preferred Stock exceeds the sum of (i) 3 times the original issue price for the Series E Preferred Stock ($2.4088), plus (ii) any declared but unpaid dividends thereon (collectively, the "Maximum Series E Liquidation Amount"), then holders of Series E Preferred Stock will instead receive the greater of (x) the Maximum Series E Liquidation Amount, or (y) the amount that such holders would receive if all shares of Series E Preferred Stock had been converted into common stock of the Company immediately prior to the liquidation, dissolution or winding up of the Company.

         Subject to limited exceptions, unless waived by holders of at least (i) a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted to common stock basis), and (ii) a majority of the outstanding Series F Preferred Stock, a merger, combination, consolidation, or sale of voting control of the Company or sale or transfer of substantially all of the assets of the Company, in each case in which the Company's stockholders do not own a majority of the voting shares of the surviving or acquiring corporation, will be deemed to be a liquidation event. If such deemed liquidation event is structured as a merger, combination, consolidation or sale of voting control, the proceeds of such transaction must be distributed to the stockholders in the order described above. If, alternatively, the deemed liquidation event is structured as a sale of assets, and the Company does not dissolve within 90 days after such deemed liquidation event, the holders of Preferred Stock may elect (pursuant to a procedure and in an order of priority similar to that described under "Redemption" below) to have their shares redeemed by the Company in exchange applicable Liquidation Amount described above.

    Protective Provisions

         Subject to limited exceptions and certain additional restrictions, so long as at least three million shares of Preferred Stock remain outstanding, the Company may not do any of the following without the consent of holders of a majority of the Preferred Stock (voting together as a single class on an as-converted to common stock basis):

  a.
  increase the authorized number of shares of any series of Preferred Stock or common stock of the Company;

  b.
  issue or obligate itself to issue shares of any additional class or series of capital stock unless the same ranks junior to the existing Preferred Stock;

  c.
  effect any transaction or series of related transactions resulting in the consummation of a merger, combination, consolidation or other reorganization of the Company with or into any third party, the transfer of all or substantially all of the assets of the Company to a third party, or any other change of control or recapitalization;

  d.
  subject to limited exceptions, purchase or redeem any shares of capital stock of the Company;

  e.
  amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company;

  f.
  sell or otherwise dispose of any of the Company's or its subsidiaries' material assets, other than (A) in the ordinary course of business or (B) to wholly-owned subsidiaries of the Company or its subsidiaries;

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

  g.
  liquidate, dissolve or wind-up the business and affairs of the Company;

  h.
  pay or declare any dividend other than as set forth in the Certificate of Incorporation of the Company;

  i.
  increase the number of shares of common stock or stock options of the Company authorized to be issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries;

  j.
  change the size of the the Company's board of directors;

  k.
  alter the rights or preferences of the Preferred Stock;

  l.
  issue any shares of Preferred Stock;

  m.
  subject to limited exceptions, issue any shares of common stock of the Company other than issuances approved by the Company's board of directors (including the approval of the director appointed by the holders of Series D Preferred Stock and the director appointed by the holders of Series F Preferred Stock).

         Additionally, for so long as at least twenty-five percent (25%) of the number of shares of any series of Preferred Stock remain issued and outstanding, the Company may not (i) take any action that materially and adversely alters the rights of such series of the Preferred Stock unless substantially similar action is taken with respect to all of the other series of the Preferred Stock or (ii) create any additional class or series of capital stock which ranks senior or pari passu to such series of the Preferred Stock, in each such case without the consent of the holders of a majority (which majority must, in certain cases, include the consent of certain named institutional investors) of the outstanding shares of the respective, affected series of the Preferred Stock, voting as a separate class.

    Redemption

         On and after September 1, 2019, the holders of shares Preferred Stock may require that such shares be redeemed by the Company out of lawfully available funds, as follows:

  1)
  First, the holders of at least a majority of the Series F Preferred Stock (voting as a separate class) may require that all shares of Series F Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series F Preferred Stock ($4.4355), plus (ii) any declared or accrued but unpaid dividends thereon.

  2)
  Second, and provided that all shares of Series F Preferred Stock have been redeemed by the Company, the Company's Series E, D and C-1 Preferred Stock (acting pari passu but as separate classes), may be redeemed as follows:

  a)
  The holders of at least a majority of the Series E Preferred Stock (voting as a separate class) may require that all shares of Series E Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series E Preferred Stock ($2.4088), plus (ii) any declared or accrued but unpaid dividends thereon.

  b)
  The holders of at least a majority of the Series D Preferred Stock (voting as a separate class) may require that all shares of Series D Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series D Preferred Stock ($1.5074), plus (ii) any declared or accrued but unpaid dividends thereon.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    c)
    The holders of at least a majority of the Series C-1 Preferred Stock (voting as a separate class) may require that all shares of Series C-1 Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series C-1 Preferred Stock ($0.835), plus (ii) any declared or accrued but unpaid dividends thereon.

  3)
  Third, and provided that all shares of Series F, D, E and C-1 Preferred Stock have been redeemed, the holders of a majority of the Series B Preferred Stock may require that all shares of Series B Preferred Stock be redeemed at a price equal to (i) 1.23 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series B Preferred Stock ($17.775), plus (ii) any declared but unpaid dividends thereon.

  4)
  Fourth, and provided that all shares of Series F, D, E, C-1 and B Preferred Stock (as well as certain shares of Common Stock held by the holders of Series B Preferred Stock) have been redeemed, the holders of a majority of the Series A and A-1 Preferred Stock (voting together as a single class) may require that all shares of Series A and A-1 Preferred Stock be redeemed at a price equal to the sum of (i) 1.25 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series A Preferred Stock ($10.00) or Series A-1 Preferred Stock ($13.625), as applicable, plus (ii) any declared but unpaid dividends on the Series A Preferred Stock or Series A-1 Preferred Stock, as applicable.

         All shares of the Preferred Stock have been presented outside of permanent stockholders' deficit, because there are redemption events outside of the Company's control.

Note 13. Common Stock and Stockholders' Deficit

    Capitalization

         Subject to limited exceptions, the Company may issue common stock subject to approval by (i) the board of directors of the Company (including the approval of the director appointed by the holders of Series D Preferred Stock and the director appointed by the holders of Series F Preferred Stock), or (ii) holders of a majority of the Preferred Stock (voting together as a single class on an as-converted to common stock basis). The aggregate number of shares of common stock that the Company will have authority to issue is 73,559,000 shares of common stock, having a par value of $0.001 per share.

    Redeemable Common Stock

         The holders of at least a majority of the Preferred Stock have agreed that, following the redemption of all the Preferred Stock, the total 134,977 shares of Series A Common Stock will be subject to a redemption price equal to the greater of (i) the sum of (A) 2.25 times the Series A Investors Common Stock price, plus (B) any dividends declared but unpaid thereon and (ii) the Series A Investors Common Stock appraised value.

         The holders of at least a majority of the Preferred Stock have agreed that, following the redemption of all the Preferred Stock, the total 124,001 shares of Series B Common Stock will be subject to a redemption price equal to the greater of (1) the sum of (A) 2.25 times the Series B Investors Common Stock price, plus (B) any dividends declared but unpaid thereon and (ii) the Series B Investors Common Stock appraised value. The Company has recorded the Series B Common Stock $2.1 million redemption value and the Series A Common Stock $.8 million value together in mezzanine equity in the accompanying consolidated balance sheets.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

    Warrants

         On May 2, 2014, the Company issued 300,000 common stock warrants to purchase an aggregate of 300,000 shares of its common stock at an exercise price of $1.29 per share to two entities affiliated with SVB. The common stock warrants were immediately exercisable upon issuance and have a 10-year term. The fair value of the common stock warrants on the date of issue was approximately $0.2 million which was recorded as an increase to additional paid in capital and as a debt discount.

    Stock Plan and Stock Options

         The Company's Second Amended and Restated Stock Incentive Plan (the "Plan") provides for the issuance of incentive and nonstatutory options to its employees and non-employees. Options issued under the Plan are exercisable for periods not to exceed ten years, vest over four years and are issued at the fair value of the shares of common stock on the date of grant as determined by the Company's board of directors, which obtains periodic third-party valuations to assist their determination process.

         The Plan provides for the early exercise of stock options for certain individuals as determined by their respective option agreements.

         Activity under the Plan is as follows (in thousands, except share and per share amounts and years):

	Shares Available for Grant	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at January 1, 2013	757,724	4,908,722	$0.49	7.91	$1,425
Increase in Plan authorized shares	2,512,662
Stock option grants	(1,683,332)	1,683,332	$0.47
Stock options exercised	—	(1,686,073)	$0.35
Stock options cancelled	—	(71,145)	$0.44

Balance at December 31, 2013	1,587,054	4,834,836	$0.50	8.28	$4,058
Increase in Plan authorized shares	3,707,262
Stock option grants	(3,598,245)	3,598,245	$2.42
Stock options exercised		(1,796,887)	$0.42
Stock options cancelled		(63,989)	$0.70

Balance at December 31, 2014	1,696,071	6,572,205	$1.63	8.38	$6,758

Vested or expected to vest December 31, 2014		6,224,065	$1.61	8.81	$6,496

Exercisable as of December 31, 2014		1,851,398	$1.00	7.46	$3,182

         The total grant-date fair value of stock options granted during the years ended December 31, 2013 and 2014, was $0.7 million, and $4.8 million, respectively. The total grant-date fair value of stock options vested during the years ended December 31, 2013 and 2014 was $0.3 million and $0.8 million, respectively. The total intrinsic value of the options exercised during the years ended

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

December 31, 2013 and 2014, was $1.6 million and $3.8 million, respectively. The intrinsic value is the difference of the current fair value of the stock and the exercise price of the stock option.

    Stock-Based Compensation

         All stock-based awards to employees are measured based on the grant-date fair value of the awards and are generally recognized in the Company's consolidated statement of operations over the period during which the employee is required to perform services in exchange for the award (generally requiring a four-year vesting period for each award). The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model. Compensation cost is generally recognized over the vesting period of the applicable award using the straight-line method.

         Given the absence of a public trading market, the Company's board of directors considered numerous objective and subjective factors to determine the fair value of its common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for the Preferred Stock sold to outside investors; (iii) the rights, preferences and privileges of the Preferred Stock relative to the common stock; (iv) the lack of marketability of the common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of the Company, given prevailing market conditions.

         The assumptions used in the Black-Scholes option-pricing model were determined as follows:

         Volatility.    Since the Company does not have a trading history for its common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within its industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

         Risk-Free Interest Rate.    The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

         Expected Term.    The expected term represents the period that the stock-based awards are expected to be outstanding. When establishing the expected term assumption, the Company used the "simplified" method because the Company does not have adequate historical data.

         Dividend Yield.    The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, it used an expected dividend yield of zero.

         Forfeiture rate.    The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions and fair value per share:

	Year Ended December 31,
	2013	2014
Volatility	51.0% – 53.4%	53.3% – 53.7%
Expected life (in years)	7.0	7.0
Risk-free interest rate	1.15% – 2.21%	1.92% – 2.30%
Dividend yield	—	—
Weighted-average fair value of underlying common stock	$0.47	$2.42

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

         Total compensation costs charged as an expense for stock-based awards, including stock options, recognized in the components of operating expenses are as follows (in thousands):

	Year Ended December 31,
	2013	2014
Administrative and marketing	$11	$23
Sales	14	75
Technology and development	12	39
General and administrative	261	396

Total stock-based compensation expense	$298	$533

         As of December 31, 2014, the Company had $5.3 million in unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of approximately 3.7 years.

Note 14. Income Taxes

         The components of loss from continuing operations before income taxes were generated solely in the United States as follows (in thousands):

	Year Ended December 31,
	2013	2014
United States	$(5,925)	$(16,649)

         As a result of the Company's history of net operating losses and full valuation allowance against its deferred tax assets, only the timing differences attributable to the treatment of the amortization of goodwill generated the income tax provision for the years ended December 31, 2013 and 2014.

         Reconciliations of the statutory federal income tax rate and the Company's effective tax rate consist of the following (in thousands):

	Year Ended December 31,
	2013	2014
Tax at federal statutory rate	$(2,014)	$(5,661)
State and local tax	(326)	(916)
Non-deductible stock compensation	116	210
Non-deductible expenses	41	87
Change in valuation allowance	2,277	6,668

Income tax	$94	$388

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

         Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
Deferred tax assets (liabilities):	2013	2014

Net operating loss carryforwards	$15,556	$21,381
Accrued expenses	287	705
Stock-based compensation	205	198
Amortization	34	(87)
Property and equipment	(434)	(321)
Valuation allowance	(15,742)	(22,358)

Net deferred tax assets (liabilities)	$(94)	$(482)

         The Company has provided a full valuation allowance for its deferred tax assets at December 31, 2013 and 2014, due to the uncertainty surrounding the future realization of such assets. Therefore, no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets.

         The valuation allowance increased by $2.3 million and $6.6 million during the years ended December 31, 2013 and 2014, respectively.

         As of December 31, 2014, the Company had approximately $54.1 million of federal net operating loss carryforwards available to offset future taxable income. If not utilized, the federal net operating loss carryforwards begin to expire in 2024. The deferred tax asset related to its net operating losses include no excess tax benefit of stock option exercises, which, when realized, will be recorded as a credit to additional paid-in capital.

         The Company's ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). In the event the Company should experience an ownership change, as defined in the Internal Revenue Code, utilization of its net operating loss carryforwards and tax credits could be limited.

         The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. In 2013, the Company recorded an uncertain tax position of $2.3 million. There were no additional uncertain tax positions in 2014.

         The Company does not anticipate that the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

         In 2013 and 2014, the Company recognized approximately $0.1 million and $0.1 million, respectively, of interest expense related to unrecognized tax benefits. At December 31, 2013 and 2014, the Company had a liability for the payment of interest and penalties of approximately $0.4 million and $0.5 million, respectively, related to unrecognized tax benefits.

         The Company's policy is to include interest and penalties related to unrecognized tax benefits as a component of "Interest income (expense), net" in the Company's consolidated statement of operations.

         The Company's primary tax jurisdiction is the United States. The Company's 2011 through 2014 tax years are open to examination by U.S. federal and state tax authorities.

Note 15. Net Loss per Share

         Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company, including the Preferred Stock and outstanding stock options and warrants, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive.

         The following table presents the calculation of basic and diluted net loss per share for the Company's common stock (in thousands, except per share data):

	Year Ended December 31,
	2013	2014
Net loss	$(6,019)	$(17,037)
Preferred stock dividends	(3,624)	(2,920)
Accretion of preferred stock	(197)	(168)

Net loss available to common stockholders	$(9,840)	$(20,125)

Weighted-average shares used to compute basic and diluted net loss per share	2,794	4,487
Basic and diluted net loss per share	$(3.52)	$(4.49)

         The following securities were excluded from the calculation of diluted net loss per share for common stock because their effect would have been anti-dilutive for the periods presented (in thousands):

	Year Ended December 31,
	2013	2014
Stock options	51	51

Preferred stock	37,590	50,453

    Unaudited Pro Forma Net Loss per Share

         Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the Preferred Stock into common stock of the Company using the if-converted method as though

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

the conversion and reclassification had occurred as of the beginning of the first period presented or the original date of issuance, if later.

         The following table presents the calculation of basic and diluted pro forma net loss per share (in thousands, except net loss per share data):

Year Ended December 31, 2014
Net loss	$(17,037)
Preferred stock dividends	(2,920)
Accretion of preferred stock	(168)

Net loss available to common stockholders	$(20,125)

Pro Forma net loss per share - weighted average shares	53,735
Pro Forma basic and diluted net loss per share	$(0.37)

Basic net loss per share - weighted average shares	4,487
Preferred conversion	49,248

Pro Forma net loss per share - weighted average shares	53,735

Note 16. 401(k) Plan

         The Company has established a 401(k) plan that qualifies as a deferred compensation arrangement under Section 401 of the Internal Revenue Code. All employees over the age of 21 are eligible to participate in the plan. The Company contributes 100% of an employee's elective deferral up to 4% of eligible earnings up to a maximum of $0.3 million. The Company made matching contributions to participants' accounts totaling $0.2 million and $0.4 million during the years ended December 31, 2013 and 2014, respectively.

Note 17. Subsequent Events

         For the consolidated financial statements for the year ended and as of December 31, 2014, the Company evaluated subsequent events through March 24, 2015, which is the date the consolidated financial statements were available to be issued.

         On January 23, 2015, the Company completed the acquisition of Compile, Inc. d/b/a BetterHelp ("BetterHelp"), through a merger in which BetterHelp became a wholly-owned subsidiary of the Company. The merger consideration paid by the Company in connection with this acquisition consisted of (i) $3.5 million in cash at closing (subject to certain adjustments, including adjustments for any working capital deficiency at closing), (ii) an unsecured, subordinated promissory note in the original principal amount of $1.0 million, with all principal and interest being payable on the third anniversary of closing, and (iii) revenue sharing equal to 15% of the annual net revenue of the BetterHelp business (but not the Company's other business) for three years following closing. BetterHelp was acquired to help the Company expand its operations in the direct-to-consumer and behavioral health sector.

         In February 2015, the Company executed a lease agreement for approximately 57,000 square feet of office space near Dallas, Texas that it intends to use for its physician network operations center and administrative purposes. In connection with this lease, the Company arranged for SVB

TELADOC, INC.

Notes to Audited Consolidated Financial Statements

to issue a letter of credit on its behalf in the amount of $1.0 million in lieu of a cash deposit. The letter of credit expires in February 2016.

         The Company intends to consolidate its three other Dallas office locations into this new facility. The lease has a ten-year initial term and provides for two five-year extensions. Future minimum lease and associated utility payments under this agreement are approximately $9.4 million. The minimum annual lease and associated utility payments under this agreement are approximately $0.9 million.

         In connection with the Company's planned abandonment of its Greenwich, Connecticut office, the Company intends to recognize an abandonment expense of approximately $0.4 million in its March 31, 2015 consolidated financial statements.

         On March 11, 2015, the Company executed an amendment to the Revolving Advance facility that extended its maturity to April 2017.

Note 18. Legal Matters

         The Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. At December 31, 2014, the Company was party to the following legal proceedings:

         Teladoc is plaintiff in three lawsuits in the Texas courts against the Texas Medical Board (the "TMB"). In the first suit, Teladoc v. TMB and Leshikar, on December 31, 2014, the Austin Court of Appeals granted Teladoc's request for summary judgment, invalidating the TMB's prior assertion that Teladoc's doctors do not form "proper professional relationships" with Teladoc's members in the course of telehealth consultations such as would support the prescription of medications. The TMB has filed a petition for review with the Texas Supreme Court to ask that Court if it will allow the TMB to appeal the Court of Appeals's decision. In the second suit, Teladoc v. TMB and Freshour, on February 2, 2015, the Travis County District Court granted Teladoc's request for a temporary injunction restraining the TMB from enforcing an "emergency rule" it issued on January 16, 2015 purporting to amend the Texas Administrative Code so as to require a "face-to-face" examination of a patient before a Texas physician may lawfully prescribe medication. This suit is set for trial on November 9, 2015. In the third suit, Teladoc et al. v. TMB et al., the United States District Court for the Western District of Texas, Austin Division, held a hearing on May 22, 2015 on Teladoc's motion for preliminary injunction of the rule amendments the TMB adopted on April 10, 2015, that seek to effect substantively identical restrictions as the issues in the two prior lawsuits. On May 29, 2015, this court granted Teladoc's request for a preliminary injunction of the rule amendments, pending ultimate trial on the merits, which trial date has yet to be set. Given the nature and status of these lawsuits, the Company cannot yet determine the amount or reasonable range of a potential loss, if any, though it does not believe a material loss is probable in connection with any of the lawsuits.

         Business in the State of Texas accounted for $10 million of the Company's consolidated revenue during the year ended December 31, 2014. If the TMB's revisions go into effect as written and Teladoc is unable to adapt its business model in compliance with the TMB rule, its ability to operate its business in the State of Texas could be materially adversely affected, which would have a material adverse effect on its business, financial condition and results of operations.

         Teladoc may become subject to legal proceedings, claims and litigation arising in the ordinary course of its business. Other than as stated the Company is not a party to any material legal proceeding, and it is not aware of any pending or threatened litigation that would have a material adverse effect on its business, results of operations, cash flows or financial condition should such litigation be resolved unfavorably.

Report of Independent Auditors

To the Board of Directors and Stockholders of
Consult A Doctor, Inc.

         We have audited the accompanying consolidated financial statements of Consult A Doctor, Inc., which comprise the consolidated balance sheet as of August 29, 2013, and the related consolidated statement of operations, changes in stockholders' deficit and cash flows for the period from January 1, 2013 to August 29, 2013, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

         Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

         Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

         An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

         We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consult A Doctor, Inc. at August 29, 2013, and the consolidated results of their operations and their cash flows for the period from January 1, 2013 to August 29, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
March 24, 2015

CONSULT A DOCTOR, INC.

Consolidated Balance Sheet

August 29, 2013
Assets
Cash and cash equivalents	$538,496
Accounts receivable, net of allowance for doubtful accounts of $33,963	558,090
Prepaid expenses and other current assets	37,038

Total current assets	1,133,624
Property and equipment, net	8,664

Total assets	$1,142,288

Liabilities and stockholders' deficit
Accounts payable	$245,278
Accrued expenses and other current liabilities	1,561,572
Series A preferred stock—warrant liability	123,984
Due to Teladoc	1,500,000
Convertible notes, net of debt discount of $227,051	1,675,449

Total current liabilities	5,106,283
Stockholders' deficit
Series A preferred stock—$0.001 par value, 8,000,000 shares authorized and 6,363,670 shares issued and outstanding	6,300
Common stock—$0.001 par value, 10,000,000 shares authorized and 2,505,500 shares issued and outstanding	2,506
Additional paid-in capital	8,510,955
Accumulated deficit	(12,483,756)

Total stockholders' deficit	(3,963,995)

Total liabilities and stockholders' deficit	$1,142,288

See accompanying notes to audited consolidated financial statements.

CONSULT A DOCTOR, INC.

Consolidated Statement of Operations

For the period from January 1, 2013 to August 29, 2013

Revenue	$3,192,713
Cost of revenue	1,459,168

Gross profit	1,733,545
Advertising and marketing expenses	137,957
Sales expenses	618,949
Technology and development expenses	754,845
General and administrative expenses	2,063,448
Asset impairment charges	363,606
Depreciation	5,373

Loss from operations	(2,210,633)
Other income (expense)
Change in fair value of embedded derivative and warrant liability	728,255
Interest expense	(537,544)

Net loss before taxes	(2,019,922)
Income taxes	—

Net loss	$(2,019,922)

See accompanying notes to audited consolidated financial statements.

CONSULT A DOCTOR, INC.

Consolidated Statement of Changes in Stockholders' Deficit

For the period from January 1, 2013 to August 29, 2013

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Accumulated Deficit
	Shares	Par Value	Shares	Par Value			Total
Balance, January 1, 2013	6,363,670	$6,300	2,365,500	$2,366	$8,496,343	$(10,463,834)	$(1,958,825)
Stock option exercises	—	—	140,000	140	—	—	140
Stock-based compensation	—	—	—	—	48,612	—	48,612
Repurchase of options	—	—	—	—	(34,000)	—	(34,000)
Net loss	—	—	—	—	—	(2,019,922)	(2,019,922)

Balance, August 29, 2013	6,363,670	$6,300	2,505,500	$2,506	$8,510,955	$(12,483,756)	$(3,963,995)

See accompanying notes to audited consolidated financial statements.

CONSULT A DOCTOR, INC.

Consolidated Statement of Cash Flows

For the period from January 1, 2013 to August 29, 2013

Cash flows used in operating activities
Net loss	$(2,019,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,373
Bad debt expense	35,764
Asset impairment charges	363,606
Stock-based compensation	48,612
Accretion of interest	380,773
Change in fair value of embedded derivative and warrant liability	(728,255)
Changes in operating assets and liabilities:
Receivables	(155,098)
Prepaid expenses and other current assets	(13,982)
Accounts payable	(106,011)
Accrued expenses and other current liabilities	992,040

Net cash used in operating activities	(1,197,100)

Cash flows from financing activities
Proceeds from Teladoc	1,500,000
Purchase of stock options	(34,000)
Stock option exercises	140
Repayments on line of credit	(299,670)
Issuance of convertible notes	535,000

Net cash provided by financing activities	1,701,470

Net increase in cash and cash equivalents	504,370
Cash and cash equivalents, beginning of year	34,126

Cash and cash equivalents, end of year	$538,496

Interest paid	8,091

See accompanying notes to audited consolidated financial statements

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

1. Nature of Business

         Consult A Doctor, Inc. (the "Company" or "Consult A Doctor") is a Delaware corporation that provides telehealth services to clients and their customers.

         The Company executed an Agreement and Plan of Merger dated as of August 29, 2013, providing for the sale of 100% of the common stock and 100% of the preferred stock (the "Series A Preferred Stock") of the Company to Teladoc, Inc. ("Teladoc"). Upon the effective date of the merger, the Company merged with and into Teladoc which continues as the surviving corporation (see Note 12).

2. Summary of Significant Accounting Policies

Principles of Consolidation

         The consolidated financial statements include the accounts of Consult A Doctor, Inc. and its wholly-owned subsidiary, Telemed Physician Solutions, LLC. All significant intercompany transactions and balances have been eliminated.

Basis of Preparation

         These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Use of Estimates

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material to the consolidated financial position and results of operations. Significant estimates and assumptions affect the allowance for doubtful accounts, the carrying value, capitalization, and amortization of software and website development costs, warrant liability, convertible note derivative liability, and the value attributed to employee stock options.

Revenue Recognition

         The Company recognizes a substantial portion of its revenue from contracts that provide clients with subscription access to the Company's professional provider network for a fixed monthly fee which entitles the client's members to unlimited consultations ("visits"). The contracts are generally for a one year term and automatically renew for additional years.

         The Company commences revenue recognition for the subscription access service on the date that the services are made available to the client and its members, which is considered the implementation date, provided all of the following criteria are met:

  •
  there is an executed subscription agreement;

  •
  the member has access to the services;

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

  •
  collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the client and member is fixed and determinable.

         Any consultation revenue that is not included in the subscription access service is recognized when the service has been provided to the member.

Cost of Revenue

         Cost of revenue primarily consists of fees paid to the physician network providers, costs incurred in connection with the provider network operations which include employee-related expenses (including salaries, benefits and stock-based compensation) and costs related to medical malpractice insurance.

Advertising and Marketing Expenses

         Advertising and marketing costs are expensed as incurred.

Sales Expenses

         Sales expenses consists principally of employee-related costs and travel.

Cash and Cash Equivalents

         Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. Cash and cash equivalents generally consist of investments in money market funds, U.S. treasury securities and U.S. government-issued obligations. Cash and cash equivalents are stated at fair value.

Accounts Receivable and Allowance for Doubtful Accounts

         Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company's assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified.

Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. At times, the Company's deposits in banks may exceed federally insured limits. In addition, other cash equivalents may expose the Company to certain credit risks. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk. The Company assesses the creditworthiness of its customers before extending credit. Accounts receivable are written off only when all efforts to collect the accounts have been exhausted.

         One customer represented 28% of total revenue for the period from January 1, 2013 to August 29, 2013 and accounted for 43% of accounts receivable at August 29, 2013.

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

         Although the Company does not expect that the customer will fail to meet its obligations, the Company is potentially exposed to concentrations of credit risk if the customer failed to perform according to the terms of the contracts.

Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Computer equipment	3 years
Furniture and equipment	5 years

         Maintenance and minor repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operation.

Income Taxes

         The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

         The Company has assessed the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

         The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates uncertain tax positions on a regular basis. The evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues. The Company recognizes interest and penalties related to uncertain tax positions in income taxes. There were no interest and penalties recorded on uncertain tax positions for the period from January 1, 2013 to August 29, 2013.

Long-lived Assets

         The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected cash flows is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

         From the period from January 1, 2013 to August 29, 2013, the Company recognized $363,606 of asset impairment charge for the cost of internal developed software projects abandoned.

Stock-based Compensation

         All stock-based compensation to employees is measured based on the grant-date fair value of the awards and recognized on a straight-line basis over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model.

Warranties and Indemnification

         The Company's contracts generally include certain provisions for indemnifying customers against liabilities if there is a breach of a customer's data or if the Company's service infringes a third party's intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in these consolidated financial statements.

         The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the Company, arising out of that person's services as our director or officer or that person's services provided to any other company or enterprise at our request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligation by law with respect to the actions of our employees under certain circumstances and in certain jurisdictions.

3. Property and Equipment, Net

         Property and equipment, net consists of the following:

August 29, 2013
Computer equipment	$41,655
Office furniture and equipment	11,878

Total	53,533
Accumulated depreciation	(44,869)

Property and equipment, net	$8,664

         Depreciation expense for the period from January 1, 2013 to August 29, 2013 was $5,373.

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

4. Accrued Expenses

         As of August 29, 2013, accrued expenses consisted of the following:

Professional fees	$714,448
Compensation	557,382
Interest	244,714
Other	45,028

Total	$1,561,572

5. Fair Value Measurements

         The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires that they maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable impact to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly.

  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

  Level 3—Unobservable inputs that are supported by little or no market activity.

         The Company measures cash and cash equivalents, Series A preferred stock warrant liability and derivative liability related to convertible notes at fair value on a recurring basis. Cash equivalents are classified within Level 1 because they are valued using observable inputs that reflect quoted prices for identical assets in active markets and the Series A preferred stock warrants and derivative liabilities within Level 3 because they are valued using valuation techniques using certain inputs which are unobservable in the market. The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly.

	Level 1	Level 2	Level 3
Cash and cash equivalents	$538,496	$—	$—
Series A preferred stock warrant liability	—	—	123,984
Derivative liability	—	—	—

Total	$538,496	$—	$123,984

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

         The following table reconciles the beginning and ending balance of the Company's Level 3 liabilities:

Series A preferred stock warrants
Fair value at January 1, 2013	$114,297
Warrants issued	9,850
Change in fair value recorded in operations	(163)

Fair value at August 29, 2013	$123,984

Derivative liability
Fair value at January 1, 2013	$533,199
Derivative issued	194,893
Change in fair value recorded in operations	(728,092)

Fair value at August 29, 2013	$—

6. Line of Credit

         The Company had a $300,000 facility under a Line of Credit Agreement with a bank. Prior to closing of the sale of the Company to Teladoc, the Company repaid the total amount outstanding of $299,670 and terminated the Line of Credit Agreement.

7. Income Taxes

         The Company has no provision or benefit for income taxes for the period from January 1, 2013 to August 29, 2013.

         Significant components of the Company's deferred income taxes as of August 29, 2013 are shown below:

Deferred tax assets:
Net operating loss carry-forward	$2,914,374
Accrued expenses	13,415

Total deferred tax assets	2,927,789
Deferred tax liabilities:
Depreciation	(3,423)
Prepaid expenses	(14,630)

Total deferred tax liabilities	(18,053)
Less: valuation allowance	(2,909,736)

Net deferred tax assets	$—

         The Company has provided a full valuation allowance for the deferred tax assets at August 29, 2013, due to the uncertainty surrounding the future realization of such assets. Therefore, no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets. The Company's total valuation allowance increased by $796,132 during the period from January 1, 2013 to August 29, 2013.

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

         The Company has available net operating loss carry-forwards of approximately $7,378,000 which are available to offset future taxable income, if any. If not utilized, the federal net operating loss carryforwards begin to expire in 2029.

         The Company's ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended. In the event the Company should experience an ownership change, as defined, utilization of our net operating loss carryforwards and tax credits could be limited.

         The Company's 2010 to 2013 tax return remains subject to examination by the Internal Revenue Service.

8. Debt

  Due to Teladoc

         In connection with the July 2013 execution of Teladoc's Letter of Intent to acquire the Company (see Note 12), Teladoc and the Company executed a Loan and Security Agreement pursuant to which Teladoc provided the Company with a $1,500,000 secured loan. In the event Teladoc did not complete the acquisition of the Company by August 31, 2013, Teladoc had agreed to pay a breakup fee in the sum of $500,000 (net against the loan) and the remaining loan amount of $1,000,000 was to accrue interest at 5% per year, to be paid in seven equal installment of $142,857.14 plus interest beginning June 30, 2014 with the final payment due to Teladoc on December 31, 2014. This loan was to be due and payable on Teladoc's demand at any time following a transaction that provides the Company, or shareholders of the Company, cash or cash equivalents in excess of $5,000,000.

  Convertible Notes

         During various dates in 2012 and 2013, the Company issued convertible notes (collectively, the "Notes") in the aggregate principal sum of $1,367,500 and $535,000, respectively, each accruing interest at a rate of 12% per annum. The Notes mature on December 31, 2013, at which time principal and accrued interest thereon become due, unless automatically converted prior to maturity upon the occurrence of a Qualified Equity Financing into Series B Preferred Stock (or equivalent securities), as defined, at the price applicable to the new investors, less a 30% discount. A Qualified Equity Financing is defined as the Company's sale of Series B Preferred Stock (or equivalent shares) for aggregate cash consideration of at least $3,000,000 in gross proceeds on or before December 31, 2013.

         In conjunction with the issuance of the Notes, the Company bifurcated an embedded derivative, which represents the discount feature upon the occurrence of a conversion, as described above. The fair value of the embedded derivative was recorded as a debt discount. The Company is required to mark to market the derivative each reporting period, as well as amortize the debt discount, using the effective interest rate method with the change in fair value of the derivative instrument recorded through the statement of operations and the amortization of the debt discount recorded as interest expense. The change in the fair value of derivative and the amortization of the debt discount for the period from January 1, 2013 to August 29, 2013 amount to $728,092 and $380,773, respectively.

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

  Warrants

         In conjunction with the issuance of the Notes, the Company also issued in the lenders' Series A preferred stock purchase warrants (the "Warrants"). These detachable Warrants were issued to induce the lenders into making the loan to the Company. The Warrants grant the holders the right to purchase for $1 per share, at any time until expiration in 2022, an aggregate of 204,103 shares of the Company's Series A preferred stock. The exercise price and number of shares are subject to adjustments for increases or decreases in the number of shares outstanding that may result from dividends or other distributions payable in such shares, or subdivisions, splits or reverse splits involving such shares. In addition, the Warrants entitle the holders to participate on a pro rata basis in any offering by the Company of rights to purchase the preferred shares. In the event of a capital reorganization, capital reclassification, consolidation or merger, as defined, the Warrants may be exercised or exchanged for cash or other assets to which holders of the shares would be entitled.

         The fair value for these Warrants upon issuance was calculated using the Black-Scholes option-pricing model. As the underlying preferred shares of the outstanding warrants are redeemable at the option of the holder, the fair value is re-measured each reporting period. The Company recorded income of $163 associated with these Warrants for period from January 1, 2013 to August 29, 2013.

         The assumptions used in the Black-Scholes option-pricing model were determined as follows:

         Volatility.    Since the Company does not have a trading history for its common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within our industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the warrants.

         Risk-Free Interest Rate.    The risk-free rate that the Company used is based on U.S. Treasury zero-coupon issues with terms similar to the expected term on the options.

         Expected Life.    The expected term represents the remaining contractual term of the warrants.

         Dividend Yield.    The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, it uses an expected dividend yield of zero.

9. Equity-Based Compensation

         The Company established the 2013 Equity Incentive Plan with an effective date of February 4, 2013. Under this plan, current employees who had shares issued under previous plans were given options to replace those that had been granted. The shares generally vest in four years after the grant date as long as the individual is an employee of the Company and have a contractual term of 10 years. The shares provide for accelerated vesting upon the consummation of a sale of the Company. The Company recorded $14,752 of incremental stock based compensation as a result of the sale of the Company.

         All stock-based payments to employees are measured based on the grant-date fair value of the awards and are recognized in our statement of operations over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

the award). The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model.

         Given the absence of a public trading market, the Company's board of directors considered recent sales of common stock to determine the fair value of the common stock at each grant date.

	Shares Available for Grant	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years
Balance at January 1, 2013	780,587	140,000	$0.01	9.0
Stock option grants	(489,687)	489,687	0.22	9.4
Stock options exercised		(140,000)	0.01	—
Surrender/purchase in connection with the purchase of the Company		(452,187)	0.22	—

Balance at August 29, 2013	290,900	37,500	0.22	9.4

Vested or expected to vest August 29, 2013		37,500	0.22	9.4

Exercisable as of August 29, 2013		37,500	0.22	9.4

         The assumptions used in the Black-Scholes option-pricing model were determined as follows:

         Volatility.    Since the Company does not have a trading history for its common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within its industry that we consider to be comparable to its business over a period equivalent to the expected term of the stock option grants.

         Risk-Free Interest Rate.    The risk-free rate that we used is based on U.S. Treasury zero-coupon issues with terms similar to the expected term on the options.

         Expected Life.    The expected life represents the period that the Company's stock-based awards are expected to be outstanding. When establishing the expected life assumption, the Company used the "simplified" method prescribed in ASC Topic 718 for companies that do not have adequate historical data.

         Dividend Yield.    The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, it uses an expected dividend yield of zero.

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions and fair value per share:

Volatility	53.4%
Expected life (in years)	7.0
Risk-free interest rate	1.36%
Dividend yield	—
Fair value of underlying common stock	$0.22

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

         The total stock units from previous plans that were converted into options on February 4, 2013 were 267,187 and there were 222,500 granted throughout the year.

10. Shareholders' Deficit

  Common Stock

         At August 29, 2013, the Company had 10,000,000 shares of common stock authorized, with a par value of $0.001 with 2,505,000 shares, issued and outstanding. Common stockholders are entitled to one vote per share.

  Series A Preferred Stock

         Prior to January 1, 2013, the Company issued 6,363,670 shares of Series A Preferred Stock at $1 per share. Significant terms of the Series A preferred stock are as follows:

Dividends

         From the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate of ten percent (10%) per annum of the applicable Series A Original Issue Price ($1.00) per share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), and compound annually on December 31. Accruing dividends shall accrue from day to day (whether or not declared), shall be cumulative, and, when and if declared by the Board, shall be payable (i) in cash or, (ii) with respect to up to seventy percent (70%) of any dividends owed to the holders of Series A Preferred Stock, at the option of, and in the percentage specified by, each of the holders of Series A Preferred Stock, shall be payable in shares of Series A Preferred Stock valued at the Series A Conversion Price in effect of the date such divided accrued. Accruing dividends on the Series A Preferred Stock shall be paid in full upon the consummation of a qualified initial public offering, at a conversion time or other Series A mandatory conversion time. Cumulative undeclared dividends at August 29, 2013 were $1,812,524.

Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of its common stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to two times (2x) the Series A Original Issue Price plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. As of August 29, 2013 the liquidation preference amounted to $12,727,340.

Voting

         On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of

CONSULT A DOCTOR, INC.

Notes to Consolidated Financial Statements

meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter; provided however that the holders of Series A Preferred Stock shall have no right to vote on the election of the Common Directors, as defined. Holders of Series A Preferred Stock shall vote together with the holders of common stock as a single class.

Conversion

         Each share of Series A Preferred Stock shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion. The "Series A Conversion Price" shall initially be equal to $1.00.

Redemption

         Shares of Series A Preferred Stock shall be redeemed by the Company out at a price equal to the highest of (i) the Series A Original Issue Price, plus all accrued but unpaid dividends; and (ii) Fair Market Value as of the date of the applicable redemption request, at any time on or after the fifth (5th) anniversary of the original issue date, after receipt by the Company of written notice requesting redemption of shares of Series A Preferred Stock from the holders of a requisite majority of the Series A Preferred Stock on a date not less than ninety (90) days after the date of the Redemption Request.

         The remaining 636,330 authorized Series A Preferred Stock are "undesignated" and may be used for future conversion of the outstanding convertible notes and warrants. The Series A Preferred Stock will have liquidation preference over all other classes and of equity in any event of liquidation, dissolution or winding up of the Company. In the event of any voluntary or involuntary liquidation or dissolution of the Company, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the company available for distribution to its Series A Preferred Stockholders before any payment shall be made to the holders of common stock. Holders of the outstanding shares of Series A Preferred Stock are entitled to an ordinary dividend at an annual rate of 10% per share. Dividends shall accrue cumulatively and compound annually on December 31 of each year. Dividends shall be payable when, as and if declared by the Board of Directors in cash or in equivalent shares as defined by the Amended and Restated Certificate of Incorporation of the Company.

11. Commitments and Contingencies

         At August 29, 2013, the Company was subject to various claims and legal actions which are being handled in the ordinary course of business. In management's opinion, these matters are not expected to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows.

12. Subsequent Events

         Subsequent events were evaluated through March 24, 2015, which is the date these consolidated financial statements were available to be issued.

         The Company executed an Agreement and Plan of Merger dated as of August 29, 2013, providing for the sale of all of its issued and outstanding common and Series A preferred stock to Teladoc. The aggregate cash consideration of $16.6 million which reflected the impact of certain working capital deficiencies at closing working capital. Upon the effective date of the merger, the Company merged with and into Teladoc, which continued as the surviving corporation.

Report of Independent Auditors

To Members of
AmeriDoc, LLC

         We have audited the accompanying consolidated financial statements of AmeriDoc, LLC, which comprise the consolidated balance sheets as of December 31, 2013 and April 30, 2014, and the related consolidated statements of operations, changes in members' deficit and cash flows for the year ended December 31, 2013 and the period from January 1, 2014 to April 30, 2014, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

         Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

         Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

         An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

         We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriDoc, LLC at December 31, 2013 and April 30, 2014, and the consolidated results of their operations and their cash flows for the year ended December 31, 2013 and the period from January 1, 2014 to April 30, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
March 24, 2015

AMERIDOC, LLC

Consolidated Balance Sheets

	December 31, 2013	April 30, 2014
Assets
Cash and cash equivalents	$35,045	$57,202
Accounts receivable	353,745	456,229
Other receivables	1,706	1,180
Prepaid expenses	69,506	65,869

Total current assets	460,002	580,480
Property and equipment, net	187,008	178,288
Investment in equity investee	521,000	521,000
Other assets	15,695	15,695

Total assets	$1,183,705	$1,295,463

Liabilities and members' deficit
Accounts payable	$89,866	$43,270
Accrued expenses	303,805	1,598,742
Line of credit	99,262	96,350
Current portion of long-term debt	220,000	388,800
Due to related parties	447,039	480,128

Total current liabilities	1,159,972	2,607,290
Long-term portion of debt	226,000	—
Other long-term liabilities	196,037	180,996
Members' deficit	(398,304)	(1,492,823)

Total liabilities and members' deficit	$1,183,705	$1,295,463

See accompanying notes to audited consolidated financial statements.

AMERIDOC, LLC

Consolidated Statements of Operations

	For the year ended December 31, 2013	For the period from January 1, 2014 to April 30, 2014
Revenue	$3,204,741	$1,813,701
Cost of revenue	886,987	568,224

Gross profit	2,317,754	1,245,477
Advertising and marketing expenses	52,916	13,177
Sales	810,727	479,230
Technology and development expenses	451,627	97,047
General and administrative expenses	1,141,712	1,728,411
Depreciation	29,014	8,720

Loss from operations	(168,242)	(1,081,108)
Interest expense	2,246	7,657

Loss before taxes	(170,488)	(1,088,765)
Income taxes	29,461	5,681

Net loss	$(199,949)	$(1,094,446)

See accompanying notes to audited consolidated financial statements.

AMERIDOC, LLC

Consolidated Statements of Members' Deficit

Members' deficit as of January 1, 2013	$(192,617)
Distributions	(5,738)
Net loss	(199,949)

Members' deficit as of December 31, 2013	(398,304)
Distributions	(73)
Net loss	(1,094,446)

Members' deficit as of April 30, 2014	$(1,492,823)

See accompanying notes to audited consolidated financial statements.

AMERIDOC, LLC

Consolidated Statements of Cash Flows

	For the year ended December 31, 2013	For the period from January 1, 2014 to April 30, 2014
Cash flows from operating activities
Net loss	$(199,949)	$(1,094,446)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	29,014	8,720
Forgiveness of debt	—	(13,200)
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(90,038)	(101,958)
Prepaid expenses and other assets	(47,006)	3,637
Accounts payable	78,462	(46,596)
Accrued expenses and other long-term liabilities	120,454	1,279,896

Net cash provided by (used in) operating activities	(109,063)	36,053

Cash flows from investing activities Purchase in equity investee investment	(75,000)	(44,000)

Net cash used in investing activities	(75,000)	(44,000)

Cash flows from financing activities
Advances from related parties, net	109,657	33,089
Borrowings on line of credit	99,262	—
Repayments on line of credit	—	(2,912)
Repayments on long term debt	(150,000)	—
Distributions to members	(5,738)	(73)

Net cash provided by financing activities	53,181	30,104

Net increase (decrease) in cash and cash equivalents	(130,882)	22,157
Cash and cash equivalents, beginning of year	165,927	35,045

Cash and cash equivalents, end of year	$35,045	$57,202

Interest paid	$2,246	$7,657

See accompanying notes to audited consolidated financial statements.

AMERIDOC, LLC

Notes to Consolidated Financial Statements

1. Nature of Business

         AmeriDoc, LLC (the "Company") is a Texas limited liability company that provides telehealth services to clients and their customers.

         The Company and its Members executed an Agreement and Plan of Merger dated as of May 1, 2014, providing for the sale of all of the membership interests of the Company to Teladoc, Inc. ("Teladoc"). Upon the effective date of the merger, the Company merged with and into Teladoc, which continued as the surviving corporation (see Note 9).

2. Summary of Significant Accounting Policies

Principles of Consolidation

         The consolidated financial statements include the accounts of AmeriDoc, LLC and its wholly-owned subsidiary, AmeriDoc Physicians Network, LLC. All significant intercompany transactions and balances have been eliminated.

Basis of Preparation

         The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Use of Estimates

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material to the consolidated financial position and results of operations.

Revenue Recognition

         The Company recognizes a substantial portion of its revenue from contracts that provide clients with subscription access to the Company's professional provider network for a fixed monthly fee which entitles the client's members to unlimited consultations ("visits"). The contracts are generally for a one year term and automatically renew for additional years.

         The Company commences revenue recognition for the subscription access service on the date that the services are made available to the client and its members, which is considered the implementation date, provided all of the following criteria are met:

  •
  there is an executed subscription agreement;

  •
  the member has access to the services;

  •
  collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the client and member is fixed and determinable.

         Any consultation revenue that is not included in the subscription access service is recognized when the service has been provided to the member.

AMERIDOC, LLC

Notes to Consolidated Financial Statements

Cost of Revenue

         Cost of revenue primarily consists of fees paid to the physician network providers, costs incurred in connection with the provider network operations which include employee-related expenses (including salaries and benefits) and costs related to medical malpractice insurance.

Cash and Cash Equivalents

         Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. Cash and cash equivalents generally consist of investments in money market funds, U.S. treasury securities and U.S. government-issued obligations. Cash and cash equivalents are stated at fair value and represent a level 1 disclosure according to the fair value hierarchy for which there are observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Accounts Receivable and Allowance for Doubtful Accounts

         Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company's assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. There was no allowance for doubtful accounts recorded as of April 30, 2014 and December 31, 2013.

Advertising and Marketing Expenses

         Advertising and marketing costs are expensed as incurred. For the year ended December 31, 2013 and for the period from January 1, 2014 to April 30, 2014, advertising expenses were $52,916 and $13,177, respectively.

Concentrations of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. At times, the Company's deposits in banks may exceed federally insured limits. In addition, other cash equivalents may expose the Company to certain credit risks. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk. The Company assesses the creditworthiness of its customers before extending credit. Accounts receivable are written off only when all efforts to collect the accounts have been exhausted.

         Two customers represented 26% and 19%, respectively, of total revenue for the year ended December 31, 2013. Three customers represented 16%, 11% and 10%, respectively, of total revenue for the period from January 1, 2014 to April 30, 2014.

         Two customers accounted for 40% and 23% of accounts receivable at December 31, 2013. Two customers accounted for 33% and 24% of accounts receivable at April 30, 2014.

AMERIDOC, LLC

Notes to Consolidated Financial Statements

         Although the Company does not expect that these customers will fail to meet their obligations, the Company is potentially exposed to concentrations of credit risk if these customers fail to perform according to the terms of the contracts.

Members' Equity

         As of both December 31, 2013 and April 30, 2014, the Company had three members with ownership interests of 79%, 14% and 7%. The membership agreement provides that each member has the right to vote in proportion to their membership percentage interest with respect to any matter, that members will not be personally liable to any third party for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, and that the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Company's operating agreement will not be grounds for imposing personal liability on the members for liabilities of the Company.

Operating Leases

         The Company leases office space under an operating lease expiring in 2020. This lease agreement contains rent holidays and rent escalation provisions for which the Company has recognized a deferred rent liability. The Company recognizes rent expense on a straight-line basis over the lease period.

Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Computer equipment	3 years
Furniture and equipment	5 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements

         Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations.

Income Taxes

         The Company is taxed as a partnership and therefore does not incur income taxes at the Federal level. The Company's earnings and losses are included in the personal returns of the members.

Long-lived Assets

         The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected cash flows is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

AMERIDOC, LLC

Notes to Consolidated Financial Statements

There has been no impairment charges recorded in any of the periods presented in the consolidated financial statements.

3. Property and Equipment, net

         Property and equipment, net consisted of the following:

	December 31, 2013	April 30, 2014
Furniture and equipment	$17,504	$17,504
Leasehold improvements	209,287	209,287

Total	226,791	226,791
Accumulated depreciation	(39,783)	(48,503)

Property and equipment, net	$187,008	$178,288

         Depreciation expense for the year ended December 31, 2013 and for the period from January 1, 2014 to April 30, 2014 was $29,014 and $8,720, respectively.

4. Investment in Equity Investee

         On December 24, 2013, the Company completed an acquisition, in the amount of $521,000, for a 15.57% equity interest in Telemed Services LLC ("Telemed"), which is 79% owned by the majority Member of the Company. The Company accounts for its investment in Telemed as an equity method investment since the Company had the ability to exercise significant influence over Telemed but did not exercise control.

         The Company continually reviews its equity method investment to determine whether a decline in fair value below the carrying value is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value and the financial condition, operating performance and the prospects of the equity investee. If the decline in fair value is deemed to be other than temporary, the carrying value of the equity investee is written down to fair value. There were no impairment charges on the Company's investment for the year ended December 31, 2013 and during the period from January 1, 2014 to April 30, 2014.

5. Accrued Expenses

         Accrued expenses consisted of the following:

	December 31, 2013	April 30, 2014
Accrued fees	$—	$1,241,624
Accrued compensation	207,272	264,139
Accrued rent	12,480	16,621
Lease improvement allowance	26,161	26,161
Accrued franchise tax payable	29,461	34,983
Other	28,431	15,214

	$303,805	$1,598,742

AMERIDOC, LLC

Notes to Consolidated Financial Statements

6. Debt

  Line of Credit

         The Company has a line of credit with a financial institution in the amount of up to $100,000. Interest on the line of credit is payable monthly at 7.25%. The line of credit is secured by the personal guarantee of the Company's controlling member. The balance payable on the line of credit as of April 30, 2014 and December 31, 2013, was $96,350 and $99,262, respectively.

  Long-Term Debt

         On December 24, 2013, the Company acquired the Telemed interest for the sum of $521,000, payable as follows: $75,000 paid on December 24, 2013 with the balance payable in 18 equal monthly installment payments of $22,000 per month commencing March 20, 2014 with a final payment of $50,000 in September 2015. During 2014, $13,200 of the outstanding balance was forgiven by the equity interest seller.

7. Due to Related Parties

         The Company received advances from certain of its members to fund its operations during 2014 and 2013. These advances are non-interest bearing. Total amounts were $365,696 and $344,131 as of December 31, 2013 and April 30, 2014, respectively.

         On October 7, 2013, the Company executed a note with one of its members in the amount of $144,000 with a maturity date of October 7, 2015. The note accrues interest at the rate of 12.95%. The Company is required to make monthly interest-only installments through March 2014. Monthly installments of principal and interest are payable effective April 2014. During 2013, the Company repaid a portion of the loan such that $81,343 remained outstanding as of December 31, 2013. During 2014, the Company borrowed an additional $50,000 under this note. At April 30, 2014, the balance of the note, including accrued interest was $135,997.

8. Commitments and Contingencies

         At December 31, 2013 and April 30, 2014, the Company is obligated for future lease payments under its office lease. The lease expires October 31, 2020. Total rent expense for the year ended December 31, 2013 and for the period from January 1, 2014 to April 30, 2014 was $80,555 and $30,335, respectively. Annual minimum lease payments under the non-cancellable operating lease as of April 30, 2014 are as follows:

Total Gross Commitment
2014	$74,113
2015	133,403
2016	178,743
2017	183,103
2018	183,974
2019 and thereafter	345,279

$1,098,615

AMERIDOC, LLC

Notes to Consolidated Financial Statements

         The Company is reimbursed for 40% of its office rental costs by a related party, based on the amount of square footage of the leased office space that the related party occupies.

         At December 31, 2013 and April 30, 2014, the Company was subject to various claims and legal actions which are being handled in the ordinary course of business. In management's opinion, these matters are not expected to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows.

9. Subsequent Events

         Subsequent events were evaluated through March 24, 2015, which is the date the financial statements were available to be issued.

         The Company and its members executed an Agreement and Plan of Merger dated as of May 1, 2014, providing for the sale of all of the membership interests of the Company to Teladoc. The aggregate cash consideration of $17.2 million included adjustments for a working capital excess at closing. Upon the effective date of the merger, the Company merged with and into Teladoc, which continued as the surviving corporation.

Report of Independent Auditors

To the Board of Directors and Stockholders of
Stat Health Services Inc.

         We have audited the accompanying financial statements of Stat Health Services Inc. (the Company) which comprise the balance sheet as of December 31, 2014, and the related statements of operations, changes in convertible preferred stock and stockholders' deficit and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

         Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

         Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

         An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

         We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stat Health Services Inc. at December 31, 2014, and the results of its operations and its cash flows for the year ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

Stat Health Services Inc.'s Ability to Continue as a Going Concern

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Denver, Colorado
June 5, 2015

STAT HEALTH SERVICES INC.

Balance Sheet

December 31, 2014
Assets
Cash and cash equivalents	$1,508,819
Accounts receivable	193,240
Accounts receivable from significant shareholders and affiliates	34,358
Prepaid expenses and other current assets	6,726

Total current assets	1,743,143
Property and equipment, net	34,595
Intangible assets, net	117,851
Notes receivable from employees	21,100
Other assets	7,877

Total assets	$1,924,566

Liabilities, convertible preferred stock and stockholders' deficit
Accounts payable	$208,247
Accounts payable to significant shareholders and affiliates	155,072
Accrued expenses	38,326
Deferred income	170,087

Total current liabilities	571,732
Commitments and Contingencies
Convertible Preferred Stock-Series A—$0.001 par value, 23,000,000 shares authorized and 22,602,794 shares issued and outstanding	17,637,905
Stockholders' deficit
Common Stock—$0.001 par value, 32,000,000 shares authorized and 2,226,767 shares issued and outstanding	2,227
Additional paid-in capital	2,903,583
Accumulated deficit	(19,190,881)

Total stockholders' deficit	(16,285,071)

Total liabilities, convertible preferred stock and stockholders' deficit	$1,924,566

See accompanying notes to audited financial statements.

STAT HEALTH SERVICES INC.

Statement of Operations

For the year ended December 31, 2014

Revenue	$2,317,417
Cost of revenue	460,778

Gross profit	1,856,639
Operating expenses:
Marketing and advertising	481,689
Selling expenses	1,063,723
Technology and development	1,010,862
General and administrative	2,546,865
Depreciation and amortization	80,905

Loss from operations	(3,327,405)
Other income (expense)
Grant income	83,333
Interest income	1,830
Interest expense	(1,447)

Net loss before taxes	(3,243,689)
Income taxes	—

Net loss	$(3,243,689)

See accompanying notes to audited financial statements.

STAT HEALTH SERVICES INC.

Statement of Changes in Convertible Preferred Stock and Stockholders' Deficit

For the year ended December 31, 2014

	Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance, January 1, 2014	—	$—	18,191,533	$18,191	$10,683,623	$(10,985,040)	$(283,226)
Issuance of Common Stock	—	—	2,110,000	2,110	18,990	—	21,100
Issuance of Convertible Stock Preferred Stock	4,469,528	3,438,107	—	—	—	—	—
Exchange of Common Stock to Convertible Preferred Stock	18,133,266	14,199,798	(18,133,266)	(18,133)	(9,219,513)	(4,962,152)	(14,199,798)
Stock option exercise	—	—	58,500	59	29,191	—	29,250
Stock-based compensation	—	—	—	—	1,391,292	—	1,391,292
Net loss	—	—	—	—	—	(3,243,689)	(3,243,689)

Balance, December 31, 2014	22,602,794	$17,637,905	2,226,767	$2,227	$2,903,583	$(19,190,881)	$(16,285,071)

See accompanying notes to audited financial statements.

STAT HEALTH SERVICES INC.

Statement of Cash Flows

For the year ended December 31, 2014

Cash flows used in operating activities
Net loss	$(3,243,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	80,905
Stock-based compensation	1,391,292
Changes in operating assets and liabilities:
Accounts receivable	(89,251)
Prepaid expenses and other current assets	(3,419)
Other assets	17,533
Accounts payable	52,383
Accrued expenses	(109,760)
Deferred income	(163,371)

Net cash used in operating activities	(2,067,377)

Cash flows used in investing activities
Purchase of property and equipment	(33,747)

Cash flows from financing activities
Proceeds from issuance of convertible preferred stock	3,438,107

Net increase in cash and cash equivalents	1,336,983
Cash and cash equivalents, beginning of year	171,836

Cash and cash equivalents, end of year	$1,508,819

Supplemental cash flow information:
Cash paid for interest	$1,447

See accompanying notes to audited financial statements.

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

1. Nature of Business

         Stat Health Services Inc. (the "Company") is a Delaware corporation that provides telehealth services to clients and their customers.

         The Company has incurred a net loss of $3,243,689 for the year ended December 31, 2014, and the accumulated deficit is $19,190,881 as of December 31, 2014. In addition, net cash flows used in operations were $2,067,377 for the year ended December 31, 2014. The Company's ability to continue operations and fund its expenditures is dependent on continued ongoing contributions and support of the existing shareholders, further investments from outside investors or a sale of the Company. There can be no assurance the Company will be able to obtain additional funding.

         The Company executed an Agreement and Plan of Merger dated as of May 22, 2015, providing for the merger of the Company into a wholly owned subsidiary of Teladoc, Inc. ("Teladoc"). Upon the effective date of the merger, the Company will merge with and into a wholly owned subsidiary of Teladoc, which subsidiary will continue as the surviving corporation of the merger and the separate existence of the Company will cease.

2. Summary of Significant Accounting Policies

Basis of Preparation

         These financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Use of Estimates

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material to the financial position and results of operations. Significant estimates and assumptions affect the allowance for doubtful accounts, the carrying value, capitalization and amortization of software and website development costs, warrants, and the value attributed to stock options.

Revenue Recognition

         The Company provides tele-health services to its customers. The Company recognizes a substantial portion of its revenue from contracts that provide clients with subscription access to the Company's professional provider network of physicians for a fixed monthly fee which entitles the client's members to consultations with physicians ("visits") for a per visit fee. The contracts are generally for a one to two year term and automatically renew for additional years.

         The Company recognizes revenue for the subscription access service on the date that the services are made available to the client and its members, which is considered the implementation date, provided all of the following criteria are met:

  •
  there is an executed subscription agreement;

  •
  the member has access to the services;

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

  •
  collection of fees is reasonably assured; and

  •
  the amount of fees to be paid by the client and member is fixed and determinable.

         Any consultation revenue that is not included in the subscription access service is recognized when the service has been provided to the member by the physician.

Costs of Revenue

         Costs of revenue primarily consist of fees paid to the physician network providers and direct costs incurred in connection with the provider network operations.

Marketing and Advertising Expenses

         Marketing and advertising costs are expensed as incurred. For the year-ended December 31, 2014 market and advertising expenses were $267,577.

Selling Expenses

         Selling expenses consist principally of sales commissions, employee-related cost and travel.

Cash and Cash Equivalents

         Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. Cash and cash equivalents generally consist of investments in money market funds and are stated at fair value.

Accounts Receivable and Allowance for Doubtful Accounts

         Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company's assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. Management determined no allowance was necessary at December 31, 2014.

Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. At times, the Company's deposits in banks may exceed federally insured limits. In addition, other cash equivalents may expose the Company to certain credit risks. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk. The Company assesses the creditworthiness of its customers before extending credit. Accounts receivable are written off only when all efforts to collect the accounts have been exhausted.

         Two customers represented approximately 22% and 11%, respectively, of total revenue for the year ended December 31, 2014. One of these customers accounted for approximately 11% of accounts receivable at December 31, 2014. Although the Company does not expect that these customers will fail to meet their obligations, the Company is potentially exposed to concentrations of credit risk if these customers failed to perform according to the terms of the contracts.

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Computer equipment	3 years
Furniture and equipment	5 years
Leasehold improvements	Shorter of useful life or lease term

         Expenditures for additions and betterments that extend the useful lives of equipment are capitalized and depreciated over the estimated remaining useful lives of the related assets. Expenditures for repairs and maintenance are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income during the year of actual sale or retirement.

Intangible Assets

         Internal use software is included in intangible assets and is amortized on a straight-line basis over three years. For the Company's development costs related to its software development tools that enable it members and service providers to interact, the Company capitalizes costs incurred during the application development stage. Costs related to minor upgrades, minor enhancements and maintenance activities are expensed as incurred.

Long-lived Assets

         In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Property, Plant and Equipment, long-lived assets, such as equipment and leaseholds, and identified intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future undiscounted cash flows expected to be generated by an asset. For this test, assets are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the carrying amount of an asset grouping exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset grouping. Management determined that no impairment of long-lived assets existed as of December 31, 2014.

Income Taxes

         The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

         The Company assesses likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to amounts more likely than not expected to be realized.

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

         The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates uncertain tax positions on a regular basis. The evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues. The Company recognizes interest and penalties to uncertain tax positions in income tax expense. There were no interest and penalties recorded on uncertain tax positions for the year-ended December 31, 2014.

Stock-based Compensation

         The Company accounts for service and performance stock options under the recognition and measurement provisions of ASC 718, Compensation—Stock Compensation. This guidance requires that compensation cost relating to share-based payment transactions with service conditions be recognized in the financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. The standard requires entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award and to recognize the cost over the period the employee is required to provide services for the award. The Company recognizes compensation expense under ASC 718 over the requisite service period using the straight-line method. The Company uses the Black-Scholes option-pricing model to estimate the fair value of its share-based payments for stock options with service conditions.

         The accounting guidance requires that compensation cost for awards with performance conditions be recognized if and when the Company concludes that it is probable that the performance condition will be achieved, net of an estimate of pre-vesting forfeitures. The Company is required to reassess the probability of vesting at each reporting period for awards with performance conditions and adjust compensation expense based on its probability assessment. In certain situations, a company may not be able to determine that it is probable that a performance condition will be satisfied until the event occurs.

Warranties and Indemnification

         The Company's contracts generally includes certain provisions for mutual indemnification from damages, liabilities and expenses sustained in connection with the breach or performance of any of the obligations under such agreement. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the financial statements. The Company has entered into service-level agreements with certain customers warranting defined levels of performance and response and permitting those customers to receive credits or refunds of amounts paid to the Company related to access subscription services in the event that we fail to meet those levels. To date, the Company has not experienced any significant failures to meet defined levels of performance and response as a result of those agreements, and accordingly, the Company has not accrued any liabilities in the financial statements.

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

         The Company has also agreed to indemnify its directors and executive officers for liabilities, losses, or expenses reasonably incurred by such person in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the Company, arising out of that person's services as a director or officer or that person's services provided to any other company or enterprise at the Company's request. The Company provides such indemnification through the Company's certificate of incorporation and bylaws, and in some instances, indemnification agreements with directors and officers. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligation by law with respect to the actions of employees under certain circumstances and in certain jurisdictions.

3. Property and Equipment, Net

         Property and equipment, net consists of the following:

December 31, 2014
Computer equipment	$41,569
Furniture and equipment	24,164
Leasehold improvements	9,497

Total	75,230
Accumulated depreciation	(40,635)

Property and equipment, net	$34,595

         Depreciation expense for the year ended December 31, 2014 was $21,980.

4. Lease Commitment

         The lease on the Company's office facilities expires in March 2016. Rent expense for the year ended December 31, 2014 was approximately $60,350. In connection with this lease, the Company has issued warrants to the lessor to purchase 17,604 shares of Class A Common Stock at a price of $0.001 per share. These warrants were exercised in April, 2015.

5. Intangible Assets, Net

         Intangible assets consist of the following at December 31:

		2014
	Average Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Mobile Platform Costs	3	$176,776	$(58,925)	$117,851

         Amortization expense for the year ended December 31, 2014 was $58,925. Estimated aggregate amortization expense is $58,925 for each year ending December 31, 2015 and 2016. The Company has not recognized any impairment losses as of December 31, 2014.

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

6. Grant Income

         In 2013, the Company received a grant from the state of Arizona for $250,000. The grant was provided for costs to be incurred by the Company on mobile application and related technology including hiring of senior developer. As a condition of the grant if, the Company relocates any or all corporate facilities of the Company within three years of the effective date of the grant agreement, it shall repay the grant payment to the State of Arizona. The Company is recognizing this grant as other income over a three year period.

7. Income Taxes

         The Company has no provision or benefit for income taxes for year-ended December 31, 2014.

         Significant components of the Company's deferred income taxes as of December 31, 2014 are shown below:

Deferred tax assets:
Deferred revenue	$37,000
Property and equipment	3,000
Intangibles	826,000
Stock compensation	138,000
Federal NOL carry forward	3,144,000
State NOL carry forward	348,000
Other	10,000

Total deferred tax assets	4,506,000
Less: valuation allowance	(4,506,000)

Net deferred tax assets	$—

         The Company has provided a full valuation allowance for the deferred tax assets at December 31, 2014, due to the uncertainty surrounding the future realization of such assets. Therefore, no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets. The Company's total valuation allowance increased by $506,000 during the period.

         The Company has available net operating loss carry-forwards of $9,247,000 which are available to offset future taxable income, if any. If not utilized, the federal net operating loss carryforwards begin to expire in 2030.

         The Company's ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the U.S. Internal Revenue Code of 1986 as amended. In the event the Company should experience an ownership change, as defined, utilization of the net operating loss carryforwards and tax credits could be limited.

         The Company's 2010 to 2013 tax returns remain subject to examination by the IRS.

8. Stock-Based Compensation

         The Company established the four separate equity incentive plans: (a) 2009 Equity Incentive Plan—Plan A; (b) 2009 Equity Incentive Plan—Plan B; (c) 2010 Equity Incentive Plan—Plan A; and

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

(d) 2010 Equity Incentive Plan—Plan B (collectively, the "Plans"). Under the Plans, rights to exercise the options granted generally vest over a three-year period following the grant date so long as the recipient remains in continuous service to Company and have a contractual term of 10 years. The terms of the options provide for accelerated vesting upon a change in control of Company in the event a successor company refuses to assume or substitute the term of the options.

         All stock-based payments to employees are measured based on the grant-date fair value of the awards and are recognized in the statement of operations over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model.

         Given the absence of a public trading market, the board of directors considered recent sales of common stock to determine the fair value of the common stock at each grant date, as well as a recent third-party valuation.

         The Company has also issued stock options to non-employees which are recognized as expense at fair value when the services are performed. Non-employee options are included in the table below.

	Shares Available for Grant	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years
Balance at January 1, 2014	174,750	3,325,250	0.50	7.74
Stock option grants	(2,204,000)	1,196,500	0.52	9.45
Stock options exercised	—	(58,500)	0.52	—
Cancelled / forfeited	2,302,750	(2,302,750)

Balance at December 31, 2014	273,500	2,160,500	0.52	8.67

Vested or expected to vest December 31, 2014		2,160,500

Exercisable as of December 31, 2014		611,114

         The total grant-date fair value of stock options granted during the year ended December 31, 2014 was $492,381. The total grant-date fair value of stock options vested during the year ended December 31, 2014 was $287,483. The total intrinsic value of the options exercised during the year ended December 31, 2014 was $29,250. The intrinsic value is the difference of the current fair value of the stock and the exercise price of the stock option.

         The fair value of each option grant was estimated on the date of grant for employees and when the services were performed for non-employees using the Black-Scholes option-pricing model with the following assumptions and fair value per share:

Volatility	85.00%
Expected life (in years)	7.00
Risk-free interest rate	2.17% – 2.71%
Dividend yield	—
Fair value of underlying common stock	$.52

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

         The assumptions used in the Black-Scholes option-pricing model were determined as follows:

         Volatility.    Since there is no trading history for the Company's common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within the industry that were considered to be comparable to the business over a period equivalent to the expected term of the stock option grants.

         Expected life.    The expected term represents the period that the stock-based awards are expected to be outstanding.

         Risk-free interest rate.    The risk-free rate used is based on U.S. Treasury zero-coupon issues with terms similar to the expected term on the options.

         Dividend yield.    No cash dividends have been declared or paid and the Company does not plan to pay cash dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero.

         Total compensation cost charged as an expense for stock based awards, including stock options recognized in the components of operating expenses are as follows:

Cost of sales	$28,119
Advertising and marketing	19,714
Selling expenses	35,726
Technology and development	83,171
General and administrative	1,224,562

Total	$1,391,292

         As of December 31, 2014, the Company had $481,520 in unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted average period of approximately 1.7 years.

         In 2014, the Company also issued 2,110,000 shares of common stock to certain key executives in exchange for previously held stock options. This resulted in approximately $1,100,000 of additional stock-based compensation expense.

         In 2014, the Company granted a board member a bonus, in lieu of requiring a cash payment, to exercise 58,500 options.

9. Common Stock

         At December 31, 2014, there were 32,000,000 shares of common stock, par value of $0.001 ("Common Stock") authorized, of which 2,226,767 shares were issued and outstanding. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences that may be applicable to any then-outstanding preferred stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of the Company, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding, the holders of Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption, or conversion rights

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

10. Convertible Preferred Stock—Series A

         At December 31, 2014, there were 23,000,000 shares of Series A Convertible Preferred Stock, par value of $0.001 ("Series A Preferred") authorized, of which 22,602,794 shares were issued and outstanding. The Series A Preferred have an aggregate liquidation preference of approximately $0.9176 per Series A Preferred share. The Series A Preferred are convertible into common shares, at the option of the holder, at the conversion rate in effect at the time multiplied by the number of Series A Preferred being converted as defined in the Series A Preferred agreement (one-to-one at December 31, 2014). Each share of Series A Preferred will convert automatically into shares of Common Stock, at the conversion rate in effect at the time, upon (a) the closing of a Qualified Public Offering (as defined), or (b) the date specified by unanimous vote or consent of the Key Investors (as defined). Holders of Series A Preferred are entitled to one vote per share, on an as-if-converted to Common Stock basis. The holders of Series A Preferred are also entitled to dividends, when, as, and if declared by the Board of Directors, at a rate determined by the Board of Directors, payable in preference and priority to any payment of any cash dividend on Common Stock. The dividends on Series A Preferred will not accrue and are not cumulative. Upon the liquidation, dissolution, or winding up of the Company, and after the receipt of the liquidation preference, the holders of Series A Preferred will not participate further in the assets then remaining for distribution and all remaining assets available for distribution, if any, will be distributed among the holders of Common Stock on a pro-rata basis.

         One holder of Series A Preferred will have the right, upon the occurrence of certain events, to redeem up to 4,469,528 shares of Series A Preferred at a price equal to the fair market value of such Series A Preferred on the date such redemption notice is delivered. If such redemption notice is received, the Company will have the obligation to redeem the shares of Series A Preferred from such holder in three equal annual installments, commencing on the one year anniversary date of the redemption date. The right to request redemption of the shares of Series A Preferred is not transferrable by the holder.

  Recapitalization

         In connection with the issuance of Series A Preferred Stock discussed above, each holder of Company's Class A Common Stock immediately prior to the Series A Preferred Stock issuance was offered the right to exchange each share of Class A Common Stock for one share of Company's Series A Preferred Stock. At the same time, the Company issued 2,110,000 shares of its common stock to certain key executives as discussed in Note 8.

11. Commitments and Contingencies

         At December 31, 2014 there were no claims or legal actions which, in management's opinion, are expected to have a material adverse effect upon the Company's financial position, results of operations or cash flows.

         The Company has entered into several employment agreements with key employees which if terminated without cause require payment of six months' salary as severance.

12. Related Party Transactions

         For the year-ended December 31, 2014, revenue includes $136,237, cost of revenue includes $390,842 and general and administrative expenses includes $60,000 of expenses from significant

STAT HEALTH SERVICES INC.

Notes to Audited Financial Statements

shareholders and their affiliates. The balance sheet reflects $34,358 of accounts receivables from and $155,072 accounts payable to significant shareholders and their affiliates as of December 31, 2014.

         The Company has notes receivable from certain key executives of $21,100 as of December 31, 2014. Notes receivable carry interest at the rate of 3% per annum and shall be due and payable upon the earlier of i) February 27, 2019 and ii) a liquidation event as defined in the notes receivable agreements or sale of common stock by the executives.

13. Subsequent Events

         Subsequent events were evaluated through June 5, 2015, which is the date the financial statements were available to be issued.

         Subsequent to the year end, the Company signed an amendment agreement with a professional services provider, a significant shareholder, and its affiliates to terminate the Company's obligation to pay future bonuses or share of the Company's retained profits to the service provider. As a result of these terminations, the Company is required to pay an amount of $441,080 in twelve equal installments starting from earlier of i) completion of the Company's Series B financing, if any and ii) September 1, 2015. The amount becomes due and payable as lump sum if the Company is acquired or there is a change in control. Under the amendment agreement, the Company is also obligated to reimburse the service provider for future certain state licensing, credentialing, and other expenses necessary to permit participation in the programs offered by the Company.

         Subsequent to the year end, the Company signed a settlement and release agreement with a previous professional service provider to terminate the Company's obligations to pay bonus fee based on the Company's future retained earnings and per member visit revenue payments to the service provider. As a result of these terminations, the Company is required to pay an amount of $190,000 within 30 days of any equity financing of the Company and not later than 90 days of the agreement date.

TELADOC, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31, 2014	As of March 31, 2015	Pro Forma Stockholders' Equity as of March 31, 2015
		(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,436	$32,060
Accounts receivable, net of allowance of $2,635 and $1,785, respectively	6,839	8,680
Due from officer	253	—
Prepaid expenses and other current assets	1,122	2,695
Deferred taxes	12	27

Total current assets	54,662	43,462
Property and equipment, net	1,065	1,218
Goodwill	28,454	33,149
Intangible assets, net	7,530	9,247
Other assets	296	285

Total assets	$92,007	$87,361

Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$2,210	$3,572
Accrued expenses and other current liabilities	6,623	10,439
Accrued compensation	3,358	2,688
Long-term bank and other debt-current	833	1,146

Total current liabilities	13,024	17,845
Other liabilities	62	2,521
Deferred taxes	494	726
Long term bank and other debt	25,196	24,902
Commitments and contingencies
Convertible preferred stock, $0.001 par value; 50,479,286 shares authorized as of March 31, 2015 and December 31, 2014; 50,452,939 shares issued as of March 31, 2015 and December 31, 2014 with liquidation preference of $117,914 as of March 31, 2015 and December 31, 2014; no shares authorized or issued and outstanding pro forma (unaudited)	117,914	117,914	$—
Redeemable common stock, $0.001 par value; 258,978 common shares issued and outstanding	2,852	2,852	—
Stockholders' equity (deficit):
Common stock, $0.001 par value; 73,559,000 shares authorized as of March 31, 2015 and December 31, 2014; 4,709,331 and 4,658,662 shares issued and outstanding as of March 31, 2015 and December 31, 2014, 73,559,000 shares authorized and issued pro forma (unaudited);	5	5	63
Additional paid-in capital	4,952	5,791	126,499
Accumulated deficit	(72,492)	(85,195)	(85,195)

Total stockholders' equity (deficit)	(67,535)	(79,399)	$41,367

Total liabilities, convertible preferred stock and stockholders' deficit	$92,007	$87,361

See accompanying notes to unaudited consolidated financial statements.

TELADOC, INC.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2014	2015
Revenue	$9,407	$16,488
Cost of revenue	1,982	5,281

Gross profit	7,425	11,207
Operating expenses:
Advertising and marketing	2,518	4,341
Sales	2,145	3,682
Technology and development	1,192	2,906
General and administrative	3,344	11,968
Depreciation and amortization	414	903

Loss from operations	(2,188)	(12,593)
Interest income(expense), net	(54)	(568)

Net loss before taxes	(2,242)	(13,161)
Income tax provision (benefit)	72	(458)

Net loss	$(2,314)	$(12,703)

Net loss per share, basic and diluted	$(1.03)	$(2.57)

Weighted-average shares used to compute basic and diluted net loss per share	3,254,509	4,943,060

Pro forma net loss per share, basic and diluted (unaudited)		$(0.20)

Weighted-average shares used to compute basic and diluted pro forma net loss per share (unaudited)		63,120,240

See accompanying notes to unaudited consolidated financial statements.

TELADOC, INC.

Consolidated Statement of Convertible Preferred Stock
and Stockholders' Deficit

(in thousands, except share data, unaudited)

	Convertible Preferred Stock		Redeemable Common Stock
					Common Stock
							Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2014	50,452,939	$117,914	258,978	$2,852	4,658,662	$5	$4,952	$(72,492)	$(67,535)
Exercise of stock options, net	—	—	—	—	50,669	—	28	—	28
Stock based compensation	—	—	—	—	—	—	811	—	811
Net loss	—	—	—	—	—	—	—	(12,703)	(12,703)

Balance as of March 31, 2015	50,452,939	$117,914	258,978	$2,852	4,709,331	$5	$5,791	$(85,195)	$(79,399)

See accompanying notes to unaudited consolidated financial statements.

TELADOC, INC.

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended March 31,
	2014	2015
Operating activities:
Net loss	$(2,314)	$(12,703)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	414	903
Allowance for doubtful debts	255	451
Stock-based compensation	162	811
Deferred income taxes	72	(458)
Accretion of interest	2	39
Changes in operating assets and liabilities:
Accounts receivable	(3,067)	(2,281)
Due from officer	—	253
Prepaid expenses and other current assets	4	(1,593)
Other assets	(6)	12
Accounts payable	1,858	1,357
Accrued expenses and other current liabilities	256	3,475
Accrued compensation	161	(670)
Other liabilities	7	68

Net cash used in operating activities	(2,196)	(10,336)

Investing activities:
Purchase of property and equipment	(219)	(365)
Purchase of internal software	(182)	(434)
Acquisition of business, net of cash acquired	—	(3,269)

Net cash used in investing activities	(401)	(4,068)
Financing activities:
Proceeds from the exercise of stock options and warrants	385	28

Net cash provided by financing activities	385	28

Net decrease in cash and cash equivalents	(2,212)	(14,376)
Cash and cash equivalents at beginning of year	3,212	46,436

Cash and cash equivalents at end of year	1,000	$32,060

Interest paid:	$32	$424

See accompanying notes to unaudited consolidated financial statements.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

Note 1. Organization and Description of Business

         Teladoc, Inc. ("Teladoc", or the "Company") was incorporated in the State of Texas in June 2002 and changed its state of incorporation to the State of Delaware in October 2008. The Company's principal executive offices are located in Dallas, Texas and Purchase, New York. Teladoc is the nation's largest telehealth company.

         The Company completed the acquisition of Consult A Doctor, Inc. ("CADR"), AmeriDoc, LLC ("AmeriDoc") and Compile, Inc. d/b/a BetterHelp ("BetterHelp"), three companies engaged in telehealth activities similar to Teladoc, in 2013, 2014 and 2015, respectively. Upon the effective date of each respective merger, each entity merged with and into Teladoc.

Note 2. Summary of Significant Accounting Policies

    Basis of Presentation and Principles of Consolidation

         These unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company's management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly the financial postion, results of operations and cash flows of th Company at the dates and for the periods indicated. The interim results for the period ended March 31, 2015 are not necessarily indicative of results for the full 2015 fiscal year or any other future interim periods.

         The unaudited consolidated financial statements include the results of Teladoc, a professional association and six professional corporations: Teladoc Physicians, P.A., Teladoc Physicians, P.C. formed and operated in Alaska; Teladoc Physicians, P.C. formed and operated in California; Teladoc Physicians, P.C. formed and operated in Colorado; Teladoc Physicians, P.C. formed and operated in Michigan; Teladoc Physicians, P.C. formed and operated in New Jersey; and Teladoc Physicians, P.C. formed and operated in New York (collectively, the "Association").

         Teladoc Physicians, P.A. is party to a Services Agreement by and among it and the six professional corporations noted above pursuant to which each professional corporation provides services to Teladoc Physicians, P.A. Each professional corporation is established pursuant to the requirements of its respective domestic jurisdiction governing the corporate practice of medicine.

         The Company holds a variable interest in the Association which contracts with physicians and other health professionals in order to provide services to Teladoc. The Association is considered a variable interest entity ("VIE") since it does not have sufficient equity to finance its activities without additional subordinated financial support. An enterprise having a controlling financial interest in a VIE, must consolidate the VIE if it has both power and benefits—that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE's economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). The Company has the power and rights to control all activities of the Association and funds and absorbs all losses of the VIE. Total revenue and net loss for the VIE were $3.3 million and $(2.4) million and $1.4 million and $(0.6) million for the three months ended March 31, 2015

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

and 2014, respectively. The VIE's total assets were $1.9 million and $2.1 million at March 31, 2015 and December 31, 2014, respectively. Total liabilities for the VIE were $13.5 million and $11.2 million at March 31, 2015 and December 31, 2014, respectively. The VIE total stockholders' deficit was $11.5 million and $9.1 million at March 31, 2015 and December 31, 2014, respectively.

         All significant intercompany transactions and balances have been eliminated.

    Business Combinations

         The Company accounts for its business combinations using the acquisition method of accounting. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date. The excess of (i) the total costs of acquisition over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill.

    Use of Estimates

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company's business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company's financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

         Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long-lived assets (including goodwill and intangible assets), the carrying value, capitalization and amortization of software development costs, the calculation of a contingent liability in connection with an earn-out, the provision for income taxes and related deferred tax accounts, certain accrued liabilities, revenue recognition, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock-based awards.

    Pro Forma Stockholders' Equity and Net Loss Per Share (Unaudited)

         In January 2015, the Company's board of directors approved the filing of a registration statement relating to an initial public offering of its common stock. Upon the effectiveness of the Registration Statement, all of the outstanding shares of convertible preferred stock (the "Preferred

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

Stock") will automatically convert into shares of common stock of the Company, provided that the initial public offering (i) is at a price per share (equal to at least $7.2264) and (ii) results in net proceeds to the Company of at least $40.0 million of proceeds, in each case, net of any underwriting discount and commissions. The March 31, 2015 unaudited pro forma stockholders' equity data has been prepared assuming the conversion of the Preferred Stock outstanding into shares of common stock of the Company. Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the Preferred Stock into common stock of the Company using the if-converted method as though the conversion and reclassification had occurred as of the beginning of the first period presented or on the original date of issuance, if later.

    Segment Information

         The Company's chief operating decision maker, its Chief Executive Officer ("CEO"), reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reporting segment—health services.

    Revenue Recognition

         The Company offers two types of subscription access revenue contracts: (i) contracts that provide for a fixed monthly charge for access and unlimited visits per Member and (ii) contracts that provide for a fixed monthly charge for access and a contractually defined cost for each visit. Any visit fee revenue that is not included in the subscription access revenue is recognized when the service has been provided to the Member.

         The Company recognizes a substantial portion of its revenue from contracts that provide employers and health plans ("Clients") with subscription access to the Company's network of physicians and other healthcare professionals ("Providers") on a subscription basis for a fixed monthly fee which entitles the Client's employees and their beneficiaries ("Members") to unlimited consultations ("visits"). The contracts are generally for a one-year term and have an automatic renewal feature for additional years.

         The Company commences revenue recognition for the subscription access service on the date that the services are made available to the Client and its Members, which is considered the implementation date, provided all of the following criteria are met:

  •
  there is an executed subscription agreement;

  •
  the Member has access to the service;

  •
  collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the Client and Member is fixed and determinable.

  Subscription Access Revenue

         Subscription access revenue recognition commences on the date that the Company's services are made available to the Client, which is considered the implementation date, provided all of the other criteria described above are met. Revenue is recognized over the term of the Client contract

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

and is based on the terms in the Client contracts, which can provide for a variable periodic fee based upon the actual number of Members.

  Revenue From Visit Fees

         Revenue from visits is comprised of all revenue that is earned in connection with the completion of a visit. The Company recognizes revenue as the visits are completed.

         The Company's contracts do not generally contain refund provisions for fees earned related to services performed. However, certain of the Company's contracts include performance guarantees that are based upon minimum employee or Member utilization and guarantees by the Company for specific service level performance of the Company's services. The Company defers revenue recognition when subscription access revenue is refundable until the end of the respective contractual period when the performance guarantees are met. The Company issued credits amounting to approximately $0.1 million for each of the three months ended March 31, 2015 and 2014.

    Accounts Receivable and Allowance for Doubtful Accounts

         Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company's assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified.

    Goodwill and Other Intangible Assets

         Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment annually on October 1 or more frequently if events or changes in circumstances indicate that the asset may be impaired. The Company's impairment tests are based on a single operating segment and reporting unit structure. The goodwill impairment test involves a two- step process. The first step involves comparing the fair value of the Company's reporting unit to its carrying value, including goodwill. The fair value of the reporting unit is estimated using a discounted cash flows analysis. If the carrying value of the reporting unit exceeds its fair value, the second step of the test is performed by comparing the carrying value of the goodwill in the reporting unit to its implied fair value. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value.

         The Company's annual goodwill impairment test resulted in no impairment charges in any of the periods presented in the consolidated financial statements.

         Other intangible assets resulted from business acquisitions and include Client relationships, non-compete agreements and trademarks. Client relationships are amortized over a period 10 years for CADR and AmeriDoc and 2 years for BetterHelp, a recent acquisition, in relation to expected future cash flows, while non-compete agreements are amortized over a period of 3 to 5 years using

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

the straight-line method. Trademarks are amortized over a period of 3 years using the straight-line method.

    Stock-Based Compensation

         All stock-based compensation is measured based on the grant- date fair value of the awards and recognized on a straight-line basis over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). The Company estimates the fair value of employee stock options using the Black-Scholes option-pricing model.

    Income Taxes

         The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

         The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

         The Company recognizes and measures uncertain tax positions using a two- step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a regular basis. Its evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.

    Recently Issued and Adopted Accounting Pronouncements

         In July 2013, the Financial Accounting Standards Board ("FASB") issued guidance regarding the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the consolidated financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward when settlement in this manner is available under the tax law. This guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2013. Retrospective and early adoption is permitted. The Company adopted this guidance in the first quarter of 2014. The adoption of this guidance had no impact on the consolidated financial statements.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

         In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This revenue recognition guidance supersedes existing GAAP guidance, including most industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance identifies steps to apply in achieving this principle. This updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The Company is currently evaluating the potential impact of this guidance on its financial disclosures and results, including whether the Company elects retrospective, or modified retrospective, adoption methods.

         In June 2014, the FASB issued issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, requiring that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this guidance are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the potential impact of this guidance on its financial disclosures and results.

         In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern. This guidance addresses management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. ASU 2014-15 is effective for interim or annual periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect to early adopt this guidance and is currently evaluating the impact of the adoption of this guidance on its financial disclosures and results.

         In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The revised guidance is effective for the Company beginning in the quarter ending March 31, 2016 and is required to be applied retrospectively. Early adoption is permitted. The Company is currently evaluating the potential impact of this guidance on its financial disclosures and results.

         In April 2015, the FASB issued ASU 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance in determining whether a cloud computing arrangement includes a software license. If it is determined that a cloud computing arrangement does include a software license, the software element should be accounted for consistent with the acquisition of other software licenses. If the arrangement does not include a software license, it should be accounted for as a service contract. The revised guidance is effective for the Company beginning in the quarter ending March 31, 2016 and can be applied prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. Early adoption is permitted. The Company is currently evaluating the potential impact of this guidance on its financial disclosures and results.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

Note 3. Business Acquisitions

         On May 1, 2014, the Company completed the acquisition of AmeriDoc, a company engaged in telehealth activities similar to Teladoc, through the purchase of 100% of AmeriDoc's outstanding members' interests for $17.2 million, net of cash acquired, including a $3.5 million promissory note and adjustments for working capital in the amount of $0.2 million. AmeriDoc was acquired to help the Company expand its initial investment in the local and regional insurance broker markets to reach clients that previously did not have access to the Company's services. Upon the effective date of the merger, AmeriDoc merged with and into Teladoc. The acquisition is considered an asset acquisition for tax purposes and as such, the goodwill resulting from this acquisition is tax deductible.

         On January 23, 2015, the Company completed the acquisition of BetterHelp, through a merger in which BetterHelp became a wholly-owned subsidiary of the Company. The merger consideration paid by the Company in connection with this acquisition consisted of (i) $3.5 million in cash at closing and adjustments for working capital deficiency in the amount of $0.2 million and (ii) earn-out payments equal to 15% of the annual net revenue of the BetterHelp business (but not the Company's other business) for three years following closing. The Company has computed the value of these future payments from internally produced revenue projections and has recorded a contingent liability in the amount of $2.4 million as of March 31, 2015. The earn-out payments are considered as additional purchase consideration. The Company also issued an unsecured, subordinated promissory note in the amount of $1.0 million, with all principal and interest at a rate of 5% per annum being payable on the third anniversary of the closing to the selling shareholders and another executive of BetterHelp. If the employment of the promissory note holders is terminated, then they forfeit their right to receive the promissory note. As such, the Company has determined the promissory note to be compensatory and is accruing the expense over the service term. BetterHelp was acquired to help the Company expand its operations in the direct-to-consumer and behavioral health sector. The acquisition is considered a stock acquisition for tax purposes and as such, the goodwill resulting from this acquisition is not tax deductible.

         The two acquisitions were accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and the liabilities assumed be recognized at their fair values as of the acquisition date. The results of AmeriDoc were included within the consolidated financial statements commencing May 1, 2014. The results of BetterHelp were included within the consolidated financial statements commencing January 23, 2015.

         The purchase price of the acquisitions was allocated based upon the fair value of the assets acquired and liabilities assumed at the date of acquisition.

         The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at each acquisition date. The Company, with the assistance of third-party valuations, estimated the fair value of the acquired tangible and intangible assets.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

         Identifiable assets acquired and liabilities assumed (in thousands):

	BetterHelp	AmeriDoc
Purchase price	$5,749	$17,214
Less:
Cash	89	57
Accounts receivable	11	458
Other assets	4	18
Client relationships	141	2,980
Non-compete agreements	910	520
Internal software	780	—
Trademarks	140	—
Accounts payable	(6)	(43)
Deferred tax	(675)	—
Other liabilities	(340)	(257)

Goodwill	$4,695	$13,481

         The Company's unaudited pro forma revenue and net loss for the three months ended March 31, 2015 below have been prepared as if BetterHelp had been purchased on January 1, 2015.

Pro Forma
Three Months Ended March 31,
(in thousands)	2015
Revenue	$16,614
Net loss	$(12,722)

Note 4. Intangible Assets, Net

         Intangible assets consist of the following (in thousands):

	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value
March 31, 2015
Client relationships	2-10 years	$6,931	$(1,947)	$4,984
Non-compete agreements	3 to 5 years	2,340	(633)	1,707
Trademarks	3 years	140	(10)	130
Internal software	3 years	3,099	(673)	2,426

Intangible assets, net		$12,510	$(3,263)	$9,247

December 31, 2014
Client relationships	10 years	$6,790	$(1,565)	$5,225
Non-compete agreements	3 to 5 years	1,430	(474)	956
Internal software	3 years	1,885	(536)	1,349

Intangible assets, net		$10,105	$(2,575)	$7,530

         Amortization expense for intangible assets was $0.7 million and $0.4 million for the three months ended March 31, 2015 and 2014, respectively.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

Note 5. Goodwill

         Goodwill consists of the following (in thousands):

Beginning balance—December 31, 2014	$28,454
Additions—BetterHelp acquisition	4,695

Ending balance—March 31, 2015	$33,149

Note 6. Accrued Expenses and Other Current Liabilities

         Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31,	As of March 31,
	2014	2015
Professional fees	$963	$1,934
Consulting/customer service fees	1,118	877
Uncertain tax position	2,705	2,705
Legal fees	389	1,929
Others	1,448	2,994

Total	$6,623	$10,439

Note 7. Fair Value Measurements

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

         The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

         Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

         Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

         Level 3—Unobservable inputs that are supported by little or no market activity.

         The Company measures its cash equivalents at fair value on a recurring basis. The Company classifies its cash equivalents within Level 1 because they are valued using observable inputs that reflect quoted prices for identical assets in active markets.

         The following tables present information about the Company's assets and liabilities that are measured at fair value on a recurring basis using the above input categories (in thousands):

	March 31, 2015
	Level 1	Level 2	Level 3
Cash and cash equivalents	$32,060	$—	$—

Contingent liability	—	—	$2,298

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

	December 31, 2014
	Level 1	Level 2	Level 3
Cash and cash equivalents	$46,436	$—	$—

         There were no transfers between fair value measurement levels during the three months ended March 31, 2015.

         The following table reconciles the beginning and ending balance of the Company's Level 3 liabilities:

Contingent liability
Fair value at inception	$2,391
Payments earned	(36)
Change in fair value	(57)

Fair value at March 31, 2015	$2,298

Note 8. Long Term Bank and Other Debt

         Long-term bank and other debt consist of the following (in thousands):

	As of December 31,	As of March 31,
	2014	2015
SVB Mezzanine Term Loan less debt discount of $152 and $171 for warrants	$12,829	$12,848
SVB Term Loan facility	5,000	5,000
SVB Revolving Advance facility	4,700	4,700
Subordinated Promissory Note	3,500	3,500

Total	$26,029	$26,048
Less: current portion	(833)	(1,146)

Long term bank and other debt	$25,196	$24,902

         Long term bank and other debt are stated at amortized cost, which approximates fair value.

         In August 2013, the Company entered into a Loan and Security Agreement with Silicon Valley Bank ("SVB") that provided for a Term Loan facility in the amount of $7.0 million with an interest rate of prime rate plus 1%. The Term Loan facility is payable in 48 monthly installments commencing April 2015. The Company's maximum borrowings under this facility totaled $3.0 million in 2013. The Loan and Security Agreement also provided the Company with a $3.0 million Revolving Advance facility that the Company did not utilize in 2013.

         In May 2014, the Company entered into an Amended and Restated Loan and Security Agreement with SVB that provided for a Revolving Advance facility and a Term Loan facility (the "Amended Term Loan facility"). The Revolving Advance facility provides for borrowings up to $12.0 million based on 300% of the Company's monthly recurring revenue, as defined therein. Borrowings under the Revolving Advance facility were $4.7 million at December 31, 2014, and the facility carries interest at a rate of 0.75% above the prime rate per annum and matures in April 2016. Interest payments are payable monthly in arrears. The Company entered into an amendment

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

to the Revolving Advance Facility in March 2015 that extended its maturity to April 2017. In May 2015, the Company increased the borrowings to $11.5 million.

         The Amended Term Loan facility provides for borrowings up to $5.0 million. As of December 31, 2014, the Company had utilized the total $5.0 million available under this facility. The Amended Term Loan facility carries interest at a rate of 1.00% above the prime rate per annum. Interest payments are payable monthly in arrears. Payments on the Amended Term Loan facility will commence in May 2015 and continue with 47 equal monthly payments of principal plus interest.

         In May 2014, the Company entered into a Subordinated Loan and Security Agreement with SVB that provided for Mezzanine Term Loans totaling $13.0 million. The total $13.0 million drawdown of the mezzanine facility was completed in September 2014. The mezzanine facility carries interest at a rate of 10.00% per annum and matures in May 2017. Interest payments are payable monthly in arrears. In connection with entry into the mezzanine facility, the Company granted two affiliates of SVB warrants to purchase an aggregate of 300,000 shares of common stock of the Company at an exercise price of $1.29 per share. The warrants are immediately exercisable and have a 10-year term. The Company also granted SVB a security interest in significantly all of the Company's assets. The mezzanine facility has been used to fund the expansion of the Company's business. The Amended Loan and Security Agreement and the Subordinated Loan and Security Agreement are collectively referred to as the "SVB Facilities."

         The Company incurred approximately $0.2 million of loan origination costs in connection with the SVB facilities and amortized approximately $0.1 million of these costs during the three months ended March 31, 2015.

         Effective with the purchase of AmeriDoc, the Company executed a Subordinated Promissory Note in the amount of $3.5 million payable to the seller of AmeriDoc on April 30, 2015. The Subordinated Promissory Note carries interest at a rate of 10.00% annual interest and is subordinated to the SVB Facilities. In March 2015, the Company, the seller of AmeriDoc and SVB executed an Amended and Restated Subordinated Promissory Note that extended the maturity of the Note to April 30, 2017.

Note 9. Related Party Transaction

         In May 2013, the Company issued a loan to an officer of the Company in the amount of $0.3 million. This was a non-cash transaction, whereby the loan proceeds were used to exercise options to purchase 714,285 shares of common stock options of the Company at an exercise price of $0.35 per share. The loan carries interest at the rate of 2% per annum and is due and payable upon the earlier of (i) May 13, 2017 and (ii) the occurrence of a "Change of Control" as defined in the promissory note evidencing the loan. The officer is required to make monthly interest payments. At December 31, 2013 and 2014, the balance of the loan was $0.3 million. The loan was repaid in full to the Company in February 2015.

Note 10. Lease Abandonment Charge

         In connection with the Company's abandonment of its Greenwich, Connecticut office, the Company incurred $0.4 million in lease abandonment charges during the three months ended

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

March 31, 2015 included within general and administrative expenses in the consolidated income statement. The following table details the associated liability (in thousands):

Balance January 1, 2015	$—
Charged to expense	375
Paid or otherwise settled	—

Balance March 31, 2015	$375

Note 11. Commitments and Contingencies

      Legal Matters

         The Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of its business.

         Teladoc is plaintiff in three lawsuits in the Texas courts against the Texas Medical Board (the "TMB"). In the first suit, Teladoc v. TMB and Leshikar, on December 31, 2014, the Austin Court of Appeals granted Teladoc's request for summary judgment, invalidating the TMB's prior assertion that Teladoc's doctors do not form "proper professional relationships" with Teladoc's members in the course of telehealth consultations such as would support the prescription of medications. The TMB has filed a petition for review with the Texas Supreme Court to ask that Court if it will allow the TMB to appeal the Court of Appeals's decision. In the second suit, Teladoc v. TMB and Freshour, on February 2, 2015, the Travis County District Court granted Teladoc's request for a temporary injunction restraining the TMB from enforcing an "emergency rule" it issued on January 16, 2015 purporting to amend the Texas Administrative Code so as to require a "face-to-face" examination of a patient before a Texas physician may lawfully prescribe medication. This suit is set for trial on November 9, 2015. In the third suit, Teladoc et al. v. TMB et al., the United States District Court for the Western District of Texas, Austin Division, held a hearing on May 22, 2015 on Teladoc's motion for preliminary injunction of the rule amendments the TMB adopted on April 10, 2015 that seek to effect substantively identical restrictions as the issues in the two prior lawsuits. On May 29, 2015, the court granted Teladoc's request for a preliminary injunction of the rule amendments, pending ultimate trial on the amendments' validity, which trial date has yet to be set. Given the nature and status of these lawsuits, the Company cannot yet determine the amount or reasonable range of a potential loss, if any, though it does not believe a material loss is probable in connection with any of the lawsuits.

         Business in the State of Texas accounted for approximately $10 million of the Company's consolidated revenue during the year ended December 31, 2014. If the TMB's revisions go into effect as written and Teladoc is unable to adapt its business model in compliance with the TMB rule, its ability to operate its business in the State of Texas could be materially adversely affected, which would have a material adverse effect on its business, financial condition and results of operations.

         The Company routinely assess all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable and estimable. In this regard, the Company establishes accrual estimates for various lawsuits, claims, investigations and proceedings when it is probable that an asset has been impaired or a liability incurred at the date of the financial statements and the loss can be reasonably estimated. At March 31, 2015, the Company has established accruals for certain of its various lawsuits, claims, investigations and proceedings based

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

upon estimates of the most likely outcome in a range of loss or the minimum amounts in a range of loss if no amount within a range is a more likely estimate. The Company does not believe that at March 31, 2015 any reasonably possible losses in excess of the amounts accrued would be material to the unaudited consolidated financial statements.

Note 12. Convertible Preferred Stock (the "Preferred Stock")

         The Preferred Stock consists of the following:

March 31, 2015	Shares Authorized	Shares Outstanding	Common Shares Upon Conversion	Liquidation Preference
Series A	418,634	418,634	3,722,590	$5,232,925
Series A-1	53,957	53,957	646,200	918,955
Series B	263,839	263,839	4,091,881	5,768,378
Series C-1	18,287,483	18,267,759	18,267,759	15,253,579
Series D	12,339,204	12,339,204	12,339,204	18,600,005
Series E	6,227,169	6,227,169	6,227,169	15,000,005
Series F	12,889,000	12,882,377	12,882,377	57,139,783

	50,479,286	50,452,939	58,177,180	$117,913,630

December 31, 2014	Shares Authorized	Shares Outstanding	Common Shares Upon Conversion	Liquidation Preference
Series A	418,634	418,634	3,722,590	$5,232,925
Series A-1	53,957	53,957	646,200	918,955
Series B	263,839	263,839	4,091,881	5,768,378
Series C-1	18,287,483	18,267,759	18,267,759	15,253,579
Series D	12,339,204	12,339,204	12,339,204	18,600,005
Series E	6,227,169	6,227,169	6,227,169	15,000,005
Series F	12,889,000	12,882,377	12,882,377	57,139,783

	50,479,286	50,452,939	58,177,180	$117,913,630

         As of March 31, 2015, the significant terms applicable to the Series A through Series F Preferred Stock were as follows:

    Dividend Rights

         Prior to the issuance of the Series F Preferred Stock, the Series A—E Preferred Stock accrued cumulative dividends at the per annum rate of 7.5% of the respective original purchase price (as previously adjusted for a reverse stock split and, with respect to the Series A, A-1 and B Preferred Stock, anti-dilution protection) for each such series of Preferred Stock. Such dividends were payable when, as and if declared by the Company's board of directors, but prior and in preference to any dividend on the common stock of the Company. In connection with the issuance of the Series F Preferred Stock, all such accrued and accumulated dividends (which totaled approximately $13.8 million at August 31, 2014) were converted into Series F Preferred Stock at a rate of $0.50 of Series F Preferred Stock per $1.00 in accrued dividends, resulting in the issuance of approximately 1,554,000 shares of Series F Preferred Stock on September 10, 2014. There are no longer any accrued or unpaid dividends on the Preferred Stock, and no such dividends are required to accrue or be declared by the Company.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

    Conversion Rights

         Each share of Preferred Stock is convertible, at any time and at the option of the holder of such share, into shares of the common stock of the Company, at the following ratios (subject to adjustment as described below):

Series of Preferred Stock	Original Issue Price	Conversion Price	Number of Shares of Common Stock Issued for each Preferred Share Upon Conversion (= Original Issue Price/ Conversion Price)
Series F	$4.4355	$4.4355	1.0000
Series E	$2.4088	$2.4088	1.0000
Series D	$1.5074	$1.5074	1.0000
Series C-1	$0.835	$0.835	1.0000
Series B	$12.95	$0.835	15.5090
Series A-1	$10.00	$0.835	11.9760
Series A	$7.425	$0.835	8.8922

         Additionally, all shares of the Preferred Stock will be automatically converted into shares of common stock of the Company at the ratios set forth above (subject to adjustment as described below) upon (i) the approval of the holders of a majority of the outstanding shares of the Preferred Stock (voting as a single class on an as-converted basis, and which includes holders of at least a majority of the outstanding shares of Series F Preferred Stock) or (ii) the closing of a firmly underwritten public offering of the common stock of the Company at a per share price of at least $7.2264 (prior to underwriting discounts and commissions) and that results in aggregate proceeds to the Company of at least $40 million (net of underwriting discounts and commissions).

         Subject to limited exceptions, the conversion price for each series of the Preferred Stock will be subject to an adjustment to reduce dilution in the event that the Company issues additional equity securities at a purchase price less than the applicable conversion price for such series of the Preferred Stock.

    Liquidation Rights

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution will be distributed to the Company's stockholders in the following order of priority:

  1.
  First, the holders of Series F Preferred Stock will receive an amount per share equal to the sum of (i) the original issue price for the Series F Preferred Stock ($4.4355), plus (ii) any declared but unpaid dividends on the Series F Preferred Stock (the "Series F Liquidation Amount").

  2.
  Second, the holders of Series E, D and C-1 Preferred Stock (pari passu) will receive an amount per share equal to the sum of (i) the original issue price for the Series E Preferred Stock ($2.4088), Series D Preferred Stock ($1.507391) or Series C-1 Preferred Stock ($0.835), as applicable, plus (ii) any declared but unpaid dividends on the Series E Preferred Stock, Series D Preferred Stock or Series C-1 Preferred Stock, as applicable (the "Series E Liquidation Amount," the "Series D Liquidation Amount," and the "Series C-1 Liquidation Amount," respectively).

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

  3.
  Third, the holders Series B Preferred Stock will receive an amount per share equal to the sum of (i) 1.23 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series B Preferred Stock ($17.775), plus (ii) any declared but unpaid dividends on the Series B Preferred Stock (the "Series B Liquidation Amount").

  4.
  Fourth, the holders of Series A and A-1 Preferred Stock (pari passu) will receive an amount per share equal to the greater of (x) the sum of (i) 1.25 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series A Preferred Stock ($10.00) or Series A-1 Preferred Stock ($13.625), as applicable, plus (ii) any declared but unpaid dividends on the Series A Preferred Stock or Series A-1 Preferred Stock, as applicable, and (y) the aggregate amount that would have been payable in respect of number of common stock issued upon conversion of Series A and Series A-1 immediately prior to liquidation, dissolution or winding up of the Company, the "Series A Liquidation Amount" and the "Series A-1 Liquidation Amount," respectively).

  5.
  Following the payment in full of the amounts described above, the remaining assets of the Company will be distributed to the holders of Series F, E, D, C-1 and B Preferred Stock and common stock of the Company (but not Series A or A-1 Preferred Stock) pro rata based on the number of such shares held by each stockholder on an as-converted to common stock basis (as applicable, the "Participation Amount"). Notwithstanding the above:

  a.
  If the aggregate of the Series F Liquidation Amount and the Participation Amount payable with respect to the Series F Preferred Stock exceeds the sum of (i) 1.5 times the original issue price for the Series F Preferred Stock ($4.4355), plus (ii) any declared but unpaid dividends thereon (collectively, the "Maximum Series F Liquidation Amount"), then holders of Series F Preferred Stock will instead receive the greater of (x) the Maximum Series F Liquidation Amount, or (y) the amount that such holders would receive if all shares of Series F Preferred Stock had been converted into common stock of the Company immediately prior to the liquidation, dissolution or winding up of the Company.

  b.
  If the aggregate of the Series E Liquidation Amount and the Participation Amount payable with respect to the Series E Preferred Stock exceeds the sum of (i) 3 times the original issue price for the Series E Preferred Stock ($2.4088), plus (ii) any declared but unpaid dividends thereon (collectively, the "Maximum Series E Liquidation Amount"), then holders of Series E Preferred Stock will instead receive the greater of (x) the Maximum Series E Liquidation Amount, or (y) the amount that such holders would receive if all shares of Series E Preferred Stock had been converted into common stock of the Company immediately prior to the liquidation, dissolution or winding up of the Company.

         Subject to limited exceptions, unless waived by holders of at least (i) a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted to common stock basis), and (ii) a majority of the outstanding Series F Preferred Stock, a merger, combination, consolidation, or sale of voting control of the Company or sale or transfer of substantially all of the assets of the Company, in each case in which the Company's stockholders do not own a majority of the voting shares of the surviving or acquiring corporation, will be deemed to be a liquidation event. If such deemed liquidation event is structured as a merger, combination, consolidation or sale of voting control, the proceeds of such transaction must be distributed to the stockholders in the order described above. If, alternatively, the deemed liquidation event is

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

structured as a sale of assets, and the Company does not dissolve within 90 days after such deemed liquidation event, the holders of Preferred Stock may elect (pursuant to a procedure and in an order of priority similar to that described under "Redemption" below) to have their shares redeemed by the Company in exchange applicable Liquidation Amount described above.

    Protective Provisions

         Subject to limited exceptions and certain additional restrictions, so long as at least three million shares of Preferred Stock remain outstanding, the Company may not do any of the following without the consent of holders of a majority of the Preferred Stock (voting together as a single class on an as-converted to common stock basis):

  a.
  increase the authorized number of shares of any series of Preferred Stock or common stock of the Company;

  b.
  issue or obligate itself to issue shares of any additional class or series of capital stock unless the same ranks junior to the existing Preferred Stock;

  c.
  effect any transaction or series of related transactions resulting in the consummation of a merger, combination, consolidation or other reorganization of the Company with or into any third party, the transfer of all or substantially all of the assets of the Company to a third party, or any other change of control or recapitalization;

  d.
  subject to limited exceptions, purchase or redeem any shares of capital stock of the Company;

  e.
  amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company;

  f.
  sell or otherwise dispose of any of the Company's or its subsidiaries' material assets, other than (A) in the ordinary course of business or (B) to wholly-owned subsidiaries of the Company or its subsidiaries;

  g.
  liquidate, dissolve or wind-up the business and affairs of the Company;

  h.
  pay or declare any dividend other than as set forth in the Certificate of Incorporation of the Company;

  i.
  increase the number of shares of common stock or stock options of the Company authorized to be issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries;

  j.
  change the size of the the Company's board of directors;

  k.
  alter the rights or preferences of the Preferred Stock;

  l.
  issue any shares of Preferred Stock;

  m.
  subject to limited exceptions, issue any shares of common stock of the Company other than issuances approved by the Company's board of directors (including the approval of the director appointed by the holders of Series D Preferred Stock and the director appointed by the holders of Series F Preferred Stock).

         Additionally, for so long as at least twenty-five percent (25%) of the number of shares of any series of Preferred Stock remain issued and outstanding, the Company may not (i) take any action that materially and adversely alters the rights of such series of the Preferred Stock unless substantially similar action is taken with respect to all of the other series of the Preferred Stock or

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

(ii) create any additional class or series of capital stock which ranks senior or pari passu to such series of the Preferred Stock, in each such case without the consent of the holders of a majority (which majority must, in certain cases, include the consent of certain named institutional investors) of the outstanding shares of the respective, affected series of the Preferred Stock, voting as a separate class.

    Redemption

         On and after September 1, 2019, the holders of shares Preferred Stock may require that such shares be redeemed by the Company out of lawfully available funds, as follows:

  1)
  First, the holders of at least a majority of the Series F Preferred Stock (voting as a separate class) may require that all shares of Series F Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series F Preferred Stock ($4.4355), plus (ii) any declared or accrued but unpaid dividends thereon.

  2)
  Second, and provided that all shares of Series F Preferred Stock have been redeemed by the Company, the Company's Series E, D and C-1 Preferred Stock (acting pari passu but as separate classes), may be redeemed as follows:

  a)
  The holders of at least a majority of the Series E Preferred Stock (voting as a separate class) may require that all shares of Series E Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series E Preferred Stock ($2.4088), plus (ii) any declared or accrued but unpaid dividends thereon.

  b)
  The holders of at least a majority of the Series D Preferred Stock (voting as a separate class) may require that all shares of Series D Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series D Preferred Stock ($1.5074), plus (ii) any declared or accrued but unpaid dividends thereon.

  c)
  The holders of at least a majority of the Series C-1 Preferred Stock (voting as a separate class) may require that all shares of Series C-1 Preferred Stock be redeemed at a price equal to the sum of (i) the original issue price for the Series C-1 Preferred Stock ($0.835), plus (ii) any declared or accrued but unpaid dividends thereon.

  3)
  Third, and provided that all shares of Series F, D, E and C-1 Preferred Stock have been redeemed, the holders of a majority of the Series B Preferred Stock may require that all shares of Series B Preferred Stock be redeemed at a price equal to (i) 1.23 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series B Preferred Stock ($17.775), plus (ii) any declared but unpaid dividends thereon.

  4)
  Fourth, and provided that all shares of Series F, D, E, C-1 and B Preferred Stock (as well as certain shares of Common Stock held by the holders of Series B Preferred Stock) have been redeemed, the holders of a majority of the Series A and A-1 Preferred Stock (voting together as a single class) may require that all shares of Series A and A-1 Preferred Stock be redeemed at a price equal to the sum of (i) 1.25 times the original issue price (adjusted for a prior reverse stock split and anti-dilution protection) for the Series A Preferred Stock ($10.00) or Series A-1 Preferred Stock ($13.625), as applicable, plus (ii) any declared but unpaid dividends on the Series A Preferred Stock or Series A-1 Preferred Stock, as applicable.

         All shares of the Preferred Stock have been presented outside of permanent stockholders' deficit, because there are redemption events outside of the Company's control.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

Note 13. Common Stock and Stockholders' Deficit

    Capitalization

         Subject to limited exceptions, the Company may issue common stock subject to approval by (i) the board of directors of the Company (including the approval of the director appointed by the holders of Series D Preferred Stock and the director appointed by the holders of Series F Preferred Stock), or (ii) holders of a majority of the Preferred Stock (voting together as a single class on an as-converted to common stock basis). The aggregate number of shares of common stock that the Company will have authority to issue is 73,559,000 shares of common stock, having a par value of $0.001 per share.

    Redeemable Common Stock

         The holders of at least a majority of the Preferred Stock have agreed that, following the redemption of all the Preferred Stock, the total 134,977 shares of Series A Common Stock will be subject to a redemption price equal to the greater of (i) the sum of (A) 2.25 times the Series A Investors Common Stock price, plus (B) any dividends declared but unpaid thereon and (ii) the Series A Investors Common Stock appraised value.

         The holders of at least a majority of the Preferred Stock have agreed that, following the redemption of all the Preferred Stock, the total 124,001 shares of Series B Common Stock will be subject to a redemption price equal to the greater of (1) the sum of (A) 2.25 times the Series B Investors Common Stock price, plus (B) any dividends declared but unpaid thereon and (ii) the Series B Investors Common Stock appraised value. The Company has recorded the Series B Common Stock $2.1 million redemption value and the Series A Common Stock $.8 million value together in mezzanine equity in the accompanying consolidated balance sheets.

    Warrants

         On May 2, 2014, the Company issued 300,000 common stock warrants to purchase an aggregate of 300,000 shares of its common stock at an exercise price of $1.29 per share to two entities affiliated with SVB. The common stock warrants were immediately exercisable upon issuance and have a 10-year term. The fair value of the common stock warrants on the date of issue was approximately $0.2 million which was recorded as an increase to additional paid in capital and as a debt discount.

    Stock Plan and Stock Options

         The Company's Second Amended and Restated Stock Incentive Plan (the "Plan") provides for the issuance of incentive and nonstatutory options to its employees and non-employees. Options issued under the Plan are exercisable for periods not to exceed ten years, vest over four years and are issued at the fair value of the shares of common stock on the date of grant as determined by the Company's board of directors, which obtains periodic third-party valuations to assist their determination process.

         The Plan provides for the early exercise of stock options for certain individuals as determined by their respective option agreements.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

         Activity under the Plan is as follows (in thousands, except share and per share amounts and years):

	Shares Available for Grant	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at December 31, 2014	1,696,071	6,572,205	$1.63	8.38	$6,758
Increase in Plan authorized shares
Stock option grants	(1,438,952)	1,438,952	$3.81
Stock options exercised		(50,669)	$0.56
Stock options cancelled	178,090	(179,619)	$2.33
Stock options expired	76,797	(76,797)	$3.79

Balance at March 31, 2015	513,535	7,704,072	$1.97	8.89	$17,156

Vested or expected to vest March 31, 2015		6,967,961	$1.92	8.83	$15,898

Exercisable as of March 31, 2015		1,439,374	$0.65	7.20	$5,105

         The total grant-date fair value of stock options granted during the three months ended March 31, 2014 and 2015 was $0 million and $2.9 million, respectively.

    Stock-Based Compensation

         All stock-based awards to employees are measured based on the grant-date fair value of the awards and are generally recognized in the Company's consolidated statement of operations over the period during which the employee is required to perform services in exchange for the award (generally requiring a four-year vesting period for each award). The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model. Compensation cost is generally recognized over the vesting period of the applicable award using the straight-line method.

         Given the absence of a public trading market, the Company's board of directors considered numerous objective and subjective factors to determine the fair value of its common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for the Preferred Stock sold to outside investors; (iii) the rights, preferences and privileges of the Preferred Stock relative to the common stock; (iv) the lack of marketability of the common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of the Company, given prevailing market conditions.

         The assumptions used in the Black-Scholes option-pricing model were determined as follows:

         Volatility.    Since the Company does not have a trading history for its common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within its industry that it considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

         Risk-Free Interest Rate.    The risk-free interest rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

         Expected Term.    The expected term represents the period that the stock-based awards are expected to be outstanding. When establishing the expected term assumption, the Company used the "simplified" method because the Company does not have adequate historical data.

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

         Dividend Yield.    The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, it used an expected dividend yield of zero.

         Forfeiture rate.    The Company uses historical data to estimate pre- vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions and fair value per share:

	Three Months Ended March 31,	Three Months Ended March 31,
	2014	2015
Volatility	—	50.4% – 51.0%
Expected life (in years)	—	7.0
Risk-free interest rate	—	1.58% – 1.92%
Dividend yield	—	—
Weighted-average fair value of underlying common stock	—	$2.02

         Total compensation costs charged as an expense for stock-based awards, including stock options, recognized in the components of operating expenses are as follows (in thousands):

	Three Months Ended March 31,	Three Months Ended March 31,
	2014	2015
Administrative and marketing	$6	$17
Sales	27	71
Technology and development	13	40
General and administrative	116	683

Total stock-based compensation expense	$162	$811

         As of March 31, 2015, the Company had $6.4 million in unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of approximately 3.6 years.

Note 14. Income Taxes

         As a result of the Company's history of net operating losses, the Company has provided for a full valuation allowance against its deferred tax assets for assets more-likely-than-not not to be realized. A deferred tax provision was recognized for each of the three months ended March 31, 2014 and 2015, attributable to the timing differences with respect to the treatment of the amortization of goodwill. Additionally, a deferred tax benefit was recognized for the three months ended March 31, 2015, resulting from business combinations and the related temporary differences.

         All of the Company's operations, and resulting deferred tax assets, were generated in the United States.

Note 15. Net Loss per Share

         Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company,

TELADOC, INC.

Notes to Unaudited Consolidated Financial Statements

including the Preferred Stock and outstanding stock options and warrants, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive.

         The following table presents the calculation of basic and diluted net loss per share for the Company's common stock (in thousands, except per share data):

	Three Months Ended March 31,
	2014	2015
Net loss	$(2,314)	$(12,703)
Preferred stock dividends	(1,031)	—

Net loss available to common stockholders	$(3,345)	$(12,703)

Weighted-average shares used to compute basic and diluted net loss per share	3,255	4,943
Basic and diluted net loss per share	$(1.03)	$(2.57)

         The following securities were excluded from the calculation of diluted net loss per share for common stock because their effect would have been anti-dilutive for the periods presented (in thousands):

	Three Months Ended March 31,
	2014	2015
Stock options	51	—

Preferred stock	37,591	50,453

    Unaudited Pro Forma Net Loss per Share

         Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the Preferred Stock into common stock of the Company using the if-converted method as though the conversion and reclassification had occurred as of the beginning of the first period presented or the original date of issuance, if later.

         The following table presents the calculation of basic and diluted pro forma net loss per share (in thousands, except net loss per share data):

Three Months Ended March 31,
2015
Net loss	$(12,703)
Preferred stock dividends	—

Net loss available to common stockholders	$(12,703

Pro Forma net loss per share—weighted average shares	63,120
Pro Forma basic and diluted net loss per share	$(0.20)

Basic net loss per share—weighted average shares	4,943
Preferred conversion	58,177

Pro Forma net loss per share—weighted average shares	63,120

Note 16. Subsequent Events

         For the unaudited consolidated financial statements for the three months ended March 31, 2015, the Company evaluated subsequent events through May 15, 2015, which is the date the unaudited consolidated financial statements were available to be issued.

                          Shares

Common Stock

Prospectus

J.P. Morgan	Deutsche Bank Securities
William Blair
Wells Fargo Securities		SunTrust Robinson Humphrey

         Through and including                           , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

         The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee		$11,620
FINRA Filing Fee		15,500
Printing and Engraving Expense
Legal Fees
Accounting Fees
Blue Sky Fees
NYSE Listing Fees
Transfer Agent Fee
Miscellaneous

Total	$

Item 14.    Indemnification of Directors and Officers

         Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

         Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who was or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

         Our amended and restated certificate of incorporation to be filed as an exhibit to this registration statement will provide that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breach of their fiduciary duties. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

         Our amended and restated certificate of incorporation and our amended and restated bylaws will provide for indemnification of the officers and directors to the full extent permitted by applicable law.

         In addition, we will enter into agreements to indemnify our directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify such persons against expenses, including attorneys' fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, that may arise by reason of their status or service as our director or executive officer and to advance expenses incurred by them in connection with any such proceedings. The proposed form of such indemnification agreement is to be filed as Exhibit 10.7 to this Registration Statement.

         The proposed form of Underwriting Agreement, to be filed by amendment as Exhibit 1.1 to this Registration Statement, will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities

         The information presented in this Item 15 does not give effect to the             -for-             stock split, which was effectuated with the filing of the certificate of amendment to our certificate of incorporation on                          , 2015. Since January 1, 2012, we have granted to our directors, officers and employees options to purchase an aggregate of 8,657,518 shares of our common stock with per share exercise prices equal to $0.47, $0.73, $1.29, $2.63 or $3.81 under our Second Amended and Restated Stock Incentive Plan, which we refer to as the existing equity incentive plan.

         Since January 1, 2012, 20 of our directors, officers and current and former employees have exercised options and purchased an aggregate of 3,522,094 shares of our common stock, net of exercise price and tax withholding, at per share prices equal to $0.35, $0.47 or $0.73 under the existing equity incentive plan.

         On September 9, 2014, we issued 11,329,068 shares of Series F Preferred Stock for aggregate consideration of $50.3 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

         On August 28, 2013, we issued 6,227,169 shares of Series E Preferred Stock for aggregate consideration of $15.0 million to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

         On May 2, 2014, we issued warrants to purchase 300,000 shares of our common stock at an exercise price of $1.29 per share to accredited investors pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

         Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased stock as described above represented their intention to acquire the stock for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16.    Exhibits and Financial Statement Schedules

(A)
Exhibits

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger, dated as of August 29, 2013, among Consult A Doctor, Inc., Douglas L. O'Keefe, as Stockholder Representative, Wolf Shlagman, John J. Karabees, Morgenthau Accelerator Fund, LP, Arturo Castillo, Promociones Bursatiles, S.A., New World Angels VI (Consult a Doctor), LLC and Teladoc, Inc.
2.2		Agreement and Plan of Merger, dated as of May 1, 2014, among AmeriDoc, LLC, David E. Lindsey, Michael R. Thompson, David E. Lindsey, as Member Representative, and Teladoc, Inc.
2.3		Agreement and Plan of Merger, dated as of May 22, 2015, among Teladoc, Inc., Stat Health, LLC, Stat Health Services Inc. and John Barravecchia, as Equityholder Representative
3.1	*	Form of Amended and Restated Certificate of Incorporation of Teladoc, Inc.
3.2	*	Form of Amended and Restated Bylaws of Teladoc, Inc.
4.1	**	Fifth Amended and Restated Investors' Rights Agreement, dated as of September 10, 2014
4.2	**	First Amendment to the Fifth Amended and Restated Investors' Rights Agreement, dated as of February 9, 2015
4.3	**	Amended and Restated Subordinated Promissory Note, dated as of May 2, 2014, by and between Teladoc, Inc. and David E. Lindsey, as Member Representative
4.4	**	Subordinated Promissory Note, dated as of January 23, 2015, by and between Teladoc, Inc. and Alon Matas, as Seller Representative
5.1	*	Form of Opinion of Latham & Watkins LLP
10.1	**	Amended and Restated Loan and Security Agreement, dated as of May 2, 2014, by and between Silicon Valley Bank and Teladoc, Inc.
10.2	**	Intellectual Property Security Agreement, dated as of May 2, 2014, by and between Silicon Valley Bank and Teladoc, Inc.
10.3	**	Subordinated Loan and Security Agreement, dated as of May 2, 2014, by and between Silicon Valley Bank and Teladoc, Inc.
10.4	**	First Loan Modification Agreement in respect of the Amended and Restated Loan and Security Agreement, dated as of March 11, 2015, by and between Silicon Valley Bank and Teladoc, Inc.
10.5	**	First Loan Modification Agreement in respect of the Subordinated Loan and Security Agreement, dated as of March 11, 2015, by and between Silicon Valley Bank and Teladoc, Inc.
10.6		[Reserved]

Exhibit No.		Description of Exhibit
10.7	*	Form of Indemnification Agreement
10.8		Teladoc, Inc. Second Amended and Restated Stock Incentive Plan
10.9		Form of Stock Option Agreement under the Teladoc, Inc. Second Amended and Restated Stock Incentive Plan
10.10	*	Teladoc, Inc. 2015 Incentive Award Plan
10.11	*	Form of Stock Option Agreement under the Teladoc, Inc. 2015 Incentive Award Plan
10.12	*	Form of Restricted Stock Agreement under the Teladoc, Inc. 2015 Incentive Award Plan
10.13	*	Form of Restricted Stock Unit Agreement under the Teladoc, Inc. 2015 Incentive Award Plan
10.14	*	Teladoc, Inc. Employee Stock Purchase Plan
10.15	**	Amended and Restated Services Agreement, dated as of February 15, 2015, between Teladoc, Inc. and Teladoc Physicians, P.A.
10.16	**	Office Building Lease, dated as of February 26, 2015, between Blackhorse Lakepointe, LP and Teladoc, Inc.
10.17		Agreement to Serve as Director, dated as of February 27, 2014, between David B. Snow, Jr. and Teladoc, Inc.
10.18		Agreement to Serve as Director, dated as of September 10, 2014, between Senator William H. Frist, M.D. and Teladoc, Inc.
10.19	*	Executive Employment Agreement between Teladoc Inc. and Jason Gorevic
10.20	*	Executive Employment Agreement between Teladoc Inc. and Mark Hirschhorn
10.21	*	Executive Employment Agreement between Teladoc Inc. and Michael King
21.1	**	List of Subsidiaries
23.1	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP as to Teladoc, Inc.
23.3		Consent of Ernst & Young LLP as to Consult A Doctor, Inc. and AmeriDoc, LLC
23.4		Consent of Ernst & Young LLP as to Stat Health Services Inc.
24.1	**	Powers of Attorney (included in the signature pages to this registration statement)

*
To be filed by amendment.

**
Previously filed.

(B)
Financial Statement Schedules

Item 17.    Undertakings

         The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         We hereby undertake that:

  (i)
  for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (ii)
  for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Purchase, state of New York, on June 10, 2015.

TELADOC, INC.
By:	/s/ JASON GOREVIC
Jason Gorevic President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JASON GOREVIC Jason Gorevic	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2015
/s/ MARK HIRSCHHORN Mark Hirschhorn	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 10, 2015
* Martin R. Felsenthal	Director	June 10, 2015
* William H. Frist, M.D.	Director	June 10, 2015
* Michael Goldstein	Director	June 10, 2015
* Thomas Mawhinney	Director	June 10, 2015
* Thomas G. McKinley	Director	June 10, 2015
* Dana G. Mead, Jr.	Director	June 10, 2015
* Arneek Multani	Director	June 10, 2015

Signature		Title	Date

* James Outland		Director	June 10, 2015
* David B. Snow, Jr.		Director	June 10, 2015
*By:	/s/ MARK HIRSCHHORN Mark Hirschhorn Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger, dated as of August 29, 2013, among Consult A Doctor, Inc., Douglas L. O'Keefe, as Stockholder Representative, Wolf Shlagman, John J. Karabees, Morgenthau Accelerator Fund, LP, Arturo Castillo, Promociones Bursatiles, S.A., New World Angels VI (Consult a Doctor), LLC and Teladoc, Inc.
2.2		Agreement and Plan of Merger, dated as of May 1, 2014, among AmeriDoc, LLC, David E. Lindsey, Michael R. Thompson, David E. Lindsey, as Member Representative, and Teladoc, Inc.
2.3		Agreement and Plan of Merger, dated as of May 22, 2015, among Teladoc, Inc., Stat Health, LLC, Stat Health Services Inc. and John Barravecchia, as Equityholder Representative
3.1	*	Form of Amended and Restated Certificate of Incorporation of Teladoc, Inc.
3.2	*	Form of Amended and Restated Bylaws of Teladoc, Inc.
4.1	**	Fifth Amended and Restated Investors' Rights Agreement, dated as of September 10, 2014
4.2	**	First Amendment to the Fifth Amended and Restated Investors' rights agreement, dated as of February 9, 2015
4.3	**	Amended and Restated Subordinated Promissory Note, dated as of May 2, 2014, by and between Teladoc, Inc. and David E. Lindsey, as Member Representative
4.4	**	Subordinated Promissory Note, dated as of January 23, 2015, by and between Teladoc, Inc. and Alon Matas, as Seller Representative
5.1	*	Form of Opinion of Latham & Watkins LLP
10.1	**	Amended and Restated Loan and Security Agreement, dated as of May 2, 2014, by and between Silicon Valley Bank and Teladoc, Inc.
10.2	**	Intellectual Property Security Agreement, dated as of May 2, 2014, by and between Silicon Valley Bank and Teladoc, Inc.
10.3	**	Subordinated Loan and Security Agreement, dated as of May 2, 2014, by and between Silicon Valley Bank and Teladoc, Inc.
10.4	**	First Loan Modification Agreement in respect of the Amended and Restated Loan and Security Agreement, dated as of March 11, 2015, by and between Silicon Valley Bank and Teladoc, Inc.
10.5	**	First Loan Modification Agreement in respect of the Subordinated Loan and Security Agreement, dated as of March 11, 2015, by and between Silicon Valley Bank and Teladoc, Inc.
10.6		[Reserved]
10.7	*	Form of Indemnification Agreement
10.8		Teladoc, Inc. Second Amended and Restated Stock Incentive Plan
10.9		Form of Stock Option Agreement under the Teladoc, Inc. Second Amended and Restated Stock Incentive Plan

Exhibit No.		Description of Exhibit
10.10	*	Teladoc, Inc. 2015 Incentive Award Plan
10.11	*	Form of Stock Option Agreement under the Teladoc, Inc. 2015 Incentive Award Plan
10.12	*	Form of Restricted Stock Agreement under the Teladoc, Inc. 2015 Incentive Award Plan
10.13	*	Form of Restricted Stock Unit Agreement under the Teladoc, Inc. 2015 Incentive Award Plan
10.14	*	Teladoc, Inc. Employee Stock Purchase Plan
10.15	**	Amended and Restated Services Agreement, dated as of February 15, 2015, between Teladoc, Inc. and Teladoc Physicians, P.A.
10.16	**	Office Building Lease, dated as of February 26, 2015, between Blackhorse Lakepointe, LP and Teladoc, Inc.
10.17		Agreement to Serve as Director, dated as of February 27, 2014, between David B. Snow, Jr. and Teladoc, Inc.
10.18		Agreement to Serve as Director, dated as of September 10, 2014, between Senator William H. Frist, M.D. and Teladoc, Inc.
10.19	*	Executive Employment Agreement between Teladoc Inc. and Jason Gorevic
10.20	*	Executive Employment Agreement between Teladoc Inc. and Mark Hirschhorn
10.21	*	Executive Employment Agreement between Teladoc Inc. and Michael King
21.1	**	List of Subsidiaries
23.1	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP as to Teladoc, Inc.
23.3		Consent of Ernst & Young LLP as to Consult A Doctor, Inc. and AmeriDoc, LLC
23.4		Consent of Ernst & Young LLP as to Stat Health Services Inc.
24.1	**	Powers of Attorney (included in the signature pages to this registration statement)

*
To be filed by amendment.

**
Previously filed.